   As filed with the Securities and Exchange Commission on June 20, 1996.
                                                          Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                           VALLICORP HOLDINGS, INC.

            (Exact name of registrant as specified in its charter)

            DELAWARE                           6022                   77-0229483
 (State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)     Classification Code Number)   Identification No.)

                           8405 NORTH FRESNO STREET
                           FRESNO, CALIFORNIA  93720
                                (209) 437-5700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                J. MIKE MCGOWAN
                 CHAIRMAN OF THE BOARD/CHIEF EXECUTIVE OFFICER
                           VALLICORP HOLDINGS, INC.
                           8405 NORTH FRESNO STREET
                           FRESNO, CALIFORNIA 93720
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  COPIES TO:
        E.L. HERBERT, ESQ.                          GARY STEVEN FINDLEY, ESQ.
EXECUTIVE VICE PRESIDENT/GENERAL COUNSEL        GARY STEVEN FINDLEY & ASSOCIATES
      VALLICORP HOLDINGS, INC.                     1470 NORTH HUNDLEY STREET
     8405 NORTH FRESNO STREET                     ANAHEIM, CALIFORNIA  92806
     FRESNO, CALIFORNIA 93720                            (714) 630-7136
          (209) 437-5705

     Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF                   AMOUNT TO BE         OFFERING PRICES          AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED(1)              REGISTERED(2)           PER SHARE           OFFERING PRICE        REGISTRATION FEE(3)
Common Stock, par value one cent
($.01) per share......                         926,768           Not applicable         Not applicable            $2,670.39
====================================================================================================================================

(1) This Registration Statement relates to shares of Common Stock, par value one cent ($.01), of the Registrant issuable to holders of common stock, no par value ("Auburn Common Stock"), of Auburn Bancorp, a California corporation ("Auburn"), in the proposed merger (the "Merger") of Auburn into Registrant.

(2) Based upon the maximum number of shares of Registrant's Common Stock required to be issued under the agreement providing for the Merger. This Registration Statement also includes any additional shares of Registrant's Common Stock which may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the book value of Auburn Common Stock at March 31, 1996 ($7,744,141).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                           VALLICORP HOLDINGS, INC.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                            Location or Caption in
                                            Proxy Statement-Prospectus
Item of Form S-4                            --------------------------
- ----------------
A.   INFORMATION ABOUT THE TRANSACTION

     1.   Forepart of Registration          Facing Page of Registration
          Statement and Outside Front       Statement; This Cross Reference
          Cover Page of Prospectus          Sheet; Cover Page of Proxy
                                            Statement-Prospectus

     2.   Inside Front and Outside Back     Inside Front Cover Pages of the
          Cover Pages of Prospectus         Prospectus; TABLE OF CONTENTS

     3.   Risk Factors, Ratio of            SUMMARY; RISK FACTORS; THE
          Earnings to Fixed Charges and     MERGER-Regulatory Approval
          Other Information

     4.   Terms of the Transaction          SUMMARY-The Merger; THE MERGER-Terms
                                            of the Merger; -Background of and
                                            Reasons for the Merger;
                                            Recommendation of the Board of
                                            Directors; -Accounting Treatment;
                                            -Certain Federal Income and
                                            California State Tax Consequences;
                                            -Fairness Opinion of the Findley
                                            Group; COMPARISON OF RIGHTS OF
                                            HOLDERS OF VALLICORP COMMON STOCK
                                            AND HOLDERS OF AUBURN COMMON STOCK;
                                            INTRODUCTION on Outside Cover Page
                                            of Proxy Statement-Prospectus

     5.   Pro Forma Financial               SUMMARY; PRO FORMA FINANCIAL
          Information                       INFORMATION

     6.   Material Contracts with the       THE MERGER-Material Contracts
          Company Being Acquired            Between ValliCorp and Auburn

     7.   Additional Information            Not Applicable
          Required for Reoffering by
          Persons and Parties Deemed to
          be Underwriters

     8.   Interests of Named Experts and    THE MERGER-Fairness Opinion of the
          Counsel                           Findley Group; LEGAL MATTERS

                                     (i)


     9.   Disclosure of Commission          Not Applicable
          Position on Indemnification for
          Securities Act Liabilities


B.   INFORMATION ABOUT THE REGISTRANT

     10.  Information with Respect to       INFORMATION INCORPORATED BY
          S-3 Registrants                   REFERENCE; SUPPLEMENTAL CONSOLIDATED
                                            FINANCIAL STATEMENTS OF VALLICORP

     11.  Incorporation of Certain          INFORMATION INCORPORATED BY
          Information by Reference          REFERENCE

     12.  Information with Respect to       Not Applicable
          S-2 or S-3 Registrants

     13.  Incorporation of Certain          Not Applicable
          Information by Reference

     14.  Information with Respect to       Not Applicable
          Registrants other than S-2 or
          S-3 Registrants


C.   INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED

     15.  Information with Respect to       Not Applicable
          S-3 Companies

     16.  Information with Respect to       Front cover page of Proxy
          S-2 or S-3 Companies              Statement-Prospectus (INTRODUCTION);
                                            LOCATION OF AUBURN FINANCIAL
                                            INFORMATION IN THE ACCOMPANYING
                                            ANNUAL REPORT ON FORM 10-K FOR THE
                                            FISCAL YEAR ENDED DECEMBER 31, 1995;
                                            LOCATION OF AUBURN FINANCIAL
                                            INFORMATION IN THE ACCOMPANYING
                                            QUARTERLY REPORT FOR THE QUARTER
                                            ENDED MARCH 31, 1996; INFORMATION
                                            INCORPORATED BY REFERENCE

                                     (ii)

     17.  Information with Respect to       Not Applicable
          Companies Other than S-2 or S-3
          Companies


D.   VOTING AND MANAGEMENT INFORMATION

     18.  Information if Proxies,           THE ANNUAL MEETING; Cover Pages to
          Consents or Authorizations are    Proxy Statement-Prospectus
          to be Solicited                   (INTRODUCTION); SHAREHOLDER
                                            PROPOSALS; THE MERGER-Management and
                                            Operations of ValliCorp After the
                                            Merger; -Indemnification; ELECTION
                                            OF DIRECTORS

     19.  Information if Proxies,           Not Applicable
          Consents or Authorizations are
          not to be Solicited or in an
          Exchange Offer

                                     (iii)

                              [Auburn Letterhead]


                                                                 _________, 1996

Dear Shareholder:

     You are cordially invited to attend an Annual Meeting of the Shareholders of Auburn Bancorp ("Auburn") to be held at 500 Wall Street, Auburn, California, at 7:30 p.m., local time, on ____________, 1996 (the "Annual Meeting").

     At the Annual Meeting, Auburn shareholders will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Reorganization dated as of March 27, 1996 (the "Merger Agreement"), between ValliCorp Holdings, Inc. ("ValliCorp") and Auburn, and the transactions contemplated thereby, including the merger of Auburn with and into ValliCorp (the "Merger"), as more fully described in the accompanying Proxy Statement-- Prospectus (the "Proxy Statement"). A copy of the Merger Agreement is attached to the Proxy Statement as Appendix A. Shortly after the Merger, it is anticipated that The Bank of Commerce, N.A., the wholly-owned subsidiary of Auburn, will be merged with and into ValliWide Bank, a wholly-owned subsidiary of ValliCorp.

     As a result of the Merger, each share of Auburn common stock, no par value ("Auburn Common Stock"), outstanding at the effective time of the Merger (other than shares with respect to which dissenters' rights are perfected) will be converted into 0.8209 shares of ValliCorp common stock, $.01 par value per share ("ValliCorp Common Stock"), subject to certain potential downward adjustments described in the Merger Agreement and the accompanying Proxy Statement. No fractional shares of ValliCorp Common Stock will be issued to holders of shares of Auburn Common Stock, and, in lieu thereof, cash will be paid to Auburn shareholders in accordance with the Merger Agreement.

     Auburn's Board of Directors has determined that the Merger is in the best interests of Auburn and its shareholders. The Board of Directors has received the favorable opinion of The Findley Group, as to the fairness from a financial point of view to Auburn shareholders of the consideration to be paid in the Merger. ACCORDINGLY, THE BOARD UNANIMOUSLY APPROVED THE MERGER AND RELATED TRANSACTIONS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AT THE ANNUAL MEETING.

     The shareholders will also be asked to elect nine (9) directors - John G. Briner, Paul Brocker, D. Dwight Odom, M.D., Thomas E. Propp, Donald L. Robinson, Harry E. Sands, Virgil R. Traynor, D.V.M., Gary N. Weeks, and H. Ray Yamasaki - and to ratify the appointment of Perry-Smith & Co. as Auburn's independent accountants for the fiscal year ending December 31, 1996.

                                     (iv)

     The accompanying Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting and set forth the voting rights of the Auburn shareholders with respect to these matters. Shareholders are urged to review carefully the attached Proxy Statement, including the appendices thereto. Such documents include a detailed description of the Merger, its terms and conditions and the transactions contemplated thereby.

     Your continuing interest in the business of Auburn is appreciated, and we hope you will attend the Annual Meeting in person. It is important that your shares be represented at the Annual Meeting. Accordingly, whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience.

                                        Sincerely,


                                        D. Dwight Odom, M.D.
                                        Chairman of the Board of Directors

                                      (v)

                              [Auburn Letterhead]



                             AUBURN BANCORP, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON ____________, 1996


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Auburn Bancorp, Inc. ("Auburn") will be held at 500 Wall Street, Auburn, California, on ____________, 1996 at 7:30 p.m., local time (the "Annual Meeting"), for the following purposes, as more fully described in the accompanying Proxy Statement.

     1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Reorganization dated as of March 27, 1996 (the "Merger Agreement"), between ValliCorp Holdings, Inc. ("ValliCorp") and Auburn, and the transactions contemplated thereby, including the merger of Auburn with and into ValliCorp (the "Merger"). The Merger Agreement is set forth as Appendix A to the accompanying Proxy Statement.

     2.   To elect nine (9) directors.  The Board of Directors nominees are John
G. Briner, Paul Brocker, D. Dwight Odom, M.D., Thomas E. Propp, Donald L. Robinson, Harry E. Sands, Virgil R. Traynor, D.V.M., Gary N. Weeks, and H. Ray Yamasaki. The Bylaws of Auburn (which is referred to as the "Company" therein) provide for the nomination of directors in the following manner:

     "Section 13.  Nomination Procedures.  Nominations for election of
      ----------   ---------------------
     Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of any meeting called for the election of directors) are required to be made in writing and to be delivered or mailed to the president of the Company by the later of: (i) the close of business 21 days prior to any meeting of stockholders called for the election of directors, or
     (ii) 10 days after the date of mailing of notice of the meeting to stockholders. Such notification must contain the following information to the extent known to the notifying stockholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying stockholder; (e) the number of shares of capital stock of the Company owned by the notifying stockholder; (f) the number of shares of capital stock of any bank, bank

                                   (vi)
     holding company, savings and loan association or other depository institution owned beneficially by the nominees or by the notifying stockholder and the identities and locations of any such institutions; and, (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating stockholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors, if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee."

     3. To ratify the appointment of Perry-Smith & Co. as Auburn's independent public accountants for the fiscal year ending December 31, 1996.

     No additional business will be transacted at the Annual Meeting other than matters incidental to the conduct of the Annual Meeting.

           THE BOARD OF DIRECTORS OF AUBURN UNANIMOUSLY RECOMMENDS
            THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER
                          ---
             AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER; FOR THE ELECTION OF DIRECTORS
                                   ---
                 NOMINATED BY THE BOARD OF DIRECTORS; AND FOR
                                                          ---
           RATIFICATION OF THE APPOINTMENT OF PERRY-SMITH & CO. AS
                   AUBURN'S INDEPENDENT PUBLIC ACCOUNTANTS.

     The Auburn Board of Directors has fixed the close of business on ________, 1996, as the record date for the Annual Meeting. Only Auburn shareholders of record at the close of business on such date are entitled to notice of and to vote at the Annual Meeting.

     If the Merger is consummated, holders of Auburn Common Stock who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from ValliCorp a cash payment of the fair value of their shares determined in accordance with Chapter 13. See "THE ANNUAL MEETING-Dissenters' Rights of Appraisal" in the attached Proxy Statement for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to perfect such rights under Chapter 13, a copy of which is

                                     (vii)
included as Appendix C hereto and incorporated herein by this reference.

     Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she may not plan to attend the Annual Meeting in person, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present in person at the Annual Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Annual Meeting. Unless otherwise instructed, each valid Proxy returned that is not revoked will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, FOR the election of the directors as specified on the Proxy card, FOR ratification of Perry-Smith & Co. as Auburn's independent public accountants, and at the proxyholder's discretion, upon management's directions, on such other matters, if any, that may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

                              By Order of the Board of Directors,


                              ________________________________________
                              Harry E. Sands
                              Secretary

__________, 1996
Auburn, California

                  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND
           RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                    (viii)

                  SUBJECT TO COMPLETION, DATED JUNE 20, 1996


                    PROXY STATEMENT OF AUBURN BANCORP, INC.

                                540 WALL STREET
                           AUBURN, CALIFORNIA 95603

                                      AND

                    PROSPECTUS OF VALLICORP HOLDINGS, INC.

                           8405 NORTH FRESNO STREET
                           FRESNO, CALIFORNIA 93720

                        926,768 SHARES OF COMMON STOCK


                                 INTRODUCTION
                                 ------------

     This Proxy Statement-Prospectus ("Proxy Statement") is being furnished to the shareholders of Auburn Bancorp, Inc. ("Auburn") in connection with the solicitation of Proxies by the Board of Directors of Auburn for use at the Annual Meeting of Auburn shareholders to be held at 500 Wall Street, Auburn, California, at 7:30 p.m., local time, on ____________, 1996 (the "Annual Meeting"), and any postponements or adjournments of such Annual Meeting. The Annual Meeting has been called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of March 27, 1996 between ValliCorp Holdings, Inc. ("ValliCorp") and Auburn (the "Merger Agreement"), which provides for the merger of Auburn with and into ValliCorp, with ValliCorp as the surviving corporation (the "Merger"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. Shortly after the Merger, it is anticipated that The Bank of Commerce, N.A., the wholly-owned subsidiary of Auburn ("TBOC"), will be merged with and into ValliWide Bank, a wholly-owned subsidiary of ValliCorp ("ValliWide").

     Pursuant to the Merger Agreement at the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, no par value, of Auburn ("Auburn Common Stock"), exclusive of shares held by holders of Auburn Common Stock who perfect dissenters' rights, will be converted into 0.8209 shares of Common Stock, par value one cent ($.01) per share, of ValliCorp ("ValliCorp Common Stock"), subject to downward adjustment if the number of shares of ValliCorp Common Stock to be issued in the Merger (or which will be issuable upon exercise of certain stock options) otherwise would exceed 926,768 shares (the "Conversion Ratio").

     Application of the Conversion Ratio for shares of Auburn Common Stock will not result in the issuance of any fractional shares of ValliCorp Common Stock to Auburn shareholders in the Merger. Cash will be paid for fractional shares of ValliCorp Common Stock which shareholders of Auburn otherwise would be entitled to receive. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER," and especially "Terms of the Merger" therein.

     If the Merger is consummated, holders of Auburn Common Stock who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from ValliCorp a cash payment of the fair value of their shares determined in accordance with Chapter 13. See "THE ANNUAL MEETING-Dissenters' Rights of Appraisal" for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to perfect such rights under Chapter 13, a copy of which is included as Appendix C hereto and incorporated herein by this reference.

     The Annual Meeting has also been called to elect nine (9) members to the Board of Directors of Auburn and to ratify appointment by the Board of Directors of Perry-Smith & Co. as Auburn's independent public accountants for the fiscal year ending December 31, 1996. See "ELECTION OF DIRECTORS" and "RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS."

     This Proxy Statement, the attached letter to the shareholders of Auburn, the attached Notice of the Annual Meeting, the enclosed form of Proxy, the accompanying Annual Report of Auburn on Form 10-K for its fiscal year ended December 31, 1995, and the accompanying Quarterly Report of Auburn on Form 10-Q for the quarter ended March 31, 1996 are being mailed to Auburn shareholders on or about ________________, 1996.

     ValliCorp Common Stock is traded in the over-the-counter market under the symbol "VALY." On March 27, 1996, the last trading day prior to the first public announcement of the Merger, the closing sale price of ValliCorp Common Stock on the NASDAQ National Market System was $15.00 per share, and the closing price on ____________, 1996 was $_____ per share. Auburn Common Stock is traded over-the-counter, but is not listed on any exchange or quoted on NASDAQ. Based on information known to management, but which may not be complete, the most recent sale prices for Auburn Common Stock on March 27, 1996 and ________________, 1996 were $7.75 and $_____ per share, respectively. For additional information about recent stock prices for ValliCorp Common Stock and Auburn Common Stock, see "SUMMARY-Price Range of and Dividends on ValliCorp and Auburn Common Stock."

     ValliCorp has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 926,768 shares of ValliCorp Common Stock, which is the maximum number of shares of ValliCorp Common Stock the Merger Agreement requires ValliCorp to issue (which includes shares issuable pursuant to the exercise of certain stock options). This Proxy Statement also constitutes the Prospectus of ValliCorp filed as part of the Registration Statement. All information concerning ValliCorp included in this Proxy Statement has been furnished by ValliCorp, and all information concerning Auburn has been furnished by Auburn. Neither ValliCorp nor Auburn warrants the accuracy or completeness of information relating to the other party.

          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" APPEARING ON PAGE _________ HEREOF.

     THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFFENSE.

     The date of this Proxy Statement is ____________, 1996.

                             AVAILABLE INFORMATION
                             ---------------------

     ValliCorp and Auburn are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). This filed material can be inspected and copied at Room 1024 of the Commission, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following Regional Offices of the Commission:

     Chicago Regional Office                   New York Regional Office
     Citicorp Center                           7 World Trade Center
     500 West Madison Street                   13th Floor
     Suite 400                                 New York, New York  10048
     Chicago, Illinois 60661

     Copies of such material also can be obtained by mail at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., 20549. This Proxy Statement does not contain all the information set forth in the Registration Statement and exhibits thereto which ValliCorp has filed with the Commission under the Securities Act and to which reference is hereby made. Copies of the Registration Statement and exhibits are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                     INFORMATION INCORPORATED BY REFERENCE
                     -------------------------------------

     The following documents previously filed by ValliCorp with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy
Statement:

     1. Annual Report on Form 10-K for the year ended December 31, 1995 (which includes portions of the 1995 Annual Report to Shareholders);

     2.   Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     3. Current Reports on Forms 8-K bearing Dates of Report of February 2, March 22, and March 27, 1996, and an Amendment No. 1 on

Form 8-K/A to the Form 8-K bearing a Date of Report of February 2, 1996; and

     4. Description of ValliCorp Common Stock contained in ValliCorp's registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     The following documents previously filed by Auburn with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy
Statement:

     1.   Annual Report on Form 10-K for the year ended December 31, 1995; and

     2.   Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     All reports and documents filed by ValliCorp and Auburn pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Proxy Statement.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS, EXCEPT EXHIBITS THERETO, UNLESS SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN OR ORAL REQUESTS. REQUESTS FOR VALLICORP DOCUMENTS SHOULD BE DIRECTED TO E.L. HERBERT, SECRETARY, VALLICORP HOLDINGS, INC., 8405 NORTH FRESNO STREET, FRESNO, CALIFORNIA 93720 (TELEPHONE: (209) 437-
5700). REQUESTS FOR AUBURN DOCUMENTS SHOULD BE DIRECTED TO PAMELA BRINER, EXECUTIVE OFFICER AND CASHIER, AUBURN BANCORP, POST OFFICE BOX 5770, AUBURN, CALIFORNIA 95604 (TELEPHONE: (916) 888-8405). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________, 1996.

                               TABLE OF CONTENTS
                               -----------------

                                                                                   Page
                                                                                   ----
INTRODUCTION.....................................................................   -1-

AVAILABLE INFORMATION............................................................   -2-

INFORMATION INCORPORATED BY REFERENCE............................................   -2-

SUMMARY..........................................................................   -8-
     The Parties.................................................................   -8-
     The Merger..................................................................   -9-
     Election of Auburn Directors................................................  -18-
     Ratification of Independent Public Accountants..............................  -18-
     The Annual Meeting and Votes Required.......................................  -18-
     Selected Historical and Unaudited Pro Forma Combined
          Financial Information..................................................  -19-
     Comparative Per Share Data (Unaudited)......................................  -24-
     Price Range of and Dividends on ValliCorp and Auburn
          Common Stock...........................................................  -25-

RISK FACTORS.....................................................................  -29-
     Ability to Realize Cost Savings.............................................  -29-
     Real Estate Lending Activities; Nonperforming Assets........................  -30-
     Shares Eligible for Future Sale; Dilution...................................  -30-
     Legislative and Regulatory Environment......................................  -31-

THE ANNUAL MEETING...............................................................  -32-
     General.....................................................................  -32-
     Date, Place and Time........................................................  -32-
     Record Date and Voting Rights...............................................  -32-
     Adjournments................................................................  -34-
     Dissenters' Rights of Appraisal.............................................  -35-
     Solicitation of Proxies.....................................................  -37-
     Agreement with Certain Shareholders.........................................  -37-
     Voting Securities and Principal Holders.....................................  -38-

THE MERGER.......................................................................  -39-
     Background of and Reasons for the Merger; Recommendation
          of the Board of Directors..............................................  -40-
     Fairness Opinion of the Findley Group.......................................  -42-
     Terms of the Merger.........................................................  -46-
     Investment Agreement........................................................  -51-
     Conditions to the Merger....................................................  -52-
     Regulatory Approval.........................................................  -53-
     Business of Auburn Pending the Merger.......................................  -54-
     Termination.................................................................  -54-
     Waiver and Amendment........................................................  -55-
     Management and Operations of ValliCorp After the Merger.....................  -55-
     Interests of Certain Persons in the Merger..................................  -58-
     No Solicitation of Transactions.............................................  -60-

     Certain Federal Income and California State Tax Consequences................  -61-
     Accounting Treatment........................................................  -63-
     Indemnification.............................................................  -63-
     Material Contracts Between ValliCorp and Auburn.............................  -64-
     Resale of ValliCorp Common Stock............................................  -64-
     Repurchases of ValliCorp Common Stock.......................................  -64-
     Expenses....................................................................  -65-

PRO FORMA FINANCIAL INFORMATION..................................................  -66-

HISTORICAL AND PRO FORMA COMBINED CAPITAL INFORMATION............................  -75-

DESCRIPTION OF VALLICORP CAPITAL STOCK AND INDEBTEDNESS..........................  -76-
     ValliCorp Capital Stock.....................................................  -76-
     ValliCorp Common Stock......................................................  -77-
     ValliCorp Dividend Reinvestment and Stock Purchase Plan.....................  -78-
     ValliCorp Series A Preferred Stock Purchase Rights..........................  -78-
     ValliCorp Convertible Debentures............................................  -82-

DESCRIPTION OF AUBURN CAPITAL STOCK..............................................  -83-

COMPARISON OF RIGHTS OF HOLDERS OF VALLICORP COMMON STOCK AND
     HOLDERS OF AUBURN COMMON STOCK..............................................  -84-
     General.....................................................................  -84-
     Series A Preferred Stock Purchase Rights Accompanying
          ValliCorp Common Stock.................................................  -84-
     Cumulative Voting...........................................................  -85-
     Classified Board of Directors...............................................  -85-
     Change in Number of Directors...............................................  -86-
     Removal of Directors........................................................  -86-
     Filling Vacancies on the Board of Directors.................................  -86-
     Amendment of Certificate....................................................  -87-
     Amendment of the Bylaws.....................................................  -88-
     Advance Notice of Stockholder Proposals and Director Nominations............  -88-
     Limitation on Action by Stockholders-Call of Annual Meeting of Stockholder
          and Action by Stockholders Without a Meeting...........................  -89-
     Elimination of Directors' Monetary Liability for Breach
          of Duty of Care........................................................  -89-
     Indemnification of Directors and Executive Officers.........................  -91-
     Consideration of Factors Other Than Price...................................  -93-
     Shareholder Vote for Mergers and Other Reorganizations......................  -93-
     Dissenters' Rights in Mergers and Other Reorganizations.....................  -94-
     Inspection of Shareholder Lists.............................................  -94-
     State Anti-takeover Statute.................................................  -95-
     Possible Application of Certain California Corporation
          Laws to ValliCorp......................................................  -95-

ELECTION OF DIRECTORS............................................................  -96-

     Nominees....................................................................  -96-
     The Board of Directors and Committees.......................................  -98-
     Compensation of Directors...................................................  -98-
     Executive Officers..........................................................  -98-
     Employment Agreements....................................................... -101-
     Compliance with Section 16(a) of the Exchange Act........................... -102-

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS................................... -102-

SHAREHOLDER PROPOSALS............................................................ -103-

EXPERTS.......................................................................... -103-

LEGAL MATTERS.................................................................... -104-

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF VALLICORP...................... -105-

LOCATION OF AUBURN FINANCIAL INFORMATION IN THE ACCOMPANYING ANNUAL REPORT ON
     FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995....................... -106-

LOCATION OF AUBURN FINANCIAL INFORMATION IN THE ACCOMPANYING QUARTERLY REPORT
     ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1996........................... -106-

Appendices
- ----------

 A   Agreement and Plan of Reorganization

 B   Fairness Opinion of the Findley Group

 C   Chapter 13 of the California General Corporation Law


NO PERSON IS AUTHORIZED BY VALLICORP OR AUBURN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE VALLICORP COMMON STOCK OFFERED BY THIS PROXY STATEMENT, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VALLICORP OR AUBURN SINCE THE DATE HEREOF OR THAT INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND

BUSINESS OF VALLICORP FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND ADDITIONAL REVENUES THAT MAY BE REALIZED FROM THE MERGER (SEE "THE MERGER-BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS," "-MANAGEMENT AND OPERATIONS OF VALLICORP AFTER THE MERGER," AND "NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS"). THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESS OF VALLICORP AND AUBURN ARE GREATER THAN EXPECTED;
(5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; AND (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN CALIFORNIA OR IN THE AREAS OF CALIFORNIA IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED. SEE ALSO "RISK FACTORS."

                                    SUMMARY
                                    -------

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement, the Appendices hereto, and the documents incorporated herein by reference. As used in this Proxy Statement, the terms "ValliCorp" and "Auburn" refer to such corporations, respectively, and where the context requires, such corporations and their subsidiaries on a consolidated basis. Auburn shareholders are urged to read carefully the entire Proxy Statement.


THE PARTIES

     ValliCorp. ValliCorp, a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "1956 Act"), is headquartered in Fresno, California, and had total assets of approximately $1.3 billion as of March 31, 1996. ValliCorp was incorporated in the State of Delaware on April 10, 1989, and began operations on December 1, 1989, when Fresno Bancorp and Western Commercial, Inc. underwent a consolidation through merger into the newly-formed ValliCorp. ValliCorp has one subsidiary bank, ValliWide Bank ("ValliWide"), a California state banking corporation, whose accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law.

     ValliCorp provides retail and commercial banking products from the 54 branches of ValliWide located in the California Counties of Calaveras, Fresno, Kern, Kings, Madera, Merced, Modesto, Sacramento, San Luis Obispo, Stanislaus, Tulare, Tuolumne, and Yolo. ValliCorp is seeking to increase its market share in the communities it currently serves and to expand through acquisitions, as well as by opening new branches within, its target market in California, extending from Kern County in the south to Placer County in the north. ValliCorp anticipates taking advantage of the continuing consolidation of the banking industry by making future acquisitions within its target market and continually evaluates other financial institutions within its target market as acquisition candidates.

     ValliCorp's principal executive office is located at 8405 North Fresno Street, Fresno, California 93720 (Telephone: (209) 437-5700).

     Auburn. Auburn was organized and incorporated under the laws of the State of California on December 31, 1981 and obtained approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") to be a bank holding company. Approval was subsequently received from the Office of the Comptroller of the Currency (the "OCC") on August 10, 1982 to organize Auburn Bank of Commerce, N.A., as a wholly owned subsidiary of Auburn which opened for business on February 7, 1983. The name of the bank was subsequently changed to The Bank of Commerce, N.A. ("TBOC") on July

29, 1988. At March 31, 1996, Auburn had consolidated assets of approximately $76 million, consolidated liabilities of approximately $68 million, and shareholders' equity of approximately $7.7 million.

     TBOC currently operates out of its main office at 540 Wall Street, Auburn, California 95603, with branch offices at 10375 Brunswick Road, Grass Valley, California 95945 and 2893 Sunrise Boulevard, Suite 106, Rancho Cordova, California 95741. In addition, a loan production office is maintained at 1601 Response Road, Sacramento, California 95815.

     TBOC offers a wide range of general commercial banking services. These include personal and business checking accounts and savings accounts, including money market accounts, "NOW" accounts, and time certificates of deposit. TBOC also offers night depository and bank-by-mail services. TBOC sells travelers' checks, cashier's checks, and money orders, all of which are issued by an independent entity. In addition, it provides note and collection services. On the lending side, TBOC engages in a full complement of lending activities, including commercial, consumer/installment and real estate loans, with particular emphasis on short and medium-term loans. TBOC's long-term mortgage real estate loans are generally sold without recourse to institutional investors in the secondary market. TBOC is one of the largest generators of Small Business Administration ("SBA") loans in northern California and has been designated by the SBA as a Preferred Lender.

     At March 31, 1996, Auburn had approximately 61 full-time-equivalent employees.

     Auburn's principal executive office is located at 540 Wall Street, Auburn, California, 95603 (Telephone: (916) 888-8405).


THE MERGER

     Terms of the Merger. The Merger Agreement provides for the Merger of Auburn with and into ValliCorp, with ValliCorp as the surviving corporation. ValliCorp will succeed to the business of Auburn and will continue operations under the name ValliCorp. Upon the Merger becoming effective, each outstanding share of common stock, no par value, of Auburn ("Auburn Common Stock"), exclusive of shares whose holders effectively perfect and who do not withdraw their dissenters' rights, will be converted into 0.8209 shares of Common Stock, par value one cent ($.01) per share, of ValliCorp ("ValliCorp Common Stock"), subject to downward adjustment if the number of shares of ValliCorp Common Stock to be issued (or which is issuable) in the Merger otherwise would exceed 926,768 shares (the "Conversion Ratio"). Under the Merger Agreement the closing date ("Closing Date") is expected to occur on or before the tenth business day following the later to occur of (a) approval of the

Merger by the Federal Reserve Board and the expiration of any waiting period, or
(b) the date of the Annual Meeting, unless the closing does not then take place because a condition to the obligations of one party has not been met on that date, in which case the other party may postpone the closing from time to time (but not more than twice without the other party's prior written consent) to any designated business day not more than ten days after the original or postponed date for closing.

     The maximum number of shares of ValliCorp Common Stock issuable in the Merger (926,768) is equal to 0.8209 times the total of (a) the number of shares of Auburn Common Stock outstanding at the date of the Merger Agreement (1,004,955) plus (b) the number of shares of Auburn Common Stock available upon the exercise of stock options ("Auburn Stock Options") under the Auburn Bancorp 1994 Stock Option Plan and the Auburn Bancorp 1982 Incentive and Non-Qualified Stock Option Plans (each an "Auburn Option Plan" and collectively the "Auburn Option Plans") (124,011). The Merger Agreement prohibits the granting of additional options to purchase Auburn Common Stock and prohibits the issuance of additional shares of Auburn Common Stock, other than pursuant to exercises of the existing Auburn Stock Options for 124,011 shares. A downward adjustment to the Conversion Ratio would only occur in the unlikely event that Auburn's representations contained in the Merger Agreement as to the number of shares of Auburn Common Stock outstanding or as to the number of shares of Auburn Common Stock available upon exercise of Auburn Stock Options should prove incorrect.
By way of examples, nonetheless, if the number of shares of Auburn Common Stock outstanding and available upon exercise of Auburn Stock Options immediately prior to the Effective Time of the Merger exceeded 1,128,966 (the total of 1,004,955 plus 124,011) by 5,000 shares or by 25,000 shares, the Conversion Ratio would adjust downward to 0.8173 or 0.8031, respectively.

     Application of the Conversion Ratio for shares of Auburn Common Stock will not result in the issuance of any fractional shares of ValliCorp Common Stock to Auburn shareholders in the Merger. Cash will be paid for fractional shares of ValliCorp Common Stock which shareholders of Auburn otherwise would be entitled to receive.

     See "THE MERGER-Terms of the Merger."

     Although not a condition to the Merger, ValliCorp and Auburn have agreed to use their reasonable efforts to cause Auburn's bank subsidiary, TBOC, to be merged into ValliWide substantially concurrently with, or as soon as practicable after, the Merger of Auburn into ValliCorp. See "THE MERGER-Management and Operations of ValliCorp After the Merger-Merger of TBOC into ValliWide."

     Reasons for the Merger and Recommendation of the Auburn Board of Directors.

          BACKGROUND. After receipt of financial information about Auburn, the Chairman of the Board and the President and Chief Executive Officer of ValliCorp met with the President and Chief Executive Officer of Auburn in July 1995 and concluded that further discussions and analyses relating to a possible merger should be pursued. After various discussions, negotiations, due diligence examinations, and meetings of the Boards of Directors of the two companies, ValliCorp and Auburn entered into the Merger Agreement on March 27, 1996.

          VALLICORP REASONS. The Board of Directors of ValliCorp has approved the Merger. It believes that the Merger offers ValliCorp the ability to compete more effectively in its target market area and the potential for achieving earnings growth and cost savings. ValliCorp expects to achieve annual cost savings aggregating $1.1 million as a result of the Merger. While such savings are expected to be achieved through reductions in personnel, and related benefit costs, and consolidation and elimination of back office operations, including administration, data processing and centralized support functions, there can be no assurance that such cost savings will be realized.

          AUBURN BACKGROUND AND REASONS FOR THE MERGER AND RECOMMENDATION OF ITS MANAGEMENT. The Board of Directors of Auburn considered the possibility of a business combination with ValliCorp during the third quarter of 1995 and after various discussions and negotiations between representatives of Auburn and ValliCorp the Merger Agreement was executed. The Board of Directors of Auburn believes that the Merger is in the best interests of the shareholders of Auburn and recommends that Auburn shareholders vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

          In evaluating the recommendations of Auburn's Board of Directors, shareholders of Auburn should carefully consider the matters described under "RISK FACTORS" and "THE MERGER-Background and Reasons for the Merger; Recommendation of the Board of Directors."

     Fairness Opinion of The Findley Group. Auburn's financial advisor, The Findley Group ("Findley"), has concluded that the Conversion Ratio, as it may be adjusted pursuant to the Merger Agreement, is fair from a financial point of view to Auburn's shareholders.

     The text of the fairness opinion, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Findley is attached to this Proxy Statement as Appendix B. Auburn shareholders are urged to read the fairness opinion in its entirety. The Merger Agreement does not require that such fairness opinion be updated prior to the Effective Time. A further discussion of the fairness opinion of Findley is set forth in the section entitled "THE MERGER-Fairness Opinion of the Findley Group."

     Regulatory Approval Required. The Merger is subject to approval by the Federal Reserve Board under the 1956 Act. ValliCorp sent its application to the Federal Reserve Board for approval of the Merger in mid-June 1996. See "THE MERGER-Regulatory Approval."

     Interests of Certain Persons in the Merger. It is anticipated that upon the consummation of the Merger, Dr. D. Dwight Odom, a current director of Auburn, will serve as a director of ValliCorp and ValliWide pursuant to the Merger Agreement.

     Severance payments will be made by TBOC in the amount of $365,000 to Mr. John G. Briner, President and Chief Executive Officer of Auburn, and $125,000 to Ms. Pam Briner, Executive Officer and Cashier of Auburn. Mr. Briner may also receive from TBOC the TBOC owned four year old Cadillac that he currently drives as an additional bonus as a result of the Merger. Mr. Briner and ValliWide expect Mr. Briner to be employed by ValliWide after consummation of the Merger in a senior vice president or regional manager capacity. The exact terms of the employment agreement have yet to be finalized, but compensation to Mr. Briner is expected to include annual cash compensation (not to exceed Mr. Briner's current annual base compensation of $120,000) and a performance bonus (not to exceed 50% of his base salary). In addition, Mr. Briner and ValliWide also intend that Mr. Briner's employment agreement will generally obligate ValliWide to pay Mr. Briner one year's salary in the event of termination of his employment other than for cause at any time during the period of four years from and after the Effective Time. ValliWide intends to pay Mr. Briner a signing bonus of $60,000 to accept the position. No payment will be made under the existing severance provision in Mr. Briner's employment agreement with Auburn, which provides:

     "In the event of an Acquisition, if Executive is not retained by the resulting corporation for the remaining period of this Agreement in a position comparable to that of the highest level vice president of the resulting corporation or a lower position as may be accepted by Executive, the resulting corporation shall pay Executive a lump sum amount in cash equal to the sum of (i) three (3) years of Executive's base annual salary based on Executive's base annual salary immediately prior to the Acquisition, (ii) the amount necessary to cover Executive's federal and California state income taxes on three (3) years of Executive's base annual salary as computed in subclause (i), and (iii) the amount necessary to cover any 'golden parachute taxes' that may be assessed pursuant to Section 280G of the Internal Revenue Code of 1986, as amended from time to time, on such lump sum payment to Executive."

Retention and performance bonuses will be paid by TBOC to Mr. Briner and Ms. Briner in the amounts of $60,000 and $25,000, respectively. Ms. Briner will also receive from ValliWide a severance payment calculated in the same manner as for other employees of Auburn not retained as employees of ValliCorp or ValliWide after the Merger.

     At the Record Date, directors and executive officers of Auburn had stock options under the Auburn Option Plans to acquire up to ________ shares of Auburn Common Stock. Options granted but not yet vested will become fully vested and exercisable upon the consummation of the Merger pursuant to the Auburn Option Plans. As of the Record Date, there were ________ shares subject to options held by Auburn directors and executive officers, the vesting for which would be accelerated by consummation of the Merger.

     ValliCorp has also agreed to provide for a period of four years after the effective time of the Merger the current policies or similar policies of directors' and officers' liability insurance maintained by Auburn, provided that ValliCorp shall not be obligated to make annual premium payments for such insurance to the extent that such premiums are more than 200% of the existing premiums.

     See "THE MERGER-Interests of Certain Persons in the Merger," and "- Indemnification."

     Agreements with Certain Shareholders. On the same day it entered into the Merger Agreement, March 27, 1996, ValliCorp entered into a Shareholder Agreement (the "Shareholder Agreement") with the members of the Board of Directors in their capacities as shareholders of Auburn. Under the Shareholder Agreement, the signatories thereto agreed to vote the number of shares of Auburn Common Stock owned by them in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, subject to certain exceptions related to the Directors' continuing fiduciary duties to the Auburn shareholders. As of the Record Date, the number of shares covered by the Shareholder Agreement was ________, which constituted approximately ___% of the number of outstanding shares of Auburn Common Stock on such date. See "THE ANNUAL MEETING-Agreement with Certain Shareholders."

     Investment Agreement. As required by the Merger Agreement, Auburn entered into an Investment Agreement (the "Investment Agreement") with ValliCorp simultaneously with its entry into the Merger Agreement on March 27, 1996. Pursuant to the Investment Agreement, Auburn granted an option (the "Option") to ValliCorp to purchase up to 199,986 authorized and unissued shares of Auburn Common Stock at a price of $10 per share. The Option is exercisable only upon the occurrence of certain events, none of which has occurred as of the date hereof. The Investment Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Investment Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Auburn from considering or proposing such an acquisition, even if such persons were prepared to offer consideration of a greater value than the consideration to be paid by ValliCorp pursuant to the Merger Agreement. See "THE MERGER-Investment Agreement."

     Conditions to the Merger; Termination. The obligations of ValliCorp and Auburn to consummate the Merger are subject to various conditions, including approval by the affirmative vote of the holders of at least a majority of the outstanding shares of Auburn Common Stock and Federal Reserve Board approval without the imposition of any condition not customarily contained in approvals of similar transactions by the Federal Reserve Board. Other conditions to the obligations of ValliCorp and Auburn to consummate the Merger include the receipt by each of a tax opinion from Deloitte & Touche LLP, ValliCorp's independent public accountant, with respect to the tax free nature of the Merger as described in "THE MERGER-Certain Federal Income and California State Tax Consequences." Some of the conditions may be waived by the party to be benefitted, while those required by law, such as shareholder and regulatory approvals, are not subject to waiver. See "THE MERGER-Conditions to the Merger" and "-Regulatory Approval."

     Among other bases for termination described under "THE MERGER-Termination," including the failure to remedy a material breach by one party after notice by the other, the Merger Agreement may be terminated any time prior to the Effective Time by mutual consent of ValliCorp and Auburn; by either party, after October 31, 1996 and after notice to the other party without cure, if such party has complied with its conditions to closing but the other has not; or by either party if the Merger is not consummated prior to December 31, 1996 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement. See "THE MERGER-Termination."

     Certain Federal Income and California State Tax Consequences. An opinion has been obtained from Deloitte & Touche LLP limited to certain material federal income and California state tax consequences of the Merger. Such an opinion is a condition to consummation of the Merger. Assuming the opinion is not withdrawn or changed before the Effective Time, certain material federal income and California state tax consequences of the Merger in the opinion of Deloitte & Touche LLP include the following:

     (a) No gain or loss will be recognized by shareholders of Auburn who receive solely ValliCorp Common Stock in exchange for their shares of Auburn Common Stock, other than for any cash received in lieu of any fractional share;

     (b) The basis of the shares of ValliCorp Common Stock to be received by the shareholders of Auburn will be the same as the basis of the Common Stock surrendered in exchange therefor, less any basis attributable to fractional shares for which cash is received;

     (c) The holding period of the shares of ValliCorp Common Stock to be received by the shareholders of Auburn will include the holding period of the Auburn Common Stock surrendered in exchange therefor, provided the stock of Auburn is held as a capital asset at the Effective Time; and,

     (d) No gain or loss will be recognized by ValliCorp or Auburn by virtue of the Merger.

     Shareholders of Auburn should consult their personal tax advisors as to the tax consequences of the Merger to them under federal, state, local, or other applicable law. See "THE MERGER-Certain Federal Income and California State Tax Consequences."

     No Solicitation of Transactions. Under the Merger Agreement, Auburn agrees that it will not initiate, solicit, or encourage any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Competing Transaction (as such term is defined in the Merger Agreement), and agrees not to negotiate with any person in furtherance of such inquiries, to obtain a Competing Transaction, or take certain other actions with respect to Competing Transaction; provided, however, the foregoing is not to prohibit the Board of Directors of Auburn from taking such actions if, based on the advice of counsel, it reasonably determines that to act otherwise would be inconsistent with its continuing fiduciary duties to shareholders. If any of such actions are taken, however, even though based upon good faith reliance of its Board of Directors on advice of counsel as to such Board's fiduciary duties, ValliCorp will then have the right to terminate the Merger Agreement, and Auburn will either become obligated to pay certain of ValliCorp's expenses in connection with the Merger, up to a maximum of $500,000, or to pay ValliCorp a Competing Transaction fee of $1,000,000 if a Competing Transaction is consummated (in lieu of ValliCorp's expenses described in the preceding clause). Additionally, in certain circumstances set forth in the Investment Agreement, ValliCorp will become entitled to exercise the Option granted to it under the Investment Agreement to purchase certain shares of Auburn Common Stock. If ValliCorp accepts any tender or exchange offer, proposal for a merger, or similar offer described in the Merger Agreement (a "ValliCorp Business Combination") with a third party and such ValliCorp Business Combination is not conditioned upon performance of the Merger Agreement, Auburn may terminate the Merger Agreement and ValliCorp will be required to pay to Auburn the sum of $1,000,000. See "THE MERGER-No Solicitation of Transactions," "-Expenses," and "-Investment Agreement."

     Risk Factors. In deciding whether to approve the Merger, shareholders of Auburn should carefully evaluate the matters discussed under "RISK FACTORS." Such evaluations include the risk that the nonperforming assets of the two companies may increase or, in the case of ValliCorp, may continue at a relatively high level. Shareholders should also consider the dependence of the loan portfolios of ValliCorp and Auburn on real estate. Other risks are that the combined entity will not be able to fully realize the cost savings ValliCorp currently expects to realize, the risk that such savings will not be realized at the times currently anticipated, and the risk that costs savings that are realized may be offset by losses of revenue or other charges to earnings. Additional risks include the effect of possible future acquisitions by ValliCorp on the market price or value of ValliCorp Common Stock and the possibility of legislative or regulatory changes affecting the banking industry.

     Accounting Treatment. For accounting purposes, the Merger will be treated by ValliCorp as a purchase. See "THE MERGER-Accounting Treatment."

     Dissenters' Rights of Appraisal. Shareholders of Auburn Common Stock who perfect dissenters' rights with respect to the Merger in accordance with the statutory procedures prescribed in the California General Corporation Law (the "California GCL") may be entitled to receive cash for their Auburn Common Stock if such shareholders did not vote "FOR" the approval and adoption of the Merger
                         ---
Agreement and the transactions contemplated thereby and otherwise act to perfect their rights as dissenting shareholders pursuant to the California GCL. If a holder of Auburn Common Stock votes "FOR" the approval and adoption of the Merger Agreement, including the Merger, and the transactions contemplated thereby, (including by executing and returning a Proxy to Auburn with no voting instructions indicated thereon) such holder will lose any dissenters' rights that may exist with respect to the subject shares. For a description of dissenters' rights under the California GCL and the method of perfecting such rights, see "THE ANNUAL MEETING-Dissenters' Rights of Appraisal."

     A copy of Chapter 13 of the California GCL setting forth Sections 1300-1312 thereof is attached as Appendix C.

     Comparison of Rights of Holders of ValliCorp Common Stock and Auburn Common Stock. There are certain differences between the charter documents and the laws governing the rights of ValliCorp shareholders and the charter documents and the laws governing the rights of Auburn shareholders. Some provisions are allowed under the Delaware General Corporation Law (the "Delaware GCL") and are included in the ValliCorp Restated Certificate of Incorporation and/or the ValliCorp Bylaws but may not be or are not allowed under the California GCL and, accordingly, are not included in the Auburn charter documents. Certain of these provisions could be viewed as anti-takeover devices, such as the following: (a) classification of the board of directors into three classes; (b) directors may be removed for cause only by the affirmative vote of the holders of at least the majority of the voting power of all of the then outstanding shares of ValliCorp entitled to vote generally in the election of directors (the "Voting Stock"),
(c) the size of the board will be fixed by resolution of the majority of the total number of directors ValliCorp would have if there were no vacancies; (d) annual meetings of shareholders of ValliCorp may be called pursuant to a resolution adopted by a majority of the directors then in office, though less than a quorum; (e) the foregoing provisions, as well as the provision discussed below prohibiting stockholder action by written consent, may be amended or repealed and provisions inconsistent therewith may be adopted, only by approval of the holders of at least 66 2/3% of the voting power of the Voting Stock; (f) elimination of cumulative voting; and (g) advance notice of business to be brought before, or of nominations to be made at, a shareholders' meeting by a shareholder is required. The ValliCorp Restated Certificate also contains (as do Auburn's Articles of Incorporation) provisions which authorize the board to establish one or more series of preferred stock and to determine, with respect to any such series, the terms and rights thereof. In addition, the Delaware GCL requires that mergers and certain other business combinations with any holder of more than 15% of the voting power of the Voting Stock (an "Interested Shareholder") be approved by the holders of 66 2/3% of the voting power of the Voting Stock which is not owned by the Interested Shareholder.

     Such provisions are designed to encourage any person attempting a change in control to enter into negotiations with the board of directors of ValliCorp.
The provisions of the ValliCorp charter documents that may be viewed as anti-takeover provisions could, however, make it more difficult and time consuming to change control of the board of directors and possibly result in the company being less attractive to a potential acquiror. It is also conceivable that such provisions may deter efforts to seek control of ValliCorp which some stockholders might deem favorable or could result in stockholders receiving less for their shares of ValliCorp Common Stock than otherwise might be available in the event of a takeover attempt.

     ValliCorp entered into a Rights Agreement with First Interstate Bank of California on March 25, 1996 (the "Rights Agreement"), pursuant to which each share of ValliCorp Common Stock, including the ValliCorp Common Stock to be issued in the Merger, entitles its holder to purchase (a "Right") one one-hundredth of a share of ValliCorp's Series A Junior Participating Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), under certain limited circumstances. The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire ValliCorp without approval of the ValliCorp Board of Directors. The Board of Directors may, at its option, redeem the Rights until such time as the Rights have become nonredeemable. The Rights do not become exercisable by reason of the proposed Merger of Auburn into ValliCorp.

     See "COMPARISON OF RIGHTS OF HOLDERS OF VALLICORP COMMON STOCK AND AUBURN COMMON STOCK" and "DESCRIPTION OF VALLICORP CAPITAL STOCK AND INDEBTEDNESS-ValliCorp Series A Preferred Stock Purchase Rights."

ELECTION OF AUBURN DIRECTORS

     The Annual Meeting has also been called to elect nine directors, each to hold office until the earlier of (a) Auburn's 1997 Annual Meeting of Shareholders or until their respective successors are elected and qualified or
(b) consummation of the Merger, assuming the conditions to such consummation are satisfied. See "ELECTION OF DIRECTORS."


RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     In addition, the Annual Meeting has been called to ratify the appointment of Perry-Smith & Co. as Auburn's independent public accountants for the fiscal year ending December 31, 1996. See "RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS."


THE ANNUAL MEETING AND VOTES REQUIRED

     The Annual Meeting (including any adjournments or postponements thereof) will be held at 500 Wall Street, Auburn, California, on ____________, 1996, at 7:30 p.m., local time. At the Annual Meeting, holders of Auburn Common Stock will (a) consider and vote upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) elect nine members to the Auburn Board of Directors, and (c) consider and vote upon a proposal to ratify the selection by the Board of Directors of Perry-Smith & Co. as Auburn's independent public accountants for the fiscal year ending December 31, 1996. Only holders of record of Auburn Common Stock at the close of business on ___________, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. See "THE ANNUAL MEETING."

     The approval of the Merger by the Auburn shareholders will constitute approval and adoption of the Merger Agreement and each of the transactions contemplated thereby, including the Merger, as more fully described herein. The affirmative vote of the holders of at least a majority of the outstanding shares of Auburn Common Stock entitled to vote at the Annual Meeting is required to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Such approval is a condition to, and required for, consummation of the Merger. See "THE ANNUAL MEETING" and "THE MERGER-Conditions to the Merger."

     As of the Record Date, there were _________ shares of Auburn Common Stock outstanding, of which _________ shares (or _____%) were beneficially owned by directors and executive officers of Auburn and their respective affiliates. The directors of Auburn have agreed, subject to their continuing fiduciary duties to the shareholders of Auburn, to vote the shares of Auburn Common Stock held by them for the approval of the Merger Agreement. To

ValliCorp's knowledge, as of the Record Date, directors and executive officers of ValliCorp did not beneficially own any shares of Auburn Common Stock. Accordingly, approval of the Merger at the Annual Meeting is expected to require the affirmative vote of an additional _________ shares of Auburn Common Stock outstanding on the Record Date voted by the remaining shareholders of Auburn.

     Approval of the Merger Agreement and the Merger by ValliCorp's shareholders is not required.

     In the election of directors, every holder of Auburn Common Stock eligible to vote at the Annual Meeting shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected, or to cumulate the votes by giving one candidate as many votes as equal the number of such directors to be elected multiplied by the number of shares owned by such shareholder or distribute such votes on the same principal among any number of candidates. The nine candidates receiving the highest number of votes are elected.

     The ratification of appointment of the independent public accountants requires a majority vote of the shares of Auburn Common Stock represented in person or by proxy and voting at the Annual Meeting.

     An Auburn shareholder giving a Proxy has the power to revoke that Proxy prior to the Annual Meeting. See "THE ANNUAL MEETING- Record Date and Voting Rights."


SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The first two tables set forth below present selected supplemental historical financial information for ValliCorp and selected historical financial information for Auburn for each of the five years in the period ended December 31, 1995 and for the three-month periods ended March 31, 1996 and 1995. Such information has been derived from and should be read in conjunction with the supplemental consolidated financial statements of ValliCorp and the consolidated financial statements of Auburn, including the respective notes thereto, which are included and incorporated by reference herein. The selected supplemental historical financial information for ValliCorp includes El Capitan Bancshares, Inc. and CoBank Financial Corporation with which ValliCorp consummated business combinations accounted for as poolings-of-interests as of February 2, 1996 and March 22, 1996, respectively. The selected supplemental historical financial information for ValliCorp and the selected historical financial information for Auburn for the three-month periods ended March 31, 1996 and 1995 includes, in the opinion of the managements of ValliCorp and Auburn, respectively, all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the supplemental consolidated operating results and financial position of ValliCorp and the consolidated operating results and financial position of Auburn for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year or any other period.

     The third table set forth below presents selected unaudited pro forma combined financial information based on the supplemental consolidated historical financial statements of ValliCorp and the consolidated historical financial statements of Auburn, giving effect to the proposed combination by way of merger using the purchase method of accounting, assuming the Merger had become effective at the beginning of each period presented for income statement information and on March 31, 1996 for balance sheet information. See "PRO FORMA FINANCIAL INFORMATION." The unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or the results that would have occurred if the Merger had been in effect on the dates indicated or that may occur in the future.

      SELECTED SUPPLEMENTAL HISTORICAL FINANCIAL INFORMATION OF VALLICORP
                                  (UNAUDITED)

                                                      THREE MONTHS
                                                     ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                                                     ----------------    ----------------------------------------------------------
                                                     1996        1995          1995         1994         1993        1992       1991
                                                     ----        ----          ----         ----         ----        ----       ----

                                                                         (dollars in thousands, except per share data)
Supplemental Consolidated Summary of Operations Data
   Interest income........................    $   25,267  $   26,451    $  109,324   $   90,544   $   71,190   $  67,954  $  71,349
   Interest expense.......................         8,009       8,134        37,015       23,461       21,093      24,108     32,447
                                              ----------  ----------    ----------   ----------   ----------   ---------  ---------
   Net interest income....................        17,258      18,317        72,309       67,083       50,097      43,846     38,902

   Provision for loan losses..............         1,925         678         9,633        3,958        2,922       2,227      1,361
                                              ----------  ----------    ----------   ----------   ----------   ---------  ---------
   Net interest income after provision
      for loan losses.....................        15,333      17,639        62,676       63,125       47,175      41,619     37,541

   Noninterest income.....................         3,181       2,924        12,822       11,663       10,476       8,340      7,113
   Noninterest expense....................        13,545      13,668        55,046       53,153       39,819      34,903     31,545
   Merger and restructuring costs.........         4,576          --           700        3,367           --          --         --
                                              ----------  ----------    ----------   ----------   ----------   ---------  ---------

   Income before income taxes.............           393       6,895        19,752       18,268       17,832      15,056     13,109

   Income taxes...........................           177       2,769         7,950        7,817        6,596       5,614      4,917
                                              ----------  ----------    ----------   ----------   ----------   ---------  ---------
   Net income.............................    $      216  $    4,126    $   11,802   $   10,451   $   11,236   $   9,442  $   8,192
                                              ==========  ==========    ==========   ==========   ==========   =========  =========

   Earnings per share
      Primary.............................    $     0.02  $     0.31    $     0.88   $     0.78   $     1.08   $    0.98  $    0.85
      Fully diluted.......................          0.02        0.31          0.87         0.78         1.07        0.97       0.85

Supplemental Share Data
   Cash dividends paid per share(2).......    $     0.10  $     0.09    $     0.36   $     0.32   $     0.27   $    0.23  $    0.15
   Number of shares (in thousands)
      Actual..............................        13,309      11,144        13,266       13,070       12,605       9,279      9,028
      Weighted average primary............        13,452      13,472        13,525       13,402       10,490       9,725      9,661
      Weighted average fully diluted......        13,463      13,521        13,559       13,475       10,577       9,855      9,799
   Book value.............................    $     9.51  $    10.91    $     9.58   $     8.91   $     8.94   $    7.71  $    6.91

Supplemental Consolidated Balance Sheet Data
   Net loans..............................    $  823,420  $  848,496    $  850,763   $  865,583   $  708,800   $ 544,802  $ 521,565
   Total assets...........................     1,288,467   1,342,798     1,390,035    1,335,769    1,212,071     857,769    812,798
   Total deposits.........................     1,126,665   1,186,342     1,221,386    1,178,131    1,084,364     779,833    740,845
   Debt financing.........................        20,909      26,100        20,932       26,123        1,262       1,582      1,719
   Stockholders' equity...................       126,524     121,607       127,121      116,508      112,026      70,009     62,391

Supplemental Key Ratios (1)
   Return on average earning
      assets..............................          0.07%       1.41%         0.97%        0.96%        1.32%       1.25%      1.22%

   Return on average total
      assets..............................          0.07        1.27          0.87         0.86         1.19        1.13       1.09
   Return on average equity...............          0.68       14.02          9.49         9.04        13.95       14.30      14.00
   Average equity to average
      total assets........................          9.85        9.03          9.19         9.51         8.53        7.93       7.80

(1) Return on average earning assets, return on average total assets, and return on average equity are calculated based on net income. Quarterly amounts have been annualized.

(2) Dividends declared per share were $0.46 for 1995, of which $0.36 per share was paid in 1995 and $0.10 per share was paid in the three months ended March 31, 1996. For the three months ended March 31, 1996, no dividends were declared. For all other periods presented, dividends declared per share were equal to dividends paid per share.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF AUBURN
                                  (UNAUDITED)


                                                        THREE MONTHS
                                                       ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                       ----------------       ----------------------------------------------------
                                                      1996         1995       1995        1994        1993        1992        1991
                                                      ----         ----       ----        ----        ----        ----        ----
                                                              (dollars in thousands, except per share data)
Historical Consolidated Summary of Operations Data
    Interest income.........................     $   1,492    $   1,438  $   6,126   $   4,731   $   4,011   $   4,112   $   4,944
    Interest expense........................           423          372      1,679       1,140       1,019       1,290       1,993
                                                 ---------    ---------  ---------   ---------   ---------   ---------   ---------
    Net interest income.....................         1,069        1,066      4,447       3,591       2,992       2,822       2,951

    Provision for loan losses...............            30           --         70          --          90           50         83
                                                 ---------    ---------  ---------   ---------   ---------   ----------  ---------

    Net interest income after provision
        for loan losses.....................         1,039        1,066      4,377       3,591       2,902        2,772      2,868

    Noninterest income......................           350          298      1,430       1,944       1,723        1,284        758
    Noninterest expense.....................         1,064        1,098      4,250       4,097       3,355        3,050      2,785
                                                 ---------    ---------  ---------   ---------   ---------   ----------  ---------

    Income before income taxes..............           325          266      1,557       1,438       1,270        1,006        841

    Income taxes............................           138          121        677         619         532          434        372
                                                 ---------    ---------  ---------   ---------   ---------   ----------  ---------
    Net income..............................     $     187    $     145  $     880   $     819   $     738   $      572  $     469
                                                 =========    =========  =========   =========   =========   ==========  =========

    Earnings per share
        Primary.............................     $    0.19    $    0.14  $    0.85   $    0.79   $    0.65   $    0.49   $    0.40
        Fully diluted.......................          0.19         0.14       0.85        0.79        0.65        0.49        0.40

Historical Share Data
    Cash dividends per share................     $    0.32    $    0.30  $    0.30   $    0.28   $    0.20   $    0.20   $      --
    Number of shares (in thousands)
        Actual..............................         1,005        1,042        985       1,041       1,041       1,138       1,138
        Weighted average primary............           990        1,066      1,029       1,041       1,134       1,174       1,174
        Weighted average fully diluted.....            990        1,066      1,029       1,041       1,134       1,174       1,174
    Book value..............................     $    7.71    $    7.08  $    7.91   $    7.18   $    6.78   $    6.39   $    6.08

Historical Consolidated Balance Sheet Data
    Net loans...............................     $  47,682    $  44,001  $  45,237   $  42,847   $  34,167   $  35,365   $  31,823
    Total assets............................        76,123       72,095     76,128      69,428      57,119      56,635      54,134
    Total deposits..........................        67,145       63,720     67,246      61,070      49,242      48,503      46,287
    Debt financing..........................           549          580        557         587         615         633         644
    Shareholders' equity....................         7,744        7,373      7,800       7,475       7,063       7,270       6,925

Historical Key Ratios (1)
    Return on average earning assets........          1.19%        1.02%      1.42%       1.52%       1.57%       1.27%       1.03%
    Return on average total assets..........          1.02         0.85       1.20        1.26        1.30        1.05        0.87
    Return on average equity................          9.43         7.77      11.79       11.52        9.96        8.03        6.97
    Average equity to average
     total assets...........................         10.77        10.93      10.13       10.96       13.06       13.11       12.54


(1) Return on average earning assets, return on average total assets, and return on average equity are calculated based on net income. Quarterly amounts have been annualized.

   SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION OF VALLICORP AND AUBURN
                                  (UNAUDITED)

                                                 THREE-MONTHS ENDED
                                                   MARCH 31, 1996                             YEAR ENDED DECEMBER 31, 1995
                                     -------------------------------------------       ---------------------------------------------
                                             HISTORICAL                PRO FORMA              HISTORICAL                 PRO FORMA
                                     -------------------------                         ------------------------
                                       VALLICORP         AUBURN      COMBINED/(2)/      VALLICORP        AUBURN        COMBINED/(2)
                                       ---------         ------      -------------      ---------        ------        -------------
                                                             (dollars in thousands, except per share data)
Pro Forma Consolidated Summary of Operations
 Data
 Interest income...................... $  25,267       $   1,492       $  26,568       $  109,324       $   6,126       $  114,644
 Interest expense.....................     8,009             423           8,432           37,015           1,679           38,694
                                       ---------       ---------       ---------       ----------       ---------       ----------
 Net interest income..................    17,258           1,069          18,136           72,309           4,447           75,950

 Provision for loan losses............     1,925              30           1,955            9,633              70            9,703
                                       ---------       ---------       ---------       ----------       ---------       ----------

 Net interest income after provision
  for loan losses.....................    15,333           1,039          16,181           62,676           4,377           66,247

 Noninterest income...................     3,181             350           3,531           12,822           1,430           14,252
 Noninterest expense..................    13,545           1,064          14,811           55,046           4,250           60,106
 Merger and restructuring costs.......     4,576              --           4,576              700              --              700
                                       ---------       ---------       ---------       ----------       ---------       ----------

 Income before income taxes...........       393             325             325           19,752           1,557           19,693

 Income taxes.........................       177             138             184            7,950             677            8,085
                                       ---------       ---------       ---------       ----------       ---------       ----------
 Net income........................... $     216       $     187       $     141       $   11,802       $     880       $   11,608
                                       =========       =========       =========       ==========       =========       ==========

 Earnings per share
  Primary............................. $    0.02       $    0.19       $    0.01       $     0.88       $    0.85       $     0.86
  Fully diluted.......................      0.02            0.19            0.01             0.87            0.85             0.86

Pro Forma Share Data
 Cash dividends paid per share........ $    0.10/(1)/  $    0.32       $    0.10       $     0.36/(1)/  $    0.30       $     0.36
 Number of shares (in thousands)
  Actual..............................    13,309           1,005          13,309           13,266             985           13,266
  Weighted average primary............    13,452             990          13,452           13,525           1,029           13,525
  Weighted average fully diluted......    13,463             990          13,463           13,559           1,029           13,559
 Book value........................... $    9.51       $    7.71       $    9.50       $     9.58       $    7.91       $     9.57

                                                                                                      MARCH 31, 1996
                                                                                       ---------------------------------------------
                                                                                              HISTORICAL                 PRO FORMA
                                                                                       ------------------------
                                                                                        VALLICORP        AUBURN        COMBINED/(2)/
                                                                                        ---------        ------        -------------
                                                                                                  (dollars in thousands)
Consolidated Balance Sheet Data
 Net loans......................................................................       $  823,420       $  47,682       $  871,102
 Total assets...................................................................        1,288,467          76,123        1,358,891
 Total deposits.................................................................        1,126,665          67,145        1,193,810
 Debt financing.................................................................           20,909             549           21,458
 Stockholders' equity...........................................................          126,524           7,744          126,374

(1) Dividends declared per share were $0.46 for 1995, of which $0.36 per share was paid in 1995 and $0.10 per share was paid in the three months ended March 31, 1996. For the three months ended March 31, 1996, no dividends were declared.

(2) Adjustments necessary to arrive at the pro forma combined data are described in the Notes to the Pro Forma Combined Financial Statements. Such adjustments and, therefore, the pro forma combined amounts are subject to change. See Note A of the Notes to the Pro Forma Combined Financial Statements.

COMPARATIVE PER SHARE DATA (UNAUDITED)

     The following table presents book value per share of common stock, cash dividends declared per share and earnings per share (a) on a supplemental historical basis for ValliCorp and on a historical basis for Auburn; (b) on a pro forma basis for ValliCorp, giving effect to the Merger; and (c) for Auburn, on a pro forma equivalent basis per share of common stock. The pro forma combined amounts included in the table below are based on the purchase method of accounting. Fair market valuations of assets acquired and liabilities assumed are preliminary and will be revised as updated information becomes available prior to the Effective Time of the Merger. The following information should be read in conjunction with and is qualified in its entirety by the supplemental consolidated financial statements and accompanying notes of ValliCorp included herein and the consolidated financial statements and accompanying notes of Auburn contained in Auburn's Annual Report on Form 10-K for the year ended December 31, 1995 and in ValliCorp's and Auburn's respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996.

                                                                 MARCH 31,   DECEMBER 31,
                                                                   1996          1995
                                                                -----------  ------------
BOOK VALUE PER SHARE
ValliCorp:
  Supplemental historical book value per share................     $9.51         $9.58
  ValliCorp and Auburn pro forma book value per share.........      9.50          9.57
Auburn:
  Historical book value per share.............................     $7.71         $7.91
  Pro forma equivalent book value per share/(1)/..............      7.80          7.86

CASH DIVIDENDS PAID PER SHARE
ValliCorp:
  Supplemental historical cash dividends per share............     $0.10/(3)/    $0.36
  ValliCorp & Auburn pro forma cash dividends per share/(2)/..      0.10          0.36
Auburn:
  Historical cash dividends per share.........................     $0.32(3)/     $0.30
  Pro forma equivalent cash dividends per share/(1)/..........      0.08          0.30

EARNINGS PER SHARE
ValliCorp:
  Supplemental historical primary earnings per share..........      $0.02        $0.88
  ValliCorp & Auburn pro forma primary earnings per share.....       0.01         0.86
Auburn:
  Historical primary earnings per share.......................      $0.19        $0.85
  Pro forma equivalent primary earnings per share/(1)/........       0.01         0.71

_____________

/(1)/ Auburn pro forma equivalent per share data is computed by multiplying ValliCorp's pro forma per share data (giving effect to the Merger) by the
       0.8209 Conversion Ratio.
/(2)/ Pro forma amounts assume that ValliCorp would have declared cash dividends per share equal to its historical cash dividend per share declared.
/(3)/ Historically, ValliCorp has declared dividends on a quarterly basis, whereas Auburn has declared dividends on an annual basis.


PRICE RANGE OF AND DIVIDENDS ON VALLICORP AND AUBURN COMMON STOCK

     Price Range. ValliCorp Common Stock is listed on the National Market System of NASDAQ under the trading symbol "VALY." The Auburn Common Stock is not traded on any national exchange or on NASDAQ.

     The following table sets forth, for the periods indicated, the range of closing sales prices for ValliCorp Common Stock, as reported on the NASDAQ National Market System and the range of high and low bid prices for trades about which management of Auburn has information (which may not be complete). The following quotations reflect inter-dealer prices for ValliCorp Common Stock. The prices for both ValliCorp and Auburn Common Stock do not include retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

                                                       VALLICORP         AUBURN
                                                     --------------------------
                                                   HIGH    LOW    HIGH    LOW
                                                  -----------------------------
Year Ended December 31, 1994
  First Quarter.................................  $14.75  $12.00  $7.50   $7.50
  Second Quarter................................   16.50   12.00   8.13    7.50
  Third Quarter.................................   15.25   14.25   8.00    7.00
  Fourth Quarter................................   16.00   13.25   7.50    7.00

Year Ended December 31, 1995
  First Quarter.................................   16.50   14.00   7.50    7.50
  Second Quarter................................   16.75   14.50   7.75    7.50
  Third Quarter.................................   18.75   13.75   7.63    7.50
  Fourth Quarter................................   14.25   12.00   7.63    7.63

Year Ended December 31, 1996
  First Quarter.................................   15.75   13.50   7.75    7.63
  Second Quarter (through _____________, 1996)..   -----   -----   ----    ----

     The following table sets forth the closing sales prices of ValliCorp Common Stock reported on the NASDAQ National Market System and the then most recent sale prices of Auburn Common Stock, based on information obtained by management of Auburn (which may not be complete or accurate), on March 27, 1996, the last trading day before the first public announcement of the Merger, and on _____________, 1996, the latest practicable day before printing this Proxy Statement, and the equivalent per share prices for Auburn Common Stock based on the ValliCorp Common Stock prices as of those dates, assuming a Conversion Ratio of 0.8209 shares of ValliCorp Common Stock for each share of Auburn Common
Stock:

                     ValliCorp             Auburn
                    Common Stock        Common Stock
                    ------------  ------------------------
                     Historical    Historical   Equivalent
                    ------------  ------------  ----------
March 27, 1996            $15.00         $7.75      $12.31

__________, 1996          $--.--         $--.--     $--.--

          SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR VALLICORP AND AUBURN COMMON STOCK. No assurance can be given as to the market price of ValliCorp Common Stock or Auburn Common Stock at, or in the case of ValliCorp Common Stock after, the Effective Time of the Merger.

          At March 31, 1996, there were approximately 3,763 stockholders of record of ValliCorp Common Stock and approximately 459 shareholders of record of Auburn Common Stock. Pursuant to the terms of the Merger Agreement, the shares of Auburn Common Stock held by each shareholder of record, including those of Auburn's directors, will be converted into shares of ValliCorp Common Stock.

     Dividends. Beginning in the second quarter of 1991, ValliCorp implemented a dividend policy which established a regular quarterly cash dividend program. ValliCorp's objective is to maintain a consistent quarterly cash dividend representing a dividend payout ratio of between twenty percent (20%) and twenty-five percent (25%) of net income. However, management considers various other factors in determining this dividend, including ValliCorp's current and projected net income, current dividend yield, and regulatory capital requirements, with particular emphasis on exceeding the applicable regulatory capital requirements. There are regulatory limitations on cash dividends that may be paid by ValliCorp, as well as limitations on cash dividends that may be paid by ValliCorp's subsidiary bank, ValliWide, which could, in turn, limit ValliCorp's ability to pay dividends. During the first quarter of 1993, ValliCorp declared a six cent ($0.06) per share dividend on ValliCorp Common Stock. The dividend declaration was increased to seven cents ($0.07) per share during the remaining three quarters of 1993, was increased to eight cents ($0.08) per share during each of the four quarters of 1994, was increased to nine cents ($0.09) per share during each of the four quarters of 1995, and was further increased to ten cents ($0.10) per share for the dividends to be paid during the first and second quarters of 1996.

     Under Delaware law, holders of ValliCorp Common Stock are entitled to receive dividends when and as declared by ValliCorp's Board of Directors out of funds legally available therefor, subject to the dividend preference, if any, on preferred stock that may be outstanding in the future. As a Delaware corporation, ValliCorp may make stock repurchases or redemptions that do not impair capital and may pay dividends out of any surplus account or out of net profits of the current and preceding fiscal years, subject to certain limitations. Under Delaware law, surplus may be created by a reduction of capital and may be distributed by board action, so long as capital is maintained in an amount not less than the aggregate par value of the remaining outstanding shares plus the stated value of any shares not having par value. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and is not determined on a consolidated basis.

     The ability of ValliCorp to pay cash dividends is almost wholly dependent upon the receipt of cash dividends from its subsidiary, ValliWide. As a California state-chartered banking corporation which is a member of the Federal Reserve System, ValliWide is subject to California and federal law and applicable federal regulations limiting the payment of cash dividends. Under California law, the board of directors of California state-chartered banks may declare cash dividends, subject to the restriction that the amount available for the payment of cash dividends shall be the lesser of retained earnings of the bank or the bank's net income for its last three fiscal years (less the amount of any distributions to shareholders during such period). If the above test is not met, cash dividends may be paid with the prior approval of the California Superintendent of Banks (the "California Superintendent") in an amount not exceeding the greatest of the bank's retained earnings, the bank's net income for its last fiscal year, or the bank's net income for its current fiscal year. Under regulations of the Federal Reserve Board, a Federal Reserve System member bank, like ValliWide, may pay dividends in any calendar year in an amount not greater than its net profits for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of any preferred stock, unless the prior approval of the Federal Reserve Board has been obtained; but the bank may not pay dividends in an amount greater than its net profits then on hand, deducting therefrom its losses and bad debts, unless the bank receives both the prior approval of the Federal Reserve Board and two-thirds of the shares of each class of the bank's stock outstanding.

     Furthermore, the Federal Deposit Insurance Corporation Improvement Act of 1991 generally prohibits an undercapitalized institution from paying dividends. In addition, if, in the opinion of the Federal Reserve Board, a banking holding company, like ValliCorp, or a state member bank, like ValliWide, is engaged or about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the Federal Reserve Board may require, after notice and hearing, that such organization cease and desist from such practice. The Federal Reserve Board has also issued a policy statement which provides that banks and bank holding companies should generally only pay dividends out of current operating earnings. See also the discussion below of Federal Reserve Board holding company regulations applicable to Auburn, as such regulations are also applicable to ValliCorp.

     The policy of the Board of Directors of Auburn is to pay cash dividends in the amount equal to 4% of the market price of Auburn Common Stock as of the previous year end to the extent such cash dividends may be legally paid. The payment of cash dividends is subject to the discretion of the Board of Directors of Auburn and will depend on Auburn's financial condition and performance, and other relevant factors. Auburn declared a cash dividend of $0.32 per share on February 14, 1996, which was paid to shareholders of record on March 15, 1996, and is restricted from paying further dividends during 1996 pursuant to the Merger Agreement. There are regulatory and statutory limitations on the ability of Auburn and TBOC to pay dividends.

     For example, the Federal Reserve Board generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The Federal Reserve Board's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. Regulators also have authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not otherwise expressly prohibited by statute .

     As a national bank, TBOC is regulated, supervised, and regularly examined by the OCC. The payment of dividends by a national bank such as TBOC is restricted by additional provisions of federal law, which prohibit a national bank from declaring a dividend on its shares of common stock unless its surplus fund exceeds the amount of its common capital (total outstanding common shares times the par value per share). Additionally, if losses have at any time been sustained equal to or exceeding a bank's undivided profits then on hand, no dividend may be paid. Moreover, even if a bank's surplus exceeded its common capital and its undivided profits exceed its losses, the approval of the OCC is required for the payment of dividends if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits of that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. A national bank must consider other business factors in determining the payment of dividends. The payment of dividends by TBOC is governed by TBOC's ability to maintain minimum required capital levels and an adequate allowance for loan losses.


                                  RISK FACTORS
                                  ------------

     In deciding whether to approve the Merger, Auburn shareholders should consider the following risks, in addition to the other matters set forth or incorporated by reference herein.


ABILITY TO REALIZE COST SAVINGS

     Because the markets in which ValliCorp and Auburn operate are highly competitive and because of the inherent uncertainties associated with merging two companies, there can be no assurance that the combined entity will be able to fully realize the cost savings ValliCorp currently expects to realize as a result of the Merger and the consolidation of their operations or that such savings will be realized at the times currently anticipated. See the discussion of "Projected Operating Cost Savings through

Consolidation of Operations" within "-Management and Operations of ValliCorp After the Merger" below.


REAL ESTATE LENDING ACTIVITIES; NONPERFORMING ASSETS

     The loan portfolios of ValliCorp and Auburn are dependent on real estate. At March 31, 1996, real estate served as the principal source of collateral with respect to approximately 81% of Auburn's loan portfolio, 40% of ValliCorp's loan portfolio, and 42% of pro forma combined ValliCorp and Auburn loan portfolio. A worsening of current economic conditions and rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, and the value of real estate and other collateral securing loans, as well as ValliCorp's financial condition in general and the market value for ValliCorp Common Stock. Acts of nature, including earthquakes, may also negatively impact ValliCorp's or Auburn's financial condition.

     Auburn's nonperforming assets were $568,500 or 0.75% of total assets at March 31, 1996, as compared to $604,717 or 0.79% of total assets at December 31, 1995 and $499,000 or 0.72% of total assets at December 31, 1994. ValliCorp's nonperforming assets were $15 million or 1.19% of total assets at March 31, 1996, as compared to $20 million or 1.47% of total assets at December 31, 1995 and $12 million or 0.87% of total assets at December 31, 1994. There are no assurances that nonperforming assets will not increase and adversely affect the financial condition of Auburn and/or ValliCorp. See "INFORMATION INCORPORATED BY REFERENCE."


SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

     Shares of ValliCorp Common Stock eligible for future sale could have a dilutive effect on the market for ValliCorp Common Stock and could adversely affect the market prices. The Restated Certificate of Incorporation of ValliCorp authorizes the issuance of 40,000,000 shares of ValliCorp Common Stock of which 13,309,353 shares were outstanding at March 31, 1996. Pursuant to its stock option plans, at March 31, 1996, ValliCorp had outstanding options to purchase an aggregate of 923,182 shares of ValliCorp Common Stock. Such options have exercise prices of between $4.250 and $16.125 per share. As of March 31, 1996, 1,273,242 shares of ValliCorp Common Stock remained available for option grants under ValliCorp's stock option plans. In addition, ValliCorp has outstanding debentures which, at March 31, 1996, were convertible into 165,341 shares of ValliCorp Common Stock. Sales of substantial amounts of ValliCorp Common Stock in the public market following the Merger could adversely affect the market price of ValliCorp Common Stock. There are no restrictions in the Merger Agreement preventing ValliCorp from issuing additional shares.

     It is ValliCorp's intention to pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by ValliCorp to enhance shareholder value or satisfy other strategic objectives. Other acquisitions, if any, could be accomplished by the issuance of additional shares of ValliCorp Common Stock or other securities convertible into or exercisable for such ValliCorp Common Stock.

     There can be no assurance given as to the market value of ValliCorp Common Stock after the Merger, which market value may be affected by future acquisitions, if any, and other factors, including but not limited to, general economic conditions and fluctuating interest rates.


LEGISLATIVE AND REGULATORY ENVIRONMENT

     The banking and financial services businesses in which ValliCorp and Auburn engage are highly regulated. The laws and regulations affecting such businesses are under constant review by Congress and applicable regulatory agencies and may be changed dramatically in the future. Such changes could affect the business of bank holding companies and banks. For example, in September 1994, the President signed legislation amending the 1956 Act and the Federal Deposit Insurance Act to provide for the interstate banking and branching. Such changes may affect the competitive environment in which ValliWide and TBOC operate and may affect the amount of capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affect earnings. It is not certain what changes will occur or the effect that any such changes would have on the profitability of the combined company, its ability to achieve certain cost savings or compete effectively or its ability to take advantage of new opportunities after the Merger. See "THE MERGER-Management and Operations of ValliCorp After the Merger," "HISTORICAL AND PRO FORMA COMBINED CAPITAL INFORMATION," and "INFORMATION INCORPORATED BY REFERENCE" (and especially the discussion of "Recent Legislation and Other Changes" within "Item 1. Business" contained in Auburn's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 accompanying this Proxy Statement, which discussion applies to ValliCorp and ValliWide in all material respects the same as it does to Auburn and TBOC).

     ValliCorp is organized under the corporate law of Delaware while Auburn is organized under the corporate law of California. While similarities in rights exist for shareholders of ValliCorp and Auburn, there are significant differences in the laws applicable to each company and in their respective charter documents. See "COMPARISON OF RIGHTS OF HOLDERS OF VALLICORP COMMON STOCK AND HOLDERS OF AUBURN COMMON STOCK."

                              THE ANNUAL MEETING
                              ------------------

GENERAL

     This Proxy Statement is being furnished to holders of Auburn Common Stock in connection with the solicitation of Proxies by the Board of Directors of Auburn for use at the Annual Meeting to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, to elect nine members to the Board of Directors, to ratify the appointment of Perry-Smith & Co. as Auburn's independent public accountants for the fiscal year ending December 31, 1996, and to consider such other business as may properly come before the Annual Meeting or any adjournments thereof. Each copy of this Proxy Statement is also accompanied by a Proxy for use at the Annual Meeting.

     THE AUBURN BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT AUBURN SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     This Proxy Statement is also furnished by ValliCorp to holders of Auburn Common Stock as a prospectus in connection with the issuance by ValliCorp of the shares of ValliCorp Common Stock upon consummation of the Merger.


DATE, PLACE AND TIME

     The Annual Meeting will be held at 500 Wall Street, Auburn, California, on _______, ____________, 1996 at 7:30 p.m. local time.


RECORD DATE AND VOTING RIGHTS

     Only holders of record of Auburn Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were _______________ shares of Auburn Common Stock outstanding. Each share of Auburn Common Stock entitles the holder thereof to one vote, in person or by proxy, per share held.

     Under the California GCL, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of at least a majority of the outstanding shares of Auburn Common Stock. Holders of at least a majority of the outstanding shares of Auburn Common Stock must be represented, either in person or by proxy, at the Annual Meeting for a quorum to be present.

     In the election of directors, every holder of Auburn Common Stock eligible to vote at the Annual Meeting shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected, or to cumulate the votes by giving one candidate as many votes as equal the number of such directors to be elected multiplied by the number of shares owned by such shareholder or distribute such votes on the same principal among any number of candidates. The nine candidates receiving the highest number of votes are elected.

     The ratification of appointment of the independent public accountants requires a majority vote of the shares of Auburn Common Stock represented in person or by proxy and voting at the Annual Meeting.

     Each properly completed Proxy returned in time for voting at the Annual Meeting, unless revoked by the Auburn shareholder, will be voted in accordance with the instructions indicated on the Proxy, or, if no instructions are provided, will be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, "FOR" election of the nine candidates nominated by management as directors, and "FOR" ratification of the appointment of Perry-Smith & Co. as independent public accountants. No matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting, except for matters incidental to the conduct of the Annual Meeting. The grant of a Proxy will also confer discretionary authority on the persons named in the Proxy to vote on matters incident to the conduct of the Annual Meeting, including any adjournment or postponement thereof.

     An Auburn shareholder may revoke a Proxy at any time before it is exercised by filing with the Corporate Secretary of Auburn, 540 Wall Street, Auburn, California 95603, a written instrument revoking the Proxy, by submitting a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

     Auburn shares which abstain from voting and "broker nonvotes" (shares as to which brokerage firms have not received voting instructions from their clients and therefore do not have the authority to vote at the Annual Meeting) will be counted for purposes of determining a quorum. Because the affirmative vote of at least a majority of the outstanding shares of Auburn Common Stock is required to approve the Merger, both absten tions and broker nonvotes will have the same legal effect as votes "AGAINST" the Merger. Since the nine directors who receive the largest number of shares voted will be elected, abstentions and broker non-votes will have no impact upon the election. Since the ratification of appointment of independent public accountants requires the affirmative vote of holders of a majority of the outstanding stock present or represented and voting at the meeting, abstentions and broker non-votes will be counted as shares not present and not entitled to vote and not as either negative votes against or affirmative votes in favor.

     AUBURN SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF AUBURN STOCK CERTIFICATES WILL BE MAILED TO EACH AUBURN SHAREHOLDER AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE MERGER.

     On the Record Date, approximately _____% of the outstanding shares of Auburn Common Stock was owned by directors and executive officers of Auburn. In connection with the execution and delivery of the Merger Agreement, a Shareholder Agreement was executed and delivered by each of the directors of Auburn in their capacity as shareholders. The Shareholder Agreement binds each of these shareholders to vote their shares in favor of the Merger and the Merger Agreement, subject to their continuing fiduciary duties to the Auburn shareholders. The terms of the Shareholder Agreement extend to any shares of Auburn Common Stock acquired by the signing shareholders after execution thereof. The number of shares of Auburn Common Stock subject to the Shareholder Agreement is __________, representing _____% of the outstanding Auburn Common Stock on the Record Date. See "-Agreement with Certain Shareholders" below and "THE MERGER-Interest of Certain Persons in the Merger." Accordingly, approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby at the Annual Meeting is expected to require the affirmative vote of an additional _______________ shares of Auburn Common Stock, or approximately _____% of the shares of Auburn Common Stock outstanding on the Record Date, voted by the remaining shareholders of Auburn. Information concerning the principal holders of Auburn Common Stock at the Record Date is included within "-Voting Securities and Principal Holders" below.


ADJOURNMENTS

     The Annual Meeting may be adjourned, even if a quorum is not present, by the vote of the holders of a majority of the shares represented at each such meeting in person or by proxy. In the absence of a quorum, no other business may be transacted at the Annual Meeting.

     Notice to shareholders of the adjourned meeting need not be given if the time and place thereof are announced at the Annual Meeting at which the adjournment is taken, provided that if the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each shareholder of record entitled to vote at the Annual Meeting. At an adjourned Annual Meeting, any such business may be transacted which might have been transacted at the original Annual Meeting.

DISSENTERS' RIGHTS OF APPRAISAL

     If the Merger Agreement is approved by the required vote of Auburn shareholders and is not abandoned or terminated, shareholders of Auburn who did not vote "FOR" the Merger may be entitled to certain dissenters' appraisal rights under Chapter 13 of the California GCL.

     The following discussion is not a complete statement of the California GCL relating to dissenters' rights, and is qualified in its entirety by reference to sections 1300 through 1312 of the California GCL attached to this Proxy Statement as Appendix C and incorporated herein by reference. This discussion and sections 1300 through 1312 of the California GCL should be reviewed carefully by any Auburn shareholder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

     If the Merger is consummated, those shareholders of Auburn who elect to exercise their dissenters' rights and who in a timely and proper fashion perfect such rights will be entitled to receive the "fair market value" of their shares of Auburn Common Stock in cash. Pursuant to section 1300(a) of the California GCL, such "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the proposed Merger, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter. Auburn believes the "fair market value" is equal to the last bid price of Auburn Common Stock on March 27, 1996, or $7.75.

     Shares of Auburn Common Stock must satisfy each of the following requirements to qualify as dissenting shares ("Dissenting Shares") under the California GCL: (a) the shares of Auburn Common Stock must have been outstanding on the Record Date (and, therefore, shares acquired after the Record Date upon exercise of options to purchase Auburn Common Stock may not constitute Dissenting Shares); (b) the shares of Auburn Common Stock must not have been voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (c) the holder of such shares of Auburn Common Stock must submit certificates for endorsement as described below. IF A HOLDER OF AUBURN COMMON STOCK VOTES "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, INCLUDING THE MERGER, AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING BY EXECUTING AND RETURNING A PROXY TO AUBURN WITH NO VOTING INSTRUCTIONS INDICATED THEREON AND NOT REVOKING SUCH PRIOR TO THE TIME OF THE ANNUAL MEETING) SUCH HOLDER WILL LOSE ANY DISSENTERS' RIGHTS THAT MAY EXIST WITH RESPECT TO THE SUBJECT SHARES.

     If the Merger is approved at the Annual Meeting, Auburn will, within ten
(10) days after such approval, mail to any shareholder who may have a right to require Auburn to purchase his or her shares for cash as a result of making such a demand (as described below), a notice that the required shareholder approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, was obtained (the "Notice of Approval") accompanied by a copy of sections 1300 through 1304 of the California GCL. The Notice of Approval will set forth the price determined by Auburn to represent the "fair market value" of any Dissenting Shares (which shall constitute an offer by Auburn to purchase such Dissenting Shares at such stated price) and will set forth a brief description of the procedures to be followed by such shareholders who wish to exercise their dissenters' rights.

     Within thirty (30) days after the date on which the Notice of Approval was mailed: (a) Auburn must receive the demand of the dissenting shareholder which is required by law to contain a statement concerning the number and class of shares of Auburn Common Stock held of record by such dissenting shareholder which the dissenting shareholder demands that Auburn purchase and a statement of what such dissenting shareholder claims to be the fair market value of the Dissenting Shares as of March 27, 1996, the day before the first public announcement of the proposed Merger (the statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the Dissenting Shares at such price); and (b) the dissenting shareholder must submit share certificate(s) representing the Dissenting Shares to Auburn at Auburn's principal office. The certificate(s) will be stamped or endorsed with a statement that the shares are Dissenting Shares or will be exchanged for certificates of appropriate denomination so stamped or endorsed. If the price contained in the Notice of Approval is acceptable to the dissenting shareholder, the dissenting shareholder may demand the same price. THIS WOULD CONSTITUTE AN ACCEPTANCE OF THE OFFER BY AUBURN TO PURCHASE THE DISSENTING SHAREHOLDER'S STOCK AT THE PRICE STATED IN THE NOTICE OF APPROVAL.

     If Auburn and a dissenting shareholder agree upon the price to be paid for the Dissenting Shares, upon the dissenting shareholder's surrender of the certificates representing the Dissenting Shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between Auburn and the dissenting shareholder) is required by law to be paid to the dissenting shareholder within thirty (30) days after such agreement or within thirty (30) days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the certificates therefor.

     If Auburn and a dissenting shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such Dissenting Shares are entitled to be classified as Dissenting Shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any pending action brought by any other dissenting shareholder. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable, but must be assessed against Auburn if the appraised value as determined by the court exceeds the price offered by Auburn.

     The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the Merger. Furthermore, no shareholder who has appraisal rights under Chapter 13 of the California GCL has any right to attack the validity of the Merger or to have the Merger set aside or rescinded except in an action to test whether the number of shares required to authorize or approve the Merger has been legally voted in favor of the Merger.

     Dissenting Shares may lose their status as such and the right to demand payment will terminate if (a) the Merger is abandoned; (b) the Dissenting Shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class; (c) the dissenting shareholder and Auburn do not agree upon the status of the shares as Dissenting Shares or upon the price of such shares and the dissenting shareholder fails to file suit against Auburn or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the shareholder; or (d) the dissenting shareholder withdraws his or her demand for the purchase of the Dissenting Shares with the consent of Auburn.


SOLICITATION OF PROXIES

     This solicitation of Proxies is being made on behalf of the Board of Directors of Auburn. In addition to soliciting Proxies by the mail, directors, officers and employees of Auburn may solicit Proxies personally, by telephone, telegram, or facsimile transmission, but they will not be additionally compensated therefor. Auburn has requested brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to owners of Auburn shares and will reimburse them for expenses incurred in doing so. Auburn will pay its own costs with respect to the solicitation of Proxies.


AGREEMENT WITH CERTAIN SHAREHOLDERS

     ValliCorp has entered into a Shareholder Agreement with each of the nine members of the Board of Directors of Auburn in their capacities as shareholders of Auburn ("Agreeing Shareholders"). Pursuant to the Shareholder Agreement, the Agreeing Shareholders have agreed, among other things, (a) to vote the number of shares of Auburn Common Stock owned by them in favor of the Merger and the

Merger Agreement, (b) to vote against any proposal which would in any manner impede, frustrate, prevent, or nullify the Merger or the Merger Agreement, and
(c) not to sell or transfer any shares of Auburn Common Stock owned by them for a limited period of time stated therein. The obligations of each of the Agreeing Shareholders under the Shareholder Agreement may be limited in the event that such shareholder determines, in good faith and upon the written advice of counsel, that certain actions otherwise required under the Shareholder Agreement would violate his or her duties to shareholders imposed by law or would violate his or her continuing fiduciary duty to the shareholders of Auburn. The Agreeing Shareholders and the number of shares of Auburn Common Stock such persons are entitled to vote at the Annual Meeting which are subject to the Shareholder Agreement as of the Record Date are as follows:

                                NUMBER OF SHARES     PERCENTAGE OF AUBURN
                             ENTITLED TO VOTE AS OF   COMMON STOCK AS OF
          NAME                    RECORD DATE             RECORD DATE
- ---------------------------       -----------             -----------
John G. Briner                                                    %
Paul Brocker
D. Dwight Odom, M.D.
Thomas E. Propp
Donald L. Robinson
Harry E. Sands
Virgil R. Traynor, D.V.M.
Gary N. Weeks
H. Ray Yamasaki
     Totals                                                       %
                                      =======              =======

     Because the Agreeing Shareholders have agreed to vote the number of their shares set forth above (approximately _____% of the outstanding shares of Auburn Common Stock entitled to vote at the Annual Meeting) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, the likelihood that the Merger Agreement will be approved and adopted is increased. The affirmative vote of the holders of an additional _____% of the shares of Auburn Common Stock outstanding as of the Record Date will be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The text of the Shareholder Agreement appears as Exhibit 9.1 to the Merger Agreement attached as Appendix A to this Proxy Statement.


VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth information as of the Record Date pertaining to beneficial ownership of Auburn Common Stock by persons known to Auburn to own 5% or more of Auburn Common Stock, directors of Auburn and all directors and executive officers of Auburn and TBOC as a group. The information contained herein has been obtained from Auburn's records or from information furnished directly by the individual or entity to Auburn.

     The table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. Therefore, careful attention should be given to the footnote references. In addition, shares of Auburn Common Stock issuable pursuant to options which may be exercised within sixty
(60) days of the Record Date are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Thus, the total number of shares considered to be outstanding for the purposes of this table may vary depending upon the individual's particular circumstance.

                                                 COMMON STOCK OF AUBURN
                                                  BENEFICIALLY OWNED(2)
                                            ---------------------------------
                                             NUMBER         PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)     OF SHARES      OUTSTANDING SHARES
- ---------------------------------------     ---------      ------------------







Directors and Executive.............
Officers as a Group (__ persons)....

______________________

[Footnotes.]

                                  THE MERGER
                                  ----------

     This section of the Proxy Statement describes the material aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement, as well as the other Appendices to this Proxy Statement, in their entirety.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF
DIRECTORS

     ValliCorp Reasons. ValliCorp's management and Board of Directors believe the United States banking industry is in the midst of a major transformation and restructuring. The banking industry is experiencing significant pressure for consolidation as a result of many factors, including industry overcapacity, increased competition from nontraditional competitors, technological change, and the evolving legislative and regulatory environment. As a result, ValliCorp's Board of Directors developed a strategic plan to enhance long-term shareholder value, which contemplates an expansion of ValliCorp through mergers and acquisitions of banking organizations in California, as well as internal growth. During the past several years, ValliCorp has acquired or merged with banking organizations located in Central California, has considered the desirability of various acquisition/merger opportunities and has carefully reviewed options to achieve its strategic objectives.

     After earlier requesting and receiving certain financial information from Auburn, in July 1995, the Chairman of the Board and the President and Chief Executive Officer of ValliCorp met with the President and Chief Executive Officer of Auburn and concluded that further discussions and analyses relating to a possible merger transaction between the two organizations should be pursued. ValliCorp's management obtained financial data and other information from Auburn and prepared financial analyses with respect to the combined company consisting of ValliCorp and Auburn, including projected cost savings and synergies. These cost savings were expected to be achieved through reductions in personnel, and related benefit costs, and consolidation and elimination of back office operations, including administration, data processing, and centralized support functions.

     On February 9, 1996, the Executive Committee of the ValliCorp Board of Directors considered a presentation by ValliCorp management on a possible merger transaction between Auburn and ValliCorp and authorized continued discussions and negotiations regarding the possible merger transaction. On February 26, 1996, the ValliCorp Board of Directors considered a similar presentation by ValliCorp management, determined that the purchase of Auburn by ValliCorp pursuant to the Merger would be in the best interest of ValliCorp and its stockholders and authorized entry into the Merger Agreement.

     In reaching its decision that the Merger Agreement is in the best interest of ValliCorp and its stockholders, ValliCorp's Board of Directors consulted with ValliCorp's management, and considered a number of factors, including, but not limited to, the following:

     (a) The financial condition and results of operation of, and prospects for, each of ValliCorp and Auburn;

     (b) The amount and type of consideration to be paid by ValliCorp to Auburn's shareholders pursuant to the Merger Agreement;

     (c) That the Merger is expected to give ValliCorp a larger presence in the Sacramento area, filling in ValliCorp's target market area;

     (d) The possibility that because of synergies resulting from the acquisition ValliCorp can achieve a combination of additional revenues and cost savings in excess of those which must be realized for the transaction to be nondilutive; and

     (e) That the Merger enables ValliCorp to expand within its target market and thereby better compete with other banking institutions with greater financial resources.

     Auburn Background and Reasons for the Merger and Recommendation of its Management. The Board of Directors of Auburn began to consider the possibility of a business combination with ValliCorp during the third quarter of 1995. After various discussions and negotiations between certain of their directors and officers, a due diligence examination of the respective parties, and after certain additional discussions and negotiations, including review of the fairness report from Findley, Auburn entered into the Agreement on March 27, 1996.

     The Board of Directors of Auburn believes the Merger to be in the best interests of Auburn, its shareholders and banking customers. The Board of Auburn expects the surviving company to be stronger in terms of management, growth opportunities and profitability than is either institution at present.

     ValliCorp and Auburn have both been profitable over the past several years. The continuing growth of ValliCorp in the general Sacramento market will be a natural complement to Auburn's offices in Northern California and both institutions will benefit from the expansion into similar and compatible market areas which are geographically proximate.

     In evaluating the proposed Merger and arriving at the formula for calculating the Conversion Ratio, the Board of Directors of Auburn considered a variety of factors, reviewed information relating to ValliCorp and Auburn and received reports from and presentations by their respective officers, financial advisers and legal counsel. Among the factors considered by the Auburn Board were the fact that the value of the consideration to be paid in the Merger represents a premium over the historical market price of Auburn Common Stock; the historic characteristics of the market for Auburn Common Stock, the value and form of the consideration to be paid in the Merger compared with prices paid in recent acquisitions of other banks and bank holding companies in California; the book value and earnings per share of Auburn; the results of operations and prospects of ValliCorp and Auburn; the advisability of continuing to operate Auburn as an independent entity; the tax consequences of the transaction to shareholders of Auburn; and the value of ValliCorp Common Stock as an investment. The Board of Directors of Auburn concluded, in light of these factors and other factors they considered appropriate, that the Conversion Ratio was in the best interests of their respective institutions and shareholders.

     THE AUBURN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, BE ADOPTED AND APPROVED BY THE SHAREHOLDERS OF AUBURN.

FAIRNESS OPINION OF THE FINDLEY GROUP

     Auburn has retained Findley to act as its financial advisor in connection with the Merger pursuant to an engagement letter dated January 22, 1996 (the "Engagement Letter"). Findley has rendered to the Board of Directors of Auburn its written opinion dated May 29, 1996, as affirmed on ______________, 1996, pursuant to the terms of the Merger Agreement that, subject to the assumptions and limitations set forth therein, the Conversion Ratio is fair, from a financial point of view, to Auburn shareholders. A copy of the opinion dated May 29, 1996 of Findley (the "Fairness Opinion") is attached as Appendix B to this Proxy Statement and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the Fairness Opinion. This Fairness Opinion is addressed to the Board of Directors of Auburn and does not constitute a recommendation to any shareholder of Auburn as to how such shareholder should vote at the Auburn Meeting.

     In connection with its Fairness Opinion, Findley, among other things: (a) reviewed certain publicly available financial and other data with respect to Auburn and ValliCorp, including the consolidated financial statements for recent years and interim periods to March 31, 1996, the March 31, 1996 call reports for ValliWide and TBOC and certain other relevant financial and operating data relating to Auburn and ValliCorp made available to Findley from published sources and from the internal records of Auburn and ValliCorp; (b) reviewed the Merger Agreement; (c) reviewed certain historical market prices and trading volumes of ValliCorp Common Stock on the NASDAQ National Market System and of Auburn Common Stock; (d) compared Auburn and ValliCorp from a financial point of view with certain other companies that Findley deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies that Findley deemed to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of Auburn certain information of a business and financial nature regarding Auburn and ValliCorp furnished to Findley by Auburn and ValliCorp, including financial forecasts and related assumptions of Auburn and ValliCorp; (g) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Auburn's counsel; (h) reviewed a draft of this Proxy Statement; (i) reviewed a valuation report concerning the Merger prepared by Gerry Findley, Incorporated; and (j) performed such other analyses and examinations as Findley deemed appropriate.

     Analysis of Selected Bank Merger Transactions. Findley reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, Findley reviewed 31 transactions involving acquisitions of selected banks in California completed since January 1, 1995 (the "California Acquisitions"). For each bank acquired in such transactions, Findley compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of tangible book value) to deposits, purchase price to book value, and purchase price to previous year's earnings.

     The figures for all banks acquired in the California Acquisitions produced:
(a) a median percentage of premium to deposits of 3.06%; (b) a median ratio of purchase price to book value of 1.33; and (c) a median ratio of purchase price to previous year's earnings of 13.80.

     In comparison, assuming that the Conversion Ratio to be paid in the Merger equals $12.31 per share (using a value for ValliCorp Common Stock of $15.00 per share), Findley determined that the Conversion Ratio in the Merger represented a percentage of premium to deposits of 6.89%, a ratio of purchase price to book value of 1.60 and a ratio of purchase price to previous year's earnings of 14.07.

     No other company or transaction used in the above analysis as a comparison is identical to Auburn, ValliCorp or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which ValliCorp, Auburn and the Merger are being compared.

     Contribution Analysis. Findley analyzed the contribution of each of Auburn and ValliCorp to, among other things, common equity and net income of the pro forma combined companies for the period ended March 31, 1996. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for Auburn and ValliCorp as of December 31, 1995, adjusted for the two recent acquisitions of ValliCorp completed in the first quarter of 1996, Auburn would have contributed 6.9% of the deposits and 5.2% of the net income of the combined companies (before costs savings and revenue enhancements). Based upon the stock consideration to be paid in the merger as provided in the Merger Agreement, the Auburn shareholders would own approximately 6.4% of the combined companies.

     Discounted Cash Flow Analysis. Findley examined the results of a discounted cash flow analysis designed to compare the Conversion Ratio with the present value, under certain assumptions, that would be attained if Auburn remained independent through 2000, at which time Auburn was acquired by a larger financial institution. The cash flows for the combined companies assumed that the Conversion Ratio equals $12.31 per share of ValliCorp market value Common Stock. The results produced in the analyses did not purport to be indicative of actual values or expected values of Auburn or the combined companies at such future date. All cases were analyzed assuming realization of operating cost savings, estimated by ValliCorp, in the amounts and time periods forecasted by ValliCorp.

     The discount rates used ranged from 10% to 16%. For the Auburn stand alone analysis, the terminal price multiples applied to the 2000 estimated book value ranged from 1.00x to 2.00x. The lower levels of the price/book values multiples range reflected an estimated future trading range of Auburn or the combined companies, while the higher levels of the price/book value multiples range were more indicative of a future sale of Auburn or the combined companies to a larger financial institution.

     For the Auburn stand alone analysis, the cash flows were comprised of the projected stand alone dividends per share in years 1996 through 2000 plus the terminal value of Auburn Common Stock at the year-end 2000 (calculated by applying each one of the assumed terminal price/book value multiples as stated above to the 2000 projected Auburn book value per share). A similar analysis was done for the combined companies. The discount rates described above were then applied to these cash flows to obtain the present values per share of Auburn Common Stock.

     Under a most likely scenario, the Findley analysis assumed that projected earnings, among other things, would be achieved; that projected operating cost savings are ninety percent (90%) realized (for the combined companies case); a present value discount rate of 12%; and a terminal price/book value multiple of
1.60. Assuming Auburn remains independent through 2000 and is then acquired by a larger financial institution, a holder of one share of Auburn Common Stock today would receive cash flows with a present value of $12.89. Assuming the Merger is consummated and that the combined companies remain independent through 2000 and are then acquired by a larger financial institution, a holder of one share of Auburn Common Stock today would receive cash flows with a present value of at least $14.10.

     Comparable Company Analysis. Using public and other available information, Findley compared certain financial ratios of Auburn and ValliCorp (including the ratio of net income to average total assets ["return on average assets"], the ratio of net income to average total equity ["return on average equity"], the ratio of average equity to average assets and certain credit ratios for the year ended December 31, 1995 and the interim period ending March 31, 1996) to a peer group consisting of 20 selected banks located in California. No company used in the analysis is identical to Auburn or ValliCorp. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that both Auburn and ValliCorp performed slightly below the peer group level on the basis of profitability. ValliCorp performed better than the peer group on certain cost controls while Auburn performed better than the peer group on certain credit controls, net interest margins and capital levels.

     The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to Auburn's Board of Directors or of the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Auburn Board of Directors.

     In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ValliCorp or Auburn. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness, from a financial standpoint, of the Merger to Auburn's shareholders and were provided to the Auburn Board of Directors in connection with the delivery of Findley's Fairness Opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of Auburn. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     In rendering its Fairness Opinion, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for purposes of its Fairness Opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of ValliCorp, Auburn or any of their respective subsidiaries. Auburn did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to Findley's rendering of the Fairness Opinion regarding the fairness of the Merger. Gary Steven Findley, an affiliate of The Findley Group and corporate counsel for Auburn, did participate in negotiations regarding the Agreement.

     Auburn's Board of Directors selected and instructed Findley to render an Fairness Opinion with respect to the fairness of the Merger to Auburn's shareholders from a financial point of view based on its belief that Findley is experienced and qualified in such matters. Findley has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley has been involved in the creating, developing, merging and acquisition of hundreds of financial institutions.

     Pursuant to the Engagement Letter, Auburn agreed to pay Findley a fee of $120,000 for Findley's services rendered to Auburn in connection with this transaction, which services included the location of ValliCorp as a buyer of Auburn, the issuance of Findley's Fairness Opinion and assistance in the negotiation of the Agreement and the underlying transaction. Upon consummation of the Merger, Findley will be paid $120,000. No amounts have been paid to Findley to date. Auburn has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to Auburn.

     Auburn has employed the law firm of Gary Steven Findley & Associates, an affiliate of Findley, as its corporate counsel during the past two years. Gary Steven Findley is the principal of the firm. The law firm has been paid fees of $95,585 for its services over the last two years. No amounts have been paid to other Findley affiliates or Findley over the last two years for various bank related consulting services.

TERMS OF THE MERGER

     General. The Merger Agreement provides for the merger of Auburn with and into ValliCorp. As a result of the Merger, the corporate existence of Auburn will cease. The parties also agreed to use their reasonable efforts to cause Auburn's banking subsidiary, TBOC, to be merged into ValliCorp's subsidiary, ValliWide, as soon as practicable after the Merger of ValliCorp and Auburn.

     Effective Time of the Merger. The Merger will become effective on the date and at the time that a certificate of merger is accepted for filing by the Secretary of State of the State of Delaware, or at such later time within two (2) business days after such filing as may be specified in the certificate of merger (the "Effective Time"). The Merger Agreement provides that either party may terminate the Merger Agreement if the Merger has not been consummated before December 31, 1996 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement. See "-Termination" below.

     Consideration to be Paid in the Merger. At the Effective Time, each outstanding share of Auburn Common Stock, exclusive of shares held by holders who effectively exercise dissenters' rights under the California GCL, will be converted into a number of shares of ValliCorp Common Stock pursuant to the Conversion Ratio. The Conversion Ratio, initially set at 0.8209, is subject to the following potential adjustments:

          (a) Should the number of shares of ValliCorp Common Stock that would be issued at a Conversion Ratio of 0.8209 in exchange for the number of shares of Auburn Common Stock outstanding at the Effective Time and upon the exercise of Auburn Stock Options assumed by ValliCorp pursuant to Section 7.10 of the Merger Agreement exceed 926,768, the Conversion Ratio shall be adjusted downward and shall equal the quotient (rounded to four digits to the right of the decimal point) obtained by dividing 926,768 by the sum of (i) the number of shares of Auburn Common Stock outstanding at the Effective Time, and (ii) the number of shares of Auburn Common Stock available upon the exercise of Auburn Stock Options assumed by ValliCorp. For a discussion of the treatment of Auburn Stock Options in the Merger, see "-Treatment of Auburn Stock Options" below.

          (b) Should ValliCorp declare a stock dividend or distribution upon or reclassify, split up, combine, or subdivide the ValliCorp Common Stock, or declare a dividend, or make a distribution on the ValliCorp Common Stock in any security convertible into ValliCorp Common Stock, as of a record date prior to the Effective Time, the Conversion Ratio (as well as the total number of shares of ValliCorp Common Stock to be issued pursuant to the Merger) shall be appropriately adjusted to maintain the proportional interest in ValliCorp Common Stock which the shareholders of Auburn would otherwise have received.

          (c) Should a Triggering of Rights (as defined in the Merger Agreement) occur prior to the Effective Time, for each share of ValliCorp Common Stock that the shareholders of Auburn are entitled to receive hereunder without regard to this paragraph (c) or paragraph (b) above, the shareholders of Auburn shall receive one share of ValliCorp Common Stock plus Rights Securities (as defined in the Merger Agreement) having an aggregate value equal to the Spread (as defined in Section 11(a)(iii) of the Rights Agreement). "Rights Securities" are defined in the Merger Agreement to mean one one-hundredths of a share of Series A

Preferred Stock unless the Board of Directors of ValliCorp makes available for distribution to or purchase by Rights holders any other securities or assets or cash, in which case Rights Securities are deemed to include such securities, assets, or cash. A "Triggering of the Rights" is defined in the Merger Agreement to occur at the close of business on the tenth business day following the occurrence of a Section 11(a)(ii) Event (as defined in the Rights Agreement), unless prior to the end of such ten (10) business day period: (i) the Board of Directors of ValliCorp or a Committee thereof redeems the Rights in accordance with Section 23 of the Rights Agreement or (ii) the person triggering exercisability of the Rights reduces its ownership of ValliCorp Common Stock to less than 10% of the outstanding shares of ValliCorp Common Stock and there are no other shareholders who are the beneficial owners of 10% or more of the outstanding shares of ValliCorp Common Stock. In general terms and subject to limitations contained in the Rights Agreement, the "Spread" comes into play under the Rights Agreement when the number of shares of Series A Preferred Stock is insufficient to permit the exercise in full of Rights. In general terms and also subject to limitations contained in the Rights Agreement, a "Section 11(a)(ii) Event" is deemed to occur under the Rights Agreement when an individual or entity, alone or acting together with others, becomes an Acquiring Person. For a discussion of what constitutes an "Acquiring Person" and the Rights generally, see "DESCRIPTION OF VALLICORP CAPITAL STOCK AND INDEBTEDNESS-ValliCorp Series A Preferred Stock Purchase Rights."

     The maximum number of shares of ValliCorp Common Stock issuable in the Merger (926,768) is equal to 0.8209 times the total of (y) the number of shares of Auburn Common Stock outstanding at the date of the Merger Agreement (1,004,955) plus (z) the number of shares of Auburn Common Stock available upon the exercise of Auburn Stock Options (124,011). The Merger Agreement prohibits the granting of additional options to purchase Auburn Common Stock and prohibits the issuance of additional shares of Auburn Common Stock, other than pursuant to exercises of existing Auburn Stock Options for 124,011 shares. A downward adjustment to the Conversion Ratio under paragraph (a) above would only occur in the unlikely event that Auburn's representations contained in the Merger Agreement as to the number of shares of Auburn Common Stock outstanding or available upon exercise of Auburn Stock Options should prove incorrect. By way of examples, nonetheless, if the number of shares of Auburn Common Stock outstanding and available upon exercise of Auburn Stock Options immediately prior to the Effective Time of the Merger exceeded 1,128,966 (the total of 1,004,955 plus 124,011) by 5,000 shares or by 25,000 shares, the Conversion Ratio would decrease by application of the formula described in paragraph (a) above from 0.8209 to 0.8173 or 0.8031, respectively.

     The Merger Agreement generally provides that Auburn may not without the prior written consent of ValliCorp, from the date thereof until the Effective Time, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock. Notwithstanding this general provision, Auburn may declare or pay its regular annual cash dividend.

     Rights of Holders After Effective Time; Dividends. As soon as reasonably practicable after the Effective Time, the Exchange Agent (as that term is defined in the Merger Agreement) selected by ValliCorp will forward a letter of transmittal to former shareholders of record of Auburn containing detailed instructions for the surrender of certificates representing Auburn Common Stock in exchange for certificates representing shares of ValliCorp Common Stock. Certificates should not be surrendered until the letter of transmittal is received. For purposes of voting and establishing record ownership of ValliCorp Common Stock for the period from and after the Effective Time, any holder of Auburn Common Stock who does not surrender the certificates representing such shares to the Exchange Agent as discussed above and who does not perfect dissenters' rights under the California GCL (a) shall be deemed to hold that number of shares of ValliCorp Common Stock that such holder would otherwise be entitled to receive if such certificates had been surrendered, and (b) shall be entitled to vote in regard to any matter submitted to the ValliCorp shareholders for their approval including, without limitation, election of directors of ValliCorp, as if such holder had received the ValliCorp Common Stock to which he or she was entitled. No dividends or other distributions of any kind which are declared payable to shareholders of record of the ValliCorp Common Stock after the Effective Time will be paid to Auburn Common shareholders until such persons have surrendered their certificates representing Auburn Common Stock. Upon surrender of such certificates, the holder shall be paid, without interest, any dividends or other distributions with respect to the ValliCorp Common Stock as to which the record date occurred on or after the Effective Time.

     Exchange of Auburn Common Stock Certificates; Fractional Interests. After the Effective Time, each holder of a certificate or certificates representing Auburn Common Stock will, upon the surrender thereof to the Exchange Agent, be entitled to receive a certificate or certificates representing the number of whole shares of ValliCorp Common Stock into which shares of Auburn Common Stock will have been converted and a payment in cash with respect to any fractional share. ValliCorp will not issue any fractional shares of ValliCorp Common Stock or any scrip or certificate therefor in connection with the Merger. Instead, each holder of a certificate or certificates representing shares of Auburn Common Stock will, upon surrender of his or her certificates to the Exchange Agent, receive for each fractional share an amount equal to the product determined by multiplying such fraction by the "Average Closing Price" (as defined in the Merger Agreement) of one full share of ValliCorp Common Stock. No such holder shall be entitled to any dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. The Average Closing Price is defined in the Merger Agreement as the average of the daily closing price of ValliCorp Common Stock reported on The NASDAQ Stock Market for each of the five consecutive trading days (whether or not there were any trades in ValliCorp Common Stock) ending at the end of the third trading day immediately proceeding the Effective Time.

     Treatment of Auburn Stock Options. As of March 27, 1996, the date the Merger Agreement was signed, there were 1,004,955 shares of Auburn Common Stock outstanding. In the Merger Agreement, Auburn agrees not to issue any additional shares of Auburn Common Stock without the prior written consent of ValliCorp, except for shares which may be issued prior to the Effective Time pursuant to exercises of Auburn Stock Options outstanding on March 27, 1996 under the Auburn Option Plans. On March 27, 1996, there were outstanding Auburn Stock Options to purchase 124,011 shares of Auburn Common Stock at the exercise prices shown below:

                                    NUMBER OF SHARES OF
     STOCK OPTION EXERCISE          AUBURN COMMON STOCK
            PRICE              SUBJECT TO AUBURN STOCK OPTIONS
     ---------------------     -------------------------------
            $4.70                          5,061
             4.88                         33,275
             5.75                          2,500
             5.78                         21,175
             7.50                         16,000
             7.75                         46,000
                                         -------
                                   Total 124,011
                                         =======

     Upon the effectiveness of the Merger, ValliCorp will assume each and every then outstanding Auburn Stock Option to purchase shares of Auburn Common Stock and all obligations of Auburn under the Auburn Option Plans. Each and every Auburn Stock Option assumed by ValliCorp shall continue to have, and be subject to, the same terms and conditions set forth in the Auburn Option Plans and in the other documents governing such Auburn Stock Option immediately prior to the Effective Time, except that (a) such Auburn Stock Option shall be exercisable for that number of whole shares of ValliCorp Common Stock equal to (i) the number of shares of Auburn Common Stock that were purchasable under such Auburn Stock Option immediately prior to the Effective Time, multiplied by (ii) the Conversion Ratio, rounded down to the nearest number of whole shares; and (b) the per share exercise price of such option shall equal the quotient determined by dividing (i) the exercise price per share of Auburn Common Stock at which such Auburn Stock Option was exercisable immediately prior to the Effective Time, by (ii) the Conversion Ratio. Auburn Stock Options outstanding under Auburn's two 1982 Option Plans have all vested. Options outstanding under the remaining Auburn Option Plan adopted in 1994, to the extent not already vested, will become vested at the Effective Time of the Merger pursuant to the terms of the 1994 Plan.

INVESTMENT AGREEMENT

     Simultaneously with its execution of the Merger Agreement and as a condition to such execution, ValliCorp required that Auburn enter into the Investment Agreement with ValliCorp, pursuant to which Auburn granted ValliCorp the Option to purchase up to 199,986 newly issued shares of Auburn Common Stock (equal to 19.9% of the shares of Auburn Common Stock issued and outstanding immediately prior to execution of the Investment Agreement) at a price of $10 per share (the "Exercise Price"), subject to adjustment under certain circumstances. The following summary of the principal terms of the Investment Agreement is qualified by the terms of the Investment Agreement itself, a copy of which appears as Exhibit 9.2 to the Merger Agreement attached as Appendix A to this Proxy Statement.

     The Option is exercisable only upon the occurrence of: (a) the commencement of, or filing a registration statement under the Securities Act with respect to, a tender or exchange offer by a third party (other than ValliCorp) to purchase ten percent (10%) or more of the outstanding shares of Auburn Common Stock; (b) the authorization, recommendation, proposal, or public announcement of an intention to authorize, recommend, or propose, or entry into, by Auburn or a subsidiary of Auburn of an "Acquisition Transaction" (as defined in the Investment Agreement) with a third party (other than ValliCorp); (c) the acquisition by any third party (other than ValliCorp) of beneficial ownership or the right to acquire beneficial ownership, or the formation of any group which has beneficial ownership or the right to acquire beneficial ownership, of ten percent (10%) or more of the outstanding shares of Auburn Common Stock; or (d) the non-approval of the Merger Agreement by the Auburn shareholders, cancellation of or failure to hold the shareholders' meeting at which the Merger Agreement was to have been voted upon prior to termination of the Merger Agreement, or the withdrawal or modification of the unanimous recommendation of Auburn's Board of Directors with respect to the Merger Agreement, in each case after any third party (other than ValliCorp) has (i) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction, or (ii) filed an application or given notice under the 1956 Act or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

     ValliCorp may not, however, exercise the Option if it has not obtained any requisite regulatory approvals or is failing to perform or observe its covenants and conditions under the Merger Agreement.

     The Investment Agreement and the Option will terminate upon the earliest to occur of (a) December 31, 1996, (b) mutual agreement of the parties, (c) thirty-one (31) days after regulatory approval for the Merger is denied, except if either party has appealed such denial, in which case the Option will not terminate until the earlier of (i) December 31, 1996, or (ii) thirty-one (31) days after completion of the appeal, (d) the ninetieth (90th) day following termination of the Merger Agreement for any reason other than material noncompliance or default by ValliCorp, or (e) the date of termination of the Merger Agreement if the termination is due to ValliCorp's material noncompliance or default.

     ValliCorp may transfer all or any portion of the Option after, but not before, it becomes exercisable. In the event of such transfer, the Option may be exercised at any time within thirty-one (31) days after termination of the Investment Agreement.

     The Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and may discourage offers to acquire Auburn. Consequently, certain aspects of the Investment Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Auburn from considering or proposing such an acquisition, even if such persons were prepared to pay consideration of greater value than that being paid by ValliCorp pursuant to the Merger Agreement. The acquisition of Auburn or an interest in Auburn, or an agreement to do either, could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring Auburn compared to its cost had the parties not entered into the Investment Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower price to acquire Auburn than it might otherwise have proposed to pay. ValliCorp believes that the exercise of the Option is likely to prohibit any acquiror of Auburn from accounting for any acquisition of Auburn using the pooling-of-interests accounting method for a period of two years. This could discourage or preclude an acquisition of Auburn by other banking organizations.

     To the best of ValliCorp's and Auburn's knowledge, no event giving rise to ValliCorp's right to exercise the Option has occurred as of the date of this Proxy Statement.


CONDITIONS TO THE MERGER

     The Merger will only occur if the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Auburn Common Stock. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent waiver is permitted by law. Such other conditions include (a) the receipt of approval of the Merger Agreement and the transactions contemplated thereby by the Federal Reserve Board without the imposition of any condition not customarily contained in approvals of similar transactions by the

Federal Reserve Board, and the expiration of all necessary waiting periods; (b) effectiveness of the Registration Statement and compliance with applicable state securities laws and the absence of a stop order suspending such effectiveness or compliance; (c) the absence of any order, decree or injunction of a court or agency of competent jurisdiction enjoining or prohibiting consummation of the Merger; (d) the inclusion for listing on NASDAQ of the shares of ValliCorp Common Stock issuable in the Merger; (e) the receipt by ValliCorp and Auburn of an opinion from Deloitte & Touche LLP, ValliCorp's independent public accountants, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that ValliCorp and Auburn will both be a party to that reorganization within the meaning of Section 368(b) of the Code; (f) receipt of an opinion from Deloitte & Touche LLP dated as of the closing with respect to certain additional tax aspects of the Merger (which condition is in favor of Auburn); (g) the absence of material litigation or proceedings involving ValliCorp or Auburn seeking to prevent or change, or questioning the validity or legality of any of, the transactions contemplated by the Merger Agreement (which condition is in favor of ValliCorp); (h) receipt by Auburn from Findley of an opinion to the effect that the consideration to be received in the Merger by Auburn's shareholders is fair to such shareholders from a financial point of view; (i) receipt by ValliCorp and Auburn of legal opinions described in the Merger Agreement from counsel to the other; (j) the absence of any material adverse change in the financial condition, results of operations, or business of ValliCorp taken as a whole (which condition is in favor of Auburn) or of Auburn taken as a whole (which condition is in favor of ValliCorp) having occurred prior to the Effective Time; and (k) the performance of each of the obligations of the parties required under the Merger Agreement and the continued accuracy in all material respects of the representations and warranties by ValliCorp and Auburn under the Merger Agreement. See "-Regulatory Approval," "-Termination," and "-Waiver and Amendment" below.

     ValliCorp and Auburn have received the tax opinion from Deloitte & Touche LLP described in clauses (e) and (f) in the preceding paragraph, although such opinion must be updated just prior to the Effective Time pursuant to clause (f). Auburn has received the fairness opinion from Findley described in clause (h) of the preceding paragraph. No assurances can be provided as to when or if all of the remaining conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.


REGULATORY APPROVAL

     The Merger is subject to prior approval by the Federal Reserve Board under the 1956 Act. The 1956 Act requires the Federal Reserve Board to consider, among other things, before approving any application, the effect of the Merger on competition, the financial and managerial resources and future prospects of the existing and proposed companies and the convenience and needs of the communities to be served. The 1956 Act also requires a notice to be published and the opportunity for an administrative hearing relating to the application to permit interested parties to intervene in the proceedings. The United States Justice Department may challenge the Merger under federal antitrust laws.

     ValliCorp sent its application to the Federal Reserve Board for approval of the Merger in mid-June 1996. The Federal Reserve Board could refuse to grant approval for the Merger or could impose conditions not customarily contained in approvals of similar transactions, in which latter case neither ValliCorp nor Auburn would be bound to consummate the Merger. There is no assurance that a nonobjectionable approval from the Federal Reserve Board will be received prior to December 31, 1996, which is the date on or after which ValliCorp or Auburn may terminate the Merger Agreement.


BUSINESS OF AUBURN PENDING THE MERGER

     The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time of the Merger, except as provided in the Merger Agreement, Auburn will conduct its business in the ordinary course substantially consistent with past practices and will use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees, and maintain its relationships with customers. Under the Merger Agreement, Auburn agrees that it will not, without the prior written consent of ValliCorp, declare or pay any dividends, other than its regular annual dividend. Pursuant to Section 5.2 of the Merger Agreement, Auburn agrees that it will not take, and will not permit TBOC to take, certain other listed actions without the prior consent of ValliCorp. The Chief Credit Officer of TBOC resigned effective May 31, 1996, and the duties of the Chief Credit Officer of TBOC have been taken over by Jeff Moore, Vice President of TBOC.


TERMINATION

     The Merger Agreement and the transactions contemplated thereby may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Auburn, upon the occurrence of any of the following events: (a) by mutual consent of ValliCorp and Auburn; (b) by ValliCorp or Auburn, (i) if there has been a material breach by the other, (ii) if a representation or warranty of the other is discovered to be untrue in any material respect, or (iii) if on or after October 31, 1996 there has been a failure or prospective failure of the other party to comply with the conditions of the Merger Agreement or such conditions have been fulfilled or waived by one party and the other fails to complete the Merger, in any case which breach or other condition has not been cured within ten (10) business days following receipt of notice by the nonterminating party; (c) by ValliCorp or Auburn if (i) a permanent injunction preventing the Merger has become final or (ii) the Federal Reserve Board has denied approval of the Merger and, within thirty (30) days thereafter, neither ValliCorp nor Auburn has filed a petition seeking review of the order of denial;
(d) by ValliCorp if Auburn shall have failed to act or refrain from doing any act relating to non-solicitation of other transactions required by Section 5.2(f) of the Merger Agreement (see "-No Solicitation of Transactions" below); or (e) by ValliCorp or Auburn if the Merger has not been consummated by December 31, 1996 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement.


WAIVER AND AMENDMENT

     Except for any conditions required by law and except for any approval to be obtained under the provisions of Section 8.1 of the Merger Agreement, at any time prior to the consummation of the Merger, whether before or after approval by the shareholders of ValliCorp and Auburn, ValliCorp and Auburn may (a) amend the Merger Agreement by an instrument in writing signed by both parties, (b) extend the time for the performance of any of the obligations or other acts of the other, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any documents delivered pursuant thereto, or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement, provided that any extension or waiver is in writing and signed on behalf of the party agreeing to the waiver. After approval of the Merger by the Auburn shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement which by law requires such further approval.


MANAGEMENT AND OPERATIONS OF VALLICORP AFTER THE MERGER

     Management. Upon consummation of the Merger, Auburn will be merged with and into ValliCorp, with ValliCorp as the surviving entity. The Merger Agreement provides that, promptly after the Effective Time, ValliCorp shall cause the number of directors on its Board of Directors to be increased by one and the vacancy thus created to be filled by the election of one person who was a director of Auburn on the date of execution of the Merger Agreement (March 27, 1996) and who is mutually acceptable to Auburn and ValliCorp. Such director is to hold the longest term of office possible at the time of his election. ValliCorp and Auburn currently anticipate that the member from the Auburn Board of Directors to be appointed to the ValliCorp Board of Directors after consummation of the Merger will be D. Dwight Odom, M.D., currently the Chairman of Auburn's Board of Directors. The current compensation for members of the Board of Directors of ValliCorp who are not also officers of ValliCorp or ValliWide and do not serve as the Vice Chairman of the Board or Chairman of the Executive or any other Committee of the Board is $1,000 per month retainer, regardless of board meeting attendance, and $500 per ValliCorp committee meeting attended. Committee chairmen, with the exception of the Vice Chairman of the Board and Executive Committee Chairman, receive $600 per committee meeting attended for the committee chaired by the Director. It is not anticipated that Dr. Odom will serve as ValliCorp's Chairman or Vice Chairman of the Board or Chairman of its Executive Committee. Directors of ValliCorp are also eligible to receive options under ValliCorp's Directors' Stock Option Plan. Mr. John G. Briner, a director, President, and Chief Executive Officer of Auburn, is expected to accept a position as a senior vice president or regional manager of ValliCorp's subsidiary, ValliWide, if the Merger is consummated. His initial salary is anticipated to be $120,000 per annum.

     Except as otherwise described in this paragraph, ValliCorp's then current directors will serve as the directors of the surviving corporation following the Merger and the then current executive officers of ValliCorp will comprise the executive management of ValliCorp.

     Information concerning the current directors and executive officers of ValliCorp is included in the ValliCorp 1996 Annual Meeting Proxy Statement incorporated by reference in the ValliCorp 1995 Annual Report on Form 10-K, which Annual Report is incorporated herein by reference, except that Mr. J. Mike McGowan now serves as Chairman of the Board of Directors and Chief Executive Officer of ValliCorp, Mr. Steven C. Pumphrey now serves as a director and President and Chief Operating Officer of ValliCorp, and Dr. Alan H. Pierrot has resigned his position on ValliCorp's Board of Directors. See "INFORMATION INCORPORATED BY REFERENCE."

     Merger of TBOC into ValliWide. Pursuant to the Merger Agreement, ValliCorp and Auburn have agreed to use their reasonable efforts to take all actions necessary or desirable, including the filing of any regulatory applications, so that the Merger of TBOC with and into ValliWide will occur substantially concurrently with, or as soon as practicable after, the Effective Time. The form of Agreement of Merger to be executed by the two banks is set forth in
Exhibit 7.8 to the Merger Agreement attached to this Proxy Statement as Appendix A.

     As ValliWide is a California state-chartered banking corporation which is a member of the Federal Reserve System, the Merger of TBOC into ValliWide must be approved by the Federal Reserve Board and by the California Superintendent of Banks (the "California Superintendent"). ValliCorp sent an application for approval of the merger of TBOC into ValliWide to the Federal Reserve Board in mid-June 1996, and expects to send a similar application to the California Superintendent before the end of June, 1996.

     TBOC has its main branch in Auburn (Nevada County) and branch offices in Grass Valley (Placer County) and Rancho Cordova (Sacramento County). It has a loan production office in Sacramento. It is planned that after the Merger of TBOC into ValliWide, the branches of TBOC will become branches of ValliWide.

     ValliWide was formed on August 1, 1994, when two of ValliCorp's wholly-owned subsidiary banks, Bank of Fresno and Merced Bank of Commerce, were merged and adopted the new ValliWide name. ValliWide currently has fifty-four (54) branches, located in the California Counties of Calaveras (2), Fresno (13), Kern
(12), Kings (3), Madera (5), Merced (3), Modesto, Sacramento, San Luis Obispo
(4), Stanislaus, Tulare (3), Tuolumne (5), and Yolo.

     Projected Operating Cost Savings through Consolidation of Operations. As a result of the Merger, ValliCorp expects the combined entity to achieve substantial operating cost savings through the consolidation of certain operations and the elimination of redundant costs. These operating cost savings are expected primarily through reductions in personnel and related benefit costs and consolidation and elimination of back office operations, including administration, data processing, and centralized support functions. There can be no assurance that the operating cost savings discussed below will be realized or that they will be realized within the time periods indicated. The extent to which the operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions and may be affected by unanticipated changes in business activities, inflation and operating costs.

     ValliCorp ultimately expects to achieve annual cost savings aggregating approximately $1.1 million. The operating cost savings are expected to be achieved in various amounts at various times during a two year period following the Effective Time and not ratably over, or at the beginning or end of, such period. ValliCorp and Auburn management are developing operating plans to realize the projected operating cost savings.

     The estimated operating cost savings of $1.1 million consists of approximately $950,000 in personnel costs and related benefits, and $150,000 in other administrative and overhead expenses. During the first twelve month period subsequent to the Merger, ValliCorp expects that the majority of cost savings will come principally from personnel, data processing, and other overhead expense reductions. Following the first year after the Merger, ValliCorp expects to reduce other administrative expenses.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of Auburn, shareholders should be aware that certain executive officers and members of the Board of Directors of Auburn may have conflicts of interest with respect to the Merger and the transactions contemplated thereby.

     Each of the directors of Auburn as of the date of execution of the Merger Agreement, in his capacity as a shareholder, has, pursuant to the Shareholder Agreement, agreed to vote (or cause to be voted) the shares of Auburn Common Stock as to which they were record and beneficial owners and had the power to vote as of the date of the Shareholder Agreement, as well as any additional shares of Auburn Common Stock acquired subsequent to the date of the Shareholder Agreement, in favor of the Merger and the Merger Agreement, unless that shareholder determines, based upon the written advice of counsel, that to do so would violate his duties to Auburn's shareholders. For the number of shares of Auburn Common Stock as to which such directors were record and beneficial owners and had the power to vote as of the Record Date for the Annual Meeting, see "THE ANNUAL MEETING-Agreement with Certain Shareholders." In addition, each director has agreed to vote (or cause to be voted) his shares against any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Each director has also agreed not to transfer their shares except pursuant to the Merger. In addition, each director has agreed, except as permitted by the Merger Agreement, to not engage or cooperate in any discussion or negotiations with any person or entity other than ValliCorp, or make or solicit any offers, with respect to the transfer of any or all of the shares of Auburn Common Stock or the acquisition (by merger, tender offer or otherwise) of Auburn or all or substantially all of its stock, business or assets. Each individual also agrees to use his or her best efforts to the extent permitted by law to cause Auburn to recommend to the shareholders of Auburn approval of the Merger and the Merger Agreement. Pursuant to the Shareholder Agreement, each director waives any rights of appraisal, or rights to dissent from the Merger, that they have.

     Dr. D. Dwight Odom, currently Chairman of the Board of Directors of Auburn is expected to be elected to the Board of Directors of ValliCorp and ValliWide. See "-Management and Operations of ValliCorp After the Merger-Management."

     Severance payments will be made by TBOC in the amount of $365,000 to Mr. John G. Briner, President and Chief Executive Officer of Auburn, and $125,000 to Ms. Pam Briner, Executive Officer and Cashier of Auburn. Mr. Briner may also receive from TBOC the TBOC owned four year old Cadillac that he currently drives as an additonal bonus as a result of the Merger. Mr. Briner and ValliWide expect Mr. Briner to be employed by ValliWide after consummation of the Merger in a senior vice president or regional manager capacity. The exact terms of the employment agreement have yet to be finalized, but compensation to Mr. Briner is expected to include annual cash compensation (not to exceed Mr. Briner's current annual base compensation of $120,000) and a performance bonus (not to exceed 50% of his base salary). In addition, Mr. Briner and ValliWide also intend that Mr. Briner's employment agreement will generally obligate ValliWide to pay Mr. Briner one year's salary in the event of termination of his employment other than for cause at any time during the period of four years from and after the Effective Time. ValliWide intends to pay Mr. Briner a signing bonus of $60,000 to accept the position. No payment will be made under the existing severance provision in Mr. Briner's employment agreement with Auburn, which provides:

     "In the event of an Acquisition, if Executive is not retained by the resulting corporation for the remaining period of this Agreement in a position comparable to that of the highest level vice president of the resulting corporation or a lower position as may be accepted by Executive, the resulting corporation shall pay Executive a lump sum amount in cash equal to the sum of (i) three (3) years of Executive's base annual salary based on Executive's base annual salary immediately prior to the Acquisition, (ii) the amount necessary to cover Executive's federal and California state income taxes on three (3) years of Executive's base annual salary as computed in subclause (i), and (iii) the amount necessary to cover any 'golden parachute taxes' that may be assessed pursuant to Section 280G of the Internal Revenue Code of 1986, as amended from time to time, on such lump sum payment to Executive."

Retention and performance bonuses will be paid by TBOC to Mr. Briner and Ms. Briner in the amounts of $60,000 and $25,000, respectively. Ms. Briner will also receive from ValliWide a severance payment calculated in the same manner as for other employees of Auburn not retained as employees of ValliCorp or ValliWide after the Merger.

     As of the Record Date, the directors and executive officers of Auburn held _______________ shares of Auburn Common Stock not including shares such persons may acquire through exercise of stock options. In addition, directors and executive officers of Auburn held as of such date options to purchase _________ shares of Auburn Common Stock that were exercisable prior to the Effective Time. If exercised prior to the Effective Time, the shares of Auburn Common Stock acquired will be converted into the right to receive ValliCorp Common Stock at the Effective Time of the Merger in the same manner as will the shares of Auburn Common Stock held by all other Auburn shareholders. Furthermore, as of the Record Date, executive officers and directors of Auburn own options for ________ shares of Auburn Common Stock with respect to which the right to exercise will be accelerated if the Merger is consummated. Under an assumed current market price for ValliCorp Common Stock of $15.00 per share and an assumed Conversion Ratio of 0.8209 shares of ValliCorp Common Stock for each share of Auburn Common Stock, the benefit to those executive officers and directors whose option exercise rights are accelerated is approximately $___________, in the aggregate.

     ValliCorp has agreed that indemnification rights in favor of directors, officers, employees, and agents of Auburn in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger, and ValliCorp has agreed to purchase tail insurance coverage for four years after the Effective Time, subject to limitations on the amounts of premiums ValliCorp is required to pay. See "THE MERGER-Indemnification."

     Furthermore, pursuant to the terms of the Merger Agreement, employees of Auburn who become employees of ValliCorp will be entitled to participate in the employee benefit plans of ValliCorp on the same terms as such plans and benefits are generally offered to employees of ValliCorp in comparable positions. Such employees are to be credited for years of service with Auburn or TBOC under the ValliCorp benefit plans to the same extent that such service was recognized for similar plans of Auburn or TBOC.


NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that Auburn shall not, without the prior written consent of ValliCorp, nor shall it permit TBOC to, initiate, solicit, or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees, or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its subsidiaries to take any such action; provided, however, that the foregoing is subject to the continuing fiduciary duties of the Board of Directors of Auburn to the shareholders of Auburn. The Merger Agreement also requires Auburn to promptly notify ValliCorp orally and in writing of all inquiries and proposals which it may receive relating to any of the matters referred to in this paragraph.

     The Merger Agreement defines a "Competing Transaction" as any of the following involving Auburn or TBOC: any merger, consolidation, share exchange, or other business combination; a sale, lease, exchange, mortgage, pledge, transfer, or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); a tender offer or exchange offer for at least ten percent (10%) of Auburn's outstanding shares; a solicitation of proxies in opposition to approval of the Merger by Auburn's shareholders; or, a public announcement of a bona fide proposal, plan, or intention to do any of the foregoing.

     If the Board of Directors of Auburn receives a bona fide offer for a Competing Transaction and reasonably determines on advice of counsel that it must, to be consistent with its continuing fiduciary duties to the shareholders of Auburn, act or refrain from acting in a manner contrary to the terms of the Merger Agreement, such action or failure to act will not constitute a breach of, or failure of condition under, the Merger Agreement. In such event, however, ValliCorp will be entitled to terminate the Merger Agreement, and (a) Auburn will not be excused from its obligations to pay ValliCorp's expenses (subject to the maximums described in "-Expenses" below), (b) ValliCorp's rights under the Investment Agreement will not be modified or reduced (see "-Investment Agreement" above), and (c) if a Competing Transaction is consummated by December 31, 1997, Auburn will be required to pay a Competing Transaction fee of $1,000,000. The Competing Transaction fee may be paid by Auburn or the other party to the Competing Transaction, and payment of such fee will be in lieu of (and not in addition to) payment of ValliCorp's expenses and costs related to the Merger.

     The Merger Agreement also provides that ValliCorp will not accept an offer relating to a "ValliCorp Business Combination" of ValliCorp with a third party unless the offer is expressly conditioned upon the performance by ValliCorp or its successor of ValliCorp's obligations under the Merger Agreement. If ValliCorp fails to comply with this provision, Auburn may terminate the Merger Agreement, and ValliCorp or its successor must pay to Auburn, on demand, the sum of $1,000,000. The Merger Agreement defines a "ValliCorp Business Combination" as any tender or exchange offer, proposal for a merger, consolidation, or other takeover proposal involving ValliCorp or Auburn (except as contemplated by the Merger Agreement), or any offer to acquire a substantial equity interest in or a substantial portion of ValliCorp or Auburn (other than transactions contemplated by the Merger Agreement).


CERTAIN FEDERAL INCOME AND CALIFORNIA STATE TAX CONSEQUENCES

     The following is a summary description of certain material federal income tax consequences of the Merger. This summary is not a complete description of all consequences of the Merger. Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder. In addition, the opinion is not required to address the consequences of the Merger under applicable state or local laws, other than with respect to California law. Consequently, each Auburn shareholder is advised to consult his or her own tax advisor as to the specific tax consequences of the Merger.

     Consummation of the Merger is conditioned upon there being delivered prior to the date of this Proxy Statement an opinion of Deloitte & Touche LLP, ValliCorp's independent accountants, to the effect that for federal tax purposes, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code
and that ValliCorp and Auburn will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion has been delivered. A condition to Auburn's obligations under the merger Agreement is delivery of an opinion of Deloitte & Touche LLP no more than three business days prior to the Effective Time confirming the foregoing and addressing certain additional tax aspects of the Merger. Such opinion has been received and assuming it is so confirmed and is not withdrawn or changed due to changes in laws, or otherwise, prior to the Effective Time of the Merger, the opinion provides that the material federal and related California tax consequences of the Merger, in addition to those described above, will be substantially as follows:

     (a) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by the holders of Auburn Common Stock who receive solely ValliCorp Common Stock in exchange for their shares of Auburn Common Stock;

     (b) The basis of the shares of ValliCorp Common Stock received by the holders of shares of Auburn Common Stock will be the same as the basis of the shares of Auburn Common Stock surrendered in exchange therefor, less any basis attributable to fractional shares for which cash is received;

     (c) The holding period of the ValliCorp Common Stock in the hands of the shareholders of Auburn will include the period during which the Auburn Common Stock surrendered in exchange therefor was held; provided such shares of Auburn Common Stock were held as a capital asset at the Effective Time;

     (d) Where cash is received by a dissenting shareholder of Auburn, such cash will be treated as received by the dissenting shareholder as a distribution in redemption of the shareholder's Auburn Common Stock, subject to the provisions and limitations of Section 302 of the Code;

     (e) No gain or loss will be recognized by ValliCorp or Auburn as a result of the Merger; and

     (f) The basis and holding periods of the assets of Auburn will carryover to ValliCorp.

     In developing its opinion Deloitte & Touche LLP relied upon facts and representations provided to it by the management of ValliCorp and Auburn and has made no independent determination with respect to them. In addition, Deloitte & Touche LLP's opinion is based upon law, regulations, cases, rulings, and other tax authorities in effect as of the date of the opinion. Significant changes of the foregoing tax authority may render the opinion invalid or necessitate a reconsideration of the opinion. Deloitte & Touche LLP has assumed no responsibility to update its opinion after the date the opinion is issued. Further, any variation or differences in the facts or representations, for any reason, may affect Deloitte & Touche LLP's opinion, perhaps in an adverse manner, and make it inapplicable.


ACCOUNTING TREATMENT

     The Merger will be accounted for by ValliCorp under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16"). Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Results of operations of ValliCorp will include the results of Auburn's operations subsequent to the Effective Time. For estimated impacts of purchase accounting adjustments, see "PRO FORMA FINANCIAL INFORMATION."


INDEMNIFICATION

     Pursuant to the Merger Agreement, ValliCorp has agreed that all rights to indemnification or exculpation existing in favor of the directors, officers, employees, and agents of Auburn and TBOC as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect. If ValliCorp or any of its successors or assigns (a) consolidates with or merges into any other corporation or entity and is the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any individual, corporation, or other entity, then in each such case, ValliCorp has agreed that proper provision will be made so that the successors and assigns of ValliCorp shall assume the obligations described in this paragraph. The Merger Agreement also provides that, for a period of four years after the Effective Time, ValliCorp will maintain in effect the current policies of directors' and officers' liability insurance maintained by Auburn (provided that ValliCorp may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the beneficiaries thereof) covering the parties covered thereby with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that ValliCorp is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date of the Merger Agreement by Auburn for such insurance.

MATERIAL CONTRACTS BETWEEN VALLICORP AND AUBURN

     Other than the Merger Agreement, the Shareholder Agreement, and the Investment Agreement, and the transactions contemplated by each as described in this Proxy Statement, ValliCorp and Auburn do not know of any past, present, or proposed material contracts, arrangements, understandings, relationships, negotiations, or transactions since January 1, 1993, between ValliCorp and its affiliates, on the one hand, and Auburn and its affiliates, on the other hand, except that ValliCorp and Auburn, through their subsidiary banks, have engaged and will likely continue to engage in ordinary correspondent banking transactions prior to the Merger.


RESALE OF VALLICORP COMMON STOCK

     The ValliCorp Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any shareholder of Auburn who may be an "affiliate" of Auburn for purposes of Rule 145 under the Securities Act. Pursuant to the Merger Agreement, Auburn has agreed that it will, at least forty (40) days prior to the Closing Date, (a) provide a letter to ValliCorp identifying persons who are then affiliates of Auburn, (b) advise the persons identified in the letter of the resale restrictions imposed by the federal securities laws, and (c) use reasonable efforts to obtain from each person it has so identified a written agreement, the form of which appears as Exhibit 5.5 to the Merger Agreement contained as Appendix A to this Proxy Statement. The written agreement includes representations relating to affiliate resales of ValliCorp Common Stock under securities laws and the tax and accounting treatment of the Merger. This Proxy Statement does not cover resales of ValliCorp Common Stock received by any person who may be deemed to be an affiliate of Auburn.


REPURCHASES OF VALLICORP COMMON STOCK

     By resolutions adopted November 27, 1995, and modified April 22, 1996, the ValliCorp Board of Directors authorized the repurchase of shares of ValliCorp Common Stock to be sold under the ValliCorp Dividend Reinvestment and Stock Purchase Plan (see "DESCRIPTION OF VALLICORP CAPITAL STOCK AND INDEBTEDNESS-ValliCorp Dividend Reinvestment and Stock Purchase Plan"). By a resolution adopted May 28, 1996, the Board of Directors has authorized ValliCorp to repurchase as much as an additional 926,768 shares of ValliCorp Common Stock, or approximately 7.0% of its then outstanding shares of such Stock, for use in connection with the proposed Merger with Auburn. Through the Record Date, ValliCorp had repurchased _________ shares of ValliCorp Common Stock.

EXPENSES

     The Merger Agreement provides, in general and subject to the exceptions described below, that ValliCorp and Auburn will each pay their own "Expenses," as defined in the Merger Agreement, incurred in connection with the Merger other than fees payable pursuant to state securities laws, fees for obtaining the tax opinion (which is a condition to the Merger), and fees payable to the Securities and Exchange Commission (the "Commission") to register the shares of ValliCorp Common Stock to be issued in the Merger, which fees are to be paid by ValliCorp.

     The Merger Agreement provides that Auburn will pay ValliCorp's "Expenses" as defined in the Merger Agreement, not to exceed $500,000, if the Merger Agreement or the transactions contemplated thereby are terminated other than
                                                                  ----------
pursuant to: (a) a termination by Auburn based on (i) a material breach of any representation, warranty, covenant, or agreement made by ValliCorp under the Merger Agreement, (ii) its discovery that any representation or warranty made by ValliCorp under the Merger Agreement has become untrue in any material respect, or (iii) a failure or prospective failure on or after October 31, 1996 of ValliCorp to comply with any of the conditions set forth in Article 8 of the Merger Agreement or such conditions have been fulfilled or waived by Auburn and ValliCorp shall have failed to complete the Merger; (b) a termination of the Merger Agreement by mutual consent of the parties; (c) a termination by either party based on (i) a permanent injunction being entered against the Merger that has become final and nonappealable, or (ii) the Merger not having been consummated by December 31, 1996; or (d) a termination resulting from a denial of approval of the Merger by the Federal Reserve Board, the reasons for which do not include any reason attributable to actions taken by Auburn or TBOC or any reason attributable to the business or operations of Auburn or TBOC, and at the time of such termination a Competing Transaction shall not have occurred. Auburn is also liable for such Expenses of ValliCorp up to $500,000 if the Merger Agreement or the transactions contemplated thereby are terminated and any one of the circumstances or events which permit ValliCorp to exercise the Option granted to it under the Investment Agreement has occurred. See "-Investment Agreement" above.

     The Merger Agreement also provides that ValliCorp will pay Auburn's "Expenses," as defined in the Merger Agreement, not to exceed $500,000, if the Merger Agreement or the transactions contemplated thereby are terminated other
                                                                         -----
than pursuant to:  (a) a termination by ValliCorp based on (i) a material breach
- ----
of any representation, warranty, covenant, or agreement made by Auburn under the Merger Agreement, (ii) its discovery that any representation or warranty made by Auburn under the Merger Agreement has become untrue in any material respect, or
(iii) a failure or prospective failure on or after October 31, 1996 of Auburn to comply with any of the conditions set forth in Article 8 of the Merger Agreement or such conditions have been fulfilled or waived by ValliCorp and Auburn shall have failed to complete the Merger; (b) a termination by ValliCorp based on Auburn's failure to act or refrain from acting pursuant to Section 5.2(f) of the Merger Agreement, which section prohibits certain solicitations in connection with a Competing Transaction (see "-No Solicitation of Transactions" above); (c) a termination of the Merger Agreement by mutual consent of the parties; (d) a termination by either party based on (i) a permanent injunction being entered against the Merger that has become final and nonappealable, or (ii) the Merger not having been consummated by December 31, 1996; or (e) a termination resulting from a denial of approval of the Merger by the Federal Reserve Board for reasons which do not include any reason attributable to actions taken by ValliCorp or ValliWide or any reason attributable to the business or operations of ValliCorp or ValliWide.

     The Merger Agreement also provides that Auburn will pay ValliCorp's Expenses, not to exceed $250,000, if Auburn has not obtained the approval of the Merger Agreement by at least a majority of the outstanding shares of Auburn Common Stock by August 1, 1996; provided that if Auburn fails to obtain such approval due to reasons beyond its control, such as but not limited to the Registration Statement not being declared effective by the Commission in reasonable time for the shareholders of Auburn to receive the proxy materials and return the Proxies, then Auburn shall not be required to pay such Expenses.

     The Merger Agreement defines "Expenses" to include all reasonable out-of-pocket expenses incurred by a party or on its behalf in connection with the consummation of the transactions contemplated by the Merger Agreement. Expenses include fees and expenses of attorneys, accountants, investment bankers, experts, and consultants.

     If Auburn becomes obligated to pay ValliCorp the Competing Transaction fee of $1,000,000 (see "-No Solicitation of Transactions" above), upon payment of such amount Auburn will be discharged from any obligation it might have to pay ValliCorp's Expenses as discussed above.


                        PRO FORMA FINANCIAL INFORMATION
                        -------------------------------


     The following unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1996, combines, as if the Merger had become effective March 31, 1996, the historical consolidated balance sheets of ValliCorp and Auburn. The historical consolidated balance sheets have been combined after giving effect to the purchase accounting adjustments described in the accompanying notes.

     The unaudited Pro Forma Condensed Combined Statements of Income present the combined supplemental historical consolidated statements of income of ValliCorp and the consolidated statements of income of Auburn for the three months ended March 31, 1996 and for the year ended December 31, 1995, as if the Merger had been effective at the beginning of each period, after giving effect to the purchase accounting adjustments described in the accompanying notes.

     ValliCorp's historical consolidated balance sheet at March 31, 1996 and its supplemental historical statements of income for the three months ended March 31, 1996 and for the year ended December 31, 1995 reflect ValliCorp's business combinations with El Capitan Bancshares, Inc. on February 2, 1996 and CoBank Financial Corporation on March 22, 1996, which were accounted for as poolings-of-interests. See "SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF VALLICORP."

     The unaudited pro forma condensed combined financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed, based on their estimated values at the Effective Time. As described in the accompanying notes, estimates of the fair value of Auburn's assets and liabilities have been combined with the recorded values of assets and liabilities of ValliCorp.

     The unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or the results that would have occurred if the Merger had been in effect on the dates indicated or that may occur in the future.

     These unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with and are qualified in their entirety by the supplemental historical consolidated financial statements of ValliCorp and the historical consolidated financial statements of Auburn included in and incorporated by reference into this Proxy Statement, respectively.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                MARCH 31, 1996
                                (IN THOUSANDS)

                                                                                                  VALLICORP
                                                   VALLICORP        AUBURN        PRO FORMA          AND
                                                      AND            AND       DEBIT (CREDIT)      AUBURN
                                                  SUBSIDIARY         TBOC         ADJUSTMENTS      PRO FORMA
                                                  ----------         ----        -----------      ---------
ASSETS
Cash and due from banks......................     $   76,783      $   4,671      $               $   81,454
Federal funds sold...........................        100,000          5,200         (13,509)(E)      91,691
Loans held for sale..........................          4,915          6,275                          11,190
Securities:
  Available for sale.........................        200,438          5,771                         206,209
  Held to maturity...........................         23,142                                         23,142
                                                  ----------      ---------      ----------      ----------
    Total securities.........................        223,580          5,771                         229,351

Loans........................................        836,189         48,409                         884,598
Allowance for loan losses....................        (12,769)          (727)                        (13,496)
                                                  ----------      ---------      ----------      ----------
    Net loans................................        823,420         47,682                         871,102

Premises and equipment, net..................         26,467          3,041                          29,508
Accrued interest receivable..................         10,240            534                          10,774
Other assets.................................         23,062          2,949           7,810(C)       33,821
                                                  ----------      ---------      ----------      ----------
    Total assets.............................     $1,288,467      $  76,123      $   (5,699)     $1,358,891
                                                  ==========      =========      ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits:
   Noninterest-bearing.......................     $  264,628      $  14,061      $               $  278,689
   Interest-bearing..........................        862,037         53,084                         915,121
                                                  ----------      ---------      ----------      ----------
     Total deposits..........................      1,126,665         67,145                       1,193,810

 Other liabilities...........................          5,695            685          (2,195)(D)       8,575
 Federal funds purchased and
  repurchase agreements......................          8,674                                          8,674
 Debt financing..............................         20,909            549                          21,458
                                                  ----------      ---------      ----------      ----------
   Total liabilities.........................      1,161,943         68,379          (2,195)      1,232,517

Stockholders' equity:
  Common stock...............................            133          5,212           5,212(E)          133
  Additional paid-in capital.................         84,559                            150(D)       84,409
  Unrealized holding gains (losses)..........         (1,773)            35              35(E)       (1,773)
  Retained earnings..........................         43,605          2,497           2,497(E)       43,605
                                                  ----------      ---------      ----------      ----------

  Total stockholders' equity.................        126,524          7,744           7,894         126,374
                                                  ----------      ---------      ----------      ----------

  Total liabilities and stockholders' equity.     $1,288,467      $  76,123      $    5,699      $1,358,891
                                                  ==========      =========      ==========      ==========

See notes to pro forma condensed combined financial statements.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                       THREE MONTHS ENDED MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                         VALLICORP
                                               VALLICORP          AUBURN             PRO FORMA              AND
                                                  AND               AND            DEBIT (CREDIT)         AUBURN
                                               SUBSIDIARY          TBOC              ADJUSTMENTS         PRO FORMA
                                               ----------          ----              -----------         ---------
Interest income.......................         $   25,267     $      1,492       $    191\(E)\        $    26,568
Interest expense......................              8,009              423                                  8,432
                                               ----------     ------------       --------             -----------
Net interest income...................             17,258            1,069            191                  18,136

Provision for loan losses.............              1,925               30                                  1,955
                                               ----------     ------------       --------             -----------
Net interest income after provision
 for loan losses.......................            15,333            1,039            191                  16,181
Other income..........................              3,181              350                                  3,531
Other expenses........................             13,545            1,064            202\(C)\             14,811
Merger costs..........................              4,576                                                   4,576
                                               ----------     ------------       --------             -----------
Income before income taxes............                393              325            393                     325

Income taxes..........................                177              138           (131)\(F)\               184
                                               ----------     ------------       --------             -----------
Net income............................         $      216     $        187       $    262             $       141
                                               ==========     ============       ========             ===========

Earnings per share:
 Primary...............................        $     0.02     $       0.19                            $      0.01
 Fully diluted.......................                0.02             0.19                                   0.01

Weighted average shares outstanding:
 Primary...............................            13,452              990                                 13,452
 Fully diluted.........................            13,463              990                                 13,463

Shares outstanding at period end......             13,309            1,005                                 13,309

See notes to pro forma condensed combined financial statements.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    VALLICORP
                                           VALLICORP      AUBURN      PRO FORMA        AND
                                              AND           AND    DEBIT (CREDIT)    AUBURN
                                           SUBSIDIARY      TBOC      ADJUSTMENTS    PRO FORMA
                                           ----------      ----      -----------    ---------
Interest income.......................     $  109,324   $   6,126    $      806(E)  $  114,644
Interest expense......................         37,015       1,679                       38,694
                                           ----------   ---------    ----------     ----------
Net interest income...................         72,309       4,447           806         75,950

Provision for loan losses.............          9,633          70                        9,703
                                           ----------   ---------    ----------     ----------
Net interest income after provision                                         806
  for loan losses.....................         62,676       4,377                       66,247
Other income..........................         12,822       1,430                       14,252
Other expenses........................         55,046       4,250           810(C)      60,106
Merger costs..........................            700                                      700
                                           ----------   ---------    ----------     ----------
Income before income taxes............         19,752       1,557         1,616         19,693

Income taxes..........................          7,950         677           542(F)       8,085
                                           ----------   ---------    ----------     ----------
Net income............................     $   11,802   $     880         1,074         11,608
                                           ==========   =========    ==========     ==========

Earnings per share:
  Primary.............................     $     0.88   $    0.85                   $     0.86
  Fully diluted.......................           0.87        0.85                         0.86

Weighted average shares outstanding:
  Primary.............................         13,525       1,029                       13,525
  Fully diluted.......................         13,559       1,029                       13,559

Shares outstanding at period end......         13,266         985                       13,266

See notes to pro forma condensed combined financial statements.

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE A - BASIS OF PRESENTATION

     UNAUDITED PRO FORMA COMBINATION. The unaudited Pro Forma Condensed Combined Balance Sheet is based on the unaudited consolidated balance sheets of ValliCorp and Auburn as of March 31, 1996. The unaudited Pro Forma Condensed Combined Statement of Income is based on the supplemental consolidated statements of income of ValliCorp and the consolidated statements of income of Auburn for the three months ended March 31, 1996 and the year ended December 31, 1995.

     PURCHASE PRICE. Pursuant to the Merger Agreement, each share of Auburn Common Stock outstanding at the Merger closing will be converted into 0.8209 shares of ValliCorp Common Stock (See Note E). The value of ValliCorp Common Stock to be issued in connection with the Merger and the fair value of Auburn's stock options to be converted into ValliCorp stock options is approximately $13,334,000 (calculated as shown in the table below) based on the average market price of ValliCorp Common Stock taken from recent closing sales prices listed on the NASDAQ National Market System.

     The following summarizes the total purchase price as of March 31, 1996:

                                                         (DOLLARS IN THOUSANDS
                                                        EXCEPT PER SHARE DATA)
                                                        ----------------------
     TOTAL PURCHASE PRICE:
     Shares of Auburn Common Stock outstanding..................   1,004,955
     Conversion Ratio...........................................      0.8209
                                                                  ----------
     Shares of ValliCorp Common Stock to be issued..............     824,968
     Market price per share of ValliCorp Common Stock...........  $    15.25
                                                                  ----------
     Total market price of ValliCorp Common Stock to be issued..  $   12,581
     Fair market value of Auburn stock options assumed..........         753
     Estimated accounting, legal and investment banking costs...         175
                                                                  ----------
      Total purchase price......................................  $   13,509
                                                                  ==========

     METHOD OF ACCOUNTING. The Merger will be accounted for by ValliCorp under the purchase method of accounting in accordance with APB No. 16. Under this method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. The fair values of Auburn's assets and liabilities are preliminary and will likely be revised as updated information becomes available prior to the Effective Time.

     COST SAVINGS. The positive effects of potential cost savings and revenue enhancements which may be achieved subsequent to the

                                  (UNAUDITED)

Merger have not been reflected in the unaudited pro forma combined condensed financial statements.

     STOCK REPURCHASE. ValliCorp will issue .8209 shares of ValliCorp Common Stock for each share of Auburn Common Stock other than fractional shares. It is anticipated that a number of shares approximately equal to the number of shares to be issued in the Merger will be purchased on the open market under ValliCorp's stock purchase plan, subject to market conditions or other factors.

NOTE B - ALLOCATION OF PURCHASE PRICE

     The purchase price has been allocated as described in the table below:

                                                                (IN THOUSANDS)
                                                                --------------
     Purchase Price Allocation:
     Fair value of net assets of Auburn at March 31, 1996..........  $ 7,744
     Elimination of Auburn's intangibles at March 31, 1996.........     (437)
     Accrual of liability for Merger-related costs.................   (2,045)
     Net decrease in deferred income tax assets....................     (514)
     Intangibles acquired (goodwill and core deposit intangibles)..    8,761
                                                                     -------
          Total purchase price.....................................  $13,509
                                                                     =======

     As previously stated, the purchase method of accounting requires that the purchase price be allocated to assets acquired and liabilities assumed based upon their fair values. Based upon a preliminary assessment, the book values of Auburn's assets and liabilities approximate their fair values as of March 31, 1996.

     Each of the allocations in the table above is described in more detail in the following Notes to Pro Forma Combined Financial Statements.

                                  (UNAUDITED)

NOTE C - OTHER ASSETS

     The pro forma adjustment to other assets is comprised of the following:

                                                              DEBIT (CREDIT)
                                                              (IN THOUSANDS
                                                              --------------
     Pro Forma Adjustment:
        Elimination of Auburn's intangible asset..............     $  (437)
        Deferred income taxes.................................        (514)
        Goodwill related to the Auburn acquisition............       5,462
        Core deposit intangible related to the
          Auburn acquisition..................................       3,299
                                                                   -------
                                                                   $ 7,810
                                                                   =======

     The pro forma adjustment to Auburn's assets has resulted in the following adjustments to "Other Expenses" at March 31, 1996 and December 31, 1995:

                                                  THREE        YEAR ENDED
                                              MONTHS ENDED    DECEMBER 31,
                                             MARCH 31, 1996       1995
                                             ---------------  ------------
                                             (DEBIT (CREDIT) IN THOUSANDS)
     Pro Forma Adjustments:
      Elimination of amortization expense
       of Auburn's intangible assets.......           $ (18)        $ (70)
      Amortization of intangible assets....             220           880
                                                      -----         -----
                                                      $ 202         $ 810
                                                      =====         =====

     The estimated fair values are subject to change as additional information becomes available and preliminary Merger plans are finalized prior to the Merger closing.

NOTE D - OTHER LIABILITIES

     Other liabilities have been adjusted as described in the table below.

                                                             DEBIT (CREDIT)
                                                             (IN THOUSANDS)
                                                             --------------
       Pro Forma Adjustment:
            Accrual of Merger-related costs..................    $  (2,045)
            Accrual of estimated legal and accounting costs..         (150)
                                                                 ----------
                                                                 $  (2,195)
                                                                 =========

     A liability for Merger-related costs of $2,045,000 has been recorded in the unaudited Pro Forma Condensed Combined Balance

                                  (UNAUDITED)

Sheet reflecting management's estimate of separation and benefit costs related to Auburn's employees to be terminated, leased premises expected to be vacated, and other Merger costs. This estimated liability is based on preliminary plans which are subject to change as final plans are formulated prior to the Merger closing.

NOTE E - STOCKHOLDERS' EQUITY

     As part of the purchase accounting adjustments, Auburn's shareholders' equity balances have been eliminated.

     ValliCorp has announced its intention to repurchase common shares equal to the number of shares to be issued in connection with the Auburn transaction. It is anticipated the aggregate cost of these purchases will be approximately equal to the purchase price of the Auburn acquisition. ValliCorp will fund these purchases with dividends received from ValliCorp's subsidiary, ValliWide Bank, using cash which would otherwise be invested in federal funds sold. The unaudited Pro Forma Condensed Combined Statements of Income include an adjustment to reflect the reduction in interest income due to the use of cash which would otherwise be invested in federal funds sold.

NOTE F - INCOME TAX PROVISION

     The income tax provisions for adjustments related to the Auburn acquisition reflected in the unaudited Pro Forma Condensed Combined Statements of Income have been computed at ValliCorp's effective combined federal and state marginal tax rate.

                       HISTORICAL AND PRO FORMA COMBINED
                       ---------------------------------
                              CAPITAL INFORMATION
                              -------------------

     ValliCorp and Auburn, and their banking subsidiaries, are subject to risk-based capital regulations adopted by the federal banking regulators in January 1989. These guidelines are used to evaluate capital adequacy and are based on an institution's asset risk profile and off-balance sheet exposures, such as unused loan commitments and standby letters of credit. The rules require that a portion of total capital be core, or Tier 1, capital consisting of common stockholders' equity and perpetual preferred stock, less goodwill and certain other deductions, with the remaining, or Tier 2, capital consisting of other elements, primarily loan loss reserves, subject to certain limitations. Under the risk-based capital regulations, banking organizations are required to maintain a minimum of eight percent (8%) total risk-based capital ratio (the ratio of total risk-based capital divided by risk-weighted assets), including Tier 1 capital of four percent (4%) (the ratio of Tier 1 capital divided by risk-weighted assets). The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 capital divided by adjusted average assets. The minimum leverage ratio is three percent (3%) for banking organizations that do not anticipate significant growth and have well-diversified risk (including no undue interest rate risk exposure), excellent asset quality, high liquidity, and good earnings. Other banking organizations are expected to have ratios of at least four to five percent (4-5%), depending on their particular condition and growth plans. Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization.

     The table below sets forth the historical risk-based capital information for ValliCorp and Auburn as of March 31, 1996, under the above-discussed regulations and the pro forma combined risk-based capital information as of March 31, 1996, under such regulations, for ValliCorp and Auburn combined as though the Merger had taken effect on that date. The information set forth below should be read in conjunction with and is qualified in its entirety by the ValliCorp supplemental historical consolidated financial statements and the Auburn historical consolidated financial statements included and incorporated by reference herein, respectively, and by the pro forma condensed combined financial statements and accompanying notes set forth under "PRO FORMA FINANCIAL INFORMATION."


                              RISK-BASED CAPITAL

                                              MARCH 31, 1996
                              ----------------------------------------------
                                     HISTORICAL                    PRO FORMA
                              ---------------------------
                                                                   VALLICORP
                              VALLICORP         AUBURN              & AUBURN
                              ---------         ------              --------
                                       (dollar amounts in thousands)
CAPITAL COMPONENTS
Tier 1 capital/(1)/           $ 119,756        $ 7,089              $111,111
Total capital/(2)/              131,766          7,796               123,858
Total adjusted risk-weighted
 assets                         930,547         56,512               989,564

CAPITAL RATIOS
Tier 1 capital                   12.87%         12.54%                11.23%
Total risk-based capital         14.16%         13.79%                12.52%

__________________

/(1)/ Defined as common stockholders' equity less regulatory intangibles and other adjustments.

/(2)/ Defined as Tier 1 capital plus Tier 2 capital which is defined as the eligible portion of the allowance for loan losses, hybrid capital instruments, and subordinated capital notes less other deductions.


            DESCRIPTION OF VALLICORP CAPITAL STOCK AND INDEBTEDNESS
            -------------------------------------------------------

VALLICORP CAPITAL STOCK

     The authorized capital stock of ValliCorp is 45,000,000 shares consisting of 5,000,000 shares of Preferred Stock, par value one cent ($.01) per share, and 40,000,000 shares of Common Stock, par value one cent ($.01) per share. As of _________________, 1996, the Record Date for Auburn's Annual Meeting, there were
___________ shares of ValliCorp Common Stock and no shares of Preferred Stock outstanding. As of such date, an additional ___________ shares of the authorized ValliCorp Common Stock were reserved for issuance pursuant to outstanding stock options or available for grant under stock option plans of ValliCorp.

     Although ValliCorp has not issued Preferred Stock to date and will not issue Preferred Stock as part of the consideration for the Merger, ValliCorp is authorized to issue Preferred Stock without obtaining the approval of the holders of ValliCorp's Common Stock. The Board of Directors of ValliCorp has broad authority relating to the issuance of Preferred Stock, including the authority to set one or more series of Preferred Stock, to fix the number of shares constituting any such series, and to fix or alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued class or series of preferred stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of ValliCorp. Such issuance could also adversely affect the voting power of holders of ValliCorp Common Stock. The Board of Directors of ValliCorp has filed with the Delaware Secretary of State a Certificate of Designations, Powers and Preferences of Series A Junior Participating Preferred Stock which authorizes the issuance of the Series A Preferred Stock. A discussion of the Series A Preferred Stock of ValliCorp appears below under "-ValliCorp Series A Preferred Stock Purchase Rights."


VALLICORP COMMON STOCK

     There follows a discussion of certain of the rights of the holders of ValliCorp Common Stock.

     Dividend Rights. The holders of ValliCorp Common Stock are entitled to receive dividends when and as declared by ValliCorp's Board of Directors, out of funds legally available therefor, subject to the dividend preference, if any, on preferred stock that may be outstanding and also subject to the restrictions set forth in the Delaware GCL.

     A Delaware corporation may make stock repurchases or redemptions that do not impair capital, and may pay dividends out of any surplus account or out of net profits of the current and preceding fiscal years, subject to certain limitations. Under Delaware law, surplus may be created by a reduction of capital and may be distributed by board action, so long as capital is maintained in an amount not less than the aggregate par value of the remaining outstanding shares plus the stated value of any shares not having par value. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and is not determined on a consolidated basis.

     Dividends on the ValliCorp Common Stock will be paid when and if the Board of Directors of ValliCorp declares such dividends. The payment of cash dividends by ValliCorp will depend on various factors, including its earnings and capital requirements, and other financial conditions under the terms of ValliCorp's debentures. See "-ValliCorp Convertible Debentures" below. In addition, the payment of cash dividends by ValliWide is subject to certain statutory and bank regulatory requirements.

     Voting Rights. All voting rights with respect to ValliCorp are vested in the holders of ValliCorp Common Stock. However, if ValliCorp issues Preferred Stock in the future, such stock may have voting rights, and the voting rights of the holders of ValliCorp Common Stock may be affected thereby. Each share of ValliCorp Common Stock is entitled to one vote.

     Preemptive Rights. Holders of ValliCorp Common Stock have no preemptive rights, which are rights to subscribe to a pro rata amount of any shares or other securities which ValliCorp offers in the future. Therefore, shares of ValliCorp Common Stock or other securities may be offered in the future to the investing public or to existing shareholders at the discretion of the Board of Directors.

     Liquidation Rights. The holders of ValliCorp Common Stock will be entitled to share equally in the net assets of ValliCorp in the event of liquidation or dissolution, subject to the preferential rights, if any, of the holders of senior securities that may be outstanding. ValliCorp Common Stock is not subject to assessment, as the ValliCorp Restated Certificate of Incorporation does not confer upon its Board of Directors the authority to order such assessment. There are no conversion rights, redemption provisions or sinking fund provisions applicable to shares of ValliCorp Common Stock.


VALLICORP DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Pursuant to the Dividend Reinvestment and Stock Purchase Plan (the "ValliCorp Reinvestment and Purchase Plan") approved by the ValliCorp Board of Directors in December 1995, ValliCorp provides eligible stockholders and employees of ValliCorp and its subsidiary with a method of investing cash dividends and optional cash payments in additional shares of ValliCorp Common Stock without payment of any brokerage commission or service charge. The ValliCorp Reinvestment and Purchase Plan includes certain dollar limitations on participation and provides for eligible stockholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares). The ValliCorp Reinvestment and Purchase Plan became effective for ValliCorp shareholders at the date of ValliCorp's cash dividend for the first quarter of 1996, and it is anticipated that it will continue after the Effective Time and that shareholders of Auburn who receive ValliCorp Common Stock in the Merger will have the right to participate therein.


VALLICORP SERIES A PREFERRED STOCK PURCHASE RIGHTS

     On March 25, 1996, the Board of Directors of ValliCorp declared a dividend distribution of one Right for each outstanding share of ValliCorp Common Stock to shareholders of record at the close of business on April 8, 1996. One Right will also be distributed for each share of Common Stock issued after April 8, 1996 until the Distribution Date (as described below). It is contemplated that one Right will be issued for each share of ValliCorp Common Stock issued in connection with the Merger. Each Right entitles the registered holder to purchase from ValliCorp a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred Stock at a price (the "Purchase Price") of $45 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Initially, the Rights will be attached to all ValliCorp Common Stock certificates representing shares then outstanding, and no separate certificates (the "Rights Certificates") will be distributed. The Rights will separate from the ValliCorp Common Stock and a Distribution Date will occur upon the earlier of (a) the close of business on the tenth business day after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of ValliCorp Common Stock (the "Stock Acquisition Date") or (b) the close of business on the tenth business day after the latest of (i) the date of a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 10% or more of the outstanding shares of ValliCorp Common Stock, or (ii) the date on which all regulatory approvals required for acquisition of stock pursuant to the tender or exchange offer referred to in clause (i) have been obtained or waived, or (iii) the date on which any approval required of the security holders of the person or group publishing or sending or giving the tender or exchange offer referred to in clause (i) for the acquisition of stock pursuant to such tender or exchange offer is obtained or waived.

     Until the Distribution Date (a) the Rights will be evidenced by the ValliCorp Common Stock certificates and will be transferred with and only with such ValliCorp Common Stock certificates, (b) new ValliCorp Common Stock certificates issued after April 8, 1996 will contain a notation incorporating the Rights Agreement by reference, and (c) the surrender for transfer of any certificates for ValliCorp Common Stock outstanding will also constitute the transfer of the Rights associated with the ValliCorp Common Stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 8, 2006, unless earlier redeemed by ValliCorp as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities of ValliCorp and as otherwise determined by the ValliCorp Board of Directors, only shares of ValliCorp Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that at any time following the Distribution Date, a person becomes the beneficial owner of 10% or more of the then outstanding shares of ValliCorp Common Stock (a "Triggering

Event"), each holder of a Right will thereafter have the right to purchase at the time specified in the Rights Agreement, upon exercise and payment of the Purchase Price, Units of Series A Preferred Stock having a value equal to two times the Purchase Price of the Right. For this purpose, a Unit of Series A Preferred Stock is deemed to have the same value as the market price of ValliCorp Common Stock at that time. One Unit of Preferred Stock has rights which are comparable in terms of dividends and voting power and upon liquidation to one share of Common Stock. The rights and privileges of the Series A Preferred Stock are set forth in the Rights Agreement (the "Certificate of Designations, Powers, and Preferences of Series A Junior Participating Preferred Stock" being an exhibit thereto), and the foregoing description is qualified by reference thereto. Alternatively, upon the occurrence of an event described in the first sentence of this paragraph, the ValliCorp Board of Directors would have the discretion, upon exercise of Rights, to distribute to the exercising holders thereof, Units of Series A Preferred Stock (or, in certain circumstances, cash, property, or other securities of ValliCorp) having a value equal to the difference between the Purchase Price of the Rights and the value of the consideration which would be transferred to the holders of the Rights upon such exercise, in the absence of the exercise by the Board of Directors of its discretion to invoke the provisions described in this sentence.

     Notwithstanding the foregoing, following the occurrence of any of the events set forth in the first sentence of the preceding paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by ValliCorp as set forth below.

     For example, at a Purchase Price of $45 per Right, each Right not owned by an Acquiring Person (or by certain related parties) would, following an Acquiring Person's becoming the beneficial owner of 10% or more of the ValliCorp Common Stock, entitle the holder of the Right to purchase $90 worth of Series A Preferred Stock (or other consideration as noted above) for $45. Assuming that the ValliCorp Common Stock had a per share market value of $15 at such time, the holder of each valid Right would be entitled to purchase six Units of Series A Preferred Stock, having rights comparable to six shares of ValliCorp Common Stock, for $45. Alternatively, at the discretion of the ValliCorp Board of Directors, following an event set forth in the first sentence of this paragraph, without payment of the Purchase Price, each Right would entitle its holder to receive from ValliCorp three Units of Series A Preferred Stock (or other consideration as noted above), based on the assumptions described in this paragraph.

     In the event that, at any time following the Stock Acquisition Date, (a) ValliCorp is acquired in a merger or other business combination transaction in which ValliCorp is not the surviving corporation, or
(b) 50% or more of ValliCorp's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right. The events set forth in this paragraph are also included in the phrase "Triggering Event."

     A person or group of affiliated persons will not trigger the separation and exercisability of the Rights if such person or group becomes the beneficial owner of 10% or more of the ValliCorp Common Stock solely as a result of ValliCorp reducing the number of outstanding shares, unless such person or group subsequently acquires an additional 1.0% or more of the then outstanding shares of ValliCorp Common Stock.

     In general, ValliCorp may redeem the Rights in whole, but not in part, at a price of $.001 per Right, at any time until ten business days following the Stock Acquisition Date. After the redemption period has expired, ValliCorp's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less then 10% of the outstanding shares of ValliCorp Common Stock in a transaction or series of transactions not involving ValliCorp and there are no other Acquiring Persons. Immediately upon the action of the ValliCorp Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of ValliCorp including, without limitation, the right to vote or receive dividends. While the distribution of the Rights will not be taxable to stockholders or to ValliCorp, ValliCorp stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for stock (or other consideration) of ValliCorp or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of ValliCorp prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by such Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made when the Rights are not redeemable.

     A copy of the Rights Agreement has been filed with the Commission as an exhibit to a Registration Statement on Form 8-A dated April 4, 1996. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire ValliCorp without the approval of the Board of Directors. The Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of ValliCorp Common Stock at a fair price and otherwise in the best interests of ValliCorp and its stockholders as determined by the ValliCorp Board of Directors or affect any prospective offeror willing to negotiate with such Board. The Rights should not interfere with any merger or other business combination approved by the ValliCorp Board of Directors since such Board may, at its option, at any time until ten days following the Stock Acquisition Date redeem the then outstanding Rights at the redemption price.


VALLICORP CONVERTIBLE DEBENTURES

     As of March 31, 1996, ValliCorp had outstanding approximately $181,875 principal amount of its Floating Rate Optional Convertible Subordinated Debentures ("Optional Debentures") convertible into shares of ValliCorp Common Stock at $5.50 per share. Interest on the Optional Debentures accrues at the annual floating rate of prime plus 0.75% and is paid quarterly. The principal is payable quarterly in installments of $22,734, with the final payment due April 1, 1998.

     As of March 31, 1996, ValliCorp had outstanding approximately $727,500 in principal amount of its Floating Rate Mandatory Convertible Subordinated Debentures ("Mandatory Debentures") convertible into shares of ValliCorp Common Stock at $5.50 per share. Interest on the Mandatory Debentures accrues at the annual floating rate of prime plus 1.50% and is paid quarterly. To the extent not converted prior to that date, the principal must be converted into ValliCorp Common Stock on April 1, 1998, the maturity date.

     Both the Optional and the Mandatory Debentures are subordinate to the claims of creditors of ValliCorp, except for claims of holders of the debentures ranking on a parity with or junior to such Debentures. As of March 31, 1996, the Optional and Mandatory Debentures were convertible into approximately 132,273 shares of ValliCorp Common Stock.

                      DESCRIPTION OF AUBURN CAPITAL STOCK
                      -----------------------------------

     The authorized capital stock of Auburn consists of 10,000,000 shares of common stock, no par value, and 10,000,000 shares of Preferred Stock ("Auburn Preferred Stock"). As of the Record Date, _____________ shares of Auburn Common Stock were issued and outstanding, and ____________ shares were reserved for issuance to holders of outstanding and unexercised Auburn Stock Options under the Auburn Option Plans. As of the Record Date, no shares of Auburn Preferred Stock were issued or outstanding.

     Holders of Auburn Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the Auburn Bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by Auburn's Board of Directors. There are regulatory restrictions on the ability of Auburn to declare and pay dividends. See "SUMMARY-Price Range of and Dividends on ValliCorp and Auburn Common Stock." In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and securities. U.S. Stock Transfer Corporation, Glendale, California, acts as the transfer agent and registrar for the Auburn Common Stock.

     The Board of Directors of Auburn without shareholder approval may authorize one or more classes of serial preferred stock with preferences or voting rights that may adversely affect the rights of holders of Auburn Common Stock.
Although it is not possible to state the actual effect any issuance of serial preferred stock might have upon the rights of holders of Auburn Common Stock, the issuance of serial preferred stock might (a) restrict dividends on Auburn Common Stock if preferred stock dividends have not been paid, (b) dilute the voting power and equity interest of holders of Auburn Common Stock to the extent that any preferred stock series has voting rights or is convertible into Auburn Common Stock, or (c) prevent current holders of Auburn Common Stock from participating in Auburn's assets upon liquidation until any liquidation preferences granted to the holders of the serial preferred stock are satisfied. In addition, the issuance of serial preferred stock may, under certain circumstances, have the effect of discouraging an attempt to change control of Auburn by, for example, creating voting impediments to the approval of a merger or similar transactions involving Auburn.

                  COMPARISON OF RIGHTS OF HOLDERS OF VALLICORP
                  --------------------------------------------
                COMMON STOCK AND HOLDERS OF AUBURN COMMON STOCK
                -----------------------------------------------

GENERAL

     ValliCorp is a Delaware corporation and, accordingly, is governed by the Delaware GCL and its Delaware Restated Certificate of Incorporation (the "ValliCorp Certificate") and Bylaws (the "ValliCorp Bylaws"). Auburn is a California corporation and, accordingly, has been and will be, through the Effective Time of the Merger, governed by the California GCL and by its California Articles of Incorporation (the "Auburn Articles") and Bylaws (the "Auburn Bylaws"). Upon consummation of the Merger, except for those persons who dissent from the Merger and perfect dissenters' rights under the California GCL, the shareholders of Auburn will become stockholders of ValliCorp.

     The following is a general comparison of material differences between the rights of ValliCorp stockholders (currently, the holders of ValliCorp Common Stock) under the ValliCorp Certificate, the ValliCorp Bylaws, the Delaware GCL, and the Rights Agreement, on the one hand, and the rights of Auburn shareholders (currently, the holders of Auburn Common Stock) under the Auburn Articles, the Auburn Bylaws and the California GCL, on the other. This discussion is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the Delaware GCL, the California GCL, the California Financial Code, the common law thereunder, and the full text of the ValliCorp Certificate, ValliCorp Bylaws, the Rights Agreement, Auburn Articles, and Auburn Bylaws.

     The provisions in the ValliCorp Certificate, the ValliCorp Bylaws, and the Rights Agreement discussed or referred to below could make it more difficult and time-consuming to change control of the board of directors of ValliCorp, and it is also conceivable that certain provisions may deter efforts to seek control of ValliCorp on a basis which some shareholders might deem favorable. Such provisions are designed to encourage any person attempting a change in control to enter into negotiations with the board of directors of ValliCorp.


SERIES A PREFERRED STOCK PURCHASE RIGHTS ACCOMPANYING VALLICORP COMMON STOCK

     Each outstanding share of ValliCorp Common Stock is accompanied by one Right to purchase Series A Preferred Stock of ValliCorp. The Rights may have the effect of encouraging potential acquirors of ValliCorp to negotiate with the Board of Directors and may also discourage potential acquirors in certain circumstances. See "DESCRIPTION OF VALLICORP CAPITAL STOCK AND INDEBTEDNESS-ValliCorp Series A Preferred Stock Purchase Rights." The Auburn

Board of Directors has not adopted a shareholder rights plan or agreement.


CUMULATIVE VOTING

     Under the California GCL, the holders of Auburn Common Stock, upon notice given by a shareholder at a shareholders' meeting in compliance with the California GCL, may cumulate votes for the election of directors. Under cumulative voting, each share is entitled to a number of votes equal to the number of directors to be elected. Votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. On all other matters, each share of Auburn Common Stock has one vote. Under cumulative voting, shareholders who own far less than a majority of a corporation's outstanding stock can obtain representation on the Board of Directors. If voting is not conducted by cumulative voting, each share is entitled to one vote and the holders of a majority of shares voting at the meeting can elect all of the directors if they choose to do so, and the other shareholders cannot elect any director.

     Under the Delaware GCL, the stockholders of ValliCorp are not entitled to cumulate their votes in the election of directors unless ValliCorp's certificate of incorporation so provides. The ValliCorp Certificate does not provide for cumulative voting.


CLASSIFIED BOARD OF DIRECTORS

     The Auburn Bylaws, pursuant to the California GCL, require that each director be elected for a term ending at the next annual meeting of shareholders and until his or her successor is duly elected and qualified. Pursuant to the Auburn Bylaws, the authorized number of directors shall be not less than eight nor more than 15. The number of directors is currently fixed at nine.

     The ValliCorp Certificate, pursuant to the Delaware GCL, provides for a classified Board of Directors. The board is divided into three classes, designated Class "A", Class "B" and Class "C". Class "A" initially consisted of four (4) directors, Class "B" initially consisted of four (4) directors and Class "C" initially consisted of five (5) directors. There are now two (2) directors in Class "A," four (4) in Class "B," and five (5) in Class "C." Each class serves a three year term, but the terms of the classes are staggered over three years.

CHANGE IN NUMBER OF DIRECTORS

     Under the California GCL, a change in minimum and maximum number of directors ("range") as provided in Auburn's Bylaws must be approved by the Auburn shareholders. Although the Auburn Board of Directors may fix the exact number within the range, any change in the range must be approved by the shareholders.

     Under the Delaware GCL, the number of directors are fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment to the certificate. Under the ValliCorp Bylaws, the number of members of the Board of Directors will be fixed and changed by a majority of the total number of directors ValliCorp would have if there were no vacancies.


REMOVAL OF DIRECTORS

     Under the California GCL, a director of Auburn may be removed without cause by a majority of the outstanding shares entitled to vote, provided that the shares voted against such removal would not be sufficient to elect the director under California's cumulative voting rules. The California GCL also allows removal of a director for cause by the Superior Court.

     The ValliCorp Certificate provides that directors may be removed without cause by the affirmative vote of at least sixty-six and two-thirds percent(66 2/3%) of the outstanding shares. They may be removed for cause upon a vote of the majority of outstanding shares. Although the definition of "cause" has not been clearly established under Delaware law, courts in various states have found "cause" to include malfeasance while in office, gross misconduct or neglect, false or fraudulent misrepresentations inducing the directors' appointment, willful conversion of corporate funds, a breach of the obligation to make full disclosure, incompetency, gross inefficiency and moral turpitude.


FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Except for a vacancy created by the removal of a director which may only be filled by approval of the shareholders, the Auburn Bylaws provide that vacancies on the board of directors may be filled by approval of a majority of the board of directors, even if the number of directors then in office is less than a quorum, or by a sole remaining director. Each director so elected shall hold office until his successor is elected at an annual or special shareholders' meeting. The Auburn shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. An election by written consent to fill a vacancy created by removal requires the unanimous consent of all shareholders entitled to vote. In addition, the California GCL provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders shall constitute less than a majority of the directors then in office (a) any holder or holders of an aggregate of five percent (5%) or more of the total of number of shares at the time outstanding having the right to vote for such directors may call a annual meeting of shareholders, or (b) the California Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a annual meeting of shareholders to be held to elect the entire Board of Directors.

     The ValliCorp Bylaws provide that a vacancy on the Board of Directors occurring for cause during the course of the year, including a vacancy created by an increase in the number of directors, may be filled by the remaining directors or by the stockholders at a special or annual meeting. These provisions further provide that any directors so appointed will serve for the remainder of the full term for which elected, and no decrease in the number of directors shall reduce the term of any incumbent. Under the Delaware GCL, however, if at the time of filling any vacancy or newly created directorship the directors then in office constitute less than a majority of the entire Board of Directors as constituted immediately prior to any such increase, the Delaware Court of Chancery may, under certain circumstances, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Additionally, when a director has been removed from office with or without cause by the stockholders, the stockholders have the right to fill such vacancy by the affirmative vote of at least a majority of the voting power of the then outstanding stock. If the stockholders fail to fill such vacancy, the Board may then do so as set forth above.


AMENDMENT OF CERTIFICATE

     The Auburn Articles may be amended if such amendment is approved by the Board of Directors and by a majority of the outstanding shares of Auburn.

     Under the Delaware GCL, the ValliCorp Certificate may be amended if such amendment is approved by the Board of Directors and by a majority of the stockholders. In addition, if ValliCorp were to have more than one class of stock outstanding, amendments that would adversely affect the rights of any class would require the vote of a majority of the shares of that class. The ValliCorp Certificate further provides that the vote of two-thirds (2/3) of all of the outstanding shares of the Stock of ValliCorp entitled to vote is required to amend or repeal the provisions of the ValliCorp Certificate relating to:

     (a) The elimination of the right of the stockholders to call a special stockholders' meeting and the elimination of the right of stockholders to act without a meeting (see "-Limitation on Action by Stockholders-Call of Annual Meetings of Stockholders and Action by Stockholders Without a Meeting" below);

     (b) The number of authorized directors, the right of such directors to change that number and to fill vacancies on the Board of Directors, the terms of office of the members of the Board of Directors and the provisions setting forth the vote of the stockholders required to remove a director for cause;

     (c) The authority of the Board of Directors and the stockholders to amend the ValliCorp Bylaws;

     (d) The elimination of directors' personal liability for monetary damages arising from their negligence and gross negligence;

     (e) The percentage of the shares of ValliCorp necessary to amend the ValliCorp Certificate; and

     (f) The authority of the directors to consider factors other than price when evaluating whether to accept an offer to take over ValliCorp.

In addition, the vote of a majority of the stockholders other than any Interested Stockholder (as defined in Section 203 of the Delaware GCL, but generally a holder of 15% or more of the voting power of all stock of the corporation) is required to approve amendments to amend or repeal the provision permitting the directors to consider factors other than price in evaluating takeover bids.


AMENDMENT OF THE BYLAWS

     The Auburn Bylaws may be amended by the vote of a majority of the directors. The ValliCorp Certificate provides that a majority of the directors or the affirmative vote of two-thirds of the voting power of the outstanding shares of Common Stock is required to approve amendments to the ValliCorp Bylaws.


ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The ValliCorp Bylaws provide that at a meeting of the stockholders no matter will be considered unless notice of such matter is provided to the corporation thirty (30) days before the meeting or, if on the day notice of the meeting is given to the stockholders less than forty (40) days remain until the meeting, ten (10) days after notice is given (the "Notice Date"). Stockholders are also not permitted to nominate individuals to serve as directors of ValliCorp unless notice of such nomination is given to ValliCorp by the Notice Date. The Auburn Bylaws do not contain provisions specifying procedures for properly bringing matters before a meeting of the shareholders, except for the nomination of candidates to be elected as directors. Such nomination procedure is set forth in the Notice of Annual Meeting attached to this Proxy Statement.


LIMITATION ON ACTION BY STOCKHOLDERS-CALL OF ANNUAL MEETING OF STOCKHOLDERS AND ACTION BY STOCKHOLDERS WITHOUT A MEETING

     The Auburn Bylaws provide that annual meetings of shareholders may be called by the President, the Chairman of the Board of Directors, the Board of Directors, or the holders of not less than 10% of the shares entitled to vote at the meeting. Under the California GCL, unless otherwise provided in the articles of incorporation, any action which may be taken at any annual or annual meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Auburn Articles do not provide otherwise. The ValliCorp Bylaws provide that annual meetings may be called by a majority of the total number of authorized directors or the holders of at least ten percent (10%) of the voting power of the then outstanding stock. The ValliCorp Certificate provides that its stockholders may act only at an annual or annual meeting and not by written consent.


ELIMINATION OF DIRECTORS' MONETARY LIABILITY FOR BREACH OF DUTY OF CARE

     The ValliCorp Certificate provides that, to the fullest extent permitted by the Delaware GCL, as the same exists or may hereafter be amended, no director of ValliCorp shall be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director. The fiduciary duty is a duty of care owed by directors in making corporate business decisions. The Delaware Supreme Court has held that the duty of care requires the exercise of an informed business judgment. An informed business judgment means that directors have informed themselves of all material information reasonably available to them. Having become so informed, they then must act with requisite care in the discharge of their duties.

     The ValliCorp Certificate does not eliminate the duty of care but eliminates the remedy of monetary damage awards occasioned by breaches of that duty. Thus, any stockholder may seek to enjoin a proposed transaction from occurring or seek other non-monetary relief. After the transaction has occurred, however, the stockholders would no longer have a claim for monetary damages against the directors based on a breach of the duty of care even if that breach involved gross negligence on the part of the directors.

     The ValliCorp Certificate does not limit or eliminate liability arising from or based upon (a) any breach of a director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) acts under Title 8, Section 174 of the Delaware GCL, which imposes liability on all directors, except absent or dissenting directors, under whose administration there occurs a willful or negligent violation of certain purchases or stock redemptions, or (d) any transaction from which a director derived an improper personal benefit. Thus, liability for monetary damages still exists if it is based these grounds.

     The Auburn Articles currently provide that the liability of directors for monetary damages is eliminated to the fullest extent permissible under the California GCL. The provision relieves directors of Auburn of liability to Auburn for simple negligence but not for liability where the director was either grossly negligent or guilty of a willful breach of his or her loyalty to Auburn. The Auburn Articles do not, and under the California GCL cannot, eliminate or limit the liability of a director resulting from the following actions:

     (a) acts or omissions that involve intentional conduct or a knowing and culpable violation of law;

     (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on part of the director;

     (c) any transaction from which a director derived an improper personal benefit;

     (d) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

     (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;

     (f) any transaction between the corporation and (i) a director, or (ii) a corporation, firm or association in which the director has a material financial interest; or

     (g) any distribution to shareholders, and for any loan or guaranty to officers or directors, that violates specified provisions of the California GCL.


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Under the ValliCorp Bylaws, if ValliCorp does not elect to assume the defense of a lawsuit brought against one of its directors or executive officers, as defined in the ValliCorp Bylaws, it must advance expenses incurred by the director or executive officer subject to delivery of an undertaking by or on behalf of the director or executive officer to repay the expenses only if it is ultimately determined that the director or executive officer is not entitled to indemnification. However, ValliCorp is not required to advance expenses or to assume the defense in a particular proceeding if the corporation's disinterested directors or an independent board committee determines in good faith that, in all likelihood, the director or executive officer will not be entitled to indemnification under the ValliCorp Bylaws.

     The ValliCorp Bylaws are broader than the Delaware GCL and provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or executive officer of ValliCorp (or was serving at the request of ValliCorp as a director, officer, employee or agent for another entity) while serving in such capacity shall, except in certain suits initiated by such persons, be indemnified and held harmless by ValliCorp, to the full extent authorized by the Delaware GCL, as in effect (or, to the extent authority for indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act ("ERISA") excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person), reasonably incurred or suffered by such person in connection therewith.

     THE DELAWARE GCL PROVIDES THAT RIGHTS TO INDEMNIFICATION AND ADVANCEMENT OF EXPENSES NEED NOT BE LIMITED TO THOSE EXPRESSLY PROVIDED BY STATUTE. As a result, under the Delaware GCL and the ValliCorp Bylaws, ValliCorp would be permitted to indemnify its directors, executive officers and employees, within the limits established by law and public policy, pursuant to an express contract, bylaw or charter provision, shareholder vote, or otherwise.

     As noted above, the ValliCorp Certificate generally requires ValliCorp to indemnify its directors and executive officers to the fullest extent permitted by the Delaware GCL and, in most respects, is intended to provide the maximum protection available under the Delaware GCL. Because this provision is tied to the Delaware GCL, it may be modified by future changes in such law without further shareholder action. The ValliCorp Bylaws expressly provide, however, that any such modification would be effective (for acts or omissions prior to the date of a change) only to the extent it would provide broader indemnification rights than those available under then existing law. In addition, the ValliCorp Bylaws provide that all rights to indemnification and advances granted by such Bylaws shall be deemed to be contractual obligations between ValliCorp and its directors and executive officers. Accordingly, the Bylaw provision cannot be repealed without the consent of the indemnitee. Repeal or modification of the Bylaw provision would only be effective on a prospective basis and would not affect rights to indemnification and expense advances in effect at the time of any act or omission that is the subject of a proceeding against a director or executive officer. Indemnification under any contract or agreement entered into between ValliCorp and its directors and executive officers would likewise not be affected by any such Bylaw repeal or modification.

     The ValliCorp Bylaw provisions are intended to indemnify for conduct which is determined to be grossly negligent or reckless. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and other agents of ValliCorp pursuant to the foregoing provisions or otherwise, ValliCorp has been advised that, in the opinion of the Commission, such indemnification is contrary to public policy expressed in the Securities Act and is therefore unenforceable, absent a decision to the contrary by a court of competent jurisdiction.

     The Auburn Articles currently permit Auburn to provide for the indemnification of its officers, directors, employees and agents in excess of the indemnification specifically provided by Section 317 of the California GCL. The California GCL, therefore, allows excess indemnification by provision of contract, bylaw or otherwise. The California GCL does not, however, allow indemnification against liability for any conduct specifically excepted from the limited liability provisions for directors or for which a director specifically may not be indemnified under such Section 317.

     The California GCL eliminates the requirement that the indemnified person has acted with the care of an ordinarily prudent person as a condition to indemnification against expenses in a derivative action. The California GCL also eliminates the express prohibition against indemnification for amounts paid in settlement of a derivative action if court approval is obtained. Finally, the California GCL provides that if a majority vote of a quorum of disinterested directors is unobtainable, independent legal counsel may determine if the indemnified person has met the standards of care that are prerequisite to indemnification.

CONSIDERATION OF FACTORS OTHER THAN PRICE

     Although both the Delaware GCL and the California GCL require the board of directors to act in the best interests of its shareholders, judicial decisions under the Delaware GCL are unclear as to whether a board may consider factors other than the price per share when making a determination whether a transaction is in the best interests of a company and its stockholders. Accordingly, the ValliCorp Certificate includes a provision expressly stating that, in evaluating any tender or exchange offer made for the securities of ValliCorp, or if another type of business combination with ValliCorp is proposed, it is proper for the directors to consider the best interests of ValliCorp as a whole, including without limitation, whether the transaction is in the best interests of ValliCorp's stockholders, complies with state and federal laws, provides a fair and adequate price per share, and has adverse social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with ValliCorp and the communities in which ValliCorp conducts its business.
The ValliCorp Board of Directors is also expressly authorized to conduct investigations into such matters.


SHAREHOLDER VOTE FOR MERGERS AND OTHER REORGANIZATIONS

     Generally, the California GCL requires a shareholder vote for mergers and other reorganizations in more situations than does Delaware law. For example, the Delaware GCL generally provides for a vote by the stockholders of each "constituent corporation" to a merger and by stockholders of a corporation selling all or substantially all of its assets, whereas, in addition to the foregoing, California provides for a shareholder vote (a) of an acquiring corporation in either a share-for-share exchange or a sale-of-assets reorganization, and (b) of a parent corporation (even though it is not a "constituent corporation") whose equity securities are being issued in connection with a corporate reorganization such as a triangular merger. With certain exceptions, the California GCL also requires a class vote when a shareholder vote is required in connection with these transactions. In contrast, the Delaware GCL generally does not require class voting, except where the transaction involves an amendment to the certificate of incorporation that affects a class of shares adversely.

     The Delaware GCL does not require a shareholder vote of the surviving constituent corporation in a merger if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged after the merger, and (c) the merger involves issuance of no more than 20% of the shares of the surviving corporation outstanding immediately prior to such issuance. It is this foregoing provision that permits Auburn to be merged into ValliCorp without approval of the stockholders of ValliCorp.

California law contains a similar exception to its voting requirements for reorganizations where shareholder control is not diluted by more than one-sixth as a result of the reorganization.


DISSENTERS' RIGHTS IN MERGERS AND OTHER REORGANIZATIONS

     Under both the California GCL and the Delaware GCL, a dissenting shareholder of a corporation participating in certain transactions may, under varying circumstances, receive cash in the amount of the fair market value of his or her shares (as determined by an agreement with the corporation or by a court), in lieu of the consideration he or she would otherwise receive under the terms of the transaction. Unless a corporation's certificate of incorporation provides otherwise, the Delaware GCL does not require such dissenters' rights of appraisal with respect to (a) a sale-of-assets reorganization or (b) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or widely held of record (by more than 2,000 stockholders), if such stockholders receive shares of stock of the surviving corporation or of such a listed or widely held corporation. Dissenters' rights are not available in either Delaware or California to the shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required but, as discussed above, in Delaware there are more instances where such a vote is not required. The Merger is not being submitted to a vote of the ValliCorp stockholders because ValliCorp anticipates that no vote will be required of such stockholders under the Delaware GCL at the time of its application immediately prior to the Effective Time. Dissenters' rights are not available to ValliCorp stockholders because ValliCorp's shares are held of record by more than 2,000 stockholders. Dissenters' rights are available to Auburn shareholders in connection with the Merger. See "THE ANNUAL MEETING-Dissenters' Rights of Appraisal."

     A shareholder's manner of exercising dissenters' rights is generally less restricted in California than under the Delaware GCL. In addition, the exclusions from dissenters' rights in California are somewhat different from those in Delaware.


INSPECTION OF SHAREHOLDER LISTS

     The California GCL provides a right of inspection of a corporation's shareholder list to any shareholder holding five percent (5%) or more of a corporation's voting shares or any shareholder holding one percent (1%) or more of a corporation's shares who has filed a Schedule 14B with the Commission (Schedule 14B is filed in connection with certain proxy contests relating to the election of directors). In addition, the California GCL provides a right of inspection of shareholder lists by any shareholder for a purpose reasonably related to such holder's interest as a shareholder. The Delaware GCL does not provide any similar absolute right of inspection, but does permit any shareholder of record to inspect the shareholder list for any purpose reasonably related to such person's interest as a shareholder and, for a ten-day period preceding a shareholders' meeting, for any purpose germane to the meeting.


STATE ANTI-TAKEOVER STATUTE

     Section 203 of the Delaware GCL would prohibit a "business combination" (defined generally to include mergers, sales and leases of assets, issuances of securities and similar transactions) by ValliCorp or a subsidiary with an Interested Stockholder within three years after the person or entity becomes an Interested Stockholder, unless (a) prior to the person or entity becoming an Interested Stockholder, the business combination or the transaction pursuant to which such person or entity became an Interested Stockholder shall have been approved by the Board of Directors of ValliCorp, (b) upon the consummation of the transaction in which the person or entity became an Interested Stockholder, the Interested Stockholder holds at least 85% of the voting stock of ValliCorp (excluding shares held by persons who are both officers and directors of ValliCorp and shares held by certain employee benefit plans), or (c) the business combination is approved by the Board of Directors of ValliCorp and by the holders of at least two-thirds (2/3) of the outstanding voting stock of ValliCorp, excluding shares held by the Interested Stockholder. The Merger is not subject to the limitations set forth in Section 203.

     The California GCL requires that in certain transactions involving tender offers or acquisition proposals made to a target corporation's shareholders by a person who either (a) controls the target corporation, (b) is an officer or director of the target or is controlled by an officer or director, or (c) is an entity in which a director or executive officer of the target has a material financial interest, a written opinion of an independent expert be provided as to the fairness of the consideration to the shareholders of the target corporation. The statute also provides that if a competing proposal is made at least ten (10) days before shareholders are to vote or shares are to be purchased under the pending offer by the affiliated party, the latter offer must be communicated to shareholders and they must be given a reasonable opportunity to revoke their vote or withdraw their shares, as the case may be.


POSSIBLE APPLICATION OF CERTAIN CALIFORNIA CORPORATION LAWS TO VALLICORP

     Section 2115 of the California GCL generally provides that a corporation not incorporated in California, such as ValliCorp (a "foreign corporation"), which meets certain criteria is known as a "pseudo-foreign corporation" and is subject to several enumerated provisions of the California GCL which otherwise would not apply to foreign corporations. However, any foreign corporation with outstanding securities designated or qualified for trading as a national market security on the National Association of Securities Dealers Automatic Quotation National Market System ("NASDAQ-NMS"), and which has at least 800 holders of its equity securities as of the record date of its most recent annual meeting, is exempt from the provisions of Section 2115. As of the date of this Proxy Statement, ValliCorp Common Stock is traded in the NASDAQ-NMS. Further, ValliCorp currently has 2,500 holders of its outstanding securities. Thus, Section 2115 does not apply to ValliCorp even if it meets the tests for pseudo-foreign corporation status. In the future, however, if the stock of ValliCorp were to be delisted from NASDAQ-NMS or if the number of beneficial holders of its equity securities fell below 800, and ValliCorp met the tests of Section 2115 at that time, then certain designated provisions of the California GCL, pursuant to Section 2115, would thereafter become applicable to ValliCorp. The provisions include, but are not limited to, the following: Section 317 (indemnification of directors, officers and others); Section 301 (annual election of directors); Section 304 (removal of directors by court proceedings); Section 708, subdivisions (a), (b) and (c) (shareholder's right to cumulate votes at any election of directors); and Section 710 (supermajority vote requirement).


                             ELECTION OF DIRECTORS
                             ---------------------

NOMINEES

     Auburn's Bylaws presently provide that the number of directors of Auburn shall not be less than eight (8) nor more than fifteen (15) until changed by an amendment to the Bylaws adopted by Auburn's shareholders. The Bylaws further provide that the exact number of directors shall be nine (9) until changed by a Bylaw or Bylaw amendment duly adopted by Auburn's shareholders or board of directors.

     The persons named below, all of whom are currently members of the board of directors, have been nominated for election as directors to serve until the 1997 Annual Meeting of Shareholders and until their successors are elected and have qualified or until the consummation of the Merger. Unless otherwise instructed, the proxyholders will vote the Proxies received by them for the election of the nominees named below. Votes of the proxyholders will be cast in such a manner as to effect, if possible, the election of all nine (9) nominees, as appropriate, (or as many thereof as possible under the rules of cumulative voting). The nine nominees for directors receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the board of directors. The board of directors has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for directors may only be made by complying with the nomination procedures which are included in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.


     The following table sets forth as of March 15, 1996, the names of, and certain information concerning, the persons nominated by the board of directors for election as directors of Auburn.


                                 Year First
  Name and Title                 Appointed      Principal Occupation During the
Other Than Director      Age     Director        Past Five Years
- --------------------     ---    -----------  -----------------------------------
John G. Briner            56       1981      President and Chief Executive Officer of
President and Chief                          Auburn and TBOC.
Executive Officer

Paul Brocker              71       1986      General Contractor and Owner of Paul
                                             Brocker Construction and Brocker, Brocker
                                             & Brocker, Auburn.

D. Dwight Odom, M.D.      58       1981      Former Gynecologist and President of
Chairman of the Board                        D. Dwight Odom, M.D., Inc., Auburn.  Dr.
                                             Odom retired from practice as of December 31, 1993.

Thomas E. Propp           47       1995     Managing Partner, CFO & CPA of Tate, Propp,
                                            Beggs & Sugimoto, an accountancy corporation.

Donald L. Robinson        65       1981     Owner and President of Don Robinson Sand &
                                            Gravel, Inc., Auburn, and Don Robinson Construction
                                            Inc., Auburn.

Harry E. Sands            69       1981     Retired.  Former business executive.
Secretary

Virgil R. Traynor,        58       1981     Veterinarian and Owner of Edgewood Veterinary
D.V.M.                                      Clinic, Auburn.

Gary N. Weeks             54       1988     Owner and President of Marina Imports, Grass
                                            Valley.

H. Ray Yamasaki           63       1981     Landscape Architect, Owner and President of
Vice Chairman                               Yamasaki Nursery, Inc., Auburn.

     All of the nominees named above have served as members of Auburn's board of directors during the past year. None of the directors were selected pursuant to any arrangement or understanding other than with the directors and officers of Auburn acting within their capacities as such. There are no family relationships among any of the directors and executive officers of

Auburn, except Mr. John G. Briner is the spouse of Ms. Pamela Briner. No director or executive officer of Auburn serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940.


THE BOARD OF DIRECTORS AND COMMITTEES

     Auburn's board of directors held 8 meetings during 1995. None of the directors attended less than 75 percent of all board of directors meetings and committee meetings (of which they were a member) that were held in 1995.

     There were no standing committees of Auburn's board of directors.  In
1995, TBOC had a standing Audit & Operations Committee and Compensation Committee. TBOC's Audit & Operations Committee, which consisted of Messrs. Brocker (chairman), Briner, Gibson (resigned in February 1995), Propp, Sands and Yamasaki and Drs. Odom and Traynor met 12 times during 1995. The Audit and Operations Committee review the audits and operations of TBOC and considers the adequacy of its auditing procedures. TBOC's Compensation Committee, which consisted of Drs. Odom (chairman) and Traynor and Messrs. Briner, Propp and Yamasaki, did not meet in 1995. The Compensation Committee reviews and approves compensation arrangements of TBOC's senior officers.


COMPENSATION OF DIRECTORS

     The directors of Auburn do not receive compensation from Auburn, however, the directors do receive a fee of $500 for attendance at TBOC's board of directors meetings and $200 for each of TBOC's committee meetings attended, up to a maximum of $700 per month per director for all meetings attended.


EXECUTIVE OFFICERS

     The following table sets forth information concerning executive officers of Auburn:

                                               Position and Principal
   Name             Age               Occupation for the Past 5 Years
- ---------------     ---  -----------------------------------------------------
John G. Briner      55   President and Chief Executive Officer of Auburn and
                         TBOC.

Pamela J. Briner    45   Executive Officer and Cashier of Auburn and TBOC. Ms.
                         Briner was appointed to the position of Executive
                         Officer and Cashier of Auburn and TBOC in March 1996.
                         She has been an executive assistant with Auburn and
                         TBOC since 1982.

EXECUTIVE COMPENSATION
- ----------------------



                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                                               -----------------------------------------------------

                                                                                               Long Term Compensation
                                                                               -----------------------------------------------------

                                   Annual Compensation
                                                                                          Awards                    Payouts
- ------------------------------------------------------------------------------------------------------------------------------------

           (a)                      (b)        (c)           (d)        (e)         (f)            (g)          (h)          (i)
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                      Other
                                                                      Annual     Restricted                               All Other
         Name and                                                     Compen-      Stock                       LTIP        Compen-
         Principal                            Salary        Bonus     sation      Award(s)       Options/     Payouts    sation/(1)/

         Position                   Year       ($)           ($)        ($)         ($)            SARs         ($)          ($)
- ------------------------------------------------------------------------------------------------------------------------------------
 John G. Briner, President          1995     $128,400      $18,000                                10,000                   $8,657
 and Chief Executive Officer of    -------------------------------------------------------------------------------------------------

 Auburn and TBOC                    1994     $124,163      $30,947                                 3,000                   $8,559
                                   -------------------------------------------------------------------------------------------------

                                    1993     $118,400      $ 7,500                                     0                  $19,107
- ------------------------------------------------------------------------------------------------------------------------------------

(1) These amounts represent TBOC's contribution under TBOC's Profit Sharing/401(k) Plan and the cost of premiums for excess group insurance.

                            OPTION/SAR GRANTS TABLE
                            -----------------------

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

- --------------------------------------------------------------------------------------------------------------------------------
                                                         Individual Grants
- --------------------------------------------------------------------------------------------------------------------------------

                (a)                          (b)                      (c)                    (d)                   (e)
- --------------------------------------------------------------------------------------------------------------------------------
                                                                   % of Total
                                     Number of Securities         Options/SARs
                                         Underlying                Granted to            Exercise or
                                        Options/SARs              Employees in           Base Price            Expiration
                Name                     Granted (#)               Fiscal Year            ($/Share)               Date
- --------------------------------------------------------------------------------------------------------------------------------
 John G. Briner                            10,000                     19.0%                $7.75                7/20/05
- --------------------------------------------------------------------------------------------------------------------------------

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
                 ---------------------------------------------

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
                                     VALUE

            (a)                    (b)                    (c)                    (d)                    (e)
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Value of
                                                                               Number of           Unexercised In-
                                                                              Unexercised            the-Money
                                                                            Options/SARs at        Options/SARs at
                                                                              Year-End (#)          Year-End ($)
                            Shares Acquired on       Value Realized           Exercisable/          Exercisable/
            Name               Exercise (#)                ($)               Unexercisable         Unexercisable
- --------------------------------------------------------------------------------------------------------------------------------
 John G. Briner                     0                      N/A               33,388/12,400/(1)/    $79,318/$300/(1)/
- --------------------------------------------------------------------------------------------------------------------------------

N/A - means not applicable.

(1)  Options only.

EMPLOYMENT AGREEMENTS

     Mr. Briner has an employment agreement with Auburn and TBOC. His employment agreement is for a term of five years commencing January 1, 1995 as the President and Chief Executive Officer of Auburn and TBOC. His base annual salary is $120,000 per year, with increases to be determined at the discretion of the Boards of Directors of TBOC and Auburn. The agreement provides for four weeks vacation, health, disability and life insurance benefits, use of an appropriate company car for business use, stock options in amounts to be determined by the Board of Directors, and indemnification for matters incurred in connection with any action against Mr. Briner which arose out of and was within the scope of his employment, provided that he acted in good faith and in a manner the executive reasonably believed to be in the best interests of Auburn and TBOC and with respect to a criminal matter if he also had no reasonable cause to believe his conduct was unlawful.

     If Auburn and TBOC terminate Mr. Briner without cause, he shall be entitled to (i) two years base salary, and (ii) continuation of insurance benefits for six months. Upon any merger or consolidation where Auburn and TBOC are not the surviving or resulting corporations, or upon any transfer of all or substantially all of the assets of Auburn and TBOC, and he is not retained for the remaining term of the agreement in a position comparable to that of the highest level vice president of the resulting corporation or another position acceptable to him, the resulting corporation shall pay to him three years of his base salary plus such amount to cover the federal and state income taxes on the three years of base salary and the "golden parachute" taxes required by Section 280G of the Internal Revenue Code in a lump sum within ten days of such termination. Auburn and TBOC and Mr. Briner have agreed to a modification of the employment agreement with respect to the severance provision in connection with the proposed Merger of Auburn into ValliCorp. Under the amendment, Mr. Briner and his wife, Ms. Pamela Briner (Executive Officer and Cashier of Auburn and
TBOC), will receive from Auburn severance payments of $365,000 and $125,000, respectively, and bonuses of $60,000 and $25,000, respectively. Mr. Briner may also receive from TBOC the TBOC owned four year old Cadillac that he currently drives as an additional bonus as a result of the Merger. The severance payment of $125,000 to Ms. Briner excludes the normal severance payment she would otherwise receive as a result of the Merger. See "THE MERGER-Interests of Certain Persons in the Merger".

     In addition Mr. Briner has a salary continuation agreement with TBOC which provides that TBOC will pay him $75,000 per year for 15 years following his retirement from TBOC at age 65 ("Retirement Age"). In the event of disability while Mr. Briner is actively employed prior to Retirement Age, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 65 or the date on which he is no longer entitled to disability benefits provided by TBOC. In the event Mr. Briner dies while actively employed by TBOC prior to Retirement Age, his beneficiary will receive from TBOC a benefit amount based on the vesting schedule below for 15 years beginning one month after his death. In the event of termination without cause, early retirement, or voluntary termination, Mr. Briner shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Executive terminates employment and attains age 65. The vesting schedule is 12% per year of service for the first five years beginning May 18, 1994, and decreases to 8% additional per year of service for the last five years. In the event Mr. Briner is terminated for cause he will forfeit any benefits from the salary continuation agreement.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires Auburn's officers and directors, and persons who own more than ten percent of a registered class of the Auburn Common Stock, to file reports of ownership and changes in ownership with the Commission. Officers, directors and more than ten-percent shareholders are required by Commission regulation to furnish Auburn with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Auburn believes that, during 1995 its officers, directors and more than ten-percent shareholders complied with all filing requirements applicable to them.


                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                ----------------------------------------------

     The firm of Perry-Smith & Co., Sacramento, California, served as independent public accountants for Auburn and TBOC through the year 1995.
Auburn has selected Perry-Smith & Co. to serve as the Auburn's independent public accountants for the year 1996. All services rendered by Perry-Smith & Co. were approved by the Board of Directors, which has determined the firm of Perry-Smith & Co. to be independent. It is expected that one or more representatives of Perry-Smith & Co. will be present at the Annual Meeting and will be given the opportunity to make a statement, if desired, and to respond to appropriate questions.

     In the event shareholders do not ratify the appointment of Perry-Smith & Co. as Auburn's independent public accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Board of Directors.

     Ratification of the appointment of Perry-Smith & Co. as Auburn's independent public accountants for fiscal year 1996 will require the affirmative vote of a majority of the outstanding shares of the Auburn's Common Stock represented and voting at the meeting.

     MANAGEMENT OF AUBURN RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PERRY-SMITH & CO. AS AUBURN'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996.


                             SHAREHOLDER PROPOSALS
                             ---------------------

     If the Merger is consummated within the period currently contemplated, assuming all conditions are met, including the approval of the Merger Agreement by the Auburn shareholders at the Annual Meeting, the Auburn shareholders will become holders of ValliCorp Common Stock prior to the next scheduled Annual Meeting of stockholders of ValliCorp. Holders of ValliCorp Common Stock must submit proposals to ValliCorp by the close of business on December 12, 1996. In the event that the Merger is not consummated on or before the 1997 Annual Meeting of Shareholders of Auburn, Auburn's 1997 Annual Meeting of Shareholders will be on or about April 16, 1997. The deadline for shareholders to submit proposals to be considered for inclusion in Auburn's proxy statement and form of proxy for the Auburn 1997 Annual Meeting of Shareholders is January 1, 1997.


                                    EXPERTS
                                    -------

     The consolidated financial statements of Auburn as of December 31, 1995 and 1994, and for the three years ended December 31, 1995, incorporated in this Proxy Statement by reference from the Auburn Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Perry-Smith & Co. as stated in their report, which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in methods of accounting for certain investments in debt and equity securities, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Representatives of Perry-Smith & Co. will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     The supplemental consolidated financial statements of ValliCorp as of December 31, 1995 and 1994 and for the years then ended included in this Proxy Statement have been audited by Deloitte & Touche LLP as stated in their report (which includes an emphasis paragraph relating to the restatement of the supplemental consolidated financial statements for poolings of interests subsequent to the date of the historical financial statements and an explanatory paragraph referring to a 1994 change in method of accounting for securities) included herein. The consolidated financial statements of El Capitan Bancshares, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period then ended (combined with those of ValliCorp in the supplemental consolidated financial statements) have been audited by Grant Thornton LLP, as stated in their report which is included herein. Such supplemental consolidated financial statements of ValliCorp are included in this Proxy Statement in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of ValliCorp (before giving effect to the 1996 poolings of interests with El Capitan Bancshares, Inc. and CoBank Financial Corporation and the 1994 pooling of interests with Mineral King Bancorp, Inc.) for the year ended December 31, 1993, have been audited by Ernst & Young LLP, and the consolidated financial statements of Mineral King Bancorp, Inc. for the year ended December 31, 1993 have been audited by Price Waterhouse LLP, as stated in their reports, which are incorporated by reference herein.
The consolidated financial statements of CoBank Financial Corporation for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP as stated in their report referred to in the preceding paragraph. The supplemental consolidated financial statements of ValliCorp for such year included in this Proxy Statement give retroactive effect to the combination of ValliCorp, Mineral King Bancorp, Inc., El Capitan Bancshares, Inc., and CoBank Financial Corporation, using the pooling of interests accounting method. Such combination for the year ended December 31, 1993 was also audited by Deloitte & Touche LLP, as stated in their report referred to in the preceding paragraph. Such supplemental consolidated financial statements of ValliCorp for the year ended December 31, 1993 have been included in this Proxy Statement in reliance upon the reports of such firms, given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

                                 LEGAL MATTERS
                                 -------------

     Certain legal matters in connection with the issuance of ValliCorp Common Stock in accordance with the terms of the Merger Agreement will be passed upon by E.L. Herbert, Executive Vice President/General Counsel of ValliCorp. As of ______________, 1996, the Record Date for Auburn's Annual Meeting, Mr. Herbert beneficially owned an aggregate of _________ shares of ValliCorp Common Stock.

                SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                ----------------------------------------------
                                 OF VALLICORP
                                 ------------

     The supplemental consolidated financial statements of ValliCorp have been prepared to give retroactive effect to the mergers with El Capitan Bancshares, Inc. and CoBank Financial Corporation on February 2, 1996 and March 22, 1996, respectively. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of ValliCorp after financial statements covering the dates of consummation of the business combinations are issued. The location within this Proxy Statement of the independent accountants' reports with respect to the supplemental consolidated financial statements and of such statements are set forth below.

                                                   PROXY STATEMENT
                                                         PAGE
                                                        NUMBER
                                                        ------

Independent Auditor's Report of                          F-1
Deloitte & Touche LLP

Independent Auditor's Report of                          F-3
Grant Thornton LLP

Supplemental Consolidated                                F-4
Balance Sheets at December 31,
1995 and 1994

Supplemental Consolidated                                F-5
Statements of Income for the
Years Ended December 31, 1995,
1994, and 1993

Supplemental Consolidated                                F-6
Statements of Stockholders'
Equity for the Years Ended
December 31, 1995, 1994, and 1993

Supplemental Consolidated                                F-7
Statements of Cash Flows for the
Years Ended December 31, 1995,
1994, and 1993

Notes to Supplemental                                    F-8
Consolidated Financial
Statements

         LOCATION OF AUBURN FINANCIAL INFORMATION IN THE ACCOMPANYING
         ------------------------------------------------------------
             ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED
             ----------------------------------------------------
                               DECEMBER 31, 1995
                               -----------------

                                                    ANNUAL REPORT
                                                         PAGE
                                                        NUMBER
                                                        ------

Independent Auditor's Report of Perry-Smith               F-1
& Co.

Consolidated Balance Sheets at December 31,               F-2
1995 and 1994

Consolidated Statements of Income for the                 F-3
Years Ended December 31, 1995, 1994, and 1993
(unaudited)

Consolidated Statements of Stockholders'                  F-5
Equity for the Years Ended December 31, 1995,
1994, and 1993

Consolidated Statements of Cash Flows for the             F-6
Years Ended December 31, 1995, 1994, and 1993

Notes to Consolidated Financial Statements                F-9

                LOCATION OF AUBURN FINANCIAL INFORMATION IN THE
                -----------------------------------------------
                   ACCOMPANYING QUARTERLY REPORT ON FORM 10-Q
                   ------------------------------------------
                      FOR THE QUARTER ENDED MARCH 31, 1996
                      ------------------------------------


                                                       QUARTERLY
                                                      REPORT PAGE
                                                        NUMBER
                                                        ------

Consolidated Balance Sheets                                3

Consolidated Statements of Income                          4

Consolidated Statements of Stockholders'                   5
Equity

Consolidated Statements of Cash Flows                      6

Notes to Consolidated Financial Statements                 8
(Unaudited)

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of ValliCorp Holdings, Inc.

We have audited the accompanying supplemental consolidated balance sheets of ValliCorp Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for the years then ended. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated balance sheets of El Capitan Bancshares, Inc. as of December 31, 1995 and 1994, or the related consolidated statements of earnings, stockholders equity and cash flows for the years then ended, which statements reflect total assets of $133,499,000 and $131,582,000, net interest income of $6,849,000 and $7,503,000 and net earnings of $1,044,000 and $1,882,000 as of and for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose report, dated January 19, 1996, has been furnished to us, and our opinion, insofar as it relates to the amounts included for El Capitan Bancshares, Inc., in the accompanying supplemental consolidated financial statements, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the mergers of ValliCorp Holdings, Inc. and El Capitan Bancshares, Inc. on February 2, 1996, and ValliCorp Holdings, Inc. and CoBank Financial Corporation on March 22, 1996, which have been accounted for as poolings of interests as described in Notes A and C to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of ValliCorp Holdings, Inc. and subsidiaries after financial statements covering the dates of the business combinations are issued.

In our opinion, based on our audits and the report of the other auditors, the accompanying supplemental consolidated financial statements present fairly, in all material respects, the consolidated financial position of ValliCorp Holdings, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the dates of consummation of the business combinations.

The consolidated financial statements of ValliCorp Holdings, Inc. for the year ended December 31, 1993 (before giving retroactive effect to i) the 1994 pooling of interests with Mineral King Bancorp, Inc., as described in Note C to the supplemental consolidated financial statements and ii) the 1996 poolings of interests described above), the consolidated financial statements of Mineral King Bancorp, Inc. and the consolidated financial statements of El Capitan Bancshares, Inc. for such year, were audited by other auditors whose reports, dated January 18, 1994, February 10, 1994 and January 19, 1996, respectively, expressed unqualified opinions on those statements. We audited the consolidated financial statements of CoBank Financial Corporation for the year ended December 31, 1993. We also audited the combination of the accompanying supplemental consolidated statements of income, stockholders' equity and cash flows for the ended December 31, 1993, after restatement for the 1994 and 1996 poolings of interests. In our opinion, such supplemental consolidated statements for 1993 have been properly combined on the basis described in Notes A and C to the supplemental consolidated financial statements.

As discussed in Note A to the supplemental consolidated financial statements, effective January 1, 1994 the Company changed its method of accounting for securities to conform with Statement of Financial Accounting Standards No. 115.



/s/DELOITTE & TOUCHE LLP

Fresno, California
June 17, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------



Board of Directors & Stockholders
EL CAPITAN BANCSHARES, INC.

We have audited the consolidated balance sheets of EL CAPITAN BANCSHARES, INC. (A CALIFORNIA CORPORATION) AND SUBSIDIARY as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows (not presented separately herein) for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit incudes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of El Capitan Bancshares, Inc. and Subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/GRANT THORNTON LLP
Stockton, California
January 19, 1996

VALLICORP HOLDINGS, INC.
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                       -------------------------
                                                                            1995          1994
                                                                       -------------------------
                                                                (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
ASSETS
     Cash and due from banks                                           $   103,004   $   104,198
     Federal funds sold                                                     57,770         2,770
                                                                        ------------------------
          Cash and cash equivalents                                        160,774       106,968
     Loans held for sale                                                     5,158         3,116
     Securities:
          Available for sale (amortized cost of $250,506 in 1995
               and $135,920 in 1994)                                       249,586       129,358
          Held to maturity (fair value of $66,074 in 1995
               and $161,396 in 1994)                                        65,646       170,965
                                                                        ------------------------
               Total securities                                            315,232       300,323

     Loans                                                                 865,749       879,713
     Allowance for loan losses                                             (14,986)      (14,130)
                                                                        ----------    ----------
               Net loans                                                   850,763       865,583

     Accrued interest receivable                                            11,201        11,018
     Premises and equipment, net                                            25,919        25,039
     Other assets                                                           20,988        23,722
                                                                        ------------------------
               Total assets                                             $1,390,035    $1,335,769
                                                                        ========================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
     Deposits:
          Noninterest-bearing transaction accounts                      $  300,746    $  300,124
          Interest-bearing transaction and savings accounts                526,274       554,006
          Certificates of deposit, $100,000 and over                       136,284       119,339
          Other time deposits                                              258,082       204,662
                                                                        ------------------------
               Total deposits                                            1,221,386     1,178,131

     Other liabilities                                                      10,186         9,507
     Federal funds purchased and repurchase agreements                      10,410         5,500
     Debt financing                                                         20,932        26,123
                                                                        ------------------------
               Total liabilities                                         1,262,914     1,219,261

STOCKHOLDERS' EQUITY
     Preferred stock, $.01 par value; authorized 5,000,000
          shares, none issued                                                    -             -
     Common stock, $.01 par value; authorized 20,000,000
          shares, issued and outstanding 13,266,088 shares
          in 1995 and 13,070,193 shares in 1994                                133           131
     Paid-in capital                                                        84,135        82,931
     Net unrealized securities losses, net of income taxes                    (536)      (3,788)
     Retained earnings                                                      43,389        37,234
                                                                        ------------------------
               Total stockholders' equity                                  127,121       116,508
                                                                        ------------------------
               Total liabilities and stockholders' equity               $1,390,035    $1,335,769
                                                                        ========================

See notes to supplemental consolidated financial statements.

VALLICORP HOLDINGS, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                       YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                                  1995           1994           1993
                                                             -----------------------------------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
     Loans                                                       $89,560        $72,389        $57,649
     Securities                                                   16,160         17,147         12,523
     Federal funds sold and other                                  3,604          1,008          1,018
                                                                 -------------------------------------
          Total interest income                                  109,324         90,544         71,190
                                                                 -------------------------------------
INTEREST EXPENSE
     Deposits                                                     34,955         22,906         20,951
     Debt financing                                                1,757            236             99
     Other                                                           303            319             43
                                                                 -------------------------------------
          Total interest expense                                  37,015         23,461         21,093
                                                                  ------------------------------------

NET INTEREST INCOME                                               72,309         67,083         50,097

Provision for loan losses                                          9,633          3,958          2,922
                                                                  ------------------------------------
          Net interest income after provision
               for loan losses                                    62,676         63,125         47,175
                                                                  ------------------------------------
OTHER INCOME
     Service charges on deposit accounts                           2,667          2,552          3,006
     Other service charges and fees                                5,867          6,312          4,107
     Mortgage banking revenue                                        590            521          1,616
     Gain (loss) on sale of securities                              (113)             7            232
     Other                                                         3,811          2,271          1,515
                                                                  ------------------------------------
          Total other income                                      12,822         11,663         10,476
                                                                  ------------------------------------
OTHER EXPENSES
     Salaries and employee benefits                               25,293         25,327         19,933
     Occupancy                                                     6,099          5,448          3,838
     Equipment and maintenance                                     4,837          4,293          2,956
     Merger and restructuring                                        700          3,367              -
     Other                                                        18,817         18,085         13,092
                                                                 -------------------------------------
          Total other expenses                                    55,746         56,520         39,819
                                                                 -------------------------------------

Income before income taxes                                        19,752         18,268         17,832

Income taxes                                                       7,950          7,817          6,596
                                                                 -------------------------------------
          NET INCOME                                             $11,802       $ 10,451       $ 11,236
                                                                 =====================================

EARNINGS PER SHARE
     Primary                                                     $  0.88       $   0.78       $   1.08
                                                                 =====================================

     Fully-diluted                                               $  0.87       $   0.78       $   1.07
                                                                 =====================================

DIVIDENDS PER SHARE PAID BY VALLICORP                            $  0.36       $   0.32       $   0.27
                                                                 =====================================

See notes to supplemental consolidated financial statements.

VALLICORP HOLDINGS, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             NET UNREALIZED
                                                                                               SECURITIES
                                                              NUMBER      COMMON    PAID-IN      GAINS       RETAINED
                                                             OF SHARES    STOCK     CAPITAL     (LOSSES)    EARNINGS       TOTAL
                                                            ---------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE AT DECEMBER 31, 1992, AS PREVIOUSLY REPORTED         6,371,747    $ 64     $33,992                  $16,191      $ 50,247
  Pooling of interests with El Capitan Bancshares, Inc.      1,976,276      20       8,661                    4,043        12,724
  Pooling of interests with CoBank Financial Corporation       929,266       9       3,850                    3,136         6,995
                                                            ---------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992, AS RESTATED                    9,277,289      93      46,503                   23,370        69,966

Issuance of common stock:
  Stock offering, net of offering costs of $350              1,725,000      17      21,471                                 21,488
  Acquisition of Pacific Bancorporation                      1,508,168      15      11,296                                 11,311
  Conversion of subordinated notes                              65,024       1         357                                    358
  Exercise of stock options                                     27,906                 213                                    213
Net income                                                                                                   11,236        11,236
Cash dividends declared prior to mergers:
  ValliCorp Holdings, Inc. - $0.27 per share                                                                 (1,291)       (1,291)
  Pooled companies                                                                                           (1,255)       (1,255)
                                                         ---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                                12,603,387     126      79,840                   32,060       112,026

Issuance of common stock:
  Conversion of subordinated notes                              15,171                  84                                     84
  Exercise of stock options                                    241,442       3       1,440                                  1,443
10% stock dividend, including cash payments for
  fractional shares - Mineral King Bancorp, Inc.               210,193       2       1,567                   (1,572)           (3)
Adjustment for change in accounting method,
  net of income taxes of $915                                                                  $ 1,281                      1,281
Change in net unrealized losses on available for sale
  securities, net of income taxes of $3,689                                                     (5,069)                    (5,069)
Net income                                                                                                   10,451        10,451
Cash dividends declared prior to mergers:
  ValliCorp Holdings, Inc. - $0.32 per share                                                                 (2,440)       (2,440)
  Pooled companies                                                                                           (1,265)       (1,265)
                                                         ---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                                13,070,193     131      82,931      (3,788)      37,234       116,508

Issuance of common stock:
  Conversion of subordinated notes                              33,565                 184                                    184
  Exercise of stock options                                    162,330       2       1,020                                  1,022
Change in net unrealized losses on available for sale
  securities, net of income taxes of $2,332                                                      3,252                      3,252
Net income                                                                                                   11,802        11,802
Cash dividends declared prior to mergers:
  ValliCorp Holdings, Inc. - $0.46 per share                                                                 (4,710)       (4,710)
  Pooled companies                                                                                             (937)         (937)
                                                         ------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                13,266,088    $133     $84,135     $  (536)     $43,389      $127,121
                                                            =====================================================================

See notes to supplemental consolidated financial statements.

VALLICORP HOLDINGS, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                              -----------------------------------
                                                                                              1995           1994          1993
                                                                                            -------------------------------------
OPERATING ACTIVITIES:                                                                                (IN THOUSANDS)
     Net income                                                                               $ 11,802     $ 10,451     $  11,236
     Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for loan losses                                                                9,633        3,958         2,922
        Provision for losses on other real estate owned                                          1,002          437           108
        Depreciation and amortization                                                            5,902        5,726         2,578
        Deferred income tax benefit                                                               (158)        (396)       (1,307)
        Originations of loans held for sale, net of principal collected                        (51,258)     (54,083)     (134,103)
        Proceeds from loan sales                                                                49,646       56,946       131,722
        Gain on sale of loans                                                                     (430)        (437)       (1,596)
        Loss (gain) on sale of securities                                                          113           (7)         (232)
        Gain on sale of other real estate owned                                                   (185)        (156)         (154)
        (Increase) decrease in accrued interest receivable                                        (183)        (402)           93
        (Increase) decrease in other assets                                                     (2,362)        (242)        2,420
        (Decrease) increase in other liabilities                                                  (438)       1,224        (1,428)
                                                                                              -----------------------------------
        Net cash provided by operating activities                                               23,084       23,019        12,259
INVESTING ACTIVITIES:
     Net cash (used) obtained in mergers and acquisitions                                            -      (15,762)       36,207
     Proceeds from sales of securities                                                               -            -        22,637
     Proceeds from maturities of securities                                                          -            -        79,571
     Purchases of securities                                                                         -            -      (184,743)
     Proceeds from sales of available for sale securities                                       39,812       56,438             -
     Proceeds from maturities of available for sale securities                                  36,642       25,829             -
     Purchases of available for sale securities                                                (80,268)     (52,389)            -
     Proceeds from maturities of held to maturity securities                                    33,953       18,197             -
     Purchases of held to maturity securities                                                  (39,882)     (20,862)            -
     Net increase in loans excluding loan participations
        and loans held for sale                                                                 (1,850)     (66,206)      (12,815)
     Loan participations:
        Purchases                                                                                 (577)           -        (3,964)
        Sales                                                                                    4,012        2,172         5,758
     Purchases of premises and equipment                                                        (5,444)      (9,921)       (4,913)
     Proceeds from premises and equipment disposals                                                365           72            23
     Investments in other real estate owned                                                          -         (923)         (497)
     Proceeds from sale of other real estate owned                                               4,391        3,328         1,949
                                                                                              -----------------------------------
        Net cash used in investing activities                                                   (8,846)     (60,027)      (60,787)
FINANCING ACTIVITIES:
     Increase (decrease) in deposits                                                            43,255       (5,282)       77,810
     Increase in federal funds purchased and repurchase agreements                               4,910        5,500             -
     Principal payments on debt financing                                                       (5,007)         (55)          (10)
     Proceeds from debt financing                                                                    -       25,000             -
     Stock options exercised                                                                     1,022        1,443           213
     Proceeds from stock offering                                                                    -            -        21,488
     Cash dividends                                                                             (4,612)      (3,623)       (2,504)
                                                                                              -----------------------------------
        Net cash provided by financing activities                                               39,568       22,983        96,997
                                                                                                ---------------------------------
Increase (decrease) in cash and cash equivalents                                                53,806      (14,025)       48,469
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                 106,968      120,993        72,524
                                                                                               ----------------------------------
        Cash and cash equivalents at end of year                                              $160,774     $106,968     $ 120,993
                                                                                              ===================================
SUPPLEMENTAL CASH FLOW INFORMATION:
     Interest paid                                                                            $ 38,229     $ 24,644     $  21,228
     Income taxes paid                                                                           7,319        8,768         7,592
     Transfers of loans to other real estate owned                                               4,045        3,829         3,247
     Conversion of subordinated notes into common stock                                            184           84           358
     Financing sale of premises and other real estate                                              333        1,556           207
     Common stock issued for Pacific Bancorporation merger                                           -            -        11,311
     Dividends declared, not yet paid                                                            1,884          849           764
See notes to supplemental consolidated financial statements.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE A - ACCOUNTING POLICIES

ValliCorp Holdings, Inc., a supercommunity banking company headquartered in Fresno, California, operates 54 full-service branches in Central California. The accounting policies of ValliCorp Holdings, Inc. and its subsidiary, ValliWide Bank, conform with generally accepted accounting principles and prevailing practices within the financial services industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. The following is a summary of significant accounting and reporting policies.

BASIS OF PRESENTATION: The supplemental consolidated financial statements of ValliCorp Holdings, Inc. and its subsidiary, ValliWide Bank, (collectively, the Company) have been prepared to give retroactive effect to the mergers with El Capitan Bancshares, Inc. and CoBank Financial Corporation on February 2, 1996 and March 22, 1996, respectively. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued. Previously, the historical financial statements included the acquisition in December 1994 of Mineral King Bancorp, Inc. (Mineral King), as described in Note C. All significant intercompany balances and transactions are eliminated.

BUSINESS COMBINATIONS: In a business combination accounted for as a pooling-of-interests, the assets, liabilities and shareholders' equity of the acquired entity are carried forward at their historical amounts and its results of operations are combined with the Company's results of operations. Additionally, the Company's prior period financial statements are restated to give effect to the merger.

In a business combination accounted for as a purchase, the results of operations of the acquired entity are included from the date of acquisition. Assets and liabilities of the entity acquired are recorded at fair value on the date of acquisition. Goodwill and identified intangibles are amortized over their estimated lives.

CASH AND CASH EQUIVALENTS: Cash and due from banks and federal funds sold with original term to maturity of less than ninety days are considered cash and cash equivalents.

LOANS HELD FOR SALE: Mortgage loans held for sale are carried at the lower of aggregate cost or market as determined by outstanding commitments from investors or current investor yield requirements. Gains and losses on loan sales are recognized at the time of sale and are calculated based on the amounts received and the carrying value of the loans sold.

SECURITIES: In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the provisions of the new standard for securities held as of or acquired after January 1, 1994. In accordance with the standard, prior period financial statements were not restated. The cumulative effect of adopting SFAS No. 115 was to increase stockholders' equity at January 1, 1994 by $1,281,000 (net of $915,000 in income taxes) to reflect the net unrealized holding gains on securities classified as available for sale previously carried at the lower of amortized cost or market. There was no effect on net income as a result

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

of adopting this standard. Net reclassifications totaling approximately $87,000,000 were made from the held to maturity securities portfolio to the available for sale securities portfolio upon the adoption of SFAS No. 115.

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Such amortization together with interest earned is included in interest income.

Marketable equity and debt securities not classified as held to maturity are classified as available for sale. Available for sale securities are carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of stockholders' equity. The cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization together with realized gains and losses and declines in value judged to be other-than-temporary are included in income. The cost of securities sold is based on the specific identification method.

LOANS: Loans are carried at the principal amount outstanding, net of unearned income, including deferred loan fees and costs. Certain nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred. The net deferred amount is amortized as an adjustment of the related loan yield over the contractual lives of the related loans.

Interest income on loans is accrued based on principal amounts outstanding. Loans are accounted for on a nonaccrual basis when circumstances indicate that collection is questionable or, generally, when payment is over 90 days past due (unless the loan is well secured and in the process of collection). Loans are returned to accrual status when management determines circumstances have improved to the extent that there has been a sustained period of repayment performance and both principal and interest are deemed collectible.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is maintained at a level estimated to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on evaluations of the portfolio, past credit loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors.

While the Company's policy is to charge-off those loans for which a loss is considered probable, there also exists the risk of future losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Because the risk is continually changing in response to factors beyond the control of the Company, management's judgment as to the adequacy of the allowance for loan losses in future periods is necessarily an approximate one.

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and, in October 1994, issued No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," both of which were adopted by the Company effective January 1, 1995. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and requires certain information to be disclosed. The effect of adoption of these standards was not material.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated lives, ranging from 3 to 35 years, of each asset.

OTHER REAL ESTATE OWNED: Other real estate owned (OREO) consists of properties acquired through foreclosure or repossession. These properties (which are included in "Other Assets") are carried at the lower of cost or fair value less estimated costs to sell. Credit losses arising from the acquisition of such properties are charged against the allowance for loan losses. Subsequent market write downs, operating expenses and gains and losses on the sale of OREO are charged or credited to other operating expense or income as incurred.

INTANGIBLE ASSETS: Intangible assets (which are included in "Other Assets") aggregating $9,576,000 and $11,159,000 (net of accumulated amortization of $6,367,000 and $4,784,000) at December 31, 1995 and 1994, respectively, are comprised of core deposit intangibles and goodwill acquired in business combinations. Core deposit intangibles are amortized over the estimated lives of the existing deposit bases (10 years) using the interest method. Goodwill of $5,131,000 in 1995 and $5,551,000 in 1994 (net of accumulated amortization of $1,769,000 and $1,349,000, respectively) is amortized on a straight-line basis over 10 to 15 years. Management periodically reviews the balances to determine if such balances have been impaired.

INCOME TAXES: Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

EARNINGS PER SHARE: Primary earnings per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents (stock options and mandatory convertible subordinated debentures) outstanding during each year. The computation of fully-diluted earnings per share assumes conversion of optional convertible subordinated debentures. The number of weighted average shares used in the primary earnings per share calculation was approximately 13,525,000 in 1995, 13,402,000 in 1994 and 10,490,000 in 1993. The average number of shares used in the fully-diluted computation was approximately 13,559,000 in 1995, 13,475,000 in 1994 and 10,577,000 in 1993.

RECLASSIFICATIONS: Certain reclassifications have been made to prior year balances to conform to current year presentation.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS: In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which must be adopted by the Company effective January 1, 1996. SFAS No. 121 establishes standards for accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill. It does not apply to financial instruments, long-term customer relationships of a financial institution (e.g., core deposit intangibles), mortgage and other servicing rights, or deferred tax assets. The Company has determined the effect of adoption of this standard will not be material.

MORTGAGE SERVICING RIGHTS: In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which must be adopted by the Company effective January 1, 1996. SFAS No. 122 requires that the Company recognize as separate assets rights to service mortgage loans for others, whether those servicing rights are originated or purchased. Previously, only purchased servicing rights were capitalizable as an asset whereas internally originated rights were expensed. SFAS No. 122 also requires that capitalized servicing rights

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

be assessed for impairment based on fair value, rather than an estimate of undiscounted future cash flows. The Company has determined the effect of adoption of this standard will not be material.

ACCOUNTING FOR STOCK-BASED COMPENSATION: In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments, such as stock purchase plans. Under this method, compensation cost is measured based on the fair value of the stock award when granted and is recognized as an expense over the service period, which is usually the vesting period. This standard will be effective for the Company beginning in 1996, and requires measurement of awards made beginning in 1995.

The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro forma net income and earnings per share as if the company had applied the new method of accounting. The Company intends to follow these disclosure requirements for its employee stock plans.

NOTE B - MERGER AND RESTRUCTURING COSTS

Merger costs of $700,000 were recorded in 1995. Such costs primarily relate to professional, legal and investment banking fees incurred by El Capitan and CoBank in connection with the planned acquisitions by the Company in 1996.

Merger and restructuring costs ($2,567,000 and $800,000, respectively) totaling $3,367,000 were recorded in 1994. The restructuring charge of $800,000 was recorded in the first quarter of 1994 and consisted of costs to merge two of the Company's subsidiary banks, Bank of Fresno and Merced Bank of Commerce, change the name of Bank of Fresno to ValliWide Bank, provide for separation and benefit costs and write-off supplies. Merger costs totaling $2,567,000 were recorded during 1994 in connection with the Mineral King merger. Such costs related primarily to separation and benefit costs, professional, legal and investment banking fees and other merger costs.


NOTE C - MERGERS AND ACQUISITIONS

COBANK FINANCIAL CORPORATION: On March 22, 1996, CoBank Financial Corporation (CoBank), together with its wholly-owned subsidiary, Commerce Bank of San Luis Obispo, N.A., were merged with and into ValliCorp Holdings, Inc. and its wholly-owned subsidiary, ValliWide Bank, respectively. Pursuant to the amended Agreement and Plan of Reorganization each outstanding share of CoBank common stock was exchanged for 1.1875 shares of ValliCorp's common stock resulting in approximately 1 million shares being issued. At the date of the merger, CoBank had unaudited total assets of $97 million, including $64 million in loans and $24 million in investment securities, and total unaudited deposits of $87 million. The merger was accounted for as a pooling-of-interests.

EL CAPITAN BANCSHARES, INC.: On February 2, 1996, El Capitan Bancshares, Inc. (El Capitan) together with its wholly-owned subsidiary, El Capitan National Bank, were merged with and into ValliCorp Holdings, Inc. and its wholly-owned subsidiary, ValliWide Bank, respectively. Pursuant to the amended Agreement and Plan of Reorganization each outstanding share of El Capitan common stock was exchanged for 2.3286 shares of ValliCorp's common stock resulting in approximately 2 million shares being issued. At the date of the merger, El Capitan had unaudited total assets of $128 million, including $63 million in loans and $48 million

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

in investment securities, and total unaudited liabilities of $113 million, including $112 million in deposits. The merger was accounted for as a pooling-of-interests.

Merger costs totaling $4,576,000 ($2,767,000 net of tax) were recorded in 1996 in connection with the El Capitan and CoBank mergers. Such costs primarily related to separation and benefit costs, professional, legal and investment banking fees, facilities termination fees and other merger related costs.

MINERAL KING: On December 16, 1994, Mineral King, together with its wholly-owned subsidiary, Mineral King National Bank, was merged with and into ValliCorp. Pursuant to the amended Agreement and Plan of Reorganization, each share of Mineral King was exchanged for 2.0103 shares of ValliCorp common stock resulting in approximately 2.5 million shares being issued. At the date of merger, Mineral King had total assets of $185 million, including $124 million in loans and $45 million in investment securities, and $173 million in liabilities, including $167 million in deposits. The merger was accounted for as a pooling-of-interests.

BANK ONE, FRESNO: On December 2, 1994, the Company acquired, for $17 million, all of the deposits and the majority of the assets of Bank One, Fresno, a wholly-owned subsidiary of Bank One Arizona Corporation. Bank One, Fresno was concurrently merged with and into the Company's subsidiary, ValliWide Bank. The transaction was accounted for as a purchase. In connection with the transaction, ValliWide acquired $99 million in deposits and $109 million in loans and recorded a core deposit intangible of $4 million and goodwill of $3 million. The impact of pro forma adjustments on the combined results of operations for 1994 and 1993 are not significant.

PACIFIC BANCORPORATION: On November 5, 1993, Pacific Bancorporation and its subsidiary, Community First Bank, (Pacific), were merged with and into the Company in a transaction accounted for under the purchase method of accounting. Each outstanding share of Pacific common stock was converted into .80 of a share of ValliCorp common stock resulting in approximately 1,200,000 shares being issued at a fair value of $7.50 per share. Additionally, each holder of Pacific 10% Exchange Stock had an option to redeem his stock including cumulative dividends for cash or to convert into ValliCorp common stock at a conversion price of $8.25 per share. Approximately 79% of the Exchange Stockholders elected to receive ValliCorp common stock resulting in approximately 330,000 shares being issued. The purchase price of the Pacific merger totaled approximately $13 million in cash and stock, including professional fees and other merger related expenses. At the merger date, the fair value of the assets acquired totaled approximately $225 million, including loans of approximately $150 million and investment securities of approximately $50 million. The fair value of liabilities assumed was approximately $212 million, including deposits of $211 million. Assuming the merger had been effective on January 1, 1993, unaudited pro forma combined net interest income, net income and fully-diluted earnings per share for 1993 would have been approximately $60.6 million, $10.8 million and $0.94, respectively.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

The following table presents preacquisition net interest income, net income and fully-diluted earnings per share for ValliCorp, Mineral King, El Capitan and CoBank and such information on a combined basis.

                                                                YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1995           1994            1993
                                                       ----------------------------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET INTEREST INCOME:
     ValliCorp                                           $59,364         $43,977        $28,579
     Mineral King                                              -          10,445          9,026
     El Capitan                                            6,849           7,503          7,902
     CoBank                                                6,096           5,158          4,590
                                                         --------------------------------------
     Combined                                            $72,309         $67,083        $50,097
                                                         ======================================

NET INCOME:
     ValliCorp                                           $10,247         $ 6,800        $ 6,136
     Mineral King                                              -             994          1,980
     El Capitan                                            1,045           1,882          2,317
     CoBank                                                  510             775            803
                                                         --------------------------------------
     Combined                                            $11,802         $10,451        $11,236
                                                         ======================================

FULLY-DILUTED EARNINGS PER SHARE:
     ValliCorp                                           $  0.98         $  0.85        $  1.17
     Mineral King                                              -            0.41           0.86
     El Capitan                                             1.22            2.21           2.73
     CoBank                                                 0.60            0.97           0.95
     Combined                                               0.87            0.78           1.07

PENDING TRANSACTION

AUBURN BANCORP: ValliCorp and Auburn Bancorp, Inc. ("Auburn") have entered into an Agreement and Plan of Reorganization (the "Auburn Agreement") dated March 27, 1996, whereby ValliCorp has agreed to acquire the outstanding shares of Auburn in a merger. Auburn, as of March 31, 1996, has three branches with unaudited total loans, deposits and equity of approximately $48,000,000, $67,000,000 and $8,000,000, respectively. Under the terms of the Auburn Agreement, Auburn shareholders will receive 0.8209 shares of ValliCorp common stock for each share of Auburn common stock resulting in approximately 927,000 shares being issued. In May 1996, the Company announced a plan to repurchase up to 927,000 shares of its common stock in connection with the acquisition of Auburn. The Company expects to issue these shares of ValliCorp common stock at the completion of the merger with Auburn. The Auburn Agreement calls for the merger of Auburn with and into ValliCorp, and the merger of Auburn's subsidiary, The Bank of Commerce, N.A., into ValliWide Bank. The Company anticipates that the merger will be consummated in the third quarter 1996 and will be accounted for using the purchase method. Completion of the merger is subject to, among other things, the approval of Auburn's shareholders and regulatory authorities.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE D - SECURITIES

Following is a comparison of the amortized cost and approximate fair value of available for sale securities.

                                                                  GROSS             GROSS
                                               AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                 COST             GAINS            LOSSES            VALUE
                                              -------------------------------------------------------------
                                                                        (IN THOUSANDS)
DECEMBER 31, 1995
U.S. Treasury securities                       $ 55,506          $   113          $  (202)         $ 55,417
U.S. Government agencies                        121,190              150             (848)          120,492
U.S. Government agency mortgage-backed
     securities                                  50,681               25           (1,161)           49,545
State and political subdivisions                 15,503              995               (2)           16,496
Corporate and other securities                    7,626               14               (4)            7,636
                                               ------------------------------------------------------------
                                               $250,506          $ 1,297          $(2,217)         $249,586
                                               ============================================================
DECEMBER 31, 1994
U.S. Treasury securities                       $ 72,052          $     -          $(2,879)         $ 69,173
U.S. Government agencies                         44,126               62           (2,728)           41,460
U.S. Government agency mortgage-backed
     securities                                  10,382              137           (1,132)            9,387
State and political subdivisions                  2,282               45              (12)            2,315
Corporate and other securities                    7,078                -              (55)            7,023
                                               ------------------------------------------------------------
                                               $135,920          $   244          $(6,806)         $129,358
                                               ============================================================

Gross realized gains and losses related to these securities were approximately $117,000 and $230,000, respectively, in 1995 and $141,000 and $134,000, respectively, in 1994.

In November 1995, the FASB issued additional implementation guidance regarding previously issued SFAS No. 115. In accordance with this guidance and prior to December 31, 1995, companies were allowed a one-time reassessment of their classification of securities and were required to account for any resulting transfers at fair value. Transfers from the held to maturity category that result from this one-time reassessment will not call into question the intent to hold other securities to maturity in the future. The Company transferred approximately $115,144,000 of securities from the held to maturity portfolio to the available for sale portfolio. Available for sale securities were adjusted to fair value and stockholders' equity was decreased by $143,000, net of income taxes of $104,000. This transfer was made to allow the Company greater flexibility in managing its interest rate risk and liquidity.

The Company transferred approximately $3,019,000 of securities from the available for sale portfolio to the held to maturity portfolio. The securities were transferred at their fair value which approximated amortized cost at the date of transfer.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

The amortized cost and approximate fair value of available for sale securities at December 31, 1995, by contractual maturity, are as shown below. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                    DECEMBER 31, 1995
                                                                -----------------------------
                                                                 AMORTIZED             FAIR
                                                                   COST               VALUE
                                                                -----------------------------
                                                                      (IN THOUSANDS)
Due in one year or less                                          $ 76,166            $ 76,087
Due after one year through five years                              88,674              88,905
Due after five years through ten years                             28,885              28,987
Due after ten years                                                 6,100               6,062
                                                                -----------------------------
                                                                  199,825             200,041
Mortgage-backed securities                                         50,681              49,545
                                                                -----------------------------
                                                                 $250,506            $249,586
                                                                =============================

The amortized cost and approximate fair value of held to maturity securities are as follows:

                                                                                        GROSS           GROSS
                                                                     AMORTIZED        UNREALIZED      UNREALIZED        FAIR
                                                                       COST             GAINS          LOSSES           VALUE
                                                                     ----------------------------------------------------------
                                                                                              (IN THOUSANDS)
DECEMBER 31, 1995
U.S. Treasury securities                                             $    982            $ 14           $      -       $    996
U.S. Government agencies                                               42,578               -                (44)        42,534
U.S. Government agency mortgage-backed securities                       8,258             139               (175)         8,222
State and political subdivisions                                       13,828             554                (60)        14,322
                                                                     ----------------------------------------------------------
                                                                     $ 65,646            $707              $(279)       $66,074
                                                                     ==========================================================
DECEMBER 31, 1994
U.S. Treasury securities                                             $ 26,279            $  -            $  (717)      $ 25,562
U.S. Government agencies                                               75,869              15             (5,012)        70,872
U.S. Government agency mortgage-backed securities                      37,228               -             (4,480)        32,748
State and political subdivisions                                       31,589             752               (127)        32,214
                                                                     ----------------------------------------------------------
                                                                     $170,965            $767           $(10,336)      $161,396
                                                                     ==========================================================

The amortized cost and approximate fair value of held to maturity securities at December 31, 1995, by contractual maturity, are as shown below. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                      DECEMBER 31, 1995
                                                                   -----------------------
                                                                   AMORTIZED        FAIR
                                                                     COST           VALUE
                                                                   -----------------------
                                                                        (IN THOUSANDS)
Due in one year or less                                              $42,658       $42,694
Due after one year through five years                                 10,160        10,457
Due after five years through ten years                                 2,854         3,051
Due after ten years                                                    1,716         1,650
                                                                   -----------------------
                                                                      57,388        57,852
Mortgage-backed securities                                             8,258         8,222
                                                                   -----------------------
                                                                     $65,646       $66,074
                                                                   =======================

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995,1994, AND 1993

At December 31, 1995 and 1994, securities with carrying values of approximately $93,000,000 and $122,000,000, respectively, were pledged as collateral for deposits of public funds and other purposes as required by law or contract.

NOTE E - LOANS

The carrying amounts of loans consist of the following:

                                                              DECEMBER 31,
                                                        ----------------------
                                                          1995           1994
                                                        ----------------------
                                                             (IN THOUSANDS)
Commercial, financial and agribusiness                  $443,660      $430,973
Real estate-construction                                  74,720       102,469
Real estate-mortgage                                     136,278       126,208
Installment                                              205,869       215,440
Other                                                      5,222         4,623
                                                        ----------------------
                                                         865,749       879,713
Allowance for loan losses                                (14,986)      (14,130)
                                                        ----------------------
Net loans                                               $850,763      $865,583
                                                        ======================

In the ordinary course of business, the Company, through its banking subsidiary, makes loans to directors and executive officers of the Company and their related businesses. Such loans are made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unrelated parties and do not, in the opinion of management, involve more than the normal risk of collectibility or present other unfavorable features. Changes in loans to, or guaranteed by, directors and executive officers and their related businesses are summarized as follows:


                                                            YEAR ENDED
                                                            DECEMBER 31,
                                                ------------------------------
                                                  1995                  1994
                                                ------------------------------
                                                      (IN THOUSANDS)
Balance at beginning of year                      $13,101              $18,310
New loans                                          10,858               19,016
Payments                                          (12,907)             (22,261)
Other changes                                      (3,510)              (1,964)
                                                 -----------------------------
Balance at end of year                            $ 7,542              $13,101
                                                 =============================

Other changes in 1995 and 1994 represent loans to former directors and executive officers of the Company who are no longer related parties.

At December 31, 1995, the Company's loan portfolio is highly diversified among industry groups within the Company's customer service area. The Company's largest loan concentration is related to real estate-construction and real estate-mortgage lending, which represented approximately 9% and 16% of the loan portfolio at December 31, 1995, respectively. The Company's loan portfolio is concentrated within Central California.

The Company has collateral management policies in place to assure that collateral lending of all types is approached on a basis which management believes is consistent with safe and sound lending standards. Valuation analyses are utilized to take into consideration the potentially adverse economic conditions under

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


which liquidation could occur. The Company requires collateral on all real estate loans. Other collateral accepted as security for loans includes deposits, securities, accounts receivable, inventories, equipment and other assets.

The outstanding principal balance of loans placed on nonaccrual status was approximately $17,480,502 and $7,303,161 at December 31, 1995 and 1994,
respectively. Interest income not recognized on nonaccrual loans approximated $2,204,000, $678,000 and $514,000 during 1995, 1994 and 1993, respectively.

Changes in the allowance for loan losses are as follows:

                                                           DECEMBER 31,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   ----------------------------
                                                          (IN THOUSANDS)
Balance at beginning of year                       $14,130   $12,368   $ 8,144
Provision for loan losses                            9,633     3,958     2,922
Charge-offs                                         (9,448)   (4,401)   (2,663)
Recoveries                                             671       450       535
Allowance acquired through merger                        -     1,755     3,430
                                                   ----------------------------
Balance at end of year                             $14,986   $14,130   $12,368
                                                   ============================

At December 31, 1995, the Company's recorded investment in loans for which an impairment has been recognized totaled approximately $16,689,000. Included in this amount were $10,957,000 of impaired loans for which the related SFAS No. 114 allowance was $3,464,000, as well as $5,732,000 of impaired loans that, as a result of write-downs or the fair value of collateral, did not have a SFAS No. 114 allowance. The average recorded investment in impaired loans was $11,245,000 for 1995. Except for restructured loans, the Company uses the cash basis method of income recognition for impaired loans. For the year ended December 31, 1995, the Company recognized approximately $179,000 of income on such loans.

NOTE F - OTHER REAL ESTATE OWNED

Other real estate owned, net of the allowance, was approximately $2,512,000 and $3,665,000 at December 31, 1995 and 1994, respectively.

Changes in the allowance for losses on other real estate owned are as follows:

                                                             DECEMBER 31,
                                                      ------------------------
                                                       1995      1994    1993
                                                      ------------------------
                                                           (IN THOUSANDS)
Balance at beginning of year                          $  250   $   932   $ 742
Provision for losses on other real estate owned        1,002       437     108
Net charge-offs                                         (756)   (1,119)     60
Allowance acquired through merger                          -         -      22
                                                      ------------------------
Balance at end of year                                $  496   $   250   $ 932
                                                      ========================

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE G - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                        DECEMBER 31,
                                                     -------------------
                                                      1995       1994
                                                     -------------------
                                                       (IN THOUSANDS)
Land and leasehold interest                          $ 3,428    $ 3,526
Premises and improvements                              9,475      9,949
Leasehold improvements                                 8,348      5,912
Furniture and equipment                               20,654     18,331
                                                      ------     ------
                                                      41,905     37,718
Accumulated depreciation and amortization            (15,986)   (12,679)
                                                     -------    -------
Premises and equipment, net                          $25,919    $25,039
                                                     ==================

Depreciation and amortization of premises and equipment totaled $3,939,000, $2,962,000 and $1,825,000 for 1995, 1994 and 1993, respectively.

NOTE H - SHORT-TERM BORROWINGS

Short-term borrowings consist primarily of federal funds purchased and securities sold under repurchase agreements which generally mature within one to thirty-one days from the transaction date. The Company has arranged unsecured federal funds lines of credit totaling approximately $73,500,000 with eight major banks.

Short-term borrowings consist of the following:

                                                        DECEMBER 31,
                                                    -------------------
                                                     1995         1994
                                                    -------------------
                                                       (IN THOUSANDS)
Federal funds purchased                             $     -      $5,500
Securities sold under repurchase agreements          10,410           -
                                                    -------------------
                                                    $10,410      $5,500
                                                    ===================

The weighted average rates on such borrowings during 1995 and 1994 were 5.60% and 4.79%, respectively.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE I - DEBT FINANCING

Debt financing consists of the following:

                                                                                                DECEMBER 31,
                                                                                       ---------------------------
                                                                                            1995             1994
                                                                                       ---------------------------
                                                                                              (IN THOUSANDS)
Mandatory convertible subordinated debentures dated April 1, 1986; interest payable quarterly at prime plus 1.5%; principal mandatorily convertible into common stock in March 1998 or prior thereto at the option of the
     holder, at $5.50 per share                                                           $   728          $   828
Optional convertible subordinated debentures dated April 1, 1986; interest payable quarterly at prime plus .75%; principal payable quarterly at
     $22,734 with final payment due April 1998; convertible, at the option
     of the holder, into common stock at $5.50 per share                                      204              295
Federal Home Loan Bank notes in increments of $5,000,000 each dated
     December 1, 1994; interest payable quarterly at prime minus 2.05% to
     2.32%; principal payable annually in $5,000,000 increments                            20,000           25,000
                                                                                          ------------------------
                                                                                          $20,932          $26,123
                                                                                          ========================

The prime interest rate related to all financing arrangements was 8.50% at December 31, 1995 and 1994.

The Company has pledged approximately $39,000,000 in commercial and mortgage loans as collateral for the Federal Home Loan Bank notes.

Scheduled maturities are $5,091,000 in 1996 and 1997, $5,750,000 in 1998 and
$5,000,000 in 1999.

NOTE J - STOCKHOLDERS' EQUITY

In December 1995, the Board of Directors approved the first quarter 1996 cash dividend of $0.10 per share, payable on February 26, 1996 to stockholders of record on February 1, 1996.

In December 1995, the Company announced a plan to repurchase up to 500,000 shares of its common stock through 1997. As of December 31, 1995, no shares have been repurchased. Under the plan, shares will be repurchased from time to time, at management's discretion, in the open market. Repurchased shares will be held in treasury and subsequently reissued in connection with various employee incentive, stock option and benefit plans, the Company's Dividend Reinvestment and Stock Purchase Plan and other corporate purposes. This plan was terminated subsequent to December 31, 1995.

Under the Company's Dividend Reinvestment and Stock Purchase Plan, stockholders may reinvest all or part of their quarterly cash dividends in shares of common stock.

In May 1996, the Company announced a plan to repurchase up to 927,000 shares of its common stock in connection with the acquisition of Auburn.

NOTE K - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and, possibly, additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Capital adequacy guidelines and the regulatory framework for prompt corrective action require that the Company meet specific capital adequacy guidelines that involve quantitative measures of the

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1995, that the Company meets all capital adequacy requirements to which it is subject.

The following table shows the Company's capital ratios at December 31, 1995 and 1994 as well as the minimum capital ratios required to be deemed "well capitalized" under the regulatory framework.

                                                                       MINIMUM
                                                                         WELL
                                                   DECEMBER 31,      CAPITALIZED
                                               --------------------
                                                  1995        1994      RATIOS
                                               --------------------------------
CAPITAL RATIOS:
Total risk-based capital ratio                   13.37%      12.63%      10.00%
Tier 1 capital to risk-weighted assets           12.08%      11.31%       6.00%
Leverage ratio                                    8.74%       8.69%       5.00%

Under federal and California state banking laws, dividends paid by the Company's subsidiary bank in any calendar year may not exceed certain limitations without the prior written approval of the appropriate bank regulatory agency. At December 31, 1995, the amount available for such dividends without prior written approval was approximately $23 million. Similar restrictions apply to the amounts and terms of loans, advances and other transfers of funds from the subsidiary bank to the Company.

NOTE L - EMPLOYEE BENEFIT PLANS

The Company sponsors an employee benefit plan (Plan) which includes 401(k), savings and employee stock ownership features. During 1995, 1994 and 1993, the Company contributed approximately $652,000, $515,000 and $335,000, respectively, to the Plan.

The capital accumulation provisions included within the Plan allow participating employees to contribute between 1% and 10% of their eligible pretax annual compensation. The Company contributes funds matching the employees' contributions up to 2% of the employees' eligible annual compensation.

The employee savings provisions included within the Plan allow participating employees to contribute between 1% and 10% of their eligible after-tax annual compensation. The Company contributes funds matching 60% of the employees' elected contributions not to exceed 5% of the employees' eligible annual compensation.

Under the provisions of the employee stock ownership portion of the Plan, the Company can make discretionary contributions each fiscal year to be allocated to participants in proportion to their individual annual eligible compensation. The aggregate contribution is a specified percentage of eligible compensation during each year.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

In connection with the acquisition of El Capitan in February 1996, the previously existing employee profit sharing plan of El Capitan was terminated and the net assets were transferred to the Company's Plan. El Capitan's contributions totaled $361,000 in 1995, $392,000 in 1994 and $367,000 in 1993.

In connection with the acquisition of CoBank in March 1996, the previously existing employee profit sharing plan of CoBank was terminated and the net assets were paid to CoBank's employees. Contributions totaled $75,000 in 1995, $67,000 in 1994, and $56,000 in 1993.


NOTE M - STOCK OPTION PLANS

The Company has a Directors' Stock Option Plan and a Key Employees' Stock Option Plan, under which the Company may issue options to purchase 750,000 and 1,550,000 shares of common stock, respectively.

Options to purchase shares of common stock are available for grant under the Director's Stock Option Plan at prices (historically market value) determined by the Compensation Committee of the Board of Directors. Options may be granted to any non-employee director as nonqualified options. The options become exercisable 20% annually and expire 10 years from the date of grant.

Options to purchase shares of common stock are available for grant under the Key Employees' Stock Option Plan at prices determined by the Compensation Committee of the Board of Directors. Options may be granted to any employee, including those who serve as a director, as either incentive or nonqualified options. Incentive options are to be granted at not less than fair market value at the date of grant. The options become exercisable 25% annually and expire 10 years from the date of grant.

A summary of activity related to the Company's stock option plans is as follows:

                                                   NUMBER    OPTION PRICE
                                                 OF SHARES    PER SHARE
                                                 ------------------------
Balance at December 31, 1992                       853,009   $ 4.21-11.16
     Options granted                               157,663     8.88-13.13
     Options exercised                             (27,906)     5.25-9.88
     Options forfeited                             (46,476)    4.25-11.16
                                                   ----------------------

Balance at December 31, 1993                       936,290     4.21-13.13
     Effect of Mineral King 10% stock dividend      26,641      4.25-6.58
     Options granted                               420,112     7.96-14.88
     Options exercised                            (241,442)    4.21-13.13
     Options forfeited                            (196,477)    4.21-14.88
                                                   ----------------------

Balance at December 31, 1994                       945,124     4.25-14.88
     Options granted                               188,000    14.63-16.13
     Options exercised                            (162,330)    5.25-13.13
     Options forfeited                             (74,289)    6.58-16.13
                                                   ----------------------

Balance at December 31, 1995                       896,505   $ 4.25-16.13
                                                   ======================

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

At December 31, 1995, a total of 367,030 shares were exercisable and 1,329,112 shares were available for grant.


In connection with the acquisitions of El Capitan and CoBank in February 1996 and March 1996, respectively, the Company assumed certain outstanding options to purchase common stock of El Capitan and CoBank and exchanged them for options to acquire 51,695 and 36,575 shares, respectively, of the Company's common stock at exercise prices of $9.88 per share and $7.58 to $10.95 per share, respectively.

NOTE N - INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                   DECEMBER 31,
                                                                           --------------------------
                                                                              1995             1994
                                                                           --------------------------
                                                                                  (IN THOUSANDS)
Deferred tax assets:
     Allowance for loan losses                                                 $5,371          $4,025
     Merger adjustments                                                           140             142
     Tax basis over book basis of OREO                                            363             373
     State franchise taxes                                                        722             660
     Interest on nonaccrual loans                                                 927             195
     Net unrealized securities losses                                             442           2,774
     Net deferred loan fees                                                         -             267
     Alternative minimum tax credit                                               349             196
     Other                                                                        142             268
                                                                               ----------------------
         Total deferred tax assets                                              8,456           8,900
                                                                               ----------------------
Deferred tax liabilities:
     Core deposit intangibles                                                     299             712
     Book basis over tax basis of premises and equipment                        1,306           1,020
     Leases                                                                       753             331
     Net deferred loan costs                                                      940               -
     Goodwill                                                                     467               -
     Other                                                                        226             198
                                                                             ------------------------
         Total deferred tax liabilities                                         3,991           2,261
                                                                             ------------------------
            Net deferred tax assets                                            $4,465          $6,639
                                                                              =======================

The provisions for income taxes consist of the following:

                                                                     YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                               1995             1994             1993
                                                            -----------------------------------------
                                                                          (IN THOUSANDS)
Current:  Federal                                            $6,085           $5,922           $5,599
          State                                               2,023            2,291            2,304
                                                              ---------------------------------------
                                                              8,108            8,213            7,903

Deferred: Federal                                              (347)            (500)            (869)
          State                                                 189              104             (438)
                                                            -----------------------------------------
                                                               (158)            (396)          (1,307)
                                                            -----------------------------------------
                                                             $7,950           $7,817           $6,596
                                                             ========================================

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

The effective income tax rate varies from the statutory federal income tax rate as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            1995          1994         1993
                                                          ---------------------------------
Statutory federal income tax rate                           35.0%         35.0%        35.0%
State franchise taxes, net of federal tax benefit            7.3           7.5          7.3
Tax exempt interest income                                  (3.9)         (4.3)        (5.1)
Costs related to acquisitions                                1.2           3.5            -
Other, net                                                   0.6           1.1         (0.2)
                                                            -------------------------------
                                                            40.2%         42.8%        37.0%
                                                            ====          ====         ====

Income tax expense (benefit) related to the sale of securities totaled ($47,000), $3,000 and $96,000 for the years ended December 31, 1995, 1994 and
1993, respectively, based on the above effective tax rates for such years.


NOTE O - LEASES

The Company leases certain premises used for banking purposes. Such leases are accounted for as operating leases. Certain leases provide for increases in rentals, after initial periods, to be computed in accordance with predetermined formulas contained in the lease agreements. Rent expense is recorded on a straight-line basis over the term of the lease.

Future minimum payments under noncancelable operating leases consist of the following at December 31, 1995:

                                                   (IN THOUSANDS)
     1996                                             $ 3,806
     1997                                               3,406
     1998                                               3,009
     1999                                               2,484
     2000                                               2,022
     Thereafter                                        11,638
                                                      -------
                                                      $26,365
                                                      =======

Rent expense for all operating leases was approximately $2,886,000, $2,597,000 and $2,001,000 in 1995, 1994 and 1993, respectively.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE P - OTHER EXPENSES

Other expenses consist of the following:

                                                     DECEMBER 31,
                                          -----------------------------------
                                            1995         1994          1993
                                          -----------------------------------
                                                    (IN THOUSANDS)
Professional and legal fees               $ 2,348      $ 1,937        $ 1,353
Amortization of intangible assets           1,679        1,092            847
Stationery and supplies                     1,655        1,404          1,146
FDIC assessments                            1,405        2,589          1,978
Marketing                                   1,237        1,215            676
External data processing                    1,366        1,743          1,087
OREO expense                                1,066          987            630
Other                                       8,061        7,118          5,375
                                          -----------------------------------
                                          $18,817      $18,085        $13,092
                                          ===================================

NOTE Q - FINANCIAL INSTRUMENTS FAIR VALUE DISCLOSURE

The following summary disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate that value. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. It is not the Company's intent to enter into such exchanges.

In cases where quoted market prices were not available, fair values were estimated using present value or other valuation methods, as described below. The use of different assumptions (e.g., discount rates and cash flow estimates) and estimation methods could have a significant effect on the resulting fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                         CARRYING     ESTIMATED
                                                                          AMOUNT      FAIR VALUE
                                                                      --------------------------
                                                                            (IN THOUSANDS)
DECEMBER 31, 1995
FINANCIAL ASSETS
     Cash and cash equivalents                                          $  160,774    $  160,774
     Loans held for sale                                                     5,158         5,158
     Securities                                                            315,232       315,660
     Loans, net                                                            850,763       845,860
FINANCIAL LIABILITIES
     Deposits                                                            1,221,386     1,224,589
     Federal funds purchased and repurchase agreements                      10,410        10,410
     Debt financing                                                         20,932        22,351
COMMITMENTS TO EXTEND CREDIT                                                     -         2,232

DECEMBER 31, 1994
FINANCIAL ASSETS
     Cash and cash equivalents                                          $  106,968    $  106,968
     Loans held for sale                                                     3,116         3,116
     Securities                                                            300,323       290,754
     Loans, net                                                            865,583       855,048
FINANCIAL LIABILITIES
     Deposits                                                            1,178,131     1,178,944
     Federal funds purchased                                                 5,500         5,500
     Debt financing                                                         26,123        28,218
COMMITMENTS TO EXTEND CREDIT                                                     -         2,578

The following methods and assumptions were used in estimating the fair values of financial instruments.

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their estimated fair values.

LOANS HELD FOR SALE: The carrying amounts reported in the balance sheets for loans held for sale approximate their estimated fair values.

SECURITIES: Fair values for securities, including mortgage-backed securities, are based on quoted market prices.

LOANS: Fair values of variable rate loans which reprice frequently and with no significant change in credit risk are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses over their remaining maturities, using interest rates at which similar loans would currently be offered to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS: Fair values for transaction and savings accounts are equal to the respective amounts payable on demand at December 31, 1995 and 1994, i.e., their carrying amounts. Fair values of fixed-maturity certificates of deposit were estimated using the rates currently offered for deposits with similar remaining maturities.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

DEBT FINANCING: Fair values of variable rate convertible debt financing are based on their conversion features. Fair values for other debt financing approximates the carrying values since the rates currently available to the Company for debt with similar terms and remaining maturities are comparable to the stated rates of the notes.

FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS: The carrying amounts reported on the balance sheets for federal funds purchased and repurchase agreements approximate their estimated fair values.

COMMITMENTS TO EXTEND CREDIT: Fair values of commitments to extend credit are estimated using the fees currently charged to enter into similar agreements and the present counterparties' credit standing. Fair values of standby letters of credit are based on fees currently charged for similar agreements.

NOTE R - COMMITMENTS, CONTINGENCIES AND OTHER DISCLOSURES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: In the ordinary course of business, the Company enters into transactions which involve financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the accompanying consolidated financial statements. The Company applies the same credit policies in making commitments as it does for on-balance sheet instruments. The Company's off-balance sheet risk exposure is the contractual amount of commitments to extend credit and standby letters of credit. Management does not anticipate any losses to result from these commitments.

The following summarizes the Company's significant contractual commitments (which generally expire within 12 months) at December 31, 1995.

                                                    CONTRACTUAL
                                                    COMMITMENTS
                                                    -----------
                                                  (IN THOUSANDS)
Commitments to extend credit                          $210,983
Standby letters of credit                                8,724

Commitments to extend credit are agreements to lend to customers. These commitments have specified interest rates and fixed expiration dates but may be terminated by the Company if certain conditions of the contracts are violated. Although currently subject to draw down, many of these commitments are expected to expire or terminate without funding. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Collateral relating to these commitments varies but may include deposits, securities, accounts receivable, inventories, equipment and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Credit risk arises in these transactions from the possibility that the customer may not be able to repay the Company upon default of performance. Collateral relating to these commitments varies but may include deposits, securities, accounts receivable, inventories, equipment and real estate.

LITIGATION: The Company is party to legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate outcome of the claims and litigation will not have a material effect on the Company's financial position or results of operations.

VALLICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

RESTRICTIONS ON CASH AND DUE FROM BANKS: ValliWide Bank is required to maintain an average reserve balance relative to certain deposit balances with the Federal Reserve Bank. Deposits in the Federal Reserve Bank, included in cash and due from banks, satisfy this requirement.

VALICORP HOLDINGS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE S - PARENT COMPANY ONLY FINANCIAL STATEMENTS
Following are the condensed financial statements of ValliCorp Holdings, Inc.:

                                                                                 DECEMBER 31,
                                                                      ------------------------------
BALANCE SHEETS                                                             1995                1994
                                                                    --------------------------------
                                                                                 (IN THOUSANDS)
ASSETS
     Cash and short-term investments                                         $  5,098       $  4,585
     Investment in bank subsidiary                                            121,446        112,648
     Available for sale securities                                                  -          1,882
     Other assets                                                               3,123          1,767
                                                                             -----------------------
       Total assets                                                          $129,667       $120,882
                                                                             =======================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
     Subordinated notes                                                     $     932       $  1,123
     Other liabilities                                                          2,052          1,932
                                                                             -----------------------
       Total liabilities                                                        2,984          3,055
STOCKHOLDERS' EQUITY
     Common stock                                                                 133            131
     Paid-in capital                                                           84,135         82,931
     Net unrealized securities losses, net of income taxes                       (974)        (2,469)
     Retained earnings                                                         43,389         37,234
                                                                             -----------------------
       Total stockholders' equity                                             126,683        117,827
                                                                             -----------------------
       Total liabilities and stockholders' equity                            $129,667       $120,882
                                                                             =======================
                                                                            DECEMBER 31,
                                                             ---------------------------------------
STATEMENTS OF INCOME                                             1995           1994           1993
                                                             ---------------------------------------
                                                                           (IN THOUSANDS)
INCOME
     Dividends from bank subsidiary                           $  4,655       $  3,599       $  3,071
     Interest                                                       49            824            252
     Loss on sale of available for sale securities                 (44)             -              -
     Other                                                         272              -             63
     Management fees from bank subsidiary                            -          2,460          2,801
                                                             ---------------------------------------
       Total income                                              4,932          6,883          6,187
EXPENSES
     Interest                                                      101            102             98
     Merger costs                                                  300          1,297              -
     Management fees to bank subsidiary                            541              -              -
     Other                                                         121          3,920          2,971
                                                             ---------------------------------------
       Total expenses                                            1,063          5,319          3,069
                                                             ---------------------------------------
     Income before income taxes and equity in undistributed
       earnings of bank subsidiary                               3,869          1,564          3,118
     Income tax benefit (expense)                                  159            233           (208)
     Equity in undistributed earnings of bank subsidiary,
       net of income taxes                                       7,774          8,654          8,326
                                                             ---------------------------------------
       Net income                                              $11,802       $ 10,451       $ 11,236
                                                               =====================================

VALLICORP HOLDINGS, INC.
Notes to Supplemental Consolidated Financial Statements
Years ended December 31, 1995, 1994, and 1993

                                                                         DECEMBER 31,
                                                           -------------------------------------
STATEMENTS OF CASH FLOWS                                     1995           1994            1993
                                                           -------------------------------------
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES:
      Net income                                             $11,802       $10,451       $11,236
      Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity in undistributed earnings of bank             (7,774)       (8,654)       (8,326)
            subsidiary
         Loss on sale of available for sale securities            44             -             -
         Amortization                                            141           242           146
         (Increase) decrease in other assets                  (1,167)         (441)           57
         (Decrease) increase in other liabilities               (915)        1,345           251
                                                               ---------------------------------
            Net cash provided by operating activities          2,131         2,943         3,364
INVESTING ACTIVITIES:
      Net cash used in merger                                      -             -        (1,870)
      Capital contribution to subsidiary bank                      -             -        (4,500)
      Proceeds from note receivable from subsidiary                -         1,400             -
      Purchases of securities                                      -             -       (16,382)
      Proceeds from maturities of available for sale               -           395             -
        securities
      Proceeds from sales of available for sale securities     1,979             -             -
                                                               ---------------------------------
            Net cash provided by (used in) investing           1,979         1,795       (22,752)
              activities
FINANCING ACTIVITIES:
      Principal payments on subordinated notes                    (7)          (55)          (10)
      Issuance of common stock                                 1,022         1,443           214
      Proceeds from stock offering                                 -             -        21,488
      Cash dividends                                          (4,612)       (3,623)       (2,504)
                                                              ------        ------        ------
            Net cash (used in) provided by financing          (3,597)       (2,235)       19,188
                                                              ------        ------        ------
              activities
Increase (decrease) in cash and cash equivalents                 513         2,503          (200)
Cash and cash equivalents at beginning of year                 4,585         2,082         2,282
                                                               ---------------------------------
Cash and cash equivalents at end of year                     $ 5,098       $ 4,585      $  2,082
                                                             ===================================
SUPPLEMENTAL CASH FLOW INFORMATION:
Conversion of subordinated notes into common stock           $   184       $    84      $    358
Common stock issued for Pacific merger                             -             -        11,311
Capital contribution to subsidiary                               741        12,380             -
Dividends declared, not yet paid                               1,884           849           764

VALLICORP HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE T - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                   1995
                                          ------------------------------------------------------
QUARTER ENDED                               DEC 31        SEPT 30         JUNE 30        MAR 31
                                          ------------------------------------------------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                             $27,681       $27,292          $27,903       $26,448
Interest expense                              9,491         9,647            9,743         8,134
                                            ----------------------------------------------------
Net interest income                          18,190        17,645           18,160        18,314
Provision for loan losses                     1,820         6,051            1,084           678
Other income                                  3,556         3,201            3,198         2,867
Other expenses                               15,002        13,495           13,640        13,609
                                            ----------------------------------------------------
Income before income taxes                    4,924         1,300            6,634         6,894
Income taxes                                  2,016           554            2,611         2,769
                                            ----------------------------------------------------
Net income                                  $ 2,908       $   746/(1)/     $ 4,023       $ 4,125
                                            ====================================================
Earnings per share
     Primary                                $  0.22       $  0.06/(1)/     $  0.30       $  0.31
     Fully-diluted                             0.21          0.06/(1)/        0.30          0.31
Dividends per share paid by ValliCorp       $  0.09       $  0.09          $  0.09       $  0.09

                                                                   1994
                                          ------------------------------------------------------
QUARTER ENDED                               DEC 31        SEPT 30         JUNE 30        MAR 31
                                          ------------------------------------------------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                             $25,289       $23,255          $21,536       $20,464
Interest expense                              6,688         5,870            5,504         5,399
                                            ----------------------------------------------------
Net interest income                          18,601        17,385           16,032        15,065
Provision for loan losses                     1,298         1,275              827           558
Other income                                  2,405         3,213            2,983         3,062
Other expenses                               17,200        13,298           12,716        13,306
                                            ----------------------------------------------------
Income before income taxes                    2,508         6,025            5,472         4,263
Income taxes                                  1,508         2,478            2,180         1,651
                                          ------------------------------------------------------
Net income                                $   1,000/(3)/  $ 3,547          $ 3,292       $ 2,612/(2)/
                                          ======================================================
Earnings per share
     Primary                                $  0.08/(3)/  $  0.28          $  0.25       $  0.20/(2)/
     Fully-diluted                             0.08/(3)/     0.28             0.25          0.20/(2)/
Dividends per share paid by ValliCorp       $  0.08       $  0.08          $  0.08       $  0.08

___________________________

/(1)/ Net income and earnings per share were affected by the increase in the provision for loan losses. This increase is primarily attributable to the increase in nonperforming assets reflecting weak economic conditions that have contributed to the softening of real estate values and a downturn in residential real estate sales in Central California.

/(2)/ Net income and earnings per share were affected by nonrecurring restructuring costs recorded in March 1994. See Note B for further discussion of restructuring costs.

/(3)/ Net income and earnings per share were affected by nonrecurring merger costs recorded in December 1994 in connection with the Mineral King merger. See Note B for further discussion of merger costs.

VALLICORP HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

Earnings per share is based on the weighted average number of shares and common stock equivalents outstanding during each period. Full-year weighted average shares differ from quarterly weighted average shares and, therefore, annual earnings per share may not equal the sum of the quarters.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

================================================================================

- --------------------------------------------------------------------------------




                      AGREEMENT AND PLAN OF REORGANIZATION


                                    BETWEEN


                            VALLICORP HOLDINGS, INC.


                                      AND


                                 AUBURN BANCORP





- --------------------------------------------------------------------------------

================================================================================

                               TABLE OF CONTENTS


                                                                                    Page
                                                                                    ----
ARTICLE 1
      THE MERGER................................................................... -1-
      1.1   The Merger............................................................. -1-
            ----------
      1.2   Effective Time of the Merger........................................... -1-
            ----------------------------
      1.3   Closing................................................................ -2-
            -------
      1.4   Absence of Control..................................................... -2-
            ------------------

ARTICLE 2
      EFFECT OF THE MERGER ON AUBURN COMMON STOCK.................................. -2-
      2.1   Effect on Common Stock................................................. -2-
            ----------------------
      2.2   Effects of the Merger.................................................. -4-
            ---------------------
      2.3   Exchange of Certificates............................................... -5-
            ------------------------

ARTICLE 3
      REPRESENTATIONS AND WARRANTIES OF............................................ -8-
      3.1   Organization, Standing and Power....................................... -8-
            --------------------------------
      3.2   Auburn Subsidiary...................................................... -8-
            -----------------
      3.3   Capital Structure...................................................... -9-
            -----------------
      3.4   Authority..............................................................-10-
            ---------
      3.5   Auburn Financial Statements and Reports................................-11-
            ---------------------------------------
      3.6   Information Supplied...................................................-13-
            --------------------
      3.7   Authorizations; Compliance with Applicable Laws........................-13-
            -----------------------------------------------
      3.8   Litigation and Claims..................................................-14-
            ---------------------
      3.9   Taxes..................................................................-15-
            -----
      3.10  Certain Agreements.....................................................-16-
            ------------------
      3.11  Benefit Plans..........................................................-16-
            -------------
      3.12  Insurance..............................................................-17-
            ---------
      3.13  Conduct of Auburn to Date..............................................-18-
            -------------------------
      3.14  Material Adverse Change................................................-19-
            -----------------------
      3.15  Properties, Leases, and Other Agreements...............................-19-
            ----------------------------------------
      3.16  Opinion of Financial Advisor...........................................-19-
            ----------------------------
      3.17  Vote Requirement.......................................................-20-
            ----------------
      3.18  Tax Matters............................................................-20-
            -----------
      3.19  Accuracy of Representations and Warranties.............................-20-
            ------------------------------------------

ARTICLE 4
      REPRESENTATIONS AND WARRANTIES OF VALLICORP..................................-20-
      4.1  Organization, Standing and Power........................................-20-
           --------------------------------
      4.2  Capital Structure.......................................................-21-
           -----------------
      4.3  Authority...............................................................-21-
           ---------
      4.4  ValliCorp Financial Statements and Reports..............................-22-
           ------------------------------------------

      4.5   Material Adverse Change............................................... -24-
            -----------------------
      4.6   Information Supplied.................................................. -24-
            --------------------
      4.7   Authorizations; Compliance with Applicable Laws....................... -24-
            -----------------------------------------------
      4.8   Litigation............................................................ -25-
            ----------
      4.9   Taxes................................................................. -25-
            -----
      4.10  Benefit Plans......................................................... -26-
            -------------
      4.11  Absence of Certain Changes or Events.................................. -28-
            ------------------------------------
      4.12  Properties, Leases, and Other Agreements.............................. -28-
            ----------------------------------------
      4.13  Tax Matters........................................................... -29-
            -----------
      4.14  Accuracy of Representations and Warranties............................ -29-
            ------------------------------------------

ARTICLE 5
      COVENANTS OF AUBURN......................................................... -29-
      5.1   Affirmative Covenants................................................. -29-
            ---------------------
      5.2   Negative Covenants.................................................... -30-
            ------------------
      5.3   Access and Information................................................ -33-
            ----------------------
      5.4   Update Disclosure; Breaches........................................... -34-
            ---------------------------
      5.5   Affiliates; Tax Treatment............................................. -34-
            -------------------------
      5.6   Dissent Process....................................................... -35-
            ---------------
      5.7   Expenses.............................................................. -35-
            --------
      5.8   Delivery of Shareholder List.......................................... -36-
            ----------------------------
      5.9   Employees; Directors.................................................. -36-
            --------------------
      5.10  Competing Transaction Fee............................................. -37-
            -------------------------

ARTICLE 6
      COVENANTS OF VALLICORP...................................................... -37-
      6.1   Affirmative Covenants................................................. -37-
            ---------------------
      6.2   Negative Covenants.................................................... -37-
            ------------------
      6.3   Access and Information................................................ -38-
            ----------------------
      6.4   Update Disclosure..................................................... -38-
            -----------------
      6.5   Breaches.............................................................. -39-
            --------
      6.6   NASDAQ Listing........................................................ -39-
            --------------
      6.7   Indemnification.
            ---------------
      6.8   Tax Treatment......................................................... -40-
            -------------
      6.9   Business Combinations................................................. -40-
            ---------------------
      6.10  Expenses.............................................................. -40-
            --------
      6.11  ValliCorp Board....................................................... -40-
            ---------------

ARTICLE 7
      ADDITIONAL AGREEMENTS....................................................... -41-
      7.1   Reservation, Issuance and Registration of ValliCorp Common Stock...... -41-
            ----------------------------------------------------------------
      7.2   Preparation of S-4 and the Proxy Statement............................ -41-
            ------------------------------------------
      7.3   Auburn Shareholder Meeting............................................ -41-
            --------------------------
      7.4   Legal Conditions to Merger............................................ -42-
            --------------------------
      7.5   Reports............................................................... -42-
            -------
      7.6   Brokers or Finders.................................................... -43-
            ------------------

      7.7   Additional Agreements; Reasonable Efforts..............................-43-
            -----------------------------------------
      7.8   Merger of TBOC and ValliWide...........................................-43-
            ----------------------------
      7.9   Attendance at Meetings; Reports........................................-44-
            -------------------------------
      7.10  Stock Options..........................................................-44-
            -------------
      7.11  Employee Benefit Plans.................................................-45-
            ----------------------
      7.12  Press Releases.........................................................-45-
            --------------
      7.13  Cooperation Regarding Approvals........................................-45-
            -------------------------------

ARTICLE 8
      CONDITIONS PRECEDENT.........................................................-45-
      8.1   Conditions to Each Party's Obligation to Effect the Merger.............-45-
            ----------------------------------------------------------
      8.2   Conditions to Obligation of ValliCorp..................................-46-
            -------------------------------------
      8.3   Conditions to Obligation of Auburn.....................................-48-
            ----------------------------------
 ARTICLE 9
      SHAREHOLDER AND INVESTMENT AGREEMENT.........................................-51-
      9.1   Shareholder Agreement..................................................-51-
            ---------------------
      9.2   Investment Agreement...................................................-51-
            --------------------

ARTICLE 10
      TERMINATION AND AMENDMENT....................................................-51-
      10.1  Termination............................................................-51-
            -----------
      10.2  Effect of Termination..................................................-52-
            ---------------------
      10.3  Amendment..............................................................-52-
            ---------
      10.4  Extension; Waiver......................................................-53-
            -----------------
ARTICLE 11
      GENERAL PROVISIONS...........................................................-53-
      11.1  Nonsurvival of Representations, Warranties and Agreements..............-53-
            ---------------------------------------------------------
      11.2  Notices................................................................-53-
            -------
      11.3  Interpretation.........................................................-54-
            --------------
      11.4  Counterparts...........................................................-54-
            ------------
      11.5  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership....-54-
            -------------------------------------------------------------------
      11.6  Governing Law..........................................................-54-
            -------------
      11.7  Assignment.............................................................-54-
            ----------
      11.8  Attorneys' Fees........................................................-55-
            ---------------
      11.9  No Rule of Strict Construction.........................................-55-
            ------------------------------
      11.10 Knowledge of the Parties...............................................-55-
            ------------------------

List of Exhibits
- ----------------

      5.5   Form of Affiliate Letter

      7.8   Agreement of Merger of ValliWide Bank and The Bank of Commerce, N.A.

      9.1   Shareholder Agreement

      9.2   Investment Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


     AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 27, 1996 ("Agreement"), between VALLICORP HOLDINGS, INC., a Delaware corporation ("ValliCorp"), and AUBURN BANCORP, a California corporation ("Auburn").

     WHEREAS, the respective Boards of Directors of ValliCorp and Auburn have approved the merger of Auburn with and into ValliCorp (the "Merger");

     WHEREAS, the respective Boards of Directors of ValliCorp and Auburn believe that such proposed Merger and the exchange of shares of ValliCorp Common Stock (as defined in Section 1 hereof) for shares of Auburn Common Stock (as defined in Section 1 hereof), pursuant and subject to the terms of this Agreement, is desirable and in the best short-term and long-term interests of their respective corporations and shareholders;

     WHEREAS, ValliCorp and Auburn desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, Auburn and ValliCorp desire to cause The Bank of Commerce, N.A. ("TBOC") to be merged with and into ValliWide Bank ("ValliWide") at the Effective Time (as hereinafter defined) or as soon thereafter as practicable;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                  THE MERGER

     1.1   The Merger.  Subject to the terms and conditions of this Agreement,
           ----------
Auburn and ValliCorp agree to effect the Merger of Auburn with and into ValliCorp, which will be the surviving corporation, in accordance with the Delaware General Corporation Law (the "Delaware Act").

     1.2   Effective Time of the Merger.  Subject to the provisions hereof, a
           ----------------------------
certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by ValliCorp and Auburn and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware Act, as soon as practicable on or after the Closing Date (as defined in Section 1).
The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time within two
(2) business days thereafter as is provided in the Certificate of Merger (the "Effective Time"). As soon as practicable after the Effective Time, a copy of the Certificate of Merger certified by the Secretary of State of the

State of Delaware or counterpart original of it shall also be filed with the California Secretary of State.

     1.3   Closing.  The closing of the Merger (the "Closing") will take place
           -------
at 8:00 a.m. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the tenth business day after the later to occur of
(a) approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the expiration of any waiting period, and (b) the date of the later of the shareholders' meeting of Auburn, and, if required, the shareholders meeting of ValliCorp, called to approve the Merger, at the offices of ValliCorp in Fresno, California, unless another date or place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, if the Closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of ValliCorp, on the one hand, or Auburn, on the other hand, under this Agreement is not met on that date, the other party may postpone the Closing from time to time (but not more than twice without the other party's prior written consent) to any designated subsequent business day not more than ten (10) business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur.

     1.4   Absence of Control.  Subject to any specific provisions of this
           ------------------
Agreement, it is the intent of the parties that ValliCorp by reason of this Agreement shall not (until consummation of the transactions contemplated hereby) control, and shall not be deemed to control, directly or indirectly, Auburn or TBOC and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Auburn or TBOC.

                                   ARTICLE 2
                  EFFECT OF THE MERGER ON AUBURN COMMON STOCK

     2.1   Effect on Common Stock.  As of the Effective Time, by virtue of the
           ----------------------
Merger and without any action on the part of the holder of any shares of Auburn's common stock, no par value ("Auburn Common Stock"), but subject to the provisions of the California Corporations Code with respect to the rights of dissenting shareholders of Auburn:

           (a)  Conversion of Auburn Common Stock.  Each share of Auburn Common
                ---------------------------------
Stock outstanding immediately prior to the Effective Time shall be converted at the Effective Time into .8209 shares of common stock, par value one cent ($.01), of ValliCorp ("ValliCorp Common Stock"), subject to adjustment as specified in Subsections (b) and (c) hereof, if applicable (the "Conversion Ratio").

           (b)  Adjustment for Number of Shares of ValliCorp Common Stock.  The
                ---------------------------------------------------------
Conversion Ratio will be adjusted downward, if necessary, so that the total number of shares of ValliCorp Common

Stock issued in exchange for shares of Auburn Common Stock outstanding at the Effective Time and upon the exercise of Auburn Stock Options (as hereinafter defined), assumed by ValliCorp pursuant to Section 7.10 hereof, does not exceed 926,768. The Conversion Ratio, as adjusted pursuant to this Section 2.1(b), will equal the quotient (rounded to four digits to the right of the decimal point) obtained by dividing 926,768 by the sum of (i) the number of shares of Auburn Common Stock outstanding at the Effective Time, and (ii) the number of Shares of Auburn Common Stock (hereinafter defined) available upon the exercise of Auburn Stock Options assumed by ValliCorp.

           (c)  Adjustments for ValliCorp Dilution.  If prior to the Effective
                ----------------------------------
Time, ValliCorp shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the ValliCorp Common Stock, or declare a dividend, or make a distribution on the ValliCorp Common Stock in any security convertible into ValliCorp Common Stock, as of a record date prior to the Effective Time, appropriate adjustment or adjustments (rounded to four digits to the right of the decimal point) will be made to the Conversion Ratio and the total number of shares of ValliCorp Common Stock to be issued in the transaction so as to maintain the proportional interest in ValliCorp Common Stock which the shareholders of Auburn would otherwise have received.

           In the event of a Triggering of the Rights (as hereinafter defined) prior to the Effective Time, for each share of Common Stock that the shareholders of Auburn are entitled to receive hereunder without regard to this
Section 2.1(c), the shareholders of Auburn shall receive one share of Common Stock plus Rights Securities (as hereinafter defined) having an aggregate value equal to the Spread (as defined in Section 11(a)(iii) of the Rights Plan (as hereinafter defined)). "Rights Securities" shall mean one one-hundredths of a share of Preferred Stock, unless, the Board of Directors makes available for distribution to or purchase by Rights holders any other securities or assets or cash, in which case Rights Securities shall be deemed to include such securities, assets or cash. A "Triggering of the Rights" shall be deemed to occur at the close of business on the tenth business day following the occurrence of a Section 11(a)(ii) Event (as defined in the Rights Agreement dated as of March 25, 1996 between ValliCorp and First Interstate Bank of California (the "Rights Plan")), unless prior to the end of such ten (10) business day period: (a) the Board of Directors or a Committee thereof redeems the Rights in accordance with Section 23 of the Rights Plan or (b) the person triggering exercisability of the Rights reduces its ownership of ValliCorp Common Stock to less than 10% of the outstanding shares of ValliCorp Common Stock and there are no other shareholders who are the Beneficial Owners of 10% or more of the outstanding shares of ValliCorp Common Stock.

           (d)  Cancellation of Shares.  All shares of Auburn Common Stock
                ----------------------
issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto. Such shares shall thereafter represent the ValliCorp Common Stock into which such shares of Auburn Common Stock have been converted. Certificates representing Auburn Common Stock shall be exchanged for certificates representing whole shares of ValliCorp Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3 hereof, without interest.

     2.2   Effects of the Merger.
           ---------------------

           (a) At the Effective Time, (i) the separate existence of Auburn shall cease and Auburn shall be merged with and into ValliCorp as provided in the Delaware Act (Auburn and ValliCorp are sometimes referred to in this Section
2.2 as the "Constituent Corporations" and ValliCorp is sometimes referred to in this Section 2.2 as the "Surviving Corporation"), (ii) the Certificate of Incorporation of ValliCorp in effect as of the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the Bylaws of ValliCorp in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation, and (iv) the members of the Board of Directors and committees thereof and the officers of ValliCorp immediately prior to the Effective Time shall be the members of the Board of Directors and committees thereof and the officers of the Surviving Corporation, respectively, subject to the provisions of Section 6.11 hereof.

           (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

     2.3   Exchange of Certificates.
           ------------------------

           (a)  Exchange Agent.  As of the Effective Time, ValliCorp shall
                --------------
deposit with First Interstate Bank or such other bank or trust company designated by ValliCorp (and reasonably acceptable to Auburn) (the "Exchange Agent") for the benefit of the holders of shares of Auburn Common Stock, for exchange in accordance with this Section 2.3 hereof through the Exchange Agent, certificates representing the shares of ValliCorp Common Stock (such shares of ValliCorp Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section in exchange for shares of Auburn Common Stock outstanding immediately prior to the Effective Time. To the extent ValliCorp owns shares of ValliCorp Common Stock as treasury stock, such shares may be deposited into the Exchange Fund.

           (b)  Exchange Procedures.  As soon as reasonably practicable after
                -------------------
the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Auburn Common Stock (the "Certificates") whose shares were converted into the right to receive shares of ValliCorp Common Stock pursuant to Section ? hereof, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as ValliCorp and Auburn may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of ValliCorp Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ValliCorp, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of ValliCorp Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2.1 hereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of ownership Common Stock which is not registered in the transfer records of Auburn, a certificate representing the proper number of shares of ValliCorp Common Stock may be issued to a transferee if the Certificate representing such Auburn Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of ValliCorp Common Stock and cash in lieu of any fractional shares of ValliCorp Common Stock as contemplated by this Section 2.3.

           (c)  Distributions with Respect to Unexchanged Shares.  No dividends
                ------------------------------------------------
or other distributions declared or made after the Effective Time with respect to ValliCorp Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ValliCorp Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of ValliCorp Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of ValliCorp Common Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ValliCorp Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ValliCorp Common Stock.

           (d)  No Further Ownership Rights in Auburn Common Stock.  All shares
                --------------------------------------------------
of ValliCorp Common Stock issued upon the surrender for exchange of shares of Auburn Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.3(c) or 2.3(e) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Auburn Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Auburn Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

           (e)  No Fractional Shares.  Notwithstanding any other provision of
                --------------------
this Agreement to the contrary, neither certificates nor script representing fractional shares of ValliCorp Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of ValliCorp. Each holder of shares of Auburn Common Stock who would otherwise have been entitled to a fraction of a share of ValliCorp Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price (as such term is hereafter defined) of a share of ValliCorp Common Stock. From time to time at the request of the Exchange Agent after the determination of amounts of cash to be paid to holders of Auburn Common Stock in lieu of any fractional share interests, ValliCorp shall make available such amounts to the Exchange Agent. The "Average Closing Price" shall be the daily closing prices of a share of ValliCorp Common Stock reported on The NASDAQ Stock Market during the period of 5 consecutive trading days (whether or not there were any trades in ValliCorp Common Stock) ending at the end of the third trading day immediately preceding the Effective Time.

           (f)  Affiliates.  Securities representing ValliCorp Common Stock
                ----------
issued to affiliates of Auburn (as reasonably determined by counsel to ValliCorp) under Rule 145 of the Rules and Regulations under the 1933 Act may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

           The security represented by this instrument has been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies. The security represented by this instrument may not be sold, hypothecated, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration under the 1933 Act, or (ii) in a transaction which, in the opinion of counsel satisfactory to the issuer is not required to be registered under the 1933 Act.

Should any opinion of counsel described in clause (ii) of the foregoing legend indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, ValliCorp will upon request substitute unlegended securities and remove any stop transfer orders. ValliCorp also agrees to timely file annual and quarterly reports pursuant to all applicable securities laws.

           (g)  Termination of Exchange Fund.  Any portion of the Exchange Fund
                ----------------------------
which remains undistributed to the shareholders of Auburn for six months after the Effective Time shall be delivered to ValliCorp, upon demand, and any shareholders of Auburn who have not theretofore complied with this Section 2.3 shall thereafter look only to ValliCorp for payment of their claim for ValliCorp Common Stock, any cash in lieu of fractional shares of ValliCorp Common Stock and any dividends or distributions with respect to ValliCorp Common Stock.

           (h)  No Liability.  Neither Auburn nor ValliCorp shall be liable to
                ------------
any holder of shares of Auburn Common Stock or ValliCorp Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF AUBURN

           Auburn represents and warrants to ValliCorp as follows:

           3.1  Organization, Standing and Power.  Auburn is a corporation duly
                --------------------------------
organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, or financial condition of Auburn or TBOC taken as a whole. Auburn is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a material adverse effect on the business, operations, or financial condition of Auburn or TBOC. Auburn is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Auburn has delivered to ValliCorp true, accurate, and complete copies of the currently effective Articles of Incorporation and Bylaws of Auburn, including all amendments thereto. Except as disclosed in the Auburn Disclosure Letter, the minute books of Auburn made available to ValliCorp contain an accurate and complete record of all meetings of Auburn's Board of Directors (and committees thereof) and stockholders. Except as disclosed in the Auburn Disclosure Letter, the corporate books and records (including financial statements) of Auburn fairly reflect the material transactions to which Auburn or any of its subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of Auburn and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

           3.2  Auburn Subsidiary.  Auburn beneficially owns, directly, all of
                -----------------
the shares of the outstanding capital stock of TBOC, which constitutes Auburn's sole Subsidiary (as defined in Section 4.1 hereof). As of the date hereof, the authorized capital stock of TBOC consists of 337,500 shares of its Common Stock, 250,000 shares of which are outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, except as provided for under any applicable banking statute. No equity securities of TBOC are or may become required to be issued by reason of any option, warrants, calls, rights, or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of TBOC and there are no other contracts, commitments, understandings, or arrangements by which TBOC is bound to issue additional shares of its capital stock or options, warrants, calls, rights, or agreements to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of TBOC are owned by Auburn free and clear of any claim, lien, encumbrance, or agreement with respect thereto. TBOC is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted except where the failure to have such power or authority would not have a material adverse effect on the business, operations, or financial condition of TBOC. TBOC is a member of the Federal Reserve System. The deposits of TBOC are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law. Auburn has delivered to ValliCorp true, accurate, and complete copies of the currently effective Articles of Association and Bylaws of TBOC, including all amendments thereto. Except as set forth in the Auburn Disclosure Letter, Auburn does not own beneficially, directly, or indirectly, any shares of any class of equity securities or similar interests of any corporation, bank, business trust, association, or similar organization, other than those of TBOC. Except as disclosed in the Auburn Disclosure Letter, the minute books of TBOC made available to ValliCorp contain an accurate and complete record of all meetings of TBOC's Board of Directors (and committees thereof) and stockholders. The corporate books and records (including financial statements) of TBOC fairly reflect the material transactions to which TBOC is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Association and Bylaws of TBOC and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Association and all amendments thereto have been duly filed with the Office of the Comptroller of the Currency (the "OCC"). TBOC currently holds a valid license issued by the OCC to engage in the commercial banking business at the offices at which such business is conducted.

     3.3  Capital Structure.  As of the date hereof, the authorized capital
          -----------------
stock of Auburn consists of 10,000,000 shares of Auburn Common Stock and 10,000,000 shares of Auburn Preferred Stock. As of the date hereof, (a) 1,004,955 shares of Auburn Common Stock are outstanding, (b) stock options in respect of 124,011 shares of Auburn Common Stock (the "Auburn Option Shares") were outstanding on the date hereof pursuant to the Auburn Bancorp 1994 Stock Option Plan and the Auburn Bancorp 1982 Non-Qualified Stock Option Plan (each an "Auburn Stock Plan and collectively the Auburn Stock Plans"), (c) Auburn does not have any treasury stock, and (d) neither Auburn nor TBOC has issued any outstanding bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"). All outstanding shares of Auburn capital stock are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except pursuant to this Agreement and the Auburn Stock Plans, there are no options, warrants, calls, rights, or agreements of any character whatsoever to which Auburn is a party or by which it is bound obligating Auburn to cause to be issued, delivered or sold, additional shares of capital stock or any debt securities of Auburn or obligating Auburn to grant, extend, or enter into any such option, warrant, call, right, or agreement. Except for Auburn Stock Options (as hereinafter defined) assumed by ValliCorp pursuant to this Agreement, immediately after the Effective Time, there will be no option, warrant, call, right, or agreement obligating Auburn or TBOC to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of capital stock or any debt securities of Auburn or TBOC, or obligating Auburn or TBOC to grant, extend, or enter into any such option, warrant, call, right, or agreement. The Auburn Disclosure Letter sets forth as of the date hereof, for each holder of options under the Auburn Stock Plans on a per holder basis and identified separately by the Auburn Stock Plans under which the options were issued, (a) the number of shares of Auburn Common Stock subject to such options, (b) the exercise prices for each of such options,
(c) the number of shares as to which options were then vested, (d) the number of shares as to which options were not vested, and (e) for unvested options, the dates upon which such options become vested and the number of shares subject to options which may have their vesting accelerated as a result of the Merger.

     3.4  Authority.  Auburn has all requisite corporate power and authority to
          ---------
enter into this Agreement and to consummate the transactions contemplated hereby, subject only to approval of this Agreement by at least a majority of the outstanding shares of Auburn Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Auburn, subject to the aforementioned approval of this Agreement by the shareholders of Auburn. This Agreement has been duly executed and delivered by Auburn and (assuming due execution and delivery by and enforceability against ValliCorp) constitutes a valid and binding obligation of Auburn enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles and subject to the aforementioned approval of this Agreement by the shareholders of Auburn. The execution and delivery of this Agreement, the Investment Agreement (as defined in Section 9.1 hereof) and the Shareholder Agreement (as defined in Section 9.2 hereof) does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation, or acceleration loss or creation, a "Violation"), pursuant to any provision of
(a) the Articles of Incorporation or Bylaws of Auburn or Articles of Association or Bylaws of TBOC, or (b) except (i) as set forth in the Auburn Disclosure Letter or (ii) as contemplated by the next sentence hereof, any loan or credit agreement, note, mortgage, indenture, lease, Auburn Benefit Plan (as defined in Section 3.11) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Auburn or TBOC or their respective properties or assets which Violation would have a material adverse effect on Auburn or TBOC taken as a whole (assuming (1) receipt of all required government approvals, (2) receipt of the requisite shareholder approval referred to in Section 7.3 hereof and any required ValliCorp shareholder approval, (3) due registration of the ValliCorp Common Stock under the 1933 Act, and (4) receipt of appropriate permits or approvals under applicable state securities laws). Other than in connection or in compliance with the provisions of the Delaware Act, the California Corporations Code, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices, or exemptions required under the BHC Act, the National Bank Act, as amended, and the rules and regulations thereunder and from the California Superintendent of Banks (the "California Superintendent"), no consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by Auburn or TBOC in connection with the execution and delivery of this Agreement, the Investment Agreement and the Shareholder Agreement by Auburn or the consummation by Auburn of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on Auburn or TBOC.

     3.5  Auburn Financial Statements and Reports.
          ---------------------------------------

          (a) The consolidated balance sheets of Auburn as of December 31, 1995 and 1994 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the three (3) years in the period ended December 31, 1995 (the "Latest Statement Date"), certified by Perry Smith & Company, copies of which have been furnished by Auburn to ValliCorp; and FR Y-6 Report for the year ended December 31, 1995 as filed with the Federal Reserve Bank, copies of which have been furnished by Auburn to ValliCorp (collectively the "Auburn Financial Statements"), have been prepared in accordance with generally accepted accounting principles and practices in effect at the time as utilized in the Auburn Financial Statements applied on a consistent basis, and present fairly in all material respects the consolidated financial condition of Auburn at the dates, and the consolidated results of operations and cash flows for the periods, stated therein.

          (b) Without limitation to the foregoing, Auburn's allowance for loan losses included in the most recent Auburn Financial Statements for the period ended December 31, 1995 was adequate to absorb foreseeable losses in the loan portfolio of TBOC based on information available as of the date hereof. To the knowledge of Auburn, based on information as of the date hereof, there are no facts which would cause it to increase materially the level of such allowance for loan losses.

          (c) Since January 1, 1991, Auburn and TBOC have timely filed all material reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with
(a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (b) the Federal Reserve Board, (c) the United States Comptroller of the Currency (the "Comptroller"), (d) the FDIC, (e) the California Department of Banking (the "Banking Department"), or (f) any other applicable state securities or banking authorities (all such reports and statements are collectively referred to herein as the "Auburn Reports"). As of their respective dates, the Auburn Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of any earlier date.

          (d) No financial statement or other document provided or to be provided to ValliCorp as required by Section 5.3 hereof, as of the date of such document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. All compliance or corrective action relating to Auburn or TBOC required by governmental authorities and regulatory agencies having jurisdiction over Auburn or TBOC has been taken. Auburn and TBOC have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof
(A) asserting that Auburn or TBOC are not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, except as included in ordinary and customary examination reports and which assertions of noncompliance are not materially adverse to Auburn and TBOC as a whole, or (B) threatening to revoke any license, franchise, permit or governmental authorization of Auburn or TBOC. Neither Auburn nor TBOC is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. Auburn and TBOC have paid all assessments made or imposed by any governmental agency. The financial records of Auburn have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect.

     3.6  Information Supplied.  None of the information supplied or to be
          --------------------
supplied by Auburn for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by ValliCorp in connection with the issuance of shares of ValliCorp Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which such statements were made, not misleading, provided, that information as of a later date shall be deemed to modify information as of any earlier date,
(b) the proxy statement in definitive form relating to the meeting of Auburn's shareholders to be held in connection with the Merger (the "Proxy Statement"), will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) any other material documents to be filed with the SEC, the Federal Reserve Board, the Banking Department, or any regulatory agency in connection with the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that information as of a later date shall be deemed to modify information as of any earlier date. The Proxy Statement, insofar as it relates to information supplied by Auburn, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.7  Authorizations; Compliance with Applicable Laws.
          -----------------------------------------------

          (a) Auburn and TBOC hold all authorizations, permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities which are material to the operations of the businesses of Auburn and TBOC taken as a whole (the "Auburn Permits"). Auburn and TBOC are in compliance with the terms of the Auburn Permits, except where the failure so to comply would not have a material adverse effect on Auburn and TBOC. Except as disclosed in the Auburn Disclosure Letter, the businesses of Auburn and TBOC are not being conducted in violation of any domestic (federal or state) or foreign law, statute, ordinance, or regulation of any Governmental Entity (collectively "Laws"), including, without limitation, Regulations B and O of the Federal Reserve Board, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Auburn and TBOC taken as a whole. Except as set forth in the Auburn Disclosure Letter, or as of the date hereof, no investigation or review by any Governmental Entity with respect to Auburn and TBOC is pending or, to the knowledge of Auburn, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

          (b) Except as set forth in the Auburn Disclosure Letter, to the best of Auburn's knowledge, there are no properties of Auburn or TBOC or no properties in which Auburn or TBOC holds a security or contingent interest or purchase option, which are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. Except as set forth in the Disclosure Letter, to the best of Auburn's knowledge, neither Auburn nor TBOC owns, possesses or has a security or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As used in this Agreement, toxic or hazardous waste means any substance, the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law.

     3.8  Litigation and Claims.  Except as disclosed in the Auburn Disclosure
          ---------------------
Letter: (a) neither Auburn nor TBOC is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or California banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree, or award of any federal or state Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting Auburn or TBOC pending or, to the knowledge of Auburn, threatened, except for matters which in the aggregate will not have, and cannot reasonably be expected to have, a material adverse effect on Auburn or TBOC taken as a whole, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to

Auburn or TBOC as a result of the examination by any bank or bank holding company regulatory authority.

     3.9  Taxes.
          -----

          (a) Except as set forth in the Auburn Disclosure Letter, Auburn and TBOC have filed all federal and state tax returns required to be filed by them and have paid, or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent Auburn financial statements contained in the Auburn Reports reflect an adequate reserve for all federal and state taxes payable by Auburn and TBOC accrued through the date of such financial statements. The Auburn Disclosure Letter will set forth, as of the date hereof, the following information with respect to Auburn and
TBOC: (i) the most recent tax year through which the United States Internal Revenue Service ("IRS") has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to foreign, state, or local taxes. There are no material liens for taxes upon the assets of Auburn or of TBOC, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate pro ceedings and, in either case, only if adequate reserves therefore have been established on Auburn's books. Except as disclosed in the Auburn Disclosure Letter and except for any action proceeding or claim as to which the taxes sought do not exceed $10,000, neither Auburn nor TBOC is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts. Each of Auburn and TBOC has withheld from its employees (and timely paid to the appropriate governmental agency) proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, foreign, and local laws (including without limitation income, social security, and employment tax withholding for all types of compensation).

          (b) To Auburn's knowledge as of the date hereof, there is no plan or intention on the part of shareholders of Auburn who will receive ValliCorp Common Stock to sell or otherwise dispose of an amount of ValliCorp Common Stock to be received in the Merger which would reduce their ownership of ValliCorp Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than fifty percent (50%) of the total value of the Auburn stock outstanding immediately prior to the Merger.

     3.10  Certain Agreements.  Except as discussed or listed in the Auburn
           ------------------
Reports filed prior to the date of this Agreement or as disclosed in the Auburn Disclosure Letter, as of the date hereof, neither Auburn nor TBOC is a party to any (a) consulting agreement not terminable on sixty (60) days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance or supplemental retirement benefit involving payments in excess of $10,000 individually or $50,000 in the aggregate, (b) union, guild, or collective bargaining agreement, (c) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, or (d) contract containing covenants which limit the ability of Auburn or TBOC to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Auburn or TBOC may carry on its business (other than as may be required by law or applicable regulatory authorities).

     3.11  Benefit Plans.
           -------------

           (a) The Auburn Disclosure Letter lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option, and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings, and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively "Benefit Plans"), which Auburn or TBOC maintains or to which Auburn or TBOC contributes on behalf of current or former employees. Except as disclosed in the Auburn Disclosure Letter, all of the plans and programs listed in the Auburn Disclosure Letter (collectively, "Auburn Benefit Plans") comply in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. Each of the Auburn Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings, or employee stock ownership plan that is qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for the determination of such qualification will be made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code and the regulations thereunder, and there exist no circumstances that would materially adversely affect the qualified status of any such Auburn Benefit Plan under that section. Except as set forth in the Auburn Disclosure Letter, each Auburn Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan, no such Plan has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Except as set forth in the Auburn Disclosure Letter, there is no pending or, to the knowledge of Auburn, threatened litigation, governmental proceeding or investigation against or relating to any Auburn Benefit Plan, and to the knowledge of Auburn there is no reasonable basis for any material proceedings, claims, actions, or proceedings, against any Plan. Except as set forth in the Auburn Disclosure Letter, no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Auburn Benefit Plan, and no Auburn Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan which could reasonably result in a material liability.

           (b) Auburn has delivered to ValliCorp copies of (i) each Auburn Benefit Plan, (ii) the most recent summary plan descriptions of each Auburn Benefit Plan, (iii) each trust agreement, insurance policy, or other instrument relating to the funding of any Auburn Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Auburn Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each Auburn Benefit Plan that is intended to qualify under Section 401 of the Code,
(vi) the most recent available financial statements for each Auburn Benefit Plan that has assets, (vii) the most recent actuarial report for any Auburn Benefit Plan that is a defined benefit pension plan, and if any such Plan was amended subsequent to the date of such report, information about the financial effects of such amendment, and (viii) the most recent audited financial statements for each Auburn Benefit Plan for which audited financial statements are required by ERISA.

           (c) The Auburn Disclosure Letter describes briefly any obligation that Auburn or TBOC has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code).

     3.12  Insurance.  Auburn has delivered to ValliCorp correct and complete
           ---------
copies of all material policies of insurance of Auburn and TBOC currently in effect. Neither Auburn nor TBOC has any liability for unpaid premiums or premium adjustments not properly reflected on the Auburn Financial Statements.

     3.13  Conduct of Auburn to Date.  Except as disclosed in Auburn Reports
           -------------------------
filed prior to the date of this Agreement or in the Auburn Disclosure Letter as of the date hereof, and except as contemplated by this Agreement from and after January 1, 1996 through the date of this Agreement: (a) Auburn and TBOC have carried on their respective businesses in the ordinary and usual course consistent with past practices, (b) Auburn has not issued or sold any of its capital stock, except pursuant to exercise of options under the Auburn Stock Plans, or made grants of options to purchase of Auburn Common Stock pursuant to the Auburn Stock Plans, or issued or sold any corporate debt securities which would be classified as long-term debt on the balance sheet of Auburn, (c) Auburn has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization, (d) Auburn has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, (e) neither Auburn nor TBOC has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the normal course of business, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance, or material restriction of any of its assets or properties, (f) neither Auburn nor TBOC has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) neither Auburn nor TBOC has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) neither Auburn nor TBOC has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended, or modified any Auburn Benefit Plan in respect of any of present or former directors, officers of other employees; or, agreed to do any of the foregoing, (i) neither Auburn nor TBOC has suffered any material damage, destruction, or loss, whether as a result of (1) flood or
(2) fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, not adequately covered by insurance,
(j) neither Auburn nor TBOC has cancelled or compromised any debt to an extent exceeding $50,000 owed to Auburn or TBOC or claim to an extent exceeding $50,000 asserted by Auburn or TBOC, (k) neither Auburn nor TBOC has entered into any material transaction, contract, or commitment outside the ordinary course of its business, (l) neither

Auburn nor TBOC has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties, or rights or requiring the consent of any party to transfer and assignment of any such material assets, properties, or rights, (m) there has not been any other transaction, commitment, dispute, or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a material adverse effect on Auburn and TBOC taken as a whole, and (n) there has not been any change in the method of accounting or accounting practices of Auburn and TBOC, other than changes required pursuant to generally accepted accounting principles.

     3.14  Material Adverse Change.  Since December 31, 1995, there has been no
           -----------------------
material adverse change in the financial condition, results of operations or business of Auburn or TBOC taken as a whole.

     3.15  Properties, Leases, and Other Agreements.  Except (i) as may be
           ----------------------------------------
reflected in the Auburn Financial Statements or as set forth in the Auburn Disclosure Letter, (ii) for any lien for current taxes not yet delinquent, or
(iii) for pledges to secure deposits and for such other liens, security interests, claims, charges, options, or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the Auburn Financial Statements as being owned by Auburn or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, Auburn and TBOC have good title, free and clear of any liens, security interests, claims, charges, options, or other encumbrances to all of the personal and real property reflected in the Auburn Financial Statements as being owned by Auburn, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. Substantially all Auburn's and TBOC's buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. All leases material to Auburn and TBOC pursuant to which either Auburn and TBOC, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by Auburn, TBOC, or, to the best knowledge of Auburn, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

     3.16  Opinion of Financial Advisor.  Auburn has received the oral opinion
           ----------------------------
of The Findley Group as of the date hereof to the effect that, as of the date hereof, the consideration to be received in the Merger by Auburn's shareholders is fair to Auburn's shareholders from a financial point of view.

     3.17  Vote Requirement.  The affirmative vote of a majority of the holders
           ----------------
of the outstanding shares of Auburn Common Stock are required to approve this Agreement and the Auburn Common Stock is the only class of stock entitled to vote to approve this Agreement and the transactions contemplated hereby.

     3.18  Tax Matters.  To the knowledge of Auburn, neither Auburn nor any of
           -----------
its affiliates has through the date hereof taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization under the Code.

     3.19  Accuracy of Representations and Warranties.  No representation or
           ------------------------------------------
warranty by Auburn and no statement by Auburn in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to ValliCorp; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF VALLICORP

     4.1  Organization, Standing and Power.  ValliCorp is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, or financial condition of ValliCorp and its Subsidiaries (as hereinafter defined) taken as a whole. ValliCorp is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a material adverse effect on the business, operations, or financial condition of ValliCorp and its Subsidiaries taken as a whole. ValliCorp is registered as a bank holding company with the Federal Reserve Board under the BHC Act. ValliWide Bank currently holds a valid license issued by the Superintendent to engage in the commercial banking business in California at the offices at which such business is conducted. ValliCorp has delivered to Auburn true, accurate, and complete copies of the currently effective Articles of Incorporation and Bylaws of ValliCorp, including all amendments thereto. The minute books of ValliCorp made available to Auburn contain an accurate and complete record of all meetings of ValliCorp's Board of Directors (and committees thereof) and stockholders. The corporate books and records (including financial statements) of ValliCorp fairly reflect the material transactions to which ValliCorp or any of its Subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Certificate of Incorporation and Bylaws of ValliCorp and all amendments thereto have been duly approved by all requisite corporate action and said Certificate of Incorporation and all amendments thereto have been duly filed with the Delaware Secretary of State. As used in this Agreement, the word "Subsidiary" means any corporation or other organization, including limited liability companies, whether incorporated or unincorporated (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership), or (ii) which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, excluding ValliPlaza del Rio in which ValliCorp is a limited partner.

     4.2  Capital Structure.  As of the date hereof, the authorized capital
          -----------------
stock of ValliCorp consists of 20,000,000 shares of ValliCorp Common Stock and 5,000,000 shares of Preferred Stock. At the close of business on March 21, 1996,
(a) 12,321,333 shares of ValliCorp Common Stock were duly authorized, fully paid, validly issued, nonassessable and are currently outstanding, (b) 973,848 shares of ValliCorp Common Stock were reserved for issuance upon the exercise of outstanding stock options, in each case granted pursuant to employee benefit plans (collectively the "ValliCorp Stock Plans"), and upon the conversion of ValliCorp's outstanding convertible debentures (the "Convertible Debentures"),
(c) -0- shares of ValliCorp Common Stock were held by ValliCorp in its treasury,
(d) except for the Convertible Debentures, neither ValliCorp nor any of its Subsidiaries had Voting Debt issued or outstanding, and (e) no shares of Preferred Stock were outstanding. As of the date of this Agreement, except pursuant to this Agreement, ValliCorp Stock Plans, ValliCorp Convertible Debentures and the Rights Plan, there are no options, warrants, calls, rights, or agreements of any character whatsoever to which ValliCorp or any Subsidiary of ValliCorp is a party or by which it is bound obligating ValliCorp or any Subsidiary of ValliCorp to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any debt of ValliCorp or of any Subsidiary of ValliCorp or obligating ValliCorp or any Subsidiary of ValliCorp to grant, extend, or enter into any such option, warrant, call, right, or agreement.

     4.3  Authority.  ValliCorp has all requisite corporate power and authority
          ---------
to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to approval of this Agreement by the shareholders of ValliCorp, if required by the Delaware Act or the Rules of the National Association of Securities Dealers for NASDAQ/NMS issuers (the "NASD Rules"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ValliCorp. This Agreement has been duly executed and delivered by ValliCorp, and constitutes a valid and binding obligation of

ValliCorp enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles. The execution and delivery of this Agreement and the Investment Agreement (as defined in Section 9.2) do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of the Certificate of Incorporation or Bylaws of ValliCorp or any of its Subsidiaries, or except as contemplated by the next sentence hereof, result in any Violation of any material loan or credit agreement, note, mortgage, indenture or lease or other agreement, obligation, instrument, permit, concession, franchise or license, and will not violate any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to ValliCorp or any of its Subsidiaries or their respective properties or assets or the ValliCorp Benefit Plans (as defined in Section 4.10). Other than in connection or in compliance with the provisions of the Delaware Act, the California Corporations Code, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices, or exemptions required under the BHC Act, the National Bank Act and the rules and regulations thereunder, and from the California Superintendent, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity, is required by or with respect to ValliCorp or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Investment Agreement by ValliCorp or the consummation by ValliCorp of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on ValliCorp and its Subsidiaries taken as a whole.

     4.4  ValliCorp Financial Statements and Reports.
          ------------------------------------------

          (a) The consolidated balance sheets of ValliCorp as of December 31, 1995 and 1994 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the three (3) years in the period ended December 31, 1995, certified by independent auditors, copies of which have been furnished by ValliCorp to Auburn (collectively the "ValliCorp Financial Statements"), have been prepared in accordance with generally accepted accounting principles and practices as utilized in the ValliCorp Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial condition of ValliCorp at the dates, and the consolidated results of operation and cash flows for the periods stated therein.

          (b) Without limitation to the foregoing, ValliCorp's allowance for loan losses included in the most recent ValliCorp Financial Statements was adequate to absorb foreseeable losses in the loan portfolios of ValliCorp and each of ValliCorp's Subsidiaries, based on information as of the date hereof. To the knowledge of ValliCorp, there are no facts which would cause it to increase materially the level of such allowance for loan losses.

          (c) Since January 1, 1991, ValliCorp and the ValliCorp Subsidiaries have filed all material reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including but not limited to Registration Statements and amendments thereto under the Securities Act of 1933, as amended, and Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (b) the Federal Reserve Board, (c) the Comptroller, (d) the FDIC, and, (e) any other applicable state securities, banking and other governmental authorities having jurisdiction over its business and that of its Subsidiaries (all such reports and statements are collectively referred to herein as the "ValliCorp Reports"). As of their respective dates, the ValliCorp Reports complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of any earlier date.

          (d) No financial statement or other document provided or to be provided to Auburn as required by Section 6.3 hereof, as of the date of such document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. All compliance or corrective action relating to ValliCorp or its Subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over ValliCorp or its Subsidiaries has been taken. ValliCorp and its Subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that ValliCorp or its Subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, except as included in ordinary and customary examination reports and which assertions of noncompliance are not materially adverse to ValliCorp, or (B) threatening to revoke any license, franchise, permit or governmental authorization of ValliCorp or its Subsidiaries. Neither ValliCorp nor any of its Subsidiaries is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. ValliCorp and its Subsidiaries have paid all assessments made or imposed by any governmental agency. The financial records of ValliCorp have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect.

     4.5  Material Adverse Change.  There has been no material adverse change in
          -----------------------
the financial condition, results of operation or assets of ValliCorp and its Subsidiaries from the financial conditions, results of operation or assets indicated in the financial statements of ValliCorp and its Subsidiaries, taken as a whole, at December 31, 1995.

     4.6  Information Supplied.  None of the information supplied or to be
          --------------------
supplied by ValliCorp for inclusion or incorporation by reference in (a) the S-4 (or any other registration statement) will, at the time the S-4 (or any other registration statement) is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Proxy Statement will, at the date mailed to shareholders at the time of the meeting of Auburn shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) any other documents to be filed with the SEC, the Federal Reserve Board, the Banking Superintendent, the Comptroller or any regulatory agency in connection with the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 (or any other registration statement) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     4.7  Authorizations; Compliance with Applicable Laws.
          -----------------------------------------------

          (a) ValliCorp and its Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities which are material to the operations of the businesses of ValliCorp and its Subsidiaries taken as a whole (the "ValliCorp Permits"). ValliCorp and its Subsidiaries are in compliance with the terms of the ValliCorp Permits, except where the failure so to comply would not have a material adverse effect on ValliCorp and its Subsidiaries taken as a whole. Except as disclosed in the ValliCorp Reports, the businesses of ValliCorp and its Subsidiaries are not being conducted in violation of any Law, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on ValliCorp and its Subsidiaries taken as a whole. Except as set forth in the ValliCorp Reports, no investigation or review by any Governmental Entity with respect to ValliCorp or any of its Subsidiaries is pending or, to the knowledge of ValliCorp, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material effect on ValliCorp and its Subsidiaries taken as a whole.

          (b) Except as set forth in the ValliCorp Disclosure Letter, to the best of ValliCorp's knowledge, there are no properties in which ValliCorp or its subsidiaries holds a security or contingent interest or purchase option, which are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance, except such matters which in the aggregate will not have, and cannot reasonably be expected to have, a material adverse effect on ValliCorp or ValliWide taken as a whole. Except as set forth in the Disclosure Letter, and except such matters which in the aggregate will not have, and cannot reasonably be expected to have, a material adverse effect on ValliCorp or ValliWide taken as a whole, to the best of ValliCorp's knowledge, neither ValliCorp nor its subsidiaries owns, possesses or has a security or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As used in this Agreement, toxic or hazardous waste means any substance, the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law.

     4.8  Litigation.  Except as disclosed in the ValliCorp Reports, there is no
          ----------
suit, action, or proceeding pending or, to the knowledge of ValliCorp, threatened against or affecting ValliCorp or any Subsidiary of ValliCorp which is reasonably likely to have a material adverse effect on ValliCorp and its Subsidiaries taken as a whole, nor is there any judgment, order, writ, injunction, decree, or award of any Governmental Entity or arbitrator outstanding against ValliCorp or any Subsidiary of ValliCorp having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     4.9  Taxes.
          -----

          (a) ValliCorp and each of its Subsidiaries have filed all tax returns required to be filed by them and have paid, or have set up an adequate reserve for the payment of, all taxes required to be paid as shown in such returns, and the most recent ValliCorp financial statements contained in the ValliCorp Reports reflect an adequate reserve for all taxes payable by ValliCorp and each of its Subsidiaries accrued from the date of such financial statements. There are no liens or taxes upon the assets of ValliCorp or any of its Subsidiaries, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefore have been established on ValliCorp's books. Except as disclosed in the ValliCorp Disclosure Letter and except for any action, proceeding or claim as to which the taxes sought do not exceed $100,000, neither ValliCorp nor any of its Subsidiaries is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them.

          (b) ValliCorp has no plan or intention to reacquire any of its stock issued in the transaction.

          (c) ValliCorp has no plan or intention to sell or otherwise dispose of any of the assets of Auburn acquired in the merger except for dispositions made in the ordinary course of business and transfers to a subsidiary described in Internal Revenue Code Section 368(a)(2)(C).

          (d) Following the Merger, ValliCorp will continue the historic business of Auburn, or will use a significant portion of Auburn's historic business assets in a business.

          (e) To ValliCorp's knowledge, as of the date hereof, thereof is no intercorporate indebtedness existing between ValliCorp and Auburn, or their subsidiaries, that was issued, acquired or will be settled at a discount.

          (f) ValliCorp is not an investment company as defined in Internal Revenue Code Section 368(a)(2)(F)(iii) and (iv).

     4.10 Benefit Plans.
          -------------

          (a) The ValliCorp Disclosure Letter lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option, and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings, and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively "Benefit Plans"), which ValliCorp or any of its Subsidiaries maintains or to which ValliCorp or any of its Subsidiaries contributes on behalf of current or former employees. Except as disclosed in the ValliCorp Disclosure Letter, all of the plans and programs listed in the ValliCorp Disclosure Letter (collectively, "ValliCorp Benefit Plans") comply in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. Each of the ValliCorp Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings, or employee stock ownership plan that is qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for the determination of such qualification will be made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code and the regulations thereunder, and there exist no circumstances that would materially adversely affect the qualified status of any such ValliCorp Benefit Plan under that section. Except as set forth in the ValliCorp Disclosure Letter, each ValliCorp Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan, no such Plan has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Except as set forth in the ValliCorp Disclosure Letter, there is no pending or, to the knowledge of ValliCorp, threatened litigation, governmental proceeding or investigation against or relating to any ValliCorp Benefit Plan, and to the knowledge of ValliCorp there is no reasonable basis for any material proceedings, claims, actions, or proceedings, against any Plan. Except as set forth in the ValliCorp Disclosure Letter, no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any ValliCorp Benefit Plan, and no ValliCorp Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan which could reasonably result in a material liability.

          (b) ValliCorp has delivered to Auburn copies of (i) each ValliCorp Benefit Plan, with the exception of employee bonus and incentive plans for those other than the Executive Officers of ValliCorp, (ii) the most recent summary plan descriptions of each ValliCorp Benefit Plan, (iii) each trust agreement, insurance policy, or other instrument relating to the funding of any ValliCorp Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each ValliCorp Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each ValliCorp Benefit Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each ValliCorp Benefit Plan that has assets,
(vii) the most recent actuarial report for any ValliCorp Benefit Plan that is a defined benefit pension plan, and if any such Plan was amended subsequent to the date of such report, information about the financial effects of such amendment, and (viii) the most recent audited financial statements for each

ValliCorp Benefit Plan for which audited financial statements are required by ERISA.

          (c) The ValliCorp Disclosure Letter describes briefly any obligation that ValliCorp has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code).

     4.11 Absence of Certain Changes or Events.  Except as disclosed in the
          ------------------------------------
ValliCorp Reports or in the ValliCorp Disclosure Letter, and except as contemplated by this Agreement and the Investment Agreement, from and after January 1, 1996, and to the date of this Agreement: (a) ValliCorp and the ValliCorp Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, (b) ValliCorp has not declared, set aside, or paid any dividend or other distribution in respect to any of ValliCorp's capital stock, except for the Rights Plan and regular quarterly cash dividends of $.10 per share on ValliCorp Common Stock, with usual record and payment dates for such dividends, (c) there has not been any transaction, commitment, dispute, or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a material adverse effect on ValliCorp and its Subsidiaries taken as a whole and (d) there has not been any material change in the method of accounting or accounting practices of ValliCorp and its Subsidiaries.

     4.12 Properties, Leases, and Other Agreements.  Except as may be reflected
          ----------------------------------------
in the ValliCorp Financial Statements, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options, or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the ValliCorp Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, ValliCorp and its Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options, or other encumbrances to all of the personal and real property reflected in the ValliCorp Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. All leases material to ValliCorp and its Subsidiaries pursuant to which ValliCorp or any of its Subsidiaries, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by ValliCorp, its Subsidiaries or, to the best knowledge of ValliCorp, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

     4.13 Tax Matters.  To the knowledge of ValliCorp, neither ValliCorp nor
          -----------
any of its affiliates has through the date hereof taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization under the Code.

     4.14 Accuracy of Representations and Warranties.  No representation or
          ------------------------------------------
warranty by ValliCorp and no statement by ValliCorp in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Auburn; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

                                   ARTICLE 5
                              COVENANTS OF AUBURN

     5.1  Affirmative Covenants.  Auburn hereby covenants and agrees with
          ---------------------
ValliCorp that prior to the Effective Time, unless the prior written consent of ValliCorp shall have been obtained and except as otherwise contemplated herein, it will and it will cause TBOC to:

          (a) operate its business only in the usual, regular, and ordinary course consistent with past practices;

          (b) use best efforts to (i) preserve intact its business organization and assets, maintain its rights and franchises, (ii) retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures), (iii) maintain its relationships with customers; and
(iv) cause its employees to operate fully with ValliCorp in its evaluation of the business, services, personnel, policies and systems of Auburn and TBOC with a view to implementing their integration into the business, policies and systems of ValliCorp and ValliWide upon the occurrence of the Merger;

          (c) use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

          (d) use best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, that Auburn and TBOC shall not maintain existing insurance policies and/or liabilities at an aggregate annual premium cost equal to or in excess of one hundred twenty-five percent (125%) of the current annual premiums paid by Auburn and TBOC on its existing policies.

          (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business; and,

          (f) comply with and perform in all material respects all obligations and duties imposed upon it by all Laws.

     5.2  Negative Covenants.  Except as specifically contemplated by this
          ------------------
Agreement, from the date hereof until the Effective Time, Auburn shall not do, or permit TBOC to do, without the prior written consent of ValliCorp (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) business days of ValliCorp's receipt of written notice of a request for prior written consent, written notice of objection is not received by Auburn), any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

          (b) (i) grant any increase in compensation to its employees as a class, or to its officers or directors, or pay any bonuses or other incentive compensation, other than in each case in the ordinary course consistent with past practices (which in no event will include any retroactive increase), not to exceed increases of five percent (5%) per year over the past year's compensation for any director or five percent (5%) per year over the past year's compensation for any officer or employee, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, except as contemplated under this Agreement, (iii) adopt, enter into, amend, modify or make any contribution to any Auburn Benefit Plan, except as (A) contemplated under this Agreement, (B) as required by law, or (C) matching contributions to Auburn's 401(K) Plan not to exceed $25,000.00 in the aggregate, (iv) act to accelerate the vesting of any options under the Auburn Stock Plans, (v) make any amendment to, or grants of options under, the Auburn Stock Plans, except as contemplated under this Agreement, or (vi) enter into or amend any employment, severance, or similar agreements or arrangements with any directors or officers.

          (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for its regular annual cash dividend.

          (d) (i) redeem, purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) subject to the continuing fiduciary duty of the Board of Directors of Auburn to the shareholders of Auburn, merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any portion of the assets, or any class of stock of any corporation, bank, or other business other than in connection with the liquidation in the ordinary course of business of collateral for a loan; (iv) subject to the continuing fiduciary duty of the Board of Directors of Auburn to the shareholders of Auburn, liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or, (v) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

          (e) issue, deliver, award, grant, or sell, or authorize or propose the issuance, delivery, award, grant, or sale of, any shares of its capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants, or options to acquire, any such shares, Voting Debt, or convertible securities, other than (i) the issuance of Auburn Common Stock pursuant to the Auburn Stock Plans in accordance with their present terms, and (ii) issuance by TBOC of its capital stock to Auburn;

          (f) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its Subsidiaries to take any such action, and Auburn shall promptly notify ValliCorp orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Auburn or
TBOC: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares; a solicitation of proxies in opposition to approval of the Merger by Auburn's shareholders; or a public announcement of a bona fide proposal, plan, or
                                            ---------
intention to do any of the foregoing. Notwithstanding any other provision in this Section 5.2(f) or elsewhere in this Agreement, the obligations of Auburn in this Agreement are subject to the continuing fiduciary duties of the Board of Directors of Auburn to the shareholders of Auburn. In the event the Board of Directors of Auburn receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of Auburn, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle ValliCorp to terminate this Agreement pursuant to
Section 10.1(d) and in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of Auburn under Section 5.7 or
Section 5.10 hereof or the Investment Agreement.

          (g) propose or adopt any amendments to its corporate charter or bylaws in any way adverse to ValliCorp;

          (h) authorize, recommend, propose, or announce an intention to authorize, recommend, or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) except in their fiduciary capacities, purchase any shares of ValliCorp Common Stock;

          (j) change any of its methods of accounting in effect at December 31, 1995, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except as may be required by law or generally accepted accounting principles (including, but not limited to, implementation of FASB 114) or by the remainder of this Section 5.0(f). Prior to the Closing, Auburn shall review and during the Modification Interval described in the penultimate sentence of this Section 5.0(f), to the extent determined necessary or advisable, consistent with generally accepted accounting principles ("GAAP") and the accounting rules, regulations, and interpretations of the Securities and Exchange Commission ("SEC") and its staff, modify and change its loan, accrual, and reserve policies and practices (including loan classification and levels of reserves and accruals) to (i) reflect ValliCorp's plans with respect to the conduct of Auburn's business following the Merger, and (ii) make adequate provision for the costs and expenses relating thereto so as to be applied consistently on a mutually satisfactory basis with those of ValliCorp. During such Modification Interval, Auburn also will adjust loan loss and OREO reserves as may be appropriate, consistent with GAAP and the accounting rules, regulations, and interpretations of the SEC and its staff. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 5.0(f). The term "Modification Interval" shall mean the period of time ending the day before the day of the Effective Time and beginning on the day of the later to occur of approval of the Merger Agreement by the shareholders of Auburn and obtaining the last necessary approval from a regulator. Notwithstanding the foregoing, Auburn shall not be obligated to take in any respect any such action pursuant to this Section 5.2(j) (other than pursuant to the second immediately preceding sentence above) unless and until ValliCorp acknowledges that all conditions to its obligations to consummate the Merger have been satisfied.

          (k) take action which would or is reasonably likely to (i) adversely affect the ability of either of ValliCorp or Auburn to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Auburn's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of the Investment Agreement;

          (l) change the lending, investment, liability management and other material policies concerning the banking business of Auburn and TBOC, unless required by Law or order or unless such change does not cause a materially adverse effect on Auburn and TBOC;

          (m) make any capital expenditure in excess of $25,000, in the aggregate, except for ordinary repairs and replacement;

          (n) incur any obligation under or enter into or extend any lease (i) under which Auburn or TBOC is the lessee or the lessor and which provides for an annual payment obligation of more that $25,000, or (ii) under which Auburn or TBOC is the lessor which is not consistent with commercially reasonable practices;

          (o) make any material expenditures, whether for operating expenses or otherwise, other than in the ordinary course consistent with past practice; or

          (p)  agree in writing or otherwise to do any of the foregoing.

     5.3  Access and Information.  Upon reasonable notice, Auburn shall (and
          ----------------------
shall cause TBOC to) afford to ValliCorp officers, employees, accountants, counsel, and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, and records. During such period, Auburn shall (and shall cause TBOC to) furnish promptly to ValliCorp (a) a copy of each Auburn Report filed or received by it during such period pursuant to the requirements of federal securities laws promptly after such documents are available, (b) the monthly financial statements of Auburn and TBOC (as prepared by Auburn in accordance with its normal accounting procedures) promptly after such financial statements are available, (c) a summary of any action taken by the Board of Directors, or any committee thereof, of Auburn, and (d) all other information concerning its business, properties, and personnel as ValliCorp may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies. Notwithstanding the foregoing provisions of this Section 5.3, neither Auburn nor TBOC shall be required to grant access or furnish information to ValliCorp to the extent that such access or the furnishing of such information is prohibited by law; provided that Auburn shall take or cause TBOC to take all appropriate actions to permit ValliCorp to review regulatory examination reports concerning Auburn and TBOC.

     5.4  Update Disclosure; Breaches.
          ---------------------------

          (a) From and after the date hereof until the Effective Time, Auburn shall update the Auburn Disclosure Letter on a monthly basis (to the extent that changes thereto are necessary) by notice to ValliCorp to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligation of ValliCorp to consummate the transactions contemplated hereby, and any and all changes contained in any such update shall be considered in determining whether the conditions to the obligation of ValliCorp to consummate the transactions hereunder have been satisfied; provided further that, without limiting ValliCorp's rights under Section 5.3, to the extent that any information that would be required to be included in an update under this Section 5.4(a) has in the past been contained in internal reports prepared by Auburn or TBOC in the ordinary course, such update may occur at the time such information becomes available in such internal reports prepared in accordance with past practice.

          (b) Auburn shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to ValliCorp and use its best efforts to prevent or promptly remedy the same.

     5.5  Affiliates; Tax Treatment.  At least forty (40) days prior to the
          -------------------------
Closing Date, (a) Auburn shall deliver to ValliCorp a letter identifying all persons who are then "affiliates" of Auburn for purposes of Rule 145 under the Securities Act, and (b) Auburn shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached as Exhibit 5.5 hereto. Auburn shall use reasonable efforts to obtain from any person who becomes an affiliate of Auburn after Auburn's delivery of the letter referred to above, and on or prior to the Closing Date, a written agreement substantially in the form attached as Exhibit 5.5 hereto as soon as practicable after attaining such status. Auburn will use its best efforts to cause the Merger to qualify as a tax-free reorganization under the Code.

     5.6  Dissent Process.  Auburn will give to ValliCorp prompt notice of its
          ---------------
receipt of any written notice relating to the exercise of dissenters' rights granted under the California Corporations Code, including the name of the dissenting shareholder and the number of shares of Auburn Common Stock to which the dissent relates. ValliCorp will have the right to participate in all negotiations and proceedings with Auburn shareholders relating to any such notice or the exercise of such rights, and except as required by law, Auburn will not make any payment with respect to, or settle or offer to settle, any dissent demands without the prior written consent of ValliCorp.

     5.7  Expenses.
          --------

          (a) Auburn hereby agrees that (i) if this Agreement or the transactions contemplated hereby are terminated, other than pursuant to (1) a termination by Auburn pursuant to Section 10.1(b), (2) a termination by either party pursuant to Section 10.1(c) or Section 10.1(f), (3) a termination by mutual consent pursuant to Section 10.1(a), or (4) a termination pursuant to
Section 10.1(e) in which (A) the denial has been issued by the Board of Governors of the Federal Reserve System, (B) the reasons for such denial do not include a reason attributable to or relating to actions taken by Auburn or TBOC, or attributable to the business or operations of Auburn or TBOC, and (C) at the time of such termination, a Competing Transaction shall not have occurred, or
(ii) if this Agreement or the transaction contemplated hereby are terminated and an event described in Section 2 of the Investment Agreement has occurred, then Auburn shall promptly (and in any event within two days after such termination) pay ValliCorp all Expenses (as defined in Section 5.7(d) hereof) of ValliCorp, but not to exceed $500,000.

          (b) Auburn hereby agrees that if it shall not have obtained the approvals of this Agreement by the holders of at least a majority of the outstanding shares of Auburn Common Stock by August 1, 1996, then Auburn shall promptly (and in any event within two (2) days after such termination) pay ValliCorp all of its Expenses, but not to exceed $250,000, provided that if Auburn fails to obtain such shareholder approvals due to reasons beyond the control of Auburn, such as but not limited to the situation where the S-4 Registration Statement is not declared effective by the SEC in reasonable time for shareholders of Auburn to receive the related proxy materials and return the proxies, then Auburn shall not have to pay such Expenses.

          (c) Except as otherwise provided herein, all Expenses incurred by ValliCorp or TBOC and Auburn in connection with or related to the authorization, preparation and execution of this Agreement, the Investment Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, ValliCorp shall be solely responsible for all fees payable pursuant to state securities laws, fees related to obtaining a revenue ruling or tax opinion and the fee required to be paid to the Commission to register the ValliCorp Common Stock.

          (d) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     5.8  Delivery of Shareholder List.  Auburn shall arrange to have its
          ----------------------------
transfer agent deliver to ValliCorp or its designee, from time to time prior to the Closing Date, a true and complete list setting forth the names and addresses of the Auburn shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as ValliCorp may reasonably request.

     5.9  Employees; Directors.
          --------------------

          (a) Auburn shall cooperate and cause TBOC to cooperate with ValliCorp in ValliCorp's evaluation of the employees of Auburn and TBOC and in preparation, dependent upon consummation of the Merger, for implementation of ValliCorp's employment policies and practices; provided that neither Auburn nor TBOC shall have any obligation hereunder to terminate the employment of any of their respective employees prior to or effective upon the consummation of the Merger.

          (b) Auburn shall cause all of its directors and directors of TBOC to submit their resignations as directors effective as of the date of the Effective Date.

          (c) Effective as of the Effective Time, Auburn employees who become ValliCorp or ValliWide employees by virtue of the Merger will be covered by any severance program then maintained by ValliCorp for its employees generally, to the same extent as such program applies to all ValliCorp employees, and will be credited for their years of service with Auburn or TBOC with respect to such severance program; provided that coverage of such Auburn employees will be subject to all the terms of such severance program, and ValliCorp may modify or eliminate such severance program at any time following the date six (6) months after the Effective Time. The material provisions of the current ValliCorp severance program have been provided to Auburn.

     5.10 Competing Transaction Fee.  As an inducement to ValliCorp to enter
          -------------------------
into this Agreement, Auburn shall pay or cause the third party to any Competing Transaction with Auburn consummated by December 31, 1997 to pay to ValliCorp the sum of $1,000,000 promptly upon the consummation of such Competing Transaction, which sum represents (i) ValliCorp's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants, and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including ValliCorp's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) ValliCorp's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and
(iii) ValliCorp's loss as a result of the transactions contemplated by this Agreement not being consummated. Payment of such amount under this Section 5.10 shall also discharge the obligations of Auburn under Section 5.7 hereof.

                                    ARTICLE
                            COVENANTS OF VALLICORP

     6.1  Affirmative Covenants.  ValliCorp hereby covenants and agrees with
          ---------------------
Auburn that prior to the Effective Time, unless the prior written consent of Auburn shall have been obtained and except as otherwise contemplated herein, it will:

          (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the ValliCorp Financial Statements applied on a consistent basis; and

          (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on ValliCorp and its subsidiaries taken as a whole.

     6.2  Negative Covenants.  Except as specifically contemplated by this
          ------------------
Agreement, from the date hereof until the Effective Time, ValliCorp shall not do, or agree or commit to do, or permit any of its Subsidiaries to do, without the prior written consent of Auburn, any of the following:

          (a) take action which would or is reasonably likely to (i) adversely affect the ability of either of ValliCorp or Auburn to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect ValliCorp's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article 8 not being satisfied; or

          (b)  agree in writing or otherwise to do any of the foregoing.

     6.3  Access and Information.  After the date hereof and prior to the
          ----------------------
Closing Date, upon reasonable notice, ValliCorp shall (and shall cause each of its respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Auburn, access, during normal business hours to all its properties, books, contracts, commitments and records. During the period prior to the Effective Time, ValliCorp shall (and shall cause each of its respective Subsidiaries to) furnish promptly to Auburn (a) a copy of each ValliCorp Report filed by it during such period (i) pursuant to the requirements of federal securities laws, or (ii) that relates to any of its Subsidiaries and is filed with the Federal Reserve Board, the FDIC or state securities banking or other governmental authorities, promptly after such documents are available, and
(b) all other information concerning its business, properties and personnel as Auburn may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason Auburn shall promptly return all nonpublic documents obtained from ValliCorp, and any copies made of such documents, to ValliCorp or destroy such documents or copies.

     6.4  Update Disclosure.  From and after the date hereof until the Effective
          -----------------
Time, ValliCorp shall update the ValliCorp Disclosure Letter on a monthly basis (to the extent that changes thereto are necessary) by notice to Auburn to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein as required by Sections 4.9(a); provided, however, that no such update shall affect the condition to the obligation of Auburn to consummate the transactions contemplated hereby, and any and all changes contained in any such update shall be considered in determining whether the conditions to the obligation of Auburn to consummate the transactions hereunder have been satisfied; provided further that, without limiting Auburn's rights under Section 6.3, to the extent that any information that would be required to be included in an update under this
Section 6.4 has in the past been contained in internal reports prepared by ValliCorp in the ordinary course, such update may occur at the time such information becomes available in such internal reports prepared in accordance with past practice.

     6.5  Breaches.  ValliCorp shall, in the event it becomes aware of the
          --------
impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Auburn and use its best efforts to prevent or promptly remedy the same.

     6.6  NASDAQ Listing.  ValliCorp shall use all reasonable efforts to cause
          --------------
the shares of ValliCorp Common Stock to be issued in the Merger to be approved for listing on the National Association of Security Dealers Automatic Quotation ("NASDAQ") System prior to the Closing Date.

     6.7  Indemnification.
          ---------------

          (a) ValliCorp agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Auburn and TBOC as provided in their respective charters, by-laws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. If ValliCorp or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provision shall be made so that the successors and assigns of ValliCorp shall assume the obligations set forth in this Section 6.7.

          (b) For a period of four (4) years after the Effective Time, ValliCorp shall maintain in effect the current policies of directors' and officers' liability insurance maintained by Auburn (provided that ValliCorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the beneficiaries thereof) covering the parties covered thereby with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that ValliCorp shall not be obligated to make annual premium
- --------  -------
payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Auburn for such insurance.

          (c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers, directors and employees of Auburn and TBOC (each, an "Indemnified Party"), and each Indemnified Party's heirs and representatives.

     6.8  Tax Treatment.  ValliCorp will use its best efforts to cause the
          -------------
Merger to qualify as a tax-free reorganization under the Code.

     6.9  Business Combinations.  ValliCorp shall not accept any offer from any
          ---------------------
third party regarding a ValliCorp Business Combination of ValliCorp with any other entity unless such offer is expressly conditioned upon the performance by ValliCorp or its successor in interest of ValliCorp's obligations under this Agreement. In the event ValliCorp or its successor in interest (deemed for purposes of this Section 6.9 to include a third party which consummates a ValliCorp Business Combination) fails to comply with the provisions of this
Section 6.9, Auburn shall be entitled to terminate this Agreement without any liability to ValliCorp or its successor-in-interest or any agent thereof pursuant to Section 10.1(f). Upon such a termination by Auburn, ValliCorp or its successor-in-interest shall pay to Auburn, on demand, the sum of $1,000,000.00. As used in this Agreement, "ValliCorp Business Combination" shall mean any tender or exchange offer, a proposal for a merger, consolidation or other takeover proposal involving any party hereto (except as explicitly contemplated in this Agreement) or any offer or proposal to acquire in any manner a substantial equity interest in, or a substantial portion of any party hereto other than transactions contemplated hereunder.

     6.10  Expenses.
           --------

           (a) ValliCorp hereby agrees that (i) if this Agreement or the transactions contemplated hereby are terminated, other than pursuant to (1) a termination by ValliCorp pursuant to Section 10.1(d) or Section 10.1(d), (2) a termination by either party pursuant to Section 10.1(c) or Section 10.1(f), (3) a termination by mutual consent pursuant to Section 10.1(a), or (4) a termination pursuant to Section 10.1(e) in which (A) the denial has been issued by the Board of Governors of the Federal Reserve System, and (B) the reasons for such denial do not include a reason attributable to or relating to actions taken by ValliCorp or ValliWide, or attributable to the business or operations of ValliCorp or ValliWide, then ValliCorp shall promptly (and in any event within two days after such termination) pay Auburn all Expenses of Auburn, but not to exceed $500,000.00.

     6.11  ValliCorp Board.  Promptly after the Effective Time, ValliCorp shall
           ---------------
cause the number of directors on its Board of Directors to be increased by one and the vacancy thus created to be filled by the election of one person who is a director of Auburn on the date hereof, who is mutually acceptable to Auburn and ValliCorp. Within the limits of ValliCorp's charter and bylaws and the Delaware Act, such person shall hold the longest term of office possible at the time of his election.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

     7.1    Reservation, Issuance and Registration of ValliCorp Common Stock.
            ----------------------------------------------------------------
ValliCorp shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) the ValliCorp Common Stock; and (ii) the maximum number of shares of common stock of ValliCorp to which the option holders of Auburn may be entitled pursuant to Section 7.10 hereof at or after the Effective Time. All ValliCorp Common Stock (including shares issued upon exercise of options by Option Holders (as hereinafter defined)) will, when issued and delivered pursuant to and in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable. ValliCorp shall file and cause to be declared effective pursuant to the Securities Act one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the Securities Act and in compliance with all applicable state securities laws and regulations.

     7.2    Preparation of S-4 and the Proxy Statement.  Auburn shall promptly
            ------------------------------------------
prepare the Proxy Statement, and ValliCorp shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included. ValliCorp shall cause the shares of ValliCorp Common Stock covered by the S-4 to be issued in compliance with the Securities Act of 1933, as amended (the "1933 Act"). Each of ValliCorp and Auburn shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. ValliCorp shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of ValliCorp Common Stock in the Merger, and Auburn shall furnish all information concerning Auburn and the holders of Auburn Common Stock as may be reasonably requested in connection with any such action.

     7.3    Auburn Shareholder Meeting.
            --------------------------

            (a) Auburn shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement.

            (b) Auburn will, through its Board of Directors, subject to the continuing fiduciary duty of the Board of Directors of Auburn to the shareholders of Auburn (i) unanimously recommend to its shareholders approval of such matters, (ii) not withdraw, modify or amend such recommendations, and (iii) use its best efforts to obtain such shareholder approval. Auburn shall coordinate and cooperate with ValliCorp with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof. Auburn shall not submit any other matter for approval of its shareholders at such meeting (except for election of directors, ratification of the appointment of independent auditors and other incidental matters).

     7.4    Legal Conditions to Merger.  Each of ValliCorp and Auburn will take
            --------------------------
all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required by the Federal Reserve Board or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of ValliCorp and Auburn will, and will cause its Subsidiaries to, subject to the continuing fiduciary duty of the Board of Directors of Auburn to the shareholders of Auburn, take in a prompt manner all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any agreements, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by ValliCorp, Auburn or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. The obligation to take all reasonable actions shall not be construed as including an obligation to accept any terms of or conditions to an agreement, consent, authorization, order or approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators or if ValliCorp in good faith determines that such terms or conditions would have a material adverse effect on its business or financial condition or would materially detract from the value of Auburn to ValliCorp. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 8.1(d), Auburn, ValliCorp and TBOC shall use their respective best efforts to cause such order or injunction to be lifted and the Closing consummated as soon as reasonably practicable.

     7.5    Reports.
            -------

            (a) Prior to the Effective Time, (i) Auburn shall prepare and file as and when required all Auburn Reports, and (ii) ValliCorp shall prepare and file as and when required all ValliCorp Reports.

            (b) Auburn and ValliCorp shall prepare such Auburn Reports and ValliCorp Reports, respectively, such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any Auburn Reports or ValliCorp Reports containing financial information of the type included in the Auburn Financial Statements or the ValliCorp Financial Statements, respectively, the financial information (1) is prepared in accordance with generally accepted accounting principles and practices as utilized in the Auburn Financial Statements or the ValliCorp

Financial Statements, as the case may be, applied on a consistent basis (except as stated therein or in the notes thereto), (2) presents fairly the consolidated financial condition of Auburn or ValliCorp, as the case may be, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein, and (3) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments.

     7.6    Brokers or Finders.  Each of ValliCorp and Auburn represents, as to
            ------------------
itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except The Findley Group, whose fees and expenses will be paid at the Closing Date by Auburn in accordance with Auburn's agreement with such firm (a copy of which has been delivered by Auburn to ValliCorp prior to the date of this Agreement), and each of ValliCorp and Auburn respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     7.7    Additional Agreements; Reasonable Efforts.  Subject to the terms and
            -----------------------------------------
conditions of this Agreement, and subject to the continuing fiduciary duty of the Board of Directors of Auburn to the shareholders of Auburn, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the shareholders of Auburn and ValliCorp, if required, described in Section 8.1(a), including cooperating fully with the other party. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest ValliCorp with full title to all properties, assets, rights, approvals, immunities and franchises of Auburn, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     7.8    Merger of TBOC and ValliWide.  The parties agree to use their
            ----------------------------
reasonable efforts between the date of this Agreement and the Closing to take all actions necessary or desirable, including the filing of any regulatory applications, so that the merger of TBOC with and into ValliWide will occur substantially concurrently with, or as soon as practicable after, the Effective Time. A copy of the Agreement of Merger of TBOC with and into ValliWide is attached hereto as Exhibit 7.8.

     7.9    Attendance at Meetings; Reports.  Auburn shall give ValliCorp timely
            -------------------------------
notice of, and all financial and other data given to directors in connection with, and ValliCorp shall be entitled to send a representative as an observer to, all meetings of the Board of Directors and all major committees (including, without limitation, executive, loan, personnel, and audit committees) of Auburn and TBOC; provided, however, such representative shall excuse himself or herself at the request of Auburn or TBOC.

     7.10   Stock Options.
            -------------

            (a) At and as of the Effective Time, ValliCorp shall assume each and every outstanding option to purchase shares of Auburn Common Stock ("Auburn Stock Option") and all obligations of Auburn under the Auburn Stock Plans. Each and every Auburn Stock Option so assumed by ValliCorp under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Auburn Stock Plans and in the other documents governing such Auburn Stock Option immediately prior to the Effective Time, except that: (i) Such Auburn Stock Option shall be exercisable for that number of whole shares of ValliCorp Common Stock equal to the product of (A) the number of shares of Auburn Common Stock that were purchasable under such Auburn Stock Option immediately prior to the Effective Time multiplied by (B) the Conversion Ratio, rounded down to the nearest whole number of shares of ValliCorp Common Stock; and (ii) The per share exercise price for the shares of ValliCorp Common Stock issuable upon exercise of such Auburn Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of Auburn Common Stock at which such Auburn Stock Option was exercisable immediately prior to the Effective Time by
(B) the Conversion Ratio. At the Effective Time, ValliCorp shall issue to each holder of an outstanding Auburn Stock Option a document evidencing the assumption of such Auburn Stock Option by ValliCorp pursuant to this Section 7.10.

            (b) ValliCorp shall comply with the terms of the Auburn Stock Plans and insure, to the extent required by, and subject to the provisions of, such Plans, that Auburn Stock Options which qualify as incentive stock options prior to the Effective Time qualify as incentive stock options of ValliCorp after the Effective Time.

            (c) At or prior to the Effective Time, ValliCorp shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ValliCorp Common Stock for delivery upon exercise of Auburn Stock Options assumed by it in accordance with this Section 7.10. At the Effective Time, or as soon as practicable thereafter, ValliCorp shall file a registration statement on Form S-4 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of ValliCorp Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     7.11   Employee Benefit Plans.  As soon as practicable after the Effective
            ----------------------
Time, Auburn Benefit Plans will be discontinued or merged into ValliCorp plans, in the discretion of ValliCorp, and employees of Auburn shall become eligible for the employee benefit plans of ValliCorp on the same terms as such plans and benefits are generally offered from time to time to employees of ValliCorp in comparable positions with ValliCorp. Such employees shall be credited for the years of service with Auburn or TBOC under the employee benefit plans to be provided by ValliCorp to such employees, to the same extent that such service was recognized for similar plans of Auburn or TBOC. Following the Effective Date, ValliCorp shall have the same legal rights and legal obligations, which it shall honor, subject to the terms hereof, including the rights of termination thereof, as Auburn arising under all employment, severance and other compensation contracts disclosed in the Auburn Disclosure Letter.

     7.12   Press Releases.  No press release or other public disclosure of
            --------------
matters related to this Agreement or any of the transactions contemplated hereby shall be made by ValliCorp or Auburn unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

     7.13   Cooperation Regarding Approvals.  ValliCorp and Auburn shall
            -------------------------------
cooperate in good faith and use their respective commercially reasonable efforts
(i) to prepare as promptly as practicable all documentation, to effect all filings, obtain effectiveness of the ValliCorp S-4 as soon as possible and to obtain all other necessary approvals of governmental authorities required for the transactions contemplated hereby, and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable following the meeting of the shareholders of Auburn for the purpose of voting upon this Agreement.

                                   ARTICLE 8
                             CONDITIONS PRECEDENT

     8.1    Conditions to Each Party's Obligation to Effect the Merger.  The
            ----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            (a)  Shareholder Approval.  The Agreement and the transactions
                 --------------------
contemplated thereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Auburn Common Stock and, if required by the Delaware Act or NASD Rules, the requisite vote of the holders of the outstanding shares of ValliCorp Common Stock.

            (b)  Federal Reserve Board.  The Agreement and the transactions
                 ---------------------
contemplated hereby shall have been approved by the Federal Reserve Board and without any condition not customarily contained in approvals of similar transactions by the Federal Reserve Board, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

            (c)  S-4; Securities Laws.  The S-4 and any amendments and
                 --------------------
supplements thereto shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. ValliCorp shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the ValliCorp common stock in exchange for the Auburn Common Stock and to consummate the Merger.

            (d)  No Injunctions or Restraints.  No temporary restraining order,
                 ----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

            (e)  Listing of ValliCorp Common Stock.  The ValliCorp Common Stock
                 ---------------------------------
issuable in the Merger shall have been included for listing on NASDAQ.

            (f)  Tax Opinion.  An opinion of Deloitte & Touche LLP, to the
                 -----------
effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that ValliCorp and Auburn will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated prior to the date the Proxy Statement is first mailed to shareholders of Auburn, shall have been delivered and shall not have been withdrawn or modified in any material respect.

     8.2    Conditions to Obligation of ValliCorp.  The obligations of ValliCorp
            -------------------------------------
to effect the Merger are subject to the satisfaction of the following conditions unless waived in writing by ValliCorp:

            (a)  Representations and Warranties.  The representations and
                 ------------------------------
warranties of Auburn set forth in this Agreement shall, as of the date hereof and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties by their express provisions are made as of a specified date), not contain any inaccuracies or omissions of circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on Auburn and TBOC as a whole, except for changes in Auburn's business or operations expressly contemplated by this Agreement or approved in writing by ValliCorp, and ValliCorp shall have received a certificate signed on behalf of Auburn by the chief executive officer to such effect.

            (b)  Performance of Obligations of Auburn.  Auburn shall have
                 ------------------------------------
performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ValliCorp shall have received a certificate signed on behalf of Auburn by the chief executive officer of Auburn to such effect.

            (c)  Consents Under Agreements.  Auburn shall have obtained the
                 -------------------------
consent or approval of each person whose consent or approval shall be required in order to permit the succession by ValliCorp pursuant to the Merger to any obligation, right or interest of Auburn or TBOC under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Auburn or TBOC, whether prior to or following the consummation of the transactions contemplated hereby.

            (d)  No Amendments to Resolution.  Neither the Board of Directors of
                 ---------------------------
Auburn nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors at a meeting duly called and held on March 20, 1996 (accurate and complete copies of which have been provided to ValliCorp) and shall not have adopted any other resolutions in connection with this Agreement and any transactions contemplated hereby inconsistent with such resolutions.

            (e)  No Material Adverse Change.  There shall have been no material
                 --------------------------
adverse change since the Latest Statement Date in the financial condition, results in operations or business of Auburn and TBOC.

            (f)  No Proceeding or Litigation.  No material action, suit or
                 ---------------------------
proceeding before any court or any governmental or regulatory authority shall have been commenced against ValliCorp, Auburn or any affiliate, associate, officer or director of either of them (other than litigation commenced by ValliCorp or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that restrains, enjoins or prevents the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

            (g)  Opinion of Counsel.  Auburn shall have delivered to ValliCorp
                 ------------------
an opinion of its counsel, dated as of the Closing Date and in form and substance satisfactory to the counsel of ValliCorp, to the aggregate effect that: (i) Auburn is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby;
(ii) all corporate proceedings on the part of Auburn necessary to be taken in connection with the Merger and (except for the filing of the Certificate of Merger) necessary to make the same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Auburn and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of Auburn;
(iv) the authorized capital stock of Auburn consists of 10,000,000 shares of Auburn Common Stock and 10,000,000 shares of Auburn Preferred Stock; and (v) all consents and approvals of, notices to, and other actions by, any governmental entity required on the part of Auburn, for the execution, delivery or performance by Auburn of the Agreement have, as appropriate, been made, obtained or given.

            In addition, such counsel shall deliver to Auburn with such opinion a statement to the effect that based upon the participation of such counsel in conferences with representatives of ValliCorp, Auburn and both parties' accountants in the course of the preparation of the S-4, nothing has come to such counsel's attention that leads them to believe that the S-4 (excluding the statements therein relating solely to ValliCorp and/or any of its Subsidiaries), at the time it became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that the Proxy Statement (excluding the statements therein relating solely to ValliCorp and/or any of its Subsidiaries), on the date of the mailing thereof and the date of such counsel's opinion, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel will not berequested and need not make any comment in its opinion, with respect to the financial statements, supporting schedules, footnotes and other financial and statistical information contained in the S-4).

     8.3    Conditions to Obligation of Auburn.  The obligation of Auburn to
            ----------------------------------
effect the Merger is subject to the satisfaction of the following conditions unless waived by Auburn:

            (a)  Representations and Warranties.  Each of the representations
                 ------------------------------
and warranties of ValliCorp set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and Auburn shall have received a certificate signed on behalf of ValliCorp by the Chief Executive Officer and by the Chief Financial Officer of ValliCorp to such effect.

            (b)  Performance of Obligations of ValliCorp.  ValliCorp shall have
                 ---------------------------------------
performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Auburn shall have received a certificate signed on behalf of ValliCorp by the Chief Executive Officer and by the Chief Financial Officer of ValliCorp to such effect.

            (c)  Tax Opinion.  An opinion of Deloitte & Touche, LLP, dated as of
                 -----------
the Closing Date, shall have been delivered, dated no more than three (3) business days prior to the Effective Time, addressed to the Board of Directors of ValliCorp and Auburn, substantially to the effect that under federal income tax law and California and franchise tax law:

                 (i) The Merger will not result in any recognized gain or loss to ValliCorp or Auburn;

                 (ii) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of shares of Auburn Common Stock in exchange for the shares of Auburn Common Stock which they hold;

                 (iii) The holding period of shares of ValliCorp Common Stock exchanged for shares of Auburn Common Stock will include the holding period of the shares of Auburn Common Stock for which it is exchanged, assuming the shares of Auburn Common Stock are capital assets in the hands of the holder thereof at the Effective Time;

                 (iv) The basis of the shares of ValliCorp Common Stock received in exchange will be the same as the basis of the shares of Auburn Common Stock for which it was exchanged, less any basis attributable to fractional shares for which cash is received;

                 (v) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

                 (vi) ValliCorp and Auburn will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

            (d)  No Amendments to Resolutions.  Neither the Board of Directors
                 ----------------------------
of ValliCorp not any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors at a meeting duly called and held on February 26, 1996 (accurate and complete copies of which have been provided to Auburn) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

            (e)  Opinion of Counsel.  ValliCorp shall have delivered to Auburn
                 ------------------
an opinion of its counsel reasonably acceptable to the counsel of Auburn dated as of the Closing Date and in form and substance satisfactory to the counsel of Auburn, to the aggregate effect that: (i) ValliCorp is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby; (ii) all corporate proceedings on the part of ValliCorp necessary to be taken in connection with the Merger and (except for the filing of the Certificate of Merger) necessary to make the same effective have been duly and validly taken;
(iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of ValliCorp and constitutes (subject to standard bankruptcy laws and rules of equity) a valid and binding agreement of ValliCorp; (iv) the execution of the Certificate of Merger by ValliCorp has been duly and validly authorized; (v) the shares of ValliCorp Common Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and non-assessable; (vi) the Commission has reported that the S-4 has become effective under the Act, and, to the best of such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement or preventing the use of the prospectus has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the Commission; (vii) the S-4, the prospectus and each amendment or supplement thereto (except for the financial statements and schedules included therein as to which such counsel need express no opinion) comply as to form in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations thereunder; (viii) all other consents and approvals of, notices to, and other actions by, any governmental entity required on the part of ValliCorp, for the execution, delivery or performance by ValliCorp of the Agreement have, as appropriate, been made, obtained or given; and (ix) the ValliCorp Common Stock conforms in all material respects to the description thereof contained under the heading "Description of Capital Stock of ValliCorp" in the S-4.

     In addition, such counsel shall deliver with such opinion a statement substantially to the effect that based upon the participation of such counsel in conferences with representatives of ValliCorp, Auburn and both parties' accountants in the course of the preparation of the S-4, nothing has come to such counsel's attention that leads them to believe that the S-4 (excluding the statements therein relating solely to Auburn and/or any of its Subsidiaries), at the time it became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that the Proxy Statement (excluding the statements therein relating solely to Auburn and/or any of its Subsidiaries), on the date of the mailing thereof, and the date of such counsel's opinion, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel will not be requested and need not make any comment in its opinion with respect to the financial statements, supporting schedules, footnotes and other financial and statistical information contained in the S-4).

            (f)  No Material Adverse Change.  There shall have been no material
                 --------------------------
adverse change since the Latest Statement Date in the financial condition, results of operations or business of ValliCorp taken as a whole.

            (g)  Fairness Opinion.  The Board of Directors of Auburn shall have
                 ----------------
received a fairness opinion, dated no more than three (3) business days prior to the effective date of the S-4, from The Findley Group, to the effect that the terms of Merger are fair, from a financial point of view, to Auburn and its Shareholders.

                                   ARTICLE 9
                     SHAREHOLDER AND INVESTMENT AGREEMENT

     9.1    Shareholder Agreement.  A Shareholder Agreement in the form attached
            ---------------------
to this Agreement as Exhibit 9.1 (the "Shareholder Agreement") shall be executed by the persons named in the Shareholder Agreement and delivered to ValliCorp on the same day this Agreement is executed by Auburn and delivered to ValliCorp.

     9.2    Investment Agreement.  Simultaneously herewith, ValliCorp and Auburn
            --------------------
shall execute and deliver the Investment Agreement in the form attached hereto as Exhibit 9.2.

                                  ARTICLE 10
                           TERMINATION AND AMENDMENT

     10.1   Termination.  Notwithstanding any other provisions of this
            -----------
Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Auburn:

            (a)  by mutual consent of ValliCorp and Auburn;

            (b) by either ValliCorp or Auburn (i) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Auburn, on the one hand, or ValliCorp, on the other hand, respectively, set forth in this Agreement; (ii) if any representation or warranty of Auburn, on the one hand, or ValliCorp, on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect); or (iii) if on or after October 31, 1996 there has been a failure or prospective failure of the other party to comply with any of the conditions set forth in Article 8 hereof, or such conditions have been fulfilled or waived by one party and the other shall have failed to complete the Merger; in any case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition;

            (c) by either ValliCorp or Auburn if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

            (d) by ValliCorp if Auburn shall have failed to act or refrain from doing any act pursuant to Section 5.2(f);

            (e) by ValliCorp or Auburn if the Federal Reserve has denied approval of the Merger and neither ValliCorp or Auburn has, within 30 days after the entry of the Federal Reserve Board's order denying such approval, filed a petition seeking review of such order as provided by Section 9 of the BHC Act;

            (f) by either ValliCorp or Auburn if the Merger shall not have been consummated before December 31, 1996, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement.

     10.2   Effect of Termination.  Termination of this Agreement shall not
            ---------------------
terminate or affect the obligations of the parties to pay expenses as provided elsewhere herein, to maintain the confidentiality of the other party's information, the provisions of this Section 10.2 or of Sections 5.10, 11.2, 11.3, 11.6, 11.9 or the Investment Agreement. Except as provided in Section 5.2(f) or Section 6.9, ValliCorp and Auburn agree that any termination of this Agreement shall not in any manner release or be construed as so releasing the nonterminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' failure in performance of any of its covenants or agreements hereunder.

     10.3   Amendment.  Subject to the next following sentence, this Agreement
            ---------
may be amended by the parties hereto by action taken or authorized by their respective Board of Directors at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Auburn, but after any such approval by the shareholders of Auburn, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.4   Extension; Waiver.  At any time prior to the Effective Time,
            -----------------
ValliCorp, on the one hand, and Auburn, on the other hand, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE 11
                              GENERAL PROVISIONS

     11.1   Nonsurvival of Representations, Warranties and Agreements.  None of
            ---------------------------------------------------------
the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the Agreements contained in Sections 2.1, 2.3, 4.14, 6.7, 6.8, 7.1, 7.6, 7.7, 7.10, Article 11 and the agreements of the Affiliates contained in the letters referred to in Section 5.5.

     11.2   Notices.  All notices and other communications hereunder shall be in
            -------
writing and shall be deemed given if delivered personally, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice);

            (a)  if to ValliCorp, to:

                 ValliCorp Holdings, Inc.
                 Attn:  E. L. Herbert, Esq.
                 Executive Vice President, General Counsel
                  & Secretary
                 8405 North Fresno Street
                 Fresno, CA  93720
                 Telecopy:  (209) 437-0231

            (b)  if to Auburn, to:

            Auburn Bancorp
                 Attn: John G. Briner, President
                 540 Wall Street
                 Auburn, CA 95603
                 Telecopy: (916) 888-9185
                 with a copy to:

                 Loeb and Loeb
                 Attn: Robert S. Barry, Jr., Esq.
                 1000 Wilshire Blvd., Suite 1800
                 Los Angeles, CA 90017-2475
                 Telecopy: (213) 688-3460

                 Gary Steven Findley & Associates
                 Attn: Gary Steven Findley, Esq.
                 1470 North Hundley Street
                 Anaheim, CA 92806
                 Telecopy: (714) 630-7910

     11.3   Interpretation.  When a reference is made in this Agreement to
            --------------
Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     11.4   Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     11.5   Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.
            -------------------------------------------------------------------
This Agreement (including the documents and the instruments referred to herein, including the Investment Agreement and Shareholder Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 2.3, 6.7 and 7.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Investment Agreement or as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     11.6   Governing Law.  This Agreement shall be governed and construed in
            -------------
accordance with the laws of the State of California, except as the Delaware Act is expressly applicable to the Merger.

     11.7   Assignment.  Neither this Agreement nor any of the rights, interests
            ----------
or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such attempted assignment will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     11.8   Attorneys' Fees.  If any legal action or any arbitration upon mutual
            ---------------
agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     11.9   No Rule of Strict Construction.  The parties acknowledge that the
            ------------------------------
language of this Agreement has been the subject of mutual negotiations and no rule of strict construction shall apply thereto.

     11.10  Knowledge of the Parties.  Wherever in this Agreement any
            ------------------------
representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the actual knowledge, after due inquiry, of any executive officer of such party or an executive officer of any Subsidiary thereof.

     IN WITNESS WHEREOF, ValliCorp and Auburn have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        VALLICORP HOLDINGS, INC.

                                        By: /s/ J. Mike McGowan
                                           --------------------------------
                                           J. MIKE McGOWAN

                                        Its:  President and Chief
                                              Executive Officer
ATTEST:


/s/ E.L. Herbert
- -----------------------------
E.L. HERBERT

Its:  Secretary

                                        AUBURN BANCORP


                                        By: /s/ John G. Briner
                                           -------------------------------
                                           JOHN G. BRINER

                                        Its:  President

ATTEST:


/s/ Hideo Ray Yamasaki
- ----------------------------


Its: Vice Chairman

                                  EXHIBIT 5.5


                          [FORM OF AFFILIATE LETTER]

                             ______________, 1996

ValliCorp Holdings, Inc.
8405 North Fresno Street
Fresno, CA  93720

Dear Sir or Madam:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Auburn Bancorp, a California corporation (the "Company"), as that term is defined for purposes of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact. An Agreement and Plan of Reorganization, dated as of March 27, 1996 (the "Agreement"), has been entered into by ValliCorp Holdings, Inc., a Delaware corporation ("ValliCorp"), and the Company. The Agreement provides that the Company shall be merged with and into ValliCorp, and that ValliCorp shall be the surviving corporation (such transaction being hereinafter referred to as the "Merger"). In accordance with the Agreement, shares of Common Stock, no par value of the Company (the "Company Shares"), owned by the undersigned on the Effective Time (as defined in the Agreement) of the Merger, shall be converted into shares of Common Stock, One Cent ($.01) par value, of ValliCorp (the "ValliCorp Shares"), as described in the Agreement. Any terms not defined in this letter have the meaning set forth in the Agreement.

     The undersigned represents, warrants, understands, and agrees as follows:

     1. In connection with the Merger, except as disclosed on the attached schedule, the undersigned has no intention of disposing of the undersigned's ValliCorp Shares.

     2. The undersigned knows of no plan (written or oral) pursuant to which the holders of fifty percent (50%) or more of the outstanding Company Shares intend to sell or otherwise dispose of the ValliCorp Shares to be received by them in the Merger.

     3. The undersigned has been advised that the issuance of the ValliCorp Shares to the undersigned pursuant to the Agreement will be registered with the Commission under the Securities Act on a registration statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger will be submitted to the shareholders of the Company for approval, the undersigned may be an "affiliate" of the Company, any sale or disposition by the undersigned of any of the ValliCorp Shares may, under current law, only be made in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act, pursuant to

Vallicorp Holdings, Inc.
__________________, 1996
Page 2

an effective registration statement under the Securities Act or pursuant to an exemption provided thereunder. The undersigned understands that the provisions of Rule 145(d) may restrict the undersigned's sales and sales may be made during the two years after the Effective Time, in general, only while ValliCorp is subject to the requirements to file, and is filing, periodic reports under
Section 13 or 15(d) of the Securities Exchange Act of 1934, in brokers' transactions where the aggregate number of shares sold at any time, together with all sales of restricted ValliCorp Shares sold for the undersigned's account during the preceding three (3) month period, does not exceed the greater of (i) one percent (1%) of the number of ValliCorp Shares outstanding, or (ii) the average weekly volume of trading in ValliCorp Shares on all national securities exchanges, and/or reported through the automated quotation system of a registered securities association, during the four (4) week period preceding any such sale.

     4. The undersigned understands that ValliCorp is under no obligation to register the sale, transfer or other disposition of the ValliCorp Shares by the undersigned or in the undersigned's behalf or, subject to Section 2.3(f) of the Agreement, to take any other action necessary in order to make compliance with an exemption from registration available.

     5. The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the ValliCorp Shares to be acquired by the undersigned in the Merger, to the extent the undersigned felt necessary, with the undersigned's counsel or counsel for the Company.

     6. The undersigned understands that, subject to Section 2.3(f) of the Agreement, stop transfer instructions may be given to the Company's and ValliCorp's transfer agent with respect to the Company Shares and ValliCorp Shares and that there may be placed on the certificates for such shares, or any substitution therefore, a legend to the foregoing effect.

                                                 Very truly yours,


                                            ________________________________

Accepted this _____ day of ______________, 1996

ValliCorp Holdings, Inc.


By:   _______________________________________
      President and Chief Executive Officer

                                  EXHIBIT 7.8
                                  -----------

                   AGREEMENT OF MERGER OF VALLIWIDE BANK AND
                                 SUNRISE BANK



     This Agreement of Merger (the "Bank Agreement of Merger") is entered into as of _______________, 1996 between ValliWide Bank, a California banking corporation ("Bank" or "Resulting Banking Corporation"), and Sunrise Bank ("SB"). This Bank Agreement of Merger is being entered into pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated as of ________, 1996, between ValliCorp Holdings, Inc., a Delaware corporation ("ValliCorp"), and Sunrise Bancorp, a _______ corporation ("uburn"). Bank and TBOC are sometimes referred to herein as the "Constituent Corporations." Pursuant to the terms of the Agreement, Auburn will be merged with and into ValliCorp.

     The Constituent Corporations do hereby agree, for the purpose of prescribing the terms and conditions of the merger of TBOC with and into Bank (the "Bank Merger"), as follows:

     1.   The Parties.
          -----------

          (a) Bank is a California banking corporation and has 50 shares of its capital stock outstanding, all of which are owned of record and beneficially by ValliCorp.

          (b) TBOC is a national bank and has 250,000 shares of its Common Stock outstanding, all of which are owned of record and beneficially by Auburn.

     2.   The Bank Merger.  TBOC shall be merged with and into Bank.
          ---------------

     3.   Effective Date.  The Bank Merger shall become effective following
          --------------
the merger of Auburn with and into ValliCorp, upon the filing of a copy of this Bank Agreement of Merger, certified by the California Secretary of State, with the Superintendent of Banks of the State of California (the "Bank Effective Date").

     4.   Cancellation of TBOC Shares.  Upon the Bank Merger, the outstanding
          ---------------------------
shares of capital stock of TBOC are cancelled and no shares of Bank or other securities or consideration shall be issued in exchange therefor.

     5.   Bank Shares.  Upon the Bank Merger, the outstanding shares of
          -----------
capital stock of Bank shall remain outstanding and are not affected by the Bank Merger.

     6.   Articles of Incorporation.  The Articles of Incorporation of Bank,
          -------------------------
as in effect immediately prior to the Bank

Effective Date, shall be the Articles of Incorporation of the Resulting Banking Corporation.

     7.   Board of Directors.  Upon the Bank Merger, the membership of the Board
          ------------------
of Directors of Bank shall remain the same.

     8.   Corporate Existence.  Upon the Bank Merger, the separate existence
          -------------------
of TBOC ceases and Bank shall succeed, without other transfer, to all the rights and property of TBOC and shall be subject to all the debts and liabilities thereof in the same manner as if Bank had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of TBOC shall be limited to the property affected thereby immediately prior to the time the Bank Merger is effective.

     9.   Further Assurances.  After the Bank Merger becomes effective, TBOC,
          ------------------
through the persons who were its officers immediately prior to the Bank Merger, shall execute or cause to be executed such further assignments, assurances or other documents as may be necessary or desirable to confirm title to properties, assets and rights in Bank.

     10.  Bylaws.  The Bylaws of Bank, as in effect immediately prior to the
          ------
Bank Effective Date, shall be the Bylaws of the Resulting Banking Corporation.

     11.  Location of Offices.  Upon the Bank Effective Date, all offices
          -------------------
(including authorized but unopened offices) of TBOC shall be combined with those of Bank. All branches of TBOC shall be maintained as separate branches of Bank.

     12.  Agreements.  This Bank Agreement of Merger and the Agreement are
          ----------
intended to be construed together in order to effectuate their purposes.

     13.  Termination Provision.  This Bank Agreement of Merger shall be
          ---------------------
terminated and the Bank Merger abandoned at any time prior to the Bank Effective Date and whether before or after approval of this Bank Agreement of Merger by mutual agreement of the Board of Directors or shareholders of either of the respective Constituent Corporations or in the event that the Agreements are terminated in accordance with their terms.

     14.  Counterparts.  This Bank Agreement of Merger may be executed in one
          ------------
or more counterparts.

     IN WITNESS WHEREOF, Bank and TBOC have caused this Bank Agreement of
Merger to be executed on their behalf by their officers pursuant to the approval and authority duly given by resolutions of their respective Boards of Directors, all as of the date set forth above.

                                        ValliWide Bank


                                        By:__________________________
                                             J. Mike McGowan
                                             President and Chief
                                             Executive Officer


                                        The Bank of Commerce, N.A.



                                        By:__________________________
                                             President

                             OFFICERS' CERTIFICATE


     J. Mike McGowan and Edwin L. Herbert certify that:

     1. They are the President and Chief Executive Officer and the Secretary, respectively, of VALLIWIDE BANK, a corporation organized under the laws of the State of California.

     2. The corporation has only one class of shares and the total number of outstanding shares is 50.

     3. The principal terms of the agreement in the form attached were approved by the corporation by the vote of a number of shares of each class which equaled or exceeded the vote required.

     4.   The percentage vote required of each class is more than 50%.

                                        ______________________________________
                                             J. Mike McGowan
                                             President and Chief Executive
                                             Officer


                                        ______________________________________
                                             Edwin L. Herbert
                                             Secretary

     The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge. Executed at Fresno, Fresno County, California on ___________, 1996.

                                        ___________________________________
                                             J. Mike McGowan
                                             President and Chief Executive
                                             Officer

                                        ___________________________________
                                             Edwin L. Herbert
                                             Secretary

                             OFFICERS' CERTIFICATE


     ________________ and _________________ certify that:

     1. They are the President and the Secretary, respectively, of The Bank of Commerce, N.A., organized under the laws of the United States.

     2. The corporation has only one class of shares and the total number of outstanding shares is 250,000.

     3. The principal terms of the agreement in the form attached were approved by the corporation by the vote of a number of shares of each class which equaled or exceeded the vote required.

     4.   The percentage vote required of each class is more than 50%.

                                        ___________________________________
                                            President


                                        ___________________________________
                                            Secretary


     The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge. Executed at _____________ County, California on _______________, 1996.


                                        ___________________________________
                                            President


                                        ___________________________________
                                            Secretary

                             SHAREHOLDER AGREEMENT
                             ---------------------


     This Shareholder Agreement (the "Agreement") dated as of March 27, 1996, is made by and among VALLICORP HOLDINGS, INC., a Delaware corporation ("ValliCorp"), the undersigned shareholders (the "Shareholders") of AUBURN BANCORP, a California corporation ("Auburn").

     WHEREAS, the Shareholders are the record and beneficial owners and have the power to vote the respective number of shares of Auburn's Common Stock, no par value ("Auburn Common Stock"), set forth opposite their respective names on Schedule A; and,

     WHEREAS, the Shareholders desire that Auburn and ValliCorp enter into an Agreement and Plan of Reorganization (the "Agreement") with respect to the merger of Auburn into ValliCorp (the "Merger"); and

     WHEREAS, in addition to obligating themselves to each other, the Shareholders are executing this Agreement as an inducement to ValliCorp to enter into and execute the Agreement.

     NOW THEREFORE, in consideration of the execution and delivery by ValliCorp of the Agreement and the mutual covenants, conditions and agreements contained herein and therein the parties agree as follows:

     1. At any meeting of Auburn shareholders called to vote upon the Merger and the Agreement or at any adjournment thereof or in any other circumstances upon which such vote or other approval of the Merger and the Agreement is sought, and subject to the provisions of Section 4 hereof, the Shareholders severally shall vote (or cause to be voted) the shares of Auburn Common Stock set forth opposite their respective names in Schedule A hereto in favor of the Merger and the Agreement.

     2. At any meeting of Auburn shareholders or at any adjournment thereof or in any other circumstances upon which their vote or approval is sought, the Shareholders shall vote (or cause to be voted) such shares of Auburn Common Stock against any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Merger, the Agreement or any of the other transactions contemplated by the Agreement.

     3. During the period commencing on the date of this Agreement and ending on the earlier of either (a) the date that the Agreement terminates in accordance with its terms or (b) the Effective Time of the Merger (as such term is defined in the Agreement), each Shareholder shall not transfer (which term shall include, without limitation, for the purposes of this Agreement any sale, gift or pledge) any or all of such Shareholder's shares of Auburn Common Stock or any interest therein, except pursuant to the Merger. Except as permitted by the Agreement, during such period the Shareholders shall not engage or cooperate in any discussion or negotiations with any person or entity other than ValliCorp, or make or solicit any offers, with respect to the transfer of any or all of the shares of Auburn Common Stock or the acquisition (by merger, tender offer or otherwise) of Auburn or all or substantially all of its stock, business or assets.

     4. Each of the Shareholders agrees, unless, based on the written advice of counsel, such Shareholder determines in good faith that such action would violate his or her duties to shareholders imposed by law or would violate his or her continuing fiduciary duty to the shareholders of Auburn (a) to cooperate with and assist ValliCorp and Auburn to obtain all regulatory consents required to complete the Merger and the merger of The Bank of Commerce, N.A. and ValliWide Bank, (b) to use his or her best efforts to the extent permitted by law, to cause Auburn (i) to perform its obligations under the Agreement and (ii) to recommend approval of the Merger and the Agreement and the principal terms thereto to the shareholders of Auburn, and (c) to recommend to the Board of Directors and shareholders of Auburn the approval of the Merger and the Agreement.

     5. Each of the Shareholders severally represents and warrants to ValliCorp that such Shareholder is the beneficial and record owner of, and has power and authority to dispose of, and the unrestricted right to vote, the number of shares of Auburn Common Stock set forth opposite such Shareholder's name in Schedule A hereto.

     6. The Shareholders hereby severally agree that if the shareholders of Auburn vote to approve the Merger and the Agreement, the Shareholder's shares of Auburn Common Stock will, pursuant to the terms of the Agreement, be exchanged for the consideration provided in the Agreement. The Shareholders hereby waive any rights of appraisal, or rights to dissent from the Merger, that they may have.

     7. The Shareholders hereby agree to provide the affiliate letters contemplated by Section 5.6 of the Agreement upon request to do so by Auburn.

     8. Auburn represents and warrants to each of ValliCorp and the Shareholders that it has the corporate power and authority to enter into this Agreement.

     9. Each of the Shareholders severally agrees that this Agreement and the obligations hereunder shall attach to the shares of Auburn Common Stock and shall be binding upon any person or entity to whom legal or beneficial ownership of the shares of Auburn Common Stock shall pass, whether by operation of law or otherwise, including without limitation their respective heirs, guardian, administrator or successor. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Auburn affecting the Auburn Common Stock, or acquisition of additional shares of Auburn Common Stock by any of the Shareholders, the number of shares listed in Schedule A beside the name of each Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Auburn Common Stock or other securities issued to or acquired by the Shareholders.

     10. Auburn and the Shareholders of Auburn Common Stock hereby agree that each of such Shareholders will tender to Auburn any and all certificates representing the shares of Auburn Common Stock and Auburn will inscribe upon those certificates the following legend: "The shares of Common Stock, no par value, of Auburn represented by this certificate are subject to a Shareholder Agreement of even date therewith. Copies of such Shareholder Agreement may be obtained at the principal executive offices of Auburn Bancorp."

     11. No person executing this Agreement who is or becomes during the term hereof a director of Auburn makes any agreement or understanding herein in his or her capacity as such director. The parties sign solely in their capacities as owners or holders of the power to vote shares of Auburn Common Stock.

     12. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions.

     13. This Agreement may be executed in two or more counterparts, each of which shall be considered an original but all of which together shall constitute the same instrument.

     14. This Agreement shall terminate on the earlier of either (a) the date the Agreement terminates in accordance with its terms or (b) the Effective Time of the Merger (as such term is defined in the Agreement.

     15. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telecopier, telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

If to the Shareholders, at the addresses appearing below their respective signatures at the end of this Agreement, with a copy, if any, to the person and at the address shown below their respective signatures at the end of this Agreement.

If to ValliCorp:

                                   ValliCorp Holdings, Inc.
                                   8405 North Fresno Street
                                   Third Floor
                                   Fresno, California  93720
                                   Attn:  E. L. Herbert, Executive Vice
                                   President/General Counsel and Secretary
                                   Telecopy:  (209) 437-0231

If to Auburn:                      Auburn Bancorp
                                   Attn: John G. Briner, President
                                   540 Wall Street
                                   Auburn, California 95603
                                   Telecopy:  (916) 888-9185

With a copy to:

                                   Loeb and Loeb
                                   Attn: Robert S. Barry, Jr., Esq.
                                   1000 Wilshire Blvd., Suite 1800
                                   Los Angeles, CA 90017-2475
                                   Telecopy: (213) 688-3460

                                   Gary Steven Findley & Associates
                                   Attn: Gary Steven Findley, Esq.
                                   1470 North Hundley Street
                                   Anaheim, CA 92806
                                   Telecopy: (714) 630-7910

or to such other address as any of the foregoing parties may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     16. This Agreement is intended as an exclusive statement of the terms of the agreement among the parties with respect to its subject matter, supersedes all prior agreements with respect thereto, and cannot be changed or terminated except by written instrument executed by the party or parties against whom enforcement thereof is sought and shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to the principles of conflicts of law thereof.

                                  "VALLICORP"

 ATTEST:                            VALLICORP HOLDINGS, INC.

_________________________           By:   _____________________________
Secretary                                 J. Mike McGowan
                                          President and Chief Executive
                                          Officer

                                    "AUBURN"

ATTEST:                             AUBURN BANCORP

_______________________             By:   _____________________________
Vice Chairman                             President


                                 "SHAREHOLDERS"

[FOR SIGNATURE BY ALL AUBURN BANCORP DIRECTORS]


          ____________________________________________________________

          Address:              ______________________________________

                                ______________________________________

          With a copy, if any, to:

                                ______________________________________

                                ______________________________________

                                ______________________________________

                                ______________________________________

                                  SCHEDULE A
                                  ----------



SHAREHOLDERS                 SHARES OF COMMON STOCK
- ------------                 ----------------------

                             INVESTMENT AGREEMENT


     INVESTMENT AGREEMENT, dated as of March 27, 1996 (the "Agreement"), by and between VALLICORP HOLDINGS, INC., a Delaware corporation ("ValliCorp"), and AUBURN BANCORP, a California corporation ("Auburn").

     WHEREAS, ValliCorp and Auburn have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for among other things, the merger of Auburn with and into ValliCorp with ValliCorp as the surviving corporation; and,

     WHEREAS, as a condition and inducement to ValliCorp's willingness to enter into the Merger Agreement, ValliCorp has requested that Auburn agree, and Auburn has agreed, to grant ValliCorp the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and in the Merger Agreement, ValliCorp and Auburn agree as follows:

     1.   Grant of Option.  Subject to the terms and conditions set forth
          ---------------
herein, Auburn hereby irrevocably grants an option (the "Option") to ValliCorp to purchase an aggregate of 199,986 authorized but unissued shares of Auburn Common Stock, no par value (the "Common Stock"), at a per share price of $10.00 (the "Option Price").

     2.   Exercise of Option.  Subject to the provisions of this Section 10.(b)
          ------------------
and of Section 14(a) of this Agreement, this Option may be exercised by ValliCorp or any transferee as set forth in Section 10.(f) of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

          (c) any entity, person, or group (other than ValliCorp), within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act") (any of the foregoing hereinafter in this Section 10.(b), a "Person"), shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such Person would own or control ten percent (10%) or more of the then outstanding Common Stock;

          (d) Auburn or any subsidiary of Auburn shall have authorized, recommended, proposed, or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than ValliCorp) to (i) effect a merger, consolidation or similar transaction involving Auburn or any of its subsidiaries, (ii) sell, lease, or otherwise dispose of assets of Auburn or its subsidiaries representing ten percent (10%) or more of the consolidated assets of Auburn and its subsidiaries, or (iii) issue, sell, or otherwise dispose of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing ten percent (10%) or more of the voting power of Auburn or any of its subsidiaries (any of the foregoing an "Acquisition Transaction");

          (e) any Person (other than ValliCorp) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the then outstanding Common Stock; or,

          (f) the holders of Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement or Auburn's Board of Directors shall have withdrawn or modified in a manner adverse to ValliCorp the unanimous recommendation of Auburn's Board of Directors with respect to the Merger Agreement, in each case after any Person (other than ValliCorp) shall have (i) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction, or (ii) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

          Notwithstanding the foregoing, the Option may not be exercised if either (A) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (B) at the time of exercise ValliCorp is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement unless the reason for such failure is that Auburn is failing to perform or observe its covenants or conditions under the Merger Agreement.

     3.   Notice, Time, and Place of Exercise.  Each time that ValliCorp or any
          -----------------------------------
transferee wishes to exercise any portion of the Option, ValliCorp or such transferee shall give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date shall be not later than ten (10) business days from the date such notice is mailed). If any law, regulation, or other restriction will not permit such exercise to be consummated during such ten-day period, the date for the closing of such exercise shall be within five (5) days following the cessation of such restriction on consummation.

     4.   Payment and Delivery of Certificate(s).  At any closing for an
          --------------------------------------
exercise of the Option or any portion thereof, (a) ValliCorp and Auburn will each deliver to the other certificates of their respective chief executive officers as to the accuracy, as of the closing date, of their respective representations and warranties hereunder, (b) ValliCorp or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Auburn, and (c) Auburn will deliver to ValliCorp or the transferees a certificate or certificates representing the shares so purchased.

     5.   Transferability of the Option and Option Shares. Prior to the time the
          -----------------------------------------------
Option, or a portion thereof, becomes exercisable pursuant to the provisions of
Section 10.(b) of this Agreement, neither the Option nor any portion thereof shall be transferable. Upon the occurrence of any of the events or circumstances set forth in Sections 2(a) through 2(d) above, the Option or any portion thereof or any of the Option Shares may be freely transferred by ValliCorp. For purposes of this Agreement, a merger or consolidation of ValliCorp (whether or not ValliCorp is the surviving entity) or an acquisition of ValliCorp shall not be deemed a transfer.

     6.   Representations, Warranties, and Covenants of Auburn.  Auburn hereby
          ----------------------------------------------------
represents, warrants, and covenants to ValliCorp as follows:

          (a)  Due Authorization.  This Agreement has been duly authorized by
               -----------------
all necessary corporate action on the part of Auburn, has been duly executed by a duly authorized officer of Auburn, and constitutes a valid and binding obligation of Auburn. No shareholder approval by Auburn shareholders is required by applicable law or otherwise prior to the exercise of the Option in whole or in part.

          (b)  Option Shares.  Auburn has taken all necessary corporate and
               -------------
other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares hereunder terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion thereof, the Option Shares (subject to adjustment, as provided in Section 10.(f) below), all of which, upon issuance pursuant hereto shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, and security interests, including any preemptive right of any of the shareholders of Auburn.

          (c)  No Conflicts.  Neither the execution and delivery of this
               ------------
Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of Auburn or any agreement, instrument, judgment, decree, law, rule, or order applicable to Auburn or any Subsidiary of Auburn or to which Auburn or any such Subsidiary is a party.

          (d)  Notification of Record Date.  At any time from and after the date
               ---------------------------
of this Agreement until such time as the Option is no longer exercisable, Auburn shall give ValliCorp or any transferee fifteen (15) days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution, or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

     7.   Representations, Warranties, and Covenants of ValliCorp.  ValliCorp
          -------------------------------------------------------
hereby represents, warrants, and covenants to Auburn as follows:

          (a)  Due Authorization.  This Agreement has been duly authorized by
               -----------------
all necessary corporate action on the part of ValliCorp, has been duly executed by a duly authorized officer of ValliCorp, and constitutes a valid and binding obligation of ValliCorp.

          (b)  Transfers of Common Stock.  No shares of Common Stock acquired
               -------------------------
upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

          (c)  No Conflicts.  Neither the execution and delivery of this
               ------------
Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of ValliCorp or any agreement, instrument, judgment, decree, law, rule, or order applicable to ValliCorp or any Subsidiary of ValliCorp or to which ValliCorp or any such Subsidiary is a party.

     8.   Adjustment Upon Changes in Capitalization.  In the event of any change
          -----------------------------------------
in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock shall be appropriately adjusted. If prior to the termination or exercise of the Option, Auburn shall be acquired by another party, consolidate with or merge into another corporation or liquidate, ValliCorp or any transferee shall thereafter receive upon exercise of the Option the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger, or liquidation, and Auburn shall take such steps in connection with such acquisition, consolidation, merger, or liquidation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

     9.   Registration Under Applicable Securities Laws.  Upon the written
          ---------------------------------------------
request of ValliCorp or any transferee Auburn agrees (a) to use its best efforts to effect a registration for ValliCorp and any transferees under the Securities Act of 1933 (the "Securities Act"), if applicable, any other applicable federal law or regulation and any applicable state securities laws covering any part or all of the Option Shares owned by ValliCorp or any transferee, no later than 120 days after ValliCorp or any transferee requests such registration, and (b) to include any part or all of the Option Shares in any registration filed by Auburn under the Securities Act and any other applicable federal law or regulation and in any related applicable state securities laws registrations or applications in which such inclusion is appropriate under applicable rules and regulations of the Securities and Exchange Commission, unless, in the written opinion of securities law counsel to Auburn, addressed to ValliCorp or any transferee, (i) ValliCorp would be able to dispose of all of the Option Shares owned by it pursuant to Rule 144 or Rule 144A under the Securities Act within three (3) months of such opinion, or (ii) registration is not otherwise required for the sale and distribution of such Option Shares. The registration effected under this Section 10.(f) shall be effected at Auburn's expense except for any underwriting commissions, fees, and disbursements of ValliCorp's counsel and other experts and filing fees attributable to Option Shares provided that such fees and expenses to be paid by Auburn shall not exceed $100,000 (with the excess above $100,000, if any, to be paid by ValliCorp or any transferee). In connection with registration under this Section 10.(f), the parties agree to indemnify each other in the customary manner, and, in the case of an organized secondary or primary underwritten offering, Auburn agrees to indemnify ValliCorp or any transferee and the underwriters, and ValliCorp or any transferee agrees to indemnify Auburn and the underwriters, in the manner and to such extent as is customary in such secondary or primary underwritten offerings. In the event of any demand for registration pursuant to clause (a) above, Auburn may delay the filing of such registration statement for a period of up to one hundred twenty
(120) days if, in the good faith judgment of Auburn's Board of Directors, such delay is necessary in order to avoid interference with a planned material transaction involving Auburn or Auburn is in possession of material information that it deems advisable in good faith not to disclose in a registration statement. With respect to any registration pursuant to clause (b) above, if such registration relates to a firm commitment underwriting of securities to be sold by Auburn, Auburn may decline to include all or any portion of the Option Shares owned by ValliCorp or any transferee if the inclusion of such shares would, in the judgment of the managing underwriter in such underwriting, materially interfere therewith, and, further, nothing herein shall prevent Auburn from abandoning or delaying at any time any registration pursuant to clause (b) above.

     10.  Non-Assignability.  This Agreement shall be binding upon and inure to
          -----------------
the benefit of the parties hereto and the successors of each of the undersigned. This Agreement and any right hereunder shall not be assignable by either party except that ValliCorp may transfer the Option, the Option Shares, or any portion thereof in accordance with Section 10.(f). A merger or consolidation of ValliCorp (whether or not ValliCorp is the surviving entity) or an acquisition of ValliCorp shall not be deemed an assignment or transfer.

     11.  Regulatory Restrictions.  Auburn shall use its best efforts to
          -----------------------
obtain or to cooperate with ValliCorp or any transferee in obtaining all necessary regulatory consents, approvals, waivers, or other action (whether regulatory, corporate, or other) to permit the acquisition of any or all Option Shares by ValliCorp or any transferee.

     12.  Remedies.  Auburn agrees that if for any reason ValliCorp or any
          --------
transferee shall have exercised its rights under this Agreement and Auburn shall have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Auburn is bound, then ValliCorp or any transferee shall be entitled to specific performance and injunctive and other equitable relief. ValliCorp agrees that if it shall fail to perform any of its obligations under this Agreement, then Auburn shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Auburn or ValliCorp or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

     13.  No Rights as Stockholder.  This Option, prior to the exercise
          ------------------------
hereof, shall not entitle the holder hereof to any rights as a stockholder of Auburn at law or in equity; specifically this Option shall not entitle the holder to vote on any matter presented to the stockholders of Auburn or to any notice of any meetings of stockholders or any other proceedings of Auburn.

     14.  Miscellaneous.
          -------------

          (a)  Termination.  This Agreement and the Option, to the extent not
               -----------
previously exercised, shall terminate upon the earliest of (i) December 31, 1996; (ii) the mutual agreement of the parties hereto; (iii) thirty-one (31) days after the date on which any application for regulatory approval for the Merger shall have been denied; provided, however, that if prior to the expiration of such thirty-one (31) day period Auburn or ValliCorp is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of (A) December 31, 1996 or (B) thirty-one (31) days after the completion of such litigation and appeal procedure; (iv) the ninetieth (90) day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by ValliCorp with respect to its conditions or obligations thereunder; or, (v) the date of termination of the Merger Agreement if such termination is due to a material noncompliance or default by ValliCorp with respect to its conditions or obligations thereunder; provided, however, that if the Option has been exercised, in whole or in part, prior to the termination of this Agreement, then such exercise shall close pursuant to Section 4 hereof even though such closing date is after the termination of this Agreement; and, provided further, that if the Option is sold prior to the termination of this Agreement, such Option may be exercised by the transferee at any time within thirty-one (31) days after the date of termination even though such exercise or the closing of such exercise occurs after the termination of this Agreement.

          (b)  Amendments.  This Agreement may not be modified, amended,
               ----------
altered, or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c)  Severability of Terms.  Any provision of this Agreement that is
               ---------------------
invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof or rendering any other provisions of this Agreement invalid, illegal, or unenforceable. Without limiting the generality of the foregoing, if the right of ValliCorp or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, ValliCorp or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

          (d)  Attorneys' Fees.  If any legal action or any arbitration upon
               ---------------
mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

          (e)  Notices.  All notices, requests, claims, demands, and other
               -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telecopier, or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

     If to Auburn:
                  Auburn Bancorp
                  Attn:  John G. Briner, President
                  540 Wall Street
                  Auburn, CA 95603
                  Telecopy: (916) 888-9185

     With copies to:

                  Loeb and Loeb
                  Attn: Robert S. Barry, Jr., Esq.
                  1000 Wilshire Blvd., Suite 1800
                  Los Angeles, CA 90017-2475
                  Telecopy: (213) 688-3460

                  Gary Steven Findley & Associates
                  Attn: Gary Steven Findley, Esq.
                  1470 North Hundley Street
                  Anaheim, CA 92806
                  Telecopy: (714) 630-7910

     If to ValliCorp:
                  ValliCorp Holdings, Inc.
                  8405 North Fresno Street
                  Third Floor
                  Fresno, California 93720
                  Attn:  E.L. Herbert, Esq.,
                         Executive Vice President/General Counsel and Secretary
                  Telecopy:  (209) 437-0231

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

          (f)  Governing Law.  This Agreement and the Option, in all respects,
               -------------
including all matters of construction, validity, and performance, are governed by the internal laws of the State of California without giving effect to the principles of conflicts of law thereof. This Agreement is being delivered in Fresno, California.

          (g)  Counterparts.  This Agreement may be executed in several
               ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (h)  Effects of Headings.  The section headings herein are for
               -------------------
convenience only and shall not affect the construction hereof.

     Dated as of the day and year first written above.

VALLICORP HOLDINGS, INC.          AUBURN BANCORP


By:__________________________     By: ______________________________


Its:_________________________     By: ______________________________

                                  APPENDIX B

                              FAIRNESS OPINION OF
                               THE FINDLEY GROUP

                                                                    May 29, 1996

The Board of Directors
Auburn Bancorp
540 Wall Street
Auburn, California 95603

Attn:  Dwight D. Odom, Chairman


Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of Auburn Bancorp ("Auburn") of the Conversion Ratio as defined in the Agreement and Plan of Reorganization and Merger, dated as of March 27, 1996 (the "Merger Agreement"), by and among Auburn and ValliCorp Holdings, Inc. ("ValliCorp"). The Merger Agreement provides for the merger of Auburn with and into ValliCorp (the "Merger"). In addition, The Bank of Commerce, N.A., Auburn's wholly owned subsidiary ("Bank") shall be merged with and into ValliWide Bank, ValliCorp's wholly owned subsidiary ("ValliWide"). In connection with the Merger, each outstanding share of common stock no par value, of Auburn ("Auburn Common Stock"), except as otherwise set forth in the Merger Agreement, will be exchanged for .8209 shares of ValliCorp common stock, no par value. All capitalized terms used but not defined in this letter, shall have the meanings specified in the Merger Agreement.

Please be advised that while certain provisions of the Merger are summarized above, the terms of the Merger are more fully described in the Merger Agreement. As a result, the description of the Merger and certain other information contained herein is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Merger Agreement.

In arriving at our opinion, we have reviewed (i) the Merger Agreement; (ii) a draft of the proxy statement/prospectus relating to the special meeting to be held in connection with the Merger Agreement (the "Proxy Statement"); (iii) the audited annual financial statements of ValliCorp on Form 10-K and Auburn on Form 10-K for the five years ended December 31, 1995 and the quarterly unaudited financial statements of ValliWide on Form 10-Q and Auburn on Form 10-Q for the period ended March 31, 1996, and certain unaudited financial analyses and projections of Auburn; (iv) the March 31, 1996 Call Reports for ValliWide and Bank; (v) current and historical market prices of the common stock of ValliCorp and Auburn; (vi) certain publicly available information concerning the business of ValliCorp and Auburn and of certain other companies engaged in businesses comparable to ValliCorp and Auburn, and the reported prices for certain other companies' securities deemed comparable; (vii) publicly available terms of certain transactions involving companies comparable to Auburn and the consideration

Auburn Board of Directors           - 2 -                           May 29, 1996

received for such companies; (viii) certain internal financial analyses and forecasts prepared by Auburn and its management; (ix) the terms of other relevant business combinations; (x) such other financial studies, analyses and other information we deemed appropriate for the purposes of this opinion; and
(xi) a valuation report provided to the Board of Directors of Auburn from Gerry Findley, Incorporated, dated May 22, 1996.

During the first quarter of 1996, ValliCorp completed the acquisition of two financial institutions on a share exchange basis, which transactions were accounted for on a pooling of interest basis. Such accounting reduced first quarter reported net income per share due to the expensing of merger costs for those transactions. We have also reviewed restated December 31, 1995 and March 31, 1996 financial statements for ValliCorp that reflect these recent acquisitions.

In addition, we have held discussions with certain members of the management of Auburn and ValliCorp with respect to certain aspects of the Merger; the past and current business operations of Auburn and ValliCorp; the financial condition, regulatory condition, and future prospects and operations of Auburn and ValliCorp; and certain other matters we believed necessary or appropriate to our inquiry.

In performing such analysis, we have used such valuation methodologies as we have deemed necessary or appropriate for the purposes of this opinion. Our view is based on (i) our consideration of the information Auburn and ValliCorp have supplied to us to date, (ii) our understanding of the terms upon which Auburn and ValliCorp intend to consummate the Merger, and (iii) the consummation of the Merger within the time periods contemplated by the Merger Agreement.

In rendering our opinion, we have relied upon and assumed, without assuming any responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by Auburn or ValliCorp or otherwise reviewed by The Findley Group, and we have not assumed any responsibility or liability therefore. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses provided to us by Auburn, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Auburn, including, without limitation, projections regarding underperforming and nonperforming assets and net charge-offs to which such analyses or forecasts relate. We are not experts in the evaluation of allowances for loan losses and we have not assumed any responsibility for making

Auburn Board of Directors           - 3 -                           May 29, 1996

an independent evaluation of the adequacy of the allowance for loan losses of Auburn or ValliCorp nor have we reviewed any of the credit files. We have also assumed that the Merger Will have the tax consequences described in the Proxy Statement and in discussions with, and materials furnished to us by, representatives of Auburn. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and of the conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as investment banker and financial advisor to Auburn with respect to the proposed Merger and will receive a fee from Auburn for our services. Please be advised that we have no other current financial advisory or other relationships with Auburn or ValliCorp except that Gary Steven Findley & Associates, which is an affiliated company to The Findley Group, has provided ongoing consulting/legal services to Auburn. Gerry Findley, Incorporated, a consulting firm operated by the father of the principal of The Findley Group and Gary Steven Findley & Associates, has provided consulting services to Auburn and the principal of Gerry Findley, Incorporated has beneficial ownership of 12,991 shares of Auburn common stock. Principals of The Findley Group and Gary Steven Findley & Associates have beneficial ownership in Auburn common stock of 10,165 shares and have beneficial ownership in ValliCorp common stock of 247 shares.

This letter is provided solely for the benefit of the Board of Directors of Auburn in connection with and for the purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to common stockholders of Auburn but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential. Our opinion is directed to the Board of Directors of Auburn and does not constitute a recommendation to any shareholder of Auburn as to how such shareholder should vote at any meeting of Auburn held in connection with the Merger or as to any other action which such shareholders may take.

Auburn Board of Directors           - 4 -                           May 29, 1996

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Conversion Ratio is fair, from a financial point of view, to the common shareholders of Auburn.

                                           Very truly yours,

                                           THE FINDLEY GROUP


                                           By: /s/ Gary Steven Findley
                                               Director

                                  APPENDIX C

                         CHAPTER 13 OF THE CALIFORNIA
                            GENERAL CORPORATION LAW

                                                                      APPENDIX C


                      CALIFORNIA GENERAL CORPORATION LAW


(S) 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATION PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

          (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

          (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has determined that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

          (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within ten (10) days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within thirty (30) days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

          Within thirty (30) days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

          (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within thirty (30) days after the amount thereof has been agreed or within thirty (30) days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

          (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

          (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b) If a majority of the appraisers appointed fail to make and file a report within ten (10) days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considered equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

(S) 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

          To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. DIVIDENDS ON DISSENTING SHARES

          Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

          Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

          Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for enforcement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

          If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. EXEMPT SHARES

          This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

          (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten (10) days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The directors and officers of ValliCorp (the "Corporation") may be indemnified by the Corporation pursuant to the provisions of Article VIII of the Bylaws. Article VIII reads as follows:


                                 "ARTICLE VIII

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or executive officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Bylaw or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article VIII, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by a director or executive officer of the Corporation in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such person while a director or executive officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or executive officer, to repay all amounts so advanced if it should be determined ultimately that such director or executive officer is not entitled to be indemnified under this Section or otherwise. For purposes of this Article VIII, "executive officer" shall mean the President, Secretary, Chief Financial Officer, and any other officer who is so designated as such in a resolution of the Board of Directors that expressly refers to this Article.

     Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. In making such claim, the claimant shall have the burden of proving that the claimant has met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnity the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders,) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 3. Non-Exclusivity of Rights. The rights conferred on any person in Section 1 and 2 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 4. Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VIII.

     Section 5. Insurance. The Corporation shall maintain insurance to the extent that it is reasonably available and the premium costs are not disproportionate to the amount of coverage provided, at its expense, to protect itself and any such director or executive officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 6. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII by the shareholders and the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

     Section 7. Settlement of Claims. The Corporation shall not be liable to indemnify any director or executive officer under this Article VIII: (i) for any amounts paid in settlement of any action or claim effected without the Corporation's written consent, which consent shall not be unreasonably withheld or (ii) for any judicial award, if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

     Section 8. Subrogation. In the event of payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnified party who shall execute all papers required and shall do everything that may be necessary to secure such rights, including, without limitation, the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

     Section 9. No Duplication of Payments. The Corporation shall not be liable under this Article VIII to make any payment in connection with any claim made against the director or executive officer to the extent such director or executive officer has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder."

     The Registrant's bylaws provide for indemnification of legal representatives, directors, and executive officers of the Registrant or persons serving at the request of the Registrant as a director, officer, or employee of another corporation, or a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefits (an "Indemnitee"). Under the Bylaws, the Registrant must indemnify an Indemnitee to the fullest extent permitted by Delaware law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been an Indemnitee of the Registrant. The Registration is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

     The Registrant has agreed to indemnify, and maintain directors' and officers' liability insurance for, the officers and directors of Auburn if the Merger is consummated (see "MERGER-Indemnification"). Under similar provisions, the Registrant has agreed to indemnify, and does provide directors' and officers' liability insurance for, officers and directors of corporations previously merged with and into Registrant. The Registrant also maintains an insurance policy insuring its directors and executive officers against liability for certain acts and omissions while acting in their official capacities.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See "INDEX TO EXHIBITS" of this Registration Statement on Form S-4.


ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FRESNO AND THE STATE OF CALIFORNIA ON THIS 20TH DAY OF JUNE, 1996.


                                 VALLICORP HOLDINGS, INC.
                                 (Registrant)


                                 By: /s/J. Mike McGowan
                                    ---------------------------------
                                    J. Mike McGowan,
                                    Chairman of the Board of Directors/
                                    Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


Signature                      Title                        Date
- ---------                      -----                        ----

/s/ J. Mike McGowan            Chairman of the         June 20, 1996
- ----------------------------
J. Mike McGowan                Board/Chief Executive
                               Officer (Principal
                               Executive Officer)
                               and Director


/s/Wolfgang T.N. Muelleck      Executive Vice          June 20, 1996
- ----------------------------
Wolfgang T.N. Muelleck         President/Chief
                               Financial and
                               Operations Officer
                               (Principal Financial
                               Officer and Principal
                               Accounting Officer)


            *                  Vice Chairman of        June 20, 1996
- -----------------------------
Patrick J. MonPere             the Board of Directors
                               and Director


            *                  Director                June 20, 1996
- -----------------------------
William A. Benneyan

            *                  Director                June 20, 1996
- -----------------------------
Louis H. Herwaldt


            *                  Director                June 20, 1996
- -----------------------------
Lorenzo Tony Ortega, Ph.D


            *                  Director                June 20, 1996
- -----------------------------
Steven C. Pumphrey


            *                  Director                June 20, 1996
- -----------------------------
V. Eugene Ross


            *                  Director                June 20, 1996
- -----------------------------
Michael J. Ryan, Jr.


            *                  Director                June 20, 1996
- -----------------------------
Jerry K. Stanners


            *                  Director                June 20, 1996
- -----------------------------
Charles L. Tingey


* J. Mike McGowan hereby signs this Registration Statement on June 20, 1996 on behalf of each of the persons so indicated for whom he is attorney-in-fact pursuant to a power of attorney filed herewith, which persons constituted a majority of the members of the Registrant's Board of Directors.


                                        /s/J Mike McGowan
                                        ------------------------------------
                                        J. Mike McGowan

                               INDEX TO EXHIBITS

EXHIBIT                                                FOOTNOTE REFERENCE
NUMBER                   EXHIBIT                         IF NOT ATTACHED
- ------                   -------                         ---------------
  2.1      Agreement and Plan of                              (1)
           Reorganization between Registrant
           and Auburn dated as of March 27,
           1996

  2.2      Omitted schedules                                 _____

  4.1      Form of Indenture, dated as of                     (2)
           April 1, 1986, and as of May 27,
           1986, as to The MacDonald Group,
           Ltd., relating to Fresno Bancorp's
           [Registrant's] Floating Rate
           Convertible Subordinated Debenture
           (the "Indenture")

  4.2      Form of Supplemental Indenture                     (3)
           amending the Indenture, dated as of
           March 27, 1987

  4.3      Form of Supplemental Indenture                     (4)
           amending the Indenture, dated as of
           August 1, 1989

  4.4      Registrant's Rights Agreement with                 (5)
           First Interstate Bank of
           California, dated as of March 25,
           1996

  5        Opinion of E.L. Herbert, Esq. as to               _____
           validity of securities registered

  8        Opinion of Deloitte & Touche LLP as               _____
           to certain Federal and California
           state tax consequences

  13.1     Auburn's Annual Report on Form 10-K                (6)
           for the year ended December 31,
           1995 (which does not incorporate
                            ---
           information from its Annual Report
           to Shareholders), a copy of which
           is to be delivered to Auburn's
           shareholders with the Proxy
           Statement-Prospectus

13.2    Auburn's Quarterly Report on Form                  (7)
        10-Q for the quarter ended March
        31, 1996, a copy of which is to be
        delivered to Auburn's shareholders
        with the Proxy Statement-Prospectus

23.1    Consent of Deloitte & Touche LLP,                  _____
        independent auditors for the
        Registrant

23.2    Consent of Perry-Smith &  Co.,                     _____
        independent auditors for Auburn

23.3    Consent of Ernst & Young LLP,                      _____
        former independent auditors for the
        Registrant

23.4    Consent of Price Waterhouse LLP,                   _____
        independent auditors of Mineral
        King Bancorp, Inc., previously
        merged into Registrant

23.5    Consent of Grant Thornton LLP,                     _____
        independent auditors for El Capitan
        Bancshares, Inc., previously merged
        into Registrant

23.6    Consent of E.L. Herbert, Esq.                      Contained
        regarding original opinion                            in
                                                           Exhibit 5

23.7    Consent of Deloitte & Touche LLP as                Contained
        to opinion about certain Federal                      in
        and California state taxes                         Exhibit 8

23.8    Consent of The Findley Group with                  Contained
        respect to fairness opinion                           in
                                                           Exhibit 99.1

24      Power of Attorney                                  _____

99.1    Fairness Opinion of The Findley                    (8)
        Group

99.2    Form of Proxy for Auburn's Annual                  _____
        Meeting of Shareholders

_________________________

(1) Attached as Appendix A to the Proxy Statement-Prospectus contained in Part I of this Registration Statement.

(2) Incorporated by reference from the exhibits included with the Annual Report on Form 10-K for the fiscal year ended December 31, 1986, previously filed by Registrant's predecessor, Fresno Bancorp "Bancorp"), with the Commission.

(3) Incorporated by reference from the exhibits included with Amendment No. 1 to Bancorp's Registration Statement on Form S-4 (Registration No. 33-13741), previously filed with the Commission.

(4) Incorporated by reference from the exhibits included with Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, previously filed with the Commission.

(5) Incorporated by reference from the exhibits included with the Registrant's Registration Statement on Form 8-A (Registration No. 8A-0-18202), previously filed with the Commission.

(6) Incorporated by reference to Auburn Bancorp's Form 10-K for the year ended December 31, 1995 (I.R.S. Employer Identification No. 94-2827787), previously filed with the Commission.

(7) Incorporated by reference to Auburn Bancorp's Form 10-Q for the quarter ended March 31, 1996 (I.R.S. Employer Identification No. 94-2827787), previously filed with the Commission.

(8) Attached as Appendix B to the Proxy Statement-Prospectus contained in Part I of this Registration Statement.


NOTE: Certain exhibits listed in the Exhibit Table for Securities Act forms in Commission Regulation S-K, Item 601(a), are not applicable because the Registrant has elected under this Form S-4 to provide information about the Registrant at a level prescribed by Form S-3, and about Auburn Bancorp (the company being acquired) at a level prescribed by Form S-2, and the Form S-3 or S-2, as the case may be, would not require the Registrant to provide such exhibits if it were registering a primary offering.